    As filed with the Securities and Exchange Commission on January 24, 1997.

                                            Registration No. 333-__________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D C. 20549

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        GROUP TECHNOLOGIES CORPORATION
            (Exact name of registrant as specified in its charter)


          FLORIDA                         3672                   59-2948116
(State or other jurisdiction of  (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                         10901 MALCOLM MCKINLEY DRIVE
                             TAMPA, FLORIDA  33612
                                (813) 972-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ROBERT E. GILL, PRESIDENT
                        GROUP TECHNOLOGIES CORPORATION
                         10901 MALCOLM MCKINLEY DRIVE
                             TAMPA, FLORIDA 33612
                           TELEPHONE (813) 972-6000
                           FACSIMILE (813) 972-6978
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:
     DAVID C. SHOBE, ESQ.                        ROBERT A. HEATH, ESQ.
     FOWLER, WHITE, GILLEN, BOGGS,               WYATT, TARRANT & COMBS
     VILLAREAL AND BANKER, P.A.                  2800 CITIZENS PLAZA
     SUITE 1700                                  500 WEST JEFFERSON STREET
     501 EAST KENNEDY BOULEVARD                  LOUISVILLE, KENTUCKY 40202
     TAMPA, FLORIDA  33602                       TELEPHONE (502) 562-7201
     TELEPHONE (813) 222-1123                    FACSIMILE (502) 589-0309
     FACSIMILE (813) 228-9401

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after conditions contained in the Reorganization Agreement have been satisfied.

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]


                        CALCULATION OF REGISTRATION FEE
===========================================================================================
                    |               |      PROPOSED     |       PROPOSED   |      AMOUNT
  TITLE OF EACH     |               |       MAXIMUM     |       MAXIMUM    |        OF
CLASS OF SECURITIES |  AMOUNT TO BE |   OFFFERING PRICE |      AGGREGATE   |   REGISTRATION
 TO BE REGISTERED   |   REGISTERED  |     PER UNIT(1)   |   OFFERING PRICE |       FEE
--------------------|---------------|-------------------|------------------|---------------
                    |               |                   |                  |
Common Stock, $.01  |  38,819,673   |       $0.63       |    $24,291,000   |    $8,376.21
 par value          |               |                   |                  |
===========================================================================================

(1) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457(f)(2) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BASED UPON THE BOOK VALUE OF THE SHARES OF THE COMMON STOCK OF GROUP FINANCIAL PARTNERS, INC., TUBE TURNS TECHNOLOGIES, INC. AND BELL TECHNOLOGIES, INC. TO BE CONVERTED INTO THE RIGHT TO RECEIVE SHARES OF GTC COMMON STOCK.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                        Group Technologies Corporation

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)


  Item
Number                     Item in S-4                        Location or Caption in Proxy Statement-
-----                      -----------                        ---------------------------------------
                                                                            Prospectus
                                                                            ----------
    1.     Forepart of the Registration Statement             Facing page of Registration Statement; Outside
           and Outside Front Cover Page of                    Front Cover Page
           Prospectus

    2.     Inside Front and Outside Back Cover                Available Information; Table of Contents
           Pages of Prospectus

    3.     Risk Factors, Ratio of Earnings to Fixed           Summary; Risk Factors; The GTC Special
           Charges and Other Information                      Meeting; The GFP Special Meeting; The Tube
                                                              Turns Special Meeting; The Bell Special
                                                              Meeting; The Reorganization; Ratio of Earnings
                                                              to Fixed Charges (not required)

    4.     Terms of the Transaction                           Summary; The Reorganization; Effect of the
                                                              Reorganization on Rights of Shareholders;
                                                              Description of GTC's Capital Stock

    5.     Pro Forma Financial Information                    Summary; Unaudited Pro Forma Condensed
                                                              Combined Financial Statements

    6.     Material Contracts with the Company                The Reorganization; The Reorganization
           Being Acquired                                     Agreement; Certain Relationships and Related
                                                              Transactions

    7.     Additional Information Required for                Not Applicable
           Reoffering by Persons and Parties
           Deemed to be Underwriters

    8.     Interests of Named Experts and Counsel             Not Applicable

    9.     Disclosure of Commission Position on               Not Applicable
           Indemnification for Securities Act Liabilities

   10.     Information with Respect to S-3                    Not Applicable
           Registrants

   11.     Incorporation of Certain Information by            Not Applicable
           Reference

   12.     Information with Respect to S-2 or S-3             Not Applicable
           Registrants

   13.     Incorporation of Certain Information by            Not Applicable
           Reference


  Item
Number      Item in S-4               Location or Caption in Proxy Statement-
------      -----------               ---------------------------------------
                                                    Prospectus
                                                    ----------

   14. Information With Respect    Summary; Business of GTC; Management's
       to Registrants Other than   Discussion and Analysis of Financial
       S-3 or S-2 Registrants      Condition and Results of Operations of GTC;
                                   Selected Historical Consolidated Financial
                                   Data of GTC; Ownership of GTC Common Stock;
                                   Recent Developments; Description of GTC's
                                   Capital Stock; Certain Relationships and
                                   Related Transactions; GTC Index to
                                   Consolidated Financial Statements

   15. Information with Respect    Not Applicable
       to S-3 Companies

   16. Information with Respect    Not Applicable
       to S-2 or S-3 Companies

   17. Information With Respect    Summary; Business of GFP; Management's
       to Companies Other Than     Discussion and Analysis of Financial
       S-3 or S-2 Companies        Condition and Results of Operations of GFP;
                                   Selected Historical Consolidated  Financial
                                   Data of GFP; GFP Index to Consolidated
                                   Financial Statements

   18. Information if Proxies,     Outside Front Cover Page; Summary; The GTC
       Consents or Authorizations  Special Meeting; The GFP Special Meeting;
       are to be Solicited         The Tube Turns Special Meeting; The Bell
                                   Special Meeting; The Reorganization;
                                   Ownership of GTC Common Stock; Ownership of
                                   GFP Common Stock; Ownership of Tube Turns
                                   Common Stock; Ownership of Bell Common
                                   Stock; Certain Relationships and Related
                                   Transactions; GTC Executive Compensation;
                                   GTC Compensation Committee Report; Business of GTC; Experts

   19. Information if Proxies,     Not Applicable
       Consents or Authorizations
       are not to be Solicited
       or in an Exchange Offer

                (Letterhead of Group Technologies Corporation)

                         March __, 1997

To the Shareholders of Group Technologies Corporation:

     You are cordially invited to attend a Special Meeting of Shareholders of Group Technologies Corporation ("GTC") to be held at 10901 Malcolm McKinley Drive, Tampa, Florida 33612 on March __, 1997, at __ .m_., local time (the "GTC Special Meeting").

     At the GTC Special Meeting, you will be asked to approve: (1) the Agreement and Plan of Reorganization, dated as of January 15, 1997 (the "Reorganization Agreement"), by and among GTC, Group Financial Partners, Inc. ("GFP"), Tube Turns Technologies, Inc. ("Tube Turns") and Bell Technologies, Inc. ("Bell"), including the issuance of shares of GTC's voting common stock, par value $.01 per share (the "GTC Common Stock") contemplated thereby; (2) amendments to GTC's Articles of Incorporation to change GTC's name to "Avcor Solutions, Inc.," to create a class of nonvoting common stock and to increase the authorized shares of voting common stock; (3) an amendment to GTC's Independent Directors' Stock Option Plan to increase the number of shares of GTC Common Stock available for issuance thereunder; and (4) an amendment to GTC's 1994 Stock Option Plan for Key Employees to increase the number of shares of GTC Common Stock available for issuance thereunder. Pursuant to the Reorganization Agreement, the following events will occur, in chronological order: (i) all of the outstanding shares of GFP Partners-V, Inc., Unison Commercial Group, Inc. and BW Riverport, Inc. will be distributed to the shareholders of GFP, (ii) GFP will merge with and into GTC, (iii) Tube Turns will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Tube Turns"), (iv) Bell will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Bell") and
 (v) GTC will contribute all of the operating assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC, and this subsidiary will assume all of the liabilities of GTC, all in accordance with the Florida Business Corporation Act, as amended, and the Kentucky Revised Statutes, as amended, (the "Reorganization"). Approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes cast by holders of GTC Common Stock entitled to vote at the GTC Special Meeting.

     THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO PROVIDE INFORMATION ABOUT EACH OF THE PROPOSALS YOUR BOARD OF DIRECTORS WILL BE RECOMMENDING AT THE GTC SPECIAL MEETING. THESE DOCUMENTS CONTAIN DETAILED INFORMATION CONCERNING THE PROPOSED REORGANIZATION AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS," WHICH DESCRIBES, AMONG OTHER ITEMS, RISKS INHERENT IN THE PROPOSED REORGANIZATION, ALL OF WHICH YOU ARE URGED TO READ CAREFULLY. It is important that your GTC Common Stock be represented at the GTC Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the GTC Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the GTC Special Meeting.

     Shareholders of GTC may obtain the actual GFP Conversion Ratio (as defined in the Reorganization Agreement) by calling GTC at (800) ___-_______________ after 4:30 p.m. (Eastern Time) on the trading day immediately prior to the date of the GTC Special Meeting.

     A Special Committee of your Board of Directors consisting of the independent directors has recommended the Reorganization due to, among other factors, the expected positive effect on the earnings of GTC resulting from the Reorganization (assuming Tube Turns and Bell continue to perform as expected based on past history). The Special Committee engaged J.C. Bradford & Co., LLC ("Bradford"), a nationally recognized investment banking firm, to advise the Special Committee in connection with the Reorganization. Bradford has delivered its opinion to the Special Committee, a copy of which is attached hereto, to the effect that the merger of GFP with and into GTC (the "GFP Merger"); the merger of Tube Turns with and into New Tube Turns (the "Tube Turns Merger"); and the merger of Bell with and into New Bell (the "Bell Merger"), are fair to the shareholders of GTC, other than GFP, from a financial point of view. Based on the foregoing, the Special Committee and your Board of Directors believes that the Reorganization is fair to, and in the best interests of, GTC and its shareholders. Based on the recommendation of the Special Committee, the Board has approved the Reorganization Agreement and recommends that you vote to approve the Reorganization Agreement and the issuance of GTC Common Stock pursuant to the Reorganization Agreement.


                                  Sincerely,



                                  Robert E. Gill
                                  President and Chief Executive Officer

                       GROUP TECHNOLOGIES CORPORATION
                               ______________

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON MARCH __, 1997

To the Shareholders of Group Technologies Corporation:

     Notice is hereby given that a Special Meeting of Shareholders of Group Technologies Corporation ("GTC") has been called by the Board of Directors and will be held at 10901 Malcolm McKinley Drive, Tampa, Florida 33612 on
March __, 1997 at ______ __.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 among GTC, Group Financial Partners, Inc., Tube Turns Technologies, Inc. and Bell Technologies, Inc. (the "Reorganization Agreement"), including the issuance of shares of GTC's voting common stock, par value $.01 per share ("GTC Common Stock"), contemplated thereby;

     2. To consider and vote upon a proposal to amend the Articles of Incorporation of GTC to change the name of GTC to Avcor Solutions, Inc.;

     3. To consider and vote upon a proposal to amend the Articles of Incorporation of GTC to create a class of 10,000,000 shares of nonvoting common stock;

     4. To consider and vote upon a proposal to amend the Articles of Incorporation of GTC to increase the authorized shares of GTC Common Stock from 40,000,000 shares to 60,000,000 shares;

     5. To consider and vote upon a proposal to approve an amendment to GTC's Independent Directors' Stock Option Plan to increase the number of shares of GTC Common Stock available for issuance thereunder;

     6. To consider and vote upon a proposal to approve an amendment to GTC's 1994 Stock Option Plan for Key Employees to increase the number of shares of GTC Common Stock available for issuance thereunder; and

     7. To transact other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February __, 1997 as the record date for the determination of the holders of GTC Common Stock entitled to notice of and to vote at the Special Meeting. The Reorganization Agreement and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the Appendices thereto, which form a part of this Notice.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY. ANY SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.


                                By Order of the Board of Directors,



                                Michael L. Schuman
                                Secretary

 Tampa, Florida
 March ___, 1997

                        GROUP TECHNOLOGIES CORPORATION
                                REVOCABLE PROXY
     (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GROUP TECHNOLOGIES
               CORPORATION FOR A SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON _______, MARCH __, 1997)

     The undersigned hereby appoints Roger W. Johnson, Henry F. Frigon and Sidney R. Petersen, and any of them, with full powers of substitution, as attorneys and proxies for the undersigned, to represent and vote shares of common stock of Group Technologies Corporation ("GTC") standing in my name on the books and records of GTC at the close of business on February __, 1997 which the undersigned is entitled to cast at the Special Meeting of Shareholders to be held at 10901 Malcolm McKinley Drive, Tampa, Florida, on March __, 1997 at _____ __.m., local time, and at any and all adjournments or postponements, as follows:

     1. To approve the Agreement and Plan of Reorganization dated as of January 15, 1997 among GTC, Group Financial Partners, Inc., Tube Turns Technologies, Inc. and Bell Technologies, Inc., including the issuance of shares of GTC voting common stock, par value $.01 per share ("GTC Common Stock"), contemplated thereby.

                [_] FOR      [_] AGAINST      [_] ABSTAIN

     2. To approve an amendment to GTC's Articles of Incorporation to change GTC's name to "Avcor Solutions, Inc."

                [_] FOR      [_] AGAINST      [_] ABSTAIN

     3. To approve an amendment to GTC's Articles of Incorporation to create a class of 10,000,000 shares of nonvoting common stock.

                [_] FOR      [_] AGAINST      [_] ABSTAIN

     4. To approve an amendment to GTC's Articles of Incorporation to increase the authorized shares of GTC Common Stock from 40,000,000 shares to 60,000,000 shares.

                [_] FOR      [_] AGAINST      [_] ABSTAIN

     5. To approve an amendment to GTC's Independent Directors' Stock Option Plan to increase the number of shares of GTC Common Stock available for issuance thereunder.

                [_] FOR      [_] AGAINST      [_] ABSTAIN

     6. To approve an amendment to GTC's 1994 Stock Option Plan for Key Employees to increase the number of shares of GTC Common Stock available for issuance thereunder.

                [_] FOR      [_] AGAINST      [_] ABSTAIN

     THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSAL(S) STATED ABOVE IF NO CHOICE IS MADE HEREON.

     To vote in their discretion upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and, after notification to the Secretary of GTC at the Special Meeting of the shareholder's decision to terminate this Proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt of a Notice of Special Meeting called for the ___ day of March, 1997 and the Joint Proxy Statement/Prospectus dated the ____ day of March, 1997 prior to the execution of this Proxy.

                           DATE:______________________________

                           ___________________________________
                                Print Name of Shareholder

                           ___________________________________
                                Signature of Shareholder

                           DATE:______________________________

                           ___________________________________
                                Print Name of Shareholder

                           ___________________________________
                                Signature of Shareholder

                      (Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one trustee, all should sign. If shares are held jointly, each holder should sign.)

                (Letterhead of Group Financial Partners, Inc.)

                                March __, 1997



 To the Shareholders of Group Financial Partners, Inc.:

     You are cordially invited to attend a Special Meeting of Shareholders of Group Financial Partners, Inc. ("GFP") to be held at 455 South Fourth Avenue, Suite 350, Louisville, Kentucky, on _______, March __, 1997 at the hour of _____.m., local time (the "GFP Special Meeting").

     At the GFP Special Meeting, you will be asked to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement"), by and among Group Technologies Corporation ("GTC"), Tube Turns Technologies, Inc. ("Tube Turns"), Bell Technologies, Inc. ("Bell") and GFP. Pursuant to the Reorganization Agreement, the following events will occur, in chronological order: (i) all of the outstanding shares of GFP Partners-V, Inc., Unison Commercial Group, Inc. and BW Riverport, Inc. will be distributed to the shareholders of GFP, (ii) GFP will merge with and into GTC, (iii) Tube Turns will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Tube Turns"), (iv) Bell will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Bell") and (v) GTC will contribute all of the assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC, and this subsidiary will assume all of the liabilities of GTC, all in accordance with the Florida Business Corporation Act, as amended, and the Kentucky Revised Statutes, as amended (the "Reorganization"). Approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes cast by holders of the common stock, no par value per share of GFP (the "GFP Common Stock"), entitled to vote at the GFP Special Meeting.

     THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO PROVIDE DETAILED INFORMATION CONCERNING THE PROPOSED REORGANIZATION AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS," WHICH DESCRIBES, AMONG OTHER ITEMS, RISKS INHERENT IN THE PROPOSED REORGANIZATION, ALL OF WHICH YOU ARE URGED TO READ CAREFULLY. It is important that your GFP Common Stock be represented at the GFP Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the GFP Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the GFP Special Meeting.

     Shareholders of GFP may obtain the actual GFP Conversion Ratio (as defined in the Reorganization Agreement) by calling GTC at (800) ___-____ after 4:30 p.m. (Eastern Time) on the trading day immediately prior to the date of the GFP Special Meeting.

     Your Board of Directors believes that the Reorganization is fair to, and in the best interests of, GFP and its shareholders. The Board of Directors has unanimously approved the Reorganization Agreement and unanimously recommends that you vote to approve the Reorganization Agreement.

                                          Sincerely,



                                          Jeffrey T. Gill
                                          President and Chief Executive Officer

                        GROUP FINANCIAL PARTNERS, INC.

                               ________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH __, 1997

 To the Shareholders of Group Financial Partners, Inc.:

     Notice is hereby given that a Special Meeting of Shareholders of Group Financial Partners, Inc., a Kentucky corporation ("GFP"), has been called by the Board of Directors and will be held at 455 South Fourth Avenue, Suite 350, Louisville, Kentucky, on ________, March __, 1997 at the hour of
 _____ __.m. local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement") by and among Group Technologies Corporation, Tube Turns Technologies, Inc., Bell Technologies, Inc. and GFP.

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February __, 1997 as the record date for the determination of the holders of the common stock, no par value per share, of GFP entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The Reorganization and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the Appendices thereto, which form a part of this Notice.

     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                               By Order of the Board of Directors,



                               R. Scott Gill
                               Secretary


 Louisville, Kentucky

 March ___, 1997

                        GROUP FINANCIAL PARTNERS, INC.
                                REVOCABLE PROXY
               (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
             GROUP FINANCIAL PARTNERS, INC. FOR A SPECIAL MEETING
                 OF SHAREHOLDERS TO BE HELD ON MARCH __, 1997)

     The undersigned hereby appoints Anthony C. Allen and Richard L. Davis, and any one or more of them with full power of substitution, as attorneys and proxies for the undersigned, to represent and vote shares of common stock of Group Financial Partners, Inc., a Kentucky corporation ("GFP"), standing in my name on the books and records of GFP at the close of business on February __, 1997, which the undersigned is entitled to cast at the Special Meeting of Shareholders to be held at 455 South Fourth Avenue, Suite 350, Louisville, Kentucky, on ______, March __, 1997 at the hour of ___ __.m., local time, and at any and all adjournments or postponements, as follows:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement") by and among Group Technologies Corporation, Tube Turns Technologies, Inc., Bell Technologies, Inc. and GFP.

                [_] FOR      [_] AGAINST      [_] ABSTAIN

     THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED ABOVE IF NO CHOICE IS MADE HEREON.

     To vote in their discretion upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and, after notification to the Secretary of GFP at the Special Meeting of the shareholder's decision to terminate this Proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt of a Notice of Special Meeting called for the __ day of March, 1997 and the Joint Proxy Statement/Prospectus dated the __ day of March, 1997 prior to the execution of this Proxy.

                              DATE:______________________________

                              ___________________________________
                                   Print Name of Shareholder

                              ___________________________________
                                   Signature of Shareholder

                              DATE:______________________________

                              ___________________________________
                                   Print Name of Shareholder

                              ___________________________________
                                   Signature of Shareholder

                        (Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one trustee, all should sign. If shares are held jointly, each holder should sign.)

                 (Letterhead of Tube Turns Technologies, Inc.)

                                March __, 1997



To the Shareholders of Tube Turns Technologies, Inc.:

     You are cordially invited to attend a Special Meeting of Shareholders of Tube Turns Technologies, Inc. ("Tube Turns") to be held at 2900 West Broadway, Louisville, Kentucky, on _______, March __, 1997 at the hour of ___ __.m., local time (the "Tube Turns Special Meeting").

     At the Tube Turns Special Meeting, you will be asked to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement"), by and among Group Technologies Corporation ("GTC"), Bell Technologies, Inc. ("Bell"), Group Financial Partners, Inc. ("GFP") and Tube Turns. Pursuant to the Reorganization Agreement, the following events will occur, in chronological order: (i) all of the outstanding shares of GFP Partners-V, Inc., Unison Commercial Group, Inc. and BW Riverport, Inc. will be distributed to the shareholders of GFP, (ii) GFP will merge with and into GTC, (iii) Tube Turns will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Tube Turns"), (iv) Bell will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Bell") and (v) GTC will contribute all of the assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC, and this subsidiary will assume all of the liabilities of GTC, all in accordance with the Florida Business Corporation Act, as amended, and the Kentucky Revised Statutes, as amended (the "Reorganization"). Approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes cast by holders of the common stock, no par value per share of Tube Turns (the "Tube Turns Common Stock"), entitled to vote at the Tube Turns Special Meeting.

     THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO PROVIDE DETAILED INFORMATION CONCERNING THE PROPOSED REORGANIZATION AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS," WHICH DESCRIBES, AMONG OTHER ITEMS, RISKS INHERENT IN THE PROPOSED REORGANIZATION, ALL OF WHICH YOU ARE URGED TO READ CAREFULLY. It is important that your Tube Turns Common Stock be represented at the Tube Turns Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Tube Turns Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Tube Turns Special Meeting.

     Shareholders of Tube Turns may obtain the actual Tube Turns Conversion Ratio (as defined in the Reorganization Agreement) by calling GTC at (800) ____- _______ after 4:30 p.m. (Eastern Time) on the trading day immediately prior to the date of the Tube Turns Special Meeting.

     Your Board of Directors believes that the Reorganization is fair to, and in the best interests of, Tube Turns and its shareholders. The Board of Directors has unanimously approved the Reorganization Agreement and unanimously recommends that you vote to approve the Reorganization Agreement.

                                    Sincerely,



                                    John M. Kramer
                                    President and Chief Executive Officer

                         TUBE TURNS TECHNOLOGIES, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH __, 1997

To the Shareholders of Tube Turns Technologies, Inc.:

     Notice is hereby given that a Special Meeting of Shareholders of Tube Turns Technologies, Inc., a Kentucky corporation ("Tube Turns"), has been called by the Board of Directors and will be held at 2900 West Broadway, Louisville, Kentucky on ________, March __, 1997 at the hour of __.m. local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement") by and among Group Technologies Corporation, Bell Technologies, Inc., Group Financial Partners, Inc. and Tube Turns.

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February __, 1997 as the record date for the determination of the holders of the common stock, no par value per share, of Tube Turns entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The Reorganization and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the Appendices thereto, which form a part of this Notice.

     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                           By Order of the Board of Directors,



                           Norman E. Zelesky
                           Secretary


Louisville, Kentucky

March __, 1997

                         TUBE TURNS TECHNOLOGIES, INC.
                                REVOCABLE PROXY
                     (SOLICITED ON BEHALF OF THE BOARD OF
       DIRECTORS OF TUBE TURNS TECHNOLOGIES, INC. FOR A SPECIAL MEETING
                 OF SHAREHOLDERS TO BE HELD ON MARCH __, 1997)

     The undersigned hereby appoints John M. Kramer and Russell H. Johnson, and any one or more of them, with full power of substitution, as attorneys and proxies for the undersigned, to represent and vote shares of common stock of Tube Turns Technologies, Inc., a Kentucky corporation ("Tube Turns"), standing in my name on the books and records of Tube Turns at the close of business on February __, 1997, which the undersigned is entitled to cast at the Special Meeting of Shareholders to be held at 2900 West Broadway, Louisville, Kentucky, on ______, March __, 1997 at the hour of _____ __.m., local time, and at any and all adjournments or postponements, as follows:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement") by and among Group Technologies Corporation, Bell Technologies, Inc., Group Financial Partners, Inc. and Tube Turns.

                      [_] FOR   [_] AGAINST  [_] ABSTAIN

     THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED ABOVE IF NO CHOICE IS MADE HEREON.

     To vote in their discretion upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and, after notification to the Secretary of Tube Turns at the Special Meeting of the shareholder's decision to terminate this Proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt of a Notice of Special Meeting called for the ___ day of March ___, 1997 and the Joint Proxy Statement/Prospectus dated the ___ day of March ___, 1997 prior to the execution of this Proxy.

                           DATE:
                                ------------------------------

                           -----------------------------------
                                Print Name of Shareholder

                           -----------------------------------
                                Signature of Shareholder

                           DATE:
                                ------------------------------

                           -----------------------------------
                                Print Name of Shareholder

                           -----------------------------------
                                Signature of Shareholder

                      (Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one trustee, all should sign. If shares are held jointly, each holder should sign.)

                    (Letterhead of Bell Technologies, Inc.)

                            March __, 1997



     To the Shareholders of Bell Technologies, Inc.:

          You are cordially invited to attend a Special Meeting of Shareholders of Bell Technologies, Inc. ("Bell") to be held at 6120 Hanging Moss Road, Orlando, Florida, on _______, March __, 1997 at the hour of _____
 .m., local time (the "Bell Special Meeting").

          At the Bell Special Meeting, you will be asked to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement"), by and among Group Technologies Corporation ("GTC"), Tube Turns Technologies, Inc., Group Financial Partners, Inc. and Bell. Pursuant to the Reorganization Agreement, the following events will occur, in chronological order: (i) all of the outstanding shares of GFP Partners-V, Inc., Unison Commercial Group, Inc. and BW Riverport, Inc. will be distributed to the shareholders of GFP, (ii) GFP will merge with and into GTC,
 (iii) Tube Turns will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Tube Turns"), (iv) Bell will merge with and into a newly formed, wholly-owned subsidiary of GTC ("New Bell"), and (v) GTC will contribute all of the assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC, and this subsidiary will assume all of the liabilities of GTC, all in accordance with the Florida Business Corporation Act, as amended, and the Kentucky Revised Statutes, as amended (the "Reorganization"). Approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes cast by holders of the common stock, par value $.01 per share of Bell (the "Bell Common Stock"), entitled to vote at the Bell Special Meeting.

          THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO PROVIDE DETAILED INFORMATION CONCERNING THE PROPOSED REORGANIZATION AND CERTAIN ADDITIONAL INFORMATION, INCLUDING, WITHOUT LIMITATION, THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS," WHICH DESCRIBES, AMONG OTHER ITEMS, RISKS INHERENT IN THE PROPOSED REORGANIZATION, ALL OF WHICH YOU ARE URGED TO READ CAREFULLY. It is important that your Bell Common Stock be represented at the Bell Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Bell Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Bell Special Meeting.

          Shareholders of Bell may obtain the actual Bell Conversion Ratio (as defined in the Reorganization Agreement) by calling GTC at (800) ____-_______ after 4:30 p.m. (Eastern Time) on the trading day immediately prior to the date of the Bell Special Meeting.

          Your Board of Directors believes that the Reorganization is fair to, and in the best interests of, Bell and its shareholders. The Board of Directors has unanimously approved the Reorganization Agreement and unanimously recommends that you vote to approve the Reorganization Agreement.

                                  Sincerely,



                                  Thomas W. Lovelock
                                  President and Chief Executive Officer

                            BELL TECHNOLOGIES, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MARCH __, 1997

To the Shareholders of Bell Technologies, Inc.:

     Notice is hereby given that a Special Meeting of Shareholders of Bell Technologies, Inc., a Florida corporation ("Bell"), has been called by the Board of Directors and will be held at 6120 Hanging Moss Road, Orlando, Florida, on ________, March __, 1997 at the hour of __ _.m. local time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement") by and among Group Technologies Corporation, Tube Turns Technologies, Inc., Group Financial Partners, Inc. and Bell.

     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February __, 1997 as the record date for the determination of the holders of the common stock, par value $.01 per share, of Bell entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The Reorganization and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the Appendices thereto, which form a part of this Notice.

     PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE SPECIAL MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                           By Order of the Board of Directors,



                           Thomas C. Jamieson
                           Secretary


Orlando, Florida

March __, 1997

                            BELL TECHNOLOGIES, INC.
                                REVOCABLE PROXY
               (SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 BELL TECHNOLOGIES, INC. FOR A SPECIAL MEETING
                 OF SHAREHOLDERS TO BE HELD ON MARCH __, 1997)

     The undersigned hereby appoints Rick A. Affolter and Thomas C. Jamieson and any one or more of them with full power of substitution, as attorneys and proxies for the undersigned, to represent and vote shares of common stock of Bell Technologies, Inc., a Florida corporation ("Bell"), standing in my name on the books and records of Bell at the close of business on February __, 1997, which the undersigned is entitled to cast at the Special Meeting of Shareholders to be held at 6120 Hanging Moss Road, Orlando, Florida, on ______, March __, 1997 at the hour of _____ _.m, local time, and at any and all adjournments or postponements, as follows:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of January 15, 1997 (the "Reorganization Agreement") by and among Group Technologies Corporation, Tube Turns Technologies, Inc., Group Financial Partners, Inc. and Bell.

                      [ ] FOR   [ ] AGAINST  [ ] ABSTAIN

     THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED ABOVE IF NO CHOICE IS MADE HEREON.

     To vote in their discretion upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

     Should the undersigned be present and elect to vote at the Special Meeting or at any adjournment thereof and, after notification to the Secretary of Bell at the Special Meeting of the shareholder's decision to terminate this Proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt of a Notice of Special Meeting called for the ___ day of March, 1997 and the Joint Proxy Statement/Prospectus dated the ___ day of March 1997 prior to the execution of this Proxy.

                           DATE:
                                ----------------------------------------


                           ---------------------------------------------
                                  Print Name of Shareholder


                           ---------------------------------------------
                                  Signature of Shareholder

                           DATE:
                                ----------------------------------------


                           ---------------------------------------------
                                  Print Name of Shareholder


                           ---------------------------------------------
                                  Signature of Shareholder


                      (Please sign exactly as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one trustee, all should sign. If shares are held jointly, each holder should sign.)

                   PROSPECTUS DATED MARCH ____________, 1997
                             Joint Proxy Statement
        GROUP TECHNOLOGIES CORPORATION, GROUP FINANCIAL PARTNERS, INC.,
           TUBE TURNS TECHNOLOGIES, INC. AND BELL TECHNOLOGIES, INC.
                                  __________
                                  Prospectus
                        GROUP TECHNOLOGIES CORPORATION

     This Joint Proxy Statement and Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to shareholders of Group Technologies Corporation, a Florida corporation ("GTC"), Group Financial Partners, Inc., a Kentucky corporation ("GFP"), Tube Turns Technologies, Inc., a Kentucky corporation ("Tube Turns"), and Bell Technologies, Inc., a Florida corporation ("Bell"), in connection with the solicitation of proxies by the Boards of Directors of GTC, GFP, Tube Turns and Bell for use at their respective Special Meetings of Shareholders, and any adjournments or postponements thereof (collectively, the "Special Meetings"), to be held at the time and place and for the purposes set forth in the accompanying notice. It is anticipated that the mailing of this Joint Proxy Statement/Prospectus and the enclosed proxy card will commence on or about March __, 1997.

     At the Special Meetings, shareholders of GTC, GFP, Tube Turns and Bell will, among other things, be asked to approve an Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of January 15,
 1997, and the transactions contemplated thereby. As more fully described herein, and subject to the terms and conditions of the Reorganization Agreement, the following will occur in chronological order: (i) the distribution of all of the outstanding shares of GFP Partners-V, Inc. ("Partners-V"), Unison Commercial Group, Inc. ("Unison") and BW Riverport, Inc. ("BW") to the shareholders of GFP (the "Spin Off"), (ii) the merger of GFP with and into GTC (the "Merger"), (iii) the merger of Tube Turns with and into New Tube Turns Technologies, Inc., a newly formed, wholly-owned subsidiary of GTC ("New Tube Turns") (the "Tube Turns Merger"), (iv) the merger of Bell with and into Bell Acquisition Corporation, a newly formed, wholly-owned subsidiary of GTC ("New Bell") (the "Bell Merger") and (v) the contribution of all of the assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC ("New GTC") (the "GTC Contribution"), and the assumption of all of the liabilities of GTC by New GTC, all in accordance with the Florida Business Corporation Act, as amended (the "FBCA"), and the Kentucky Revised Statutes, as amended (the "KRS") (collectively, the "Reorganization"). The Merger, the Tube Turns Merger and the Bell Merger are referred to collectively as the "Merger Transactions." For federal income tax purposes, it is intended that the Merger Transactions will qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the GTC Contribution will qualify as a tax free transfer of property to a controlled corporation under
 Section 351 of the Code. It is not expected that the Spin Off will qualify as a tax free spin off under Section 355 of the Code.

      Subject to the terms of the Reorganization Agreement: (i) the number of shares of voting common stock, par value $.01 per share of GTC ("GTC Common Stock") to be issued to the shareholders of GFP in the Merger is equal to the number of shares of GTC Common Stock determined by multiplying the GFP Conversion Ratio (as defined in the Reorganization Agreement), by the number of shares of GFP held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Merger Shares"); (ii) the number of shares of GTC Common Stock to be issued to the shareholders of Tube Turns, other than GTC (as successor by merger to GFP), in connection with the Tube Turns Merger is equal to the number of shares of GTC Common Stock determined by multiplying the Tube Turns Conversion Ratio (as defined in the Reorganization Agreement), by the number of shares of Tube Turns held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement, (the "Tube Turns Merger Shares"); and (iii) the number of shares of GTC Common Stock to be issued to the shareholders of Bell, other than GTC (as successor by merger to GFP), in connection with the Bell Merger is equal to the number of shares of GTC Common Stock determined by multiplying the Bell Conversion Ratio (as defined in the Reorganization Agreement), by the number of shares of Bell held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Bell Merger Shares"). Each shareholder of GFP will receive a number of shares of GTC Common Stock equal to the number of shares of GFP owned by such shareholder multiplied by the GFP Conversion Ratio. Each shareholder of Tube Turns, other than GTC (as successor by merger to GFP), will receive a number of shares of GTC Common Stock equal to the number of shares of Tube Turns owned by such shareholder multiplied by the Tube Turns Conversion Ratio. Each shareholder of Bell, other than GTC (as successor by merger to GFP), will receive a number of shares of GTC Common Stock equal to the number of shares of Bell owned by such shareholder multiplied by the Bell Conversion Ratio. Fractional shares will be paid in cash based upon the GTC Average Closing Price as hereinafter defined.

     GTC Common Stock is quoted on the Nasdaq Stock Market under the symbol "GRTK." On January 15, 1997, the closing price for GTC Common Stock as reported by Nasdaq was $1.50 per share. Had the Reorganization occurred on such date, the GFP Conversion Ratio would have been 116.6646 and GTC would have issued approximately 36,865,556 shares of GTC Common Stock to shareholders of GFP in connection with the Merger, the Tube Turns Conversion Ratio would have been 10.0000, and GTC would have issued approximately 500,300 shares of GTC Common Stock to shareholders of Tube Turns, other than GTC (as successor by merger to GFP), in connection with the Tube Turns Merger, and the Bell Conversion Ratio would have been 22.6667 and GTC would have issued approximately 1,453,817 shares of GTC Common Stock to shareholders of Bell, other than GTC (as successor by merger to GFP), in connection with the Bell Merger.

               FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN
              EVALUATING THE REORGANIZATION, SEE "RISK FACTORS,"

     All information contained in this Joint Proxy Statement/Prospectus with respect to GTC and its subsidiaries has been provided by GTC. All information contained in this Joint Proxy Statement/Prospectus with respect to GFP, Tube Turns and Bell has been provided by each of GFP, Tube Turns and Bell, respectively.

   THE SECURITIES TO BE ISSUED IN THE REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
    SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

     The date of this Joint Proxy Statement/Prospectus, which also constitutes GTC's Prospectus for up to 38,819,673 shares of GTC Common Stock, is March __, 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GTC, GFP, TUBE TURNS OR BELL. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GTC, GFP, TUBE TURNS OR BELL SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          FORWARD LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus includes forward looking statements based on current plans and expectations of GTC, GFP, Tube Turns and Bell, relating to, among other matters, analyses and estimates of amounts that are not yet determinable. Such forward looking statements are contained in the sections entitled "Summary," "The Reorganization," "Business of GTC," "Business of GFP," "Management's Discussion and Analysis of Financial Condition and Results of Operation of GTC," "Management's Discussion and Analysis of Financial Condition and Results of Operation of GFP," and other sections of this Joint Proxy Statement/Prospectus. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this Joint Proxy Statement/Prospectus, including, among others, GTC's dependence on its current management, the risks and uncertainties present in GTC's and GFP's business, business conditions and growth in the advanced manufacturing, engineering and testing services industry and the general economy; competitive factors and price pressures; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; cost and yield issues associated with GTC's manufacturing facilities; GTC's ability to comply with the terms of its credit facilities; as well as other factors described elsewhere in this Joint Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

      GTC (Commission File No. 0-24020) is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or through the World Wide Web (http://www.sec.gov). Copies of such materials may be obtained by mail, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. GTC Common Stock is quoted on the Nasdaq Stock Market (the "Nasdaq Stock Market") and material filed by GTC can be inspected at the offices of the Nasdaq Stock Market, 9513 Key West Avenue, 3rd Floor, Rockville, Maryland 20850.

     This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Joint Proxy Statement/Prospectus is a part, and which GTC has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to GTC and the GTC Common Stock offered hereby, please refer to such Registration Statement. Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents and each statement is qualified in its entirety by reference to the copy of the applicable document if filed with the Commission or attached as an appendix hereto.

                                   TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----

 Forward Looking Statements....................................................................   iii
 Available Information.........................................................................   iii
 Summary.......................................................................................     1
 Selected Historical Consolidated Financial Data of GTC........................................    11
 Selected Historical Consolidated Financial Data of GFP........................................    13
 Selected Unaudited Pro Forma Combined Financial Data..........................................    15
 Risk Factors..................................................................................    16
 The Reorganization Parties....................................................................    24
 The GFP Special Meeting.......................................................................    24
 The Tube Turns Special Meeting................................................................    27
 The Bell Special Meeting......................................................................    30
 The GTC Special Meeting.......................................................................    33
 The Reorganization............................................................................    43
 Unaudited Pro Forma Condensed Combined Financial Statements...................................    62
 Recent Developments...........................................................................    66
 Description of GTC's Capital Stock............................................................    66
 Effect of the Reorganization on Rights of Shareholders........................................    67
 Certain Relationships and Related Transactions................................................    78
 GTC Executive Compensation....................................................................    79
 GTC Compensation Committee Report.............................................................    82
 Ownership of GTC Common Stock.................................................................    84
 Business of GTC...............................................................................    86
 Management's Discussion and Analysis of Financial Condition and Results of Operations of GTC..    96
 Ownership of GFP Common Stock.................................................................   106
 Ownership of Tube Turns Common Stock..........................................................   107
 Ownership of Bell Common Stock................................................................   108
 Business of GFP...............................................................................   109
 Management's Discussion and Analysis of Financial Condition and Results of Operations of GFP..   114
 Legal Matters.................................................................................   121
 Experts.......................................................................................   121

 APPENDIX A     Agreement and Plan of Reorganization
 APPENDIX B     Text of Subtitle 13 of Section 271B of the Kentucky Revised
                Statutes
 APPENDIX C     Text of Sections 607.1301-607.1320 of the Florida Business
                Corporation Act
 APPENDIX D     Text of Amendments to Articles of Incorporation of GTC
 APPENDIX E     Text of GTC's 1994 Stock Option Plan for Key Employees as
                proposed to be amended
 APPENDIX F     Text of GTC's Independent Directors' Stock Option Plan as
                proposed to be amended
 APPENDIX G     Opinion of J. C. Bradford & Co., LLC

                                    SUMMARY

     THIS SUMMARY IS NECESSARILY GENERAL AND ABBREVIATED AND HAS BEEN PREPARED TO ASSIST SHAREHOLDERS IN THEIR REVIEW OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE EXPLANATION OF THE MATTERS COVERED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN, WHICH SHAREHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY. SHAREHOLDERS OF GTC, GFP, TUBE TURNS AND BELL SHOULD CAREFULLY REVIEW THE MATTERS SET FORTH UNDER "RISK FACTORS," AS PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, BEFORE VOTING UPON THE MATTERS SUBMITTED HEREIN FOR CONSIDERATION BY SHAREHOLDERS.

 THE REORGANIZATION TRANSACTION

     In accordance with, and subject to the terms and conditions of, the Reorganization Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A, the following will occur in chronological order: (i) the Spin Off, (ii) the Merger, (iii) the Tube Turns Merger, (iv) the Bell Merger and (v) the GTC Contribution.

     THE SPIN OFF. At the effective time specified in the Reorganization Agreement (the "Effective Time"), by virtue of the Spin Off, the shares of Partners-V, Unison, and BW held by GFP shall be transferred to the shareholders of GFP.

     THE MERGER. At the Effective Time, and subject to the conditions set forth in the Reorganization Agreement, GFP will be merged with and into GTC in accordance with the KRS and the FBCA, whereupon the separate existence of GFP will cease and GTC will continue as the surviving corporation. Subject to the terms of the Reorganization Agreement, the number of shares of GTC Common Stock to be issued to shareholders of GFP in the Merger is equal to the GFP Conversion Ratio multiplied by the shares held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Merger Shares"). Each share of GTC Common Stock issued and outstanding immediately prior to the Effective Time which is held by GFP shall be canceled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

     THE TUBE TURNS MERGER. Upon the terms and subject to the conditions set forth in the Reorganization Agreement, and in accordance with the KRS at the Effective Time, Tube Turns will be merged with and into New Tube Turns in accordance with the KRS, whereupon the separate existence of Tube Turns shall cease and New Tube Turns will continue as the surviving corporation. Subject to the terms of the Reorganization Agreement, the number of shares of GTC Common Stock to be issued to the shareholders of Tube Turns, other than GTC (as successor by merger to GFP), in connection with the Tube Turns Merger is equal to the Tube Turns Conversion Ratio multiplied by the shares held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Tube Turns Merger Shares"). Each share of Tube Turns common stock, no par value per share (the "Tube Turns Common Stock"), issued and outstanding immediately prior to the Effective Time and held by GTC shall be canceled and extinguished.

     THE BELL MERGER. Upon the terms and subject to the conditions set forth in the Reorganization Agreement, and in accordance with the FBCA at the Effective Time, Bell will be merged with and into New Bell in accordance with the FBCA, whereupon the separate existence of Bell shall cease and New Bell will continue as the surviving corporation. Subject to the terms of the Reorganization Agreement, the number of shares of GTC Common Stock to be issued to the shareholders of Bell, other than GTC (as successor by merger to GFP), in connection with the Bell Merger is equal to the Bell Conversion Ratio multiplied by the shares held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Bell Merger Shares"). Each share of Bell common stock, par value $.01 per share (the "Bell

Common Stock"), issued and outstanding immediately prior to the Effective Time and held by GTC shall be canceled and extinguished. See "The Reorganization--The Reorganization Transaction."

     THE GTC CONTRIBUTION. GTC will contribute all of the assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC, and this subsidiary will assume all of the liabilities of GTC.

PARTIES TO THE REORGANIZATION

GTC

     GTC, a Florida corporation, is a subsidiary of GFP and is a leading provider of advanced manufacturing, engineering and testing services to original equipment manufacturers ("OEMs") of electronics products. New Tube Turns and New Bell are wholly-owned subsidiaries of GTC.

     GTC's principal executive offices are located at 10901 Malcolm McKinley Drive, Tampa, Florida 33612, and its telephone number is (813) 972-6000.

GFP

     GFP, a Kentucky corporation, is a privately held holding company whose principal assets are the shares of GTC, Tube Turns and Bell owned by it.

     GFP's principal executive offices are located at 455 South Fourth Avenue, Louisville, Kentucky 40202, and its telephone number is (502) 585-5544.

TUBE TURNS

     Tube Turns, a Kentucky corporation, is a subsidiary of GFP and provides a range of manufacturing services for heavy industry and manufactures a number of proprietary engineered products.

     Tube Turns' principal executive offices are located at 2900 West Broadway, Louisville, Kentucky 40232, and its telephone number is (502) 774-6300.

BELL

     Bell, a Florida corporation, is a subsidiary of GFP and provides a range of outsourcing services for the electronics industry and manufactures a series of specialty electronic products.

     Bell's principal executive offices are located at 6120 Hanging Moss Road, Orlando, Florida 32807, and its telephone number is (407) 678-6900.

COMBINED ENTITY

     Following the Reorganization, GTC will own and operate New Tube Turns and New Bell as wholly-owned subsidiaries of GTC and will contribute all of the assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC, and this subsidiary will assume all of the liabilities of GTC. It is expected that such entities, immediately after the Reorganization, will continue to conduct the business conducted by GTC, Tube Turns and Bell.

SPECIAL MEETINGS

     Time, Place and Date

     The Special Meeting of GTC shareholders will be held at 10901 Malcolm McKinley Drive, Tampa, Florida, on March ___, 1997, at ______ __.m., local time (including any and all adjournments or postponements thereof, the "GTC Special Meeting"). See "The GTC Special Meeting."

     The Special Meeting of GFP shareholders will be held at 455 Fourth Avenue, Suite 350, Louisville, Kentucky, on March __, 1997, at ___ __.m., local time (including any and all adjournments or postponements thereof, the "GFP Special Meeting"). See "The GFP Special Meeting."

     The Special Meeting of Tube Turns shareholders will be held at 2900 West Broadway, Louisville, Kentucky, on March __, 1997, at _____ __.m., local time (including any and all adjournments or postponements thereof, the "Tube Turns Special Meeting"). See "The Tube Turns Special Meeting."

     The Special Meeting of Bell shareholders will be held at 6120 Hanging Moss Road, Orlando, Florida, on March __, 1997, at ____ __.m., local time (including any and all adjournments or postponements thereof, the "Bell Special Meeting"). See "The Bell Special Meeting."

     Purpose of the Meetings

     The GTC Special Meeting. At the GTC Special Meeting, holders of GTC Common Stock will consider and vote upon (i) a proposal to approve the Reorganization Agreement, including the issuance of shares of GTC's Common Stock contemplated thereby, (ii) a proposal to amend the articles of incorporation of GTC to change GTC's name to Avcor Solutions, Inc., (iii) a proposal to amend the articles of incorporation of GTC to create a class of 10,000,000 shares of nonvoting common stock, (iv) a proposal to amend the articles of incorporation of GTC to increase the number of authorized shares of GTC Common Stock from 40,000,000 shares to 60,000,000 shares, (v) a proposal to approve an amendment to GTC's Independent Directors' Stock Option Plan (the "Independent Directors' Plan") to increase the number of shares of GTC Common Stock available for issuance thereunder, (vi) a proposal to approve an amendment to GTC's 1994 Stock Option Plan for Key Employees (the "Key Employees Plan") to increase the number of shares of GTC Common Stock available for issuance thereunder, and (vii) any other matter that may properly come before the GTC Special Meeting. See "The GTC Special Meeting-- Purposes of the GTC Special Meeting."

     The GFP Special Meeting. At the GFP Special Meeting, holders of GFP Common Stock will consider and vote upon (i) a proposal to approve the Reorganization Agreement, and (ii) any other matter that may properly come before the GFP Special Meeting. See "The GFP Special Meeting--Purposes of the GFP Special Meeting."

     The Tube Turns Special Meeting. At the Tube Turns Special Meeting, holders of Tube Turns Common Stock will consider and vote upon (i) a proposal to approve the Reorganization Agreement, and (ii) any other matter that may properly come before the Tube Turns Special Meeting. See "The Tube Turns Special Meeting-- Purposes of the Tube Turns Special Meeting."

     The Bell Special Meeting. At the Bell Special Meeting, holders of Bell Common Stock will consider and vote upon (i) a proposal to approve the Reorganization Agreement, and (ii) any other matter that may properly come before the Bell Special Meeting. See "The Bell Special Meeting--Purposes of the Bell Special Meeting."

     Votes Required; Record Date; Revocability of Proxies

     GTC. The affirmative vote of the holders of a majority of the shares of GTC Common Stock outstanding as of the GTC Record Date (defined below) and entitled to vote at the GTC Special Meeting is required to approve the Reorganization under the Reorganization Agreement. Approval of the amendments to GTC's articles of incorporation to change the name of GTC to Avcor Solutions, Inc., to create a class of nonvoting common stock and to increase the number of authorized shares of GTC Common Stock, requires that more votes be cast for the proposal than votes cast against the proposal. The affirmative vote of a majority of the shares of GTC Common Stock present or represented by proxy at the GTC Special Meeting and entitled to vote is required to approve the proposal to amend the Independent Directors' Plan and the Key Employee Plan. Holders of GTC's Common Stock are entitled to one vote per share. Only holders of GTC's Common Stock at the close of business on February __, 1997 (the "GTC Record Date") will be entitled to notice of and to vote at the GTC Special Meeting. As of the GTC Record Date, directors and executive officers of GTC and their affiliates and persons and entities related to the foregoing were beneficial owners of 13,222,427 shares of GTC's Common Stock entitled to vote at the GTC Special Meeting, representing approximately 81.5% of the total number of shares of GTC's Common Stock entitled to vote at the GTC Special Meeting. The affirmative votes by the holders of these shares will affect the outcome of the vote. Any proxy given pursuant to this solicitation may be revoked by (i) filing written notice to such effect or submitting a later dated proxy to the Secretary of GTC before the taking of the vote at the GTC Special Meeting, or (ii) attending the GTC Special Meeting and voting in person. See "The GTC Special Meeting--Record Date; Voting Rights; Proxies."

     GFP. The affirmative vote of the holders of a majority of the shares of GFP Common Stock outstanding as of the GFP Record Date (defined below) and entitled to vote at the GFP Special Meeting is required to approve the Reorganization under the Reorganization Agreement. Holders of GFP Common Stock are entitled to one vote per share. Only holders of GFP Common Stock at the close of business on February __, 1997 (the "GFP Record Date") will be entitled to notice of and to vote at the GFP Special Meeting. As of the GFP Record Date, directors and executive officers of GFP and their affiliates and persons and entities related to the foregoing were beneficial owners of 315,467 shares of GFP Common Stock representing approximately 99.8%of the outstanding shares of GFP Common Stock. The affirmative votes by the holders of these shares will affect the outcome of the vote. Any proxy given pursuant to this solicitation may be revoked by (i) filing written notice to such effect or submitting a later dated proxy to the Secretary of GFP before the taking of the vote at the GFP Special Meeting, or
(ii) attending the GFP Special Meeting and voting in person. See "The GFP Special Meeting--Record Date; Voting Rights; Proxies."

     Tube Turns. The affirmative vote of the holders of a majority of the shares of Tube Turns Common Stock outstanding as of the Tube Turns Record Date (defined below) and entitled to vote at the Tube Turns Special is required to approve the Reorganization under the Reorganization Agreement. Holders of Tube Turns Common Stock are entitled to one vote per share. Only holders of Tube Turns Common Stock at the close of business on February __, 1997 (the "Tube Turns Record Date") will be entitled to notice of and to vote at the Tube Turns Special Meeting. As of the Tube Turns Record Date, directors and executive officers of Tube Turns and their affiliates and persons and entities related to the foregoing were beneficial owners of 1,314,197 shares of Tube Turns Common Stock representing approximately 98.2% of the outstanding shares of Tube Turns Common Stock. The affirmative votes by the holders of these shares will affect the outcome of the vote. Any proxy given pursuant to this solicitation may be revoked by (i) filing written notice to such effect or submitting a later dated proxy to the Secretary of Tube Turns before the taking of the vote at the Tube Turns Special Meeting, or (ii) attending the Tube Turns Special Meeting and voting in person. See "The Tube Turns Special Meeting--Record Date; Voting Rights; Proxies."

     Bell. The affirmative vote of the holders of a majority of the shares of Bell Common Stock outstanding as of the Bell Record Date (defined below) and entitled to vote at the Bell Special Meeting Common Stock is required to approve the Reorganization under the Reorganization Agreement. Holders of Bell Common Stock are entitled to one vote per share. Only holders of Bell Common Stock at the close of business on February

__, 1997 (the "Bell Record Date") will be entitled to notice of and to vote at the Bell Special Meeting. As of the Bell Record Date, directors and executive officers of Bell and their affiliates and persons and entities related to the foregoing were beneficial owners of 855,582 shares of Bell Common Stock representing approximately 94.3% of the outstanding shares of Bell Common Stock. The affirmative votes by the holders of these shares will affect the outcome of the vote. Any proxy given pursuant to this solicitation may be revoked by (i) filing written notice to such effect or submitting a later dated proxy to the Secretary of Bell before the taking of the vote at the Bell Special Meeting, or
(ii) attending the Bell Special Meeting and voting in person. See "The Bell Special Meeting--Record Date; Voting Rights; Proxies."

REASONS FOR THE REORGANIZATION

     In the discussions which led to the signing of the Reorganization Agreement, the respective management of GTC, GFP, Tube Turns and Bell identified a number of potential benefits resulting from the Reorganization, including (i) greater access to capital, (ii) more efficient use of capital resources, (iii) increased range of service offerings, (iv) increased diversification of industries, customers and markets served, (v) shared industry experience and expertise, (vi) more efficient operations and synergies in support services, and
(vii) expanded management depth. Additionally, each Board of Directors evaluated the benefits and detriments of the proposed Reorganization from the standpoint of their respective corporations and found the benefits to outweigh any detriments. See "The Reorganization--Reasons for the Reorganization; Recommendation of the GTC Board;" "Reasons for the Reorganization; Recommendation of the GFP Board;" "Reasons for the Reorganization; Recommendation of the Tube Turns Board;" and "Reasons for the Reorganization; Recommendation of the Bell Board."

RECOMMENDATION OF THE GTC BOARD AND SPECIAL COMMITTEE

     The Board of Directors of GTC (the "GTC Board") has unanimously approved the Reorganization Agreement and recommends a vote for approval of the Reorganization Agreement by the shareholders of GTC at the GTC Special Meeting. A special committee composed of the independent directors of GTC (the "Special Committee") has reviewed the Reorganization and retained J.C. Bradford & Co., LLC ("Bradford") to advise it, among other things, on the fairness of the Merger Transactions to the shareholders of GTC, other than GFP (the "Unaffiliated Shareholders"), from a financial point of view. Bradford has delivered its opinion to the Special Committee to the effect that, subject to the assumptions set forth therein, the Merger Transactions are fair to the Unaffiliated Shareholders from a financial point of view. The Special Committee recommended to the GTC Board that the Reorganization be approved by the GTC Board and submitted to the GTC shareholders for approval. For a discussion of the factors considered by the GTC Board and the Special Committee in reaching their decision, see "The Reorganization--Background of the Reorganization" and "The Reorganization--Reasons for the Reorganization; Recommendation of the GTC Board."

     The GTC Board has approved the proposed amendments to the GTC Articles of Incorporation, the amendment to the Independent Directors' Plan, and the amendment to the Key Employees Plan and recommends a vote for approval of these proposals at the GTC Special Meeting.

RECOMMENDATION OF THE GFP BOARD

     The Board of Directors of GFP (the "GFP Board") has approved the Reorganization Agreement and recommends a vote for approval of the Reorganization by the shareholders of GFP at the GFP Special Meeting. The GFP Board believes that the terms of the Reorganization are fair to, and in the best interest of, GFP and its shareholders. For a discussion of the factors considered by the GFP Board in reaching its decision, see "The Reorganization-- Background of the Reorganization" and "The Reorganization--Reasons for the Reorganization; Recommendation of the GFP Board."

                           GROUP FINANCIAL PARTNERS


RECOMMENDATION OF THE TUBE TURNS BOARD

     The Board of Directors of Tube Turns (the "Tube Turns Board") has approved the Reorganization Agreement and recommends a vote for approval of the Reorganization by the shareholders of Tube Turns at the Tube Turns Special Meeting. The Tube Turns Board believes that the terms of the Reorganization are fair to, and in the best interest of, Tube Turns and its shareholders. For a discussion of the factors considered by the Tube Turns Board in reaching its decision, see "The Reorganization--Background of the Reorganization" and "The Reorganization--Reasons for the Reorganization; Recommendation of the Tube Turns Board."

RECOMMENDATION OF THE BELL BOARD

     The Board of Directors of Bell (the "Bell Board") has approved the Reorganization Agreement and recommends a vote for approval of the Reorganization by the shareholders of Bell at the Bell Special Meeting. The Bell Board believes that the terms of the Reorganization are fair to, and in the best interest of, Bell and its shareholders. For a discussion of the factors considered by the Bell Board in reaching its decision, see "The Reorganization-- Background of the Reorganization" and "The Reorganization--Reasons for the Reorganization; Recommendation of the Bell Board."

OPINION OF FINANCIAL ADVISOR

     The Special Committee has retained Bradford to act as its financial advisor in connection with the Reorganization and to render an opinion as to the fairness, from a financial point of view, of the Merger Transactions to the Unaffiliated Shareholders. The Special Committee selected Bradford as its financial advisor after interviewing several candidates because, among other things, Bradford is a nationally recognized investment banking firm, which, as a part of its investment banking business, engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations for other purposes. The Special Committee also selected Bradford because of Bradford's familiarity with the electronics contract manufacturing industry generally. Representatives of Bradford conducted interviews with the managements of GTC, GFP, Tube Turns and Bell and performed extensive analysis relating to the proposed transactions. On December 17, 1996, Bradford rendered its written opinion to the Special Committee that, subject to the assumptions set forth therein, the Merger Transactions were fair, from a financial point of view, to the Unaffiliated Shareholders. Bradford subsequently confirmed such opinion by delivery of a written opinion to the Special Committee dated the date hereof. A copy of that opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix G hereto and should be read in its entirety. GTC has retained J.P. Morgan & Co. ("Morgan") and Needham & Company, Inc. ("Needham") to provide certain financial advisory services for GTC unrelated to the opinion of Bradford or the recommendation of the Special Committee to the GTC Board concerning the Reorganization, including reviewing the advisability of divestiture opportunities. In its review, and the rendering of its opinion, with the express permission of the Special Committee, Bradford did not consider the impact any such divestiture or the impact that any advice of Morgan or Needham could have on the fairness of the Merger Transactions. See "Recent Developments."

INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     In considering the recommendation of the GTC, GFP, Tube Turns and Bell Boards to approve the Reorganization Agreement and the transactions contemplated thereby, shareholders should be aware that certain officers and directors of such entities have interests in the Reorganization that are in addition to the interests of shareholders of such entities generally, and which may create perceived conflicts of interest. Robert E. Gill and Jeffrey T. Gill currently serve in a number of overlapping positions at GTC, GFP, Tube Turns and Bell. Robert E. Gill serves as Chairman of GFP, President, Chief Executive Officer and Director of GTC, and Director of Bell and Tube Turns. Jeffrey T. Gill serves as President, Chief Executive Officer and Director of GFP, Chairman of GTC, Director of Bell and Chairman of Tube Turns. In addition, as of December

31, 1996, Robert E. Gill, Virginia G. Gill, Jeffrey T. Gill, R. Scott Gill and Patricia G. Gill (collectively, the "Gill Family") own approximately 99% of the GFP Common Stock, which in turn owns approximately 80% of the GTC Common Stock, approximately 96% of the Tube Turns Common Stock and approximately 93% of the Bell Common Stock. Should the Reorganization be completed, the Gill Family ownership of GTC will increase from approximately 80% to approximately 87% assuming the arithmetic average of the closing price per share of the GTC Common Stock, as reported on the Nasdaq Stock Market, for each of the ten (10) consecutive trading days ending with the trading day which occurs immediately prior to the date of the approval of the Reorganization by the shareholders of GTC (the "GTC Average Closing Price") is $1.50. Robert E. Gill will become Chairman of GTC and Jeffrey T. Gill will become the President and Chief Executive Officer of GTC. Both men will continue to serve as Directors of GTC after the Reorganization. Each of the Presidents of Bell and Tube Turns will have rights to a substantial number of shares of stock under option in GTC should the Reorganization be completed as planned. In each such case, these individuals currently serve as Directors of Bell and Tube Turns, respectively.
R. Scott Gill currently serves as a Director of GFP, Bell and Tube Turns and is expected to serve as a Director of GTC after the Reorganization. Richard L. Davis currently serves as Vice President and Chief Financial Officer of GFP and as a Director of Tube Turns. Anthony C. Allen currently serves as Vice President of Finance of GFP and as a Director of Bell. In each such case, both individuals will have rights to a substantial number of shares of stock under option in GTC should the merger be completed as planned. William L. Healey and Robert Sroka currently serve as Directors of Bell and are expected to serve as Directors of GTC after the Reorganization. In addition, Morgan (Mr. Sroka's employer) has been retained to perform certain financial advisory work for GTC. See "The Reorganization--Interests of Certain Persons in the Reorganization."

CONDITIONS TO THE REORGANIZATION

     The obligations of GTC, GFP, Tube Turns and Bell to consummate the Reorganization are subject to the satisfaction or waiver of certain conditions, including among others (i) obtaining the approval of the shareholders of GTC, GFP, Tube Turns and Bell; (ii) the effectiveness of the Registration Statement with the Commission; (iii) the absence of any injunction prohibiting consummation of the Reorganization; and (iv) the receipt of opinions of counsel concerning certain federal income tax consequences of the Reorganization (other than the Spin Off). See "The Reorganization--Conditions to Consummation of the Reorganization."

CLOSING DATE

     The closing of the Reorganization will occur within ten (10) business days following the date on which the last of the conditions set forth in the Reorganization Agreement to be fulfilled shall have been fulfilled, or on such other date as GTC, GFP, Tube Turns and Bell may agree (the "Closing Date"). It is estimated that the Reorganization will be consummated on or before March 31, 1997.

EXCHANGE PROCEDURES

     On or prior to the Effective Time, a letter of transmittal will be mailed or delivered to each GFP, Tube Turns and Bell shareholder to be used in forwarding certificates evidencing the share(s) of such holder's respective corporation's common stock for surrender and exchange for certificates evidencing GTC Common Stock to which such holder will become entitled and, if applicable, cash in lieu of fractional GTC Common Stock. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of GFP, Tube Turns and Bell common stock should surrender such certificates to GTC pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of GTC Common Stock to which such holder is entitled, including any cash which may be payable in lieu of fractional shares of GTC Common Stock. See "The Reorganization--The Reorganization Transaction." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. GFP, TUBE TURNS AND BELL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

TERMINATION OF THE REORGANIZATION AGREEMENT

     The Reorganization Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Closing Date, in the circumstances specified in the Reorganization Agreement, including among others, (i) with the mutual consent of GTC, GFP, Tube Turns and Bell (ii) if the Reorganization is not consummated on or prior to March 31, 1997, and (iii) if certain representations and warranties contained in the Reorganization Agreement are breached. For a discussion of such circumstances, see "The Reorganization Agreement--Termination of the Reorganization Agreement."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

     The rights of shareholders of GFP and Tube Turns, both Kentucky corporations, are governed by the KRS and by GFP's and Tube Turns' respective Articles of Incorporation (as amended to date, respectively, the "GFP Articles" and the "Tube Turns Articles"), and GFP's and Tube Turns' respective Bylaws (as amended to date, respectively, the "GFP Bylaws" and the "Tube Turns Bylaws"). The rights of shareholders of GTC and Bell, both Florida corporations, are governed by the FBCA and by GTC's and Bell's respective Articles of Incorporation (as amended to date, respectively, the "GTC Articles" and the "Bell Articles"), and GTC's and Bell's respective Bylaws (as amended to date, respectively, the "GTC Bylaws" and the "Bell Bylaws"). Upon completion of the Reorganization, GFP's shareholders, and Tube Turns' and Bell's shareholders, other than GTC (as successor by merger to GFP), will become shareholders of GTC, and their rights as shareholders of GTC will be determined by the FBCA and the GTC Articles and GTC Bylaws. The rights of shareholders of GTC differ from rights of the shareholders of GFP, Tube Turns and Bell. These differences result from (i) the differences between Kentucky and Florida law, and (ii) differences between the respective governing instruments of the corporations. For a summary of these differences, see "Effect of the Reorganization on Rights of Shareholders."

DISSENTERS' RIGHTS

     Under the KRS, shareholders of GFP and Tube Turns will have the right to dissent from the Reorganization if the Reorganization Agreement is approved and the Reorganization is consummated. Under the FBCA, shareholders of GTC will not be entitled to dissenter's rights under Florida law or any other statute if the Reorganization Agreement is approved and the Reorganization is consummated. Under the FBCA, shareholders of Bell will have the right to dissent from the Reorganization if the Reorganization Agreement is approved and the Reorganization is consummated, and demand the fair value of the shares of Bell Common Stock held by such holders in cash, if such dissenting shareholders follow the procedures provided by applicable law which are described elsewhere in this Joint Proxy Statement/Prospectus. See "The GTC Special Meeting-- Dissenters' Rights;" "The GFP Special Meeting--Dissenters' Rights;" "The Tube Turns Special Meeting--Dissenters' Rights;" and "The Bell Special Meeting-- Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that, for federal income tax purposes, the Merger Transactions will be treated as reorganizations within the meaning of Section 368 of the Code and the GTC Contribution will qualify as a tax free transfer of property to a controlled corporation under Section 351 of the Code, and, accordingly, that for federal income tax purposes, no gain or loss will be recognized by GTC, GFP, Tube Turns or Bell as a result of the Merger Transactions and the GTC Contribution, and shareholders will recognize gain in connection with the Merger Transactions only to the extent of any cash received in the Merger Transactions. Consummation of the Reorganization is dependent upon, among other conditions, receipt by each of GTC, GFP, Tube Turns and Bell of an opinion of counsel, dated as of the Closing Date, that the Merger Transactions will be treated as reorganizations within the meaning of Section 368 of the Code and that the GTC Contribution will qualify as a tax free transfer of property to a controlled corporation under Section 351 of the Code. No opinion of counsel will be obtained concerning the Spin Off and it is anticipated that the Spin Off will not qualify as a tax free spin off under the Code. See "The Reorganization--Certain Federal Income

Tax Consequences." No ruling from the Internal Revenue Service ("IRS") has been or will be requested regarding the federal income tax consequences of the Reorganization. See "Risk Factors--Tax Risks."

ACCOUNTING TREATMENT

     GTC intends to account for the Reorganization in accordance with generally accepted accounting principles governing a downstream merger, under which the Merger is accounted for as a purchase of the minority interests of GTC. Other than any adjustments necessary to reflect the purchase of the minority interests of GTC, the assets and liabilities of GTC, Tube Turns and Bell, each of which are under the common control of GFP, will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. The issuance of GTC Common Stock to the shareholders of Tube Turns and Bell, other than GTC (as successor by merger to GFP), in connection with the Tube Turns Merger and the Bell Merger, respectively, will be accounted for as a purchase and accordingly, the amount by which the fair market value of the GTC Common Stock issued exceeds the fair market value of the proportional share of the net assets of Tube Turns and Bell, if any, will be recorded by GTC as goodwill.

RESALE RESTRICTIONS

     Shares of GTC Common Stock to be issued to certain shareholders of GFP, Tube Turns and Bell in connection with the Reorganization will be subject to certain resale limitations pursuant to Rule 145 under the Securities Act. In general, these limitations will consist of volume and manner of sale restrictions on the resale of the shares of GTC Common Stock. Pursuant to the Reorganization Agreement, each of GFP, Tube Turns and Bell are required to deliver to GTC a letter identifying all persons who are, at the time of the Special Meetings, "affiliates" of each of GFP, Tube Turns and Bell for purposes of Rule 145 under the Securities Act (each such person an "Affiliate"). It is a condition to GTC's obligations to consummate the Reorganization that each of GFP, Tube Turns and Bell must cause each shareholder of GFP, Tube Turns and Bell, respectively, who is identified as an Affiliate of GFP, Tube Turns or Bell, as applicable, to deliver to GTC on or prior to the Effective Time, a written statement to the effect that such person will not offer to sell, transfer or otherwise dispose of any shares of GTC Common Stock issued to such person in the Reorganization, except in accordance with the applicable provisions of the Securities Act and the rules and regulations of the Commission. GTC may place legends on certificates representing shares of GTC Common Stock that are issued to such shareholders of GFP, Tube Turns and Bell in the Reorganization to restrict such transfers.

COMPARATIVE MARKET PRICES OF COMMON STOCK

     On October 9, 1996, the last business day preceding the date that GTC made its public announcement of the proposed Reorganization, the closing sale price per share of the GTC Common Stock as reported on the Nasdaq Stock Market was $2.00 per share. On January 15, 1997, the closing sale price per share of the GTC Common Stock as reported on the Nasdaq Stock Market was $1.50 per share. The equivalent per share prices of the Tube Turns Common Stock and the Bell Common Stock held by shareholders other than GFP were $15.00 and $34.00, respectively, on each such date. The equivalent per share prices of the GFP Common Stock on October 9, 1996 and January 15, 1997 were $195.63 and $175.00, respectively.

     GTC made its initial public offering on May 18, 1994 at a price to the public of $10.00 per share. The shares of GTC's Common Stock are quoted on the Nasdaq Stock Market under the symbol GRTK. The following table sets forth, for the periods indicated, the high and low sales prices per share for GTC's Common Stock as reported by the Nasdaq Stock Market:

                                                                  High      Low
Year Ended December 31, 1994
         Second Quarter (May 18, 1994 - June 30, 1994)           $10.500  $10.000
         Third Quarter (July 1, 1994 - September 30, 1994)       $10.500  $ 7.250
         Fourth Quarter (October 1, 1994 - December 31, 1994)    $ 8.625  $ 5.000

Year Ended December 31, 1995
         First Quarter (January 1, 1995 - March 31, 1995)        $ 7.000  $ 4.500
         Second Quarter (April 1, 1995 - June 30, 1995)          $ 6.000  $ 4.500
         Third Quarter (July 1, 1995 - September 30, 1995)       $ 8.000  $ 4.500
         Fourth Quarter (October 1, 1995 - December 31, 1995)    $ 6.250  $ 1.875

Year ended December 31, 1996
         First Quarter (January 1, 1996 - March 31, 1996)        $ 3.750  $ 2.125
         Second Quarter (April 1, 1996 - June 30, 1996)          $ 4.250  $ 2.125
         Third Quarter (July 1, 1996 - September 30, 1996)       $ 3.000  $ 1.750
         Fourth Quarter (October 1, 1996 - December 31, 1996)    $ 2.625  $ 0.750

     As of December 31, 1996, there were approximately 632 holders of record of GTC's Common Stock. As of December 31, 1996, there were approximately 11, 145, and 353 holders of record of the GFP Common Stock, the Tube Turns Common Stock and the Bell Common Stock, respectively.

     No cash dividends have been paid on GTC Common Stock, the GFP Common Stock, the Tube Turns Common Stock or the Bell Common Stock since the organization of each respective company. GTC presently intends to retain all of its earnings for the future operation and growth of its business and does not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon GTC's results of operations, earnings, capital requirements, contractual restrictions and other factors considered relevant by the GTC Board. The existing credit facilities of GTC, Tube Turns and Bell prohibit each respective company from declaring or paying any dividends or other distributions.

     There has been no public market for the common stock of GFP, Tube Turns or Bell. Shares of common stock of GFP, Tube Turns and Bell are closely-held and are not listed on any exchange or quotation system. Pursuant to the various stock purchase plans and stock restriction agreements at each of GFP, Tube Turns and Bell, transactions have occurred within the last twelve months in which each such company has sold shares to, or repurchased shares from, their employee shareholders. The per share price of the transactions was approximately $184.00 per share for the GFP Common Stock, approximately $11.00 per share for the Tube Turns Common Stock and approximately $16.00 per share for the Bell Common Stock.

     BECAUSE THE MARKET PRICE OF THE GTC COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE GTC COMMON STOCK THAT HOLDERS OF GFP, TUBE TURNS AND BELL COMMON STOCK WILL RECEIVE IN THE REORGANIZATION MAY INCREASE OR DECREASE PRIOR TO THE CLOSING DATE. IN ADDITION, THE MARKET VALUE OF THE GTC COMMON STOCK MAY INCREASE OR DECREASE FOLLOWING THE REORGANIZATION. SHAREHOLDERS ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE GTC COMMON STOCK.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GTC
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

     The following selected historical consolidated financial data for GTC should be read in conjunction with the consolidated financial statements of GTC, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTC." The statement of operations data set forth below with respect to the years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited financial statements of GTC included elsewhere in this Joint Proxy Statement/Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited financial statements of GTC not included herein. For 1995 and 1996, the actual ending dates for the first fiscal nine month periods of GTC were October 1 and September 29, respectively; however, for ease of presentation, September 30, 1995 and 1996 will be used in this Joint Proxy Statement/Prospectus. The statement of operations data for the nine months ended September 30, 1995 and 1996, and the balance sheet data at September 30, 1996, are unaudited, but in the opinion of management include all normal, recurring adjustments considered necessary for a fair presentation. The unaudited results of operations for the nine months ended September 30, 1996, are not necessarily indicative of results expected for the full year.


                                                                                                              NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                             SEPTEMBER 30,
                                            -----------------------------------------------------------       ---------------------
                                              1991         1992        1993(1)        1994      1995(2)       1995(2)       1996(3)
                                              ----         ----        -------        ----      -------       -------       -------
                                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue..................................   $106,248     $116,572     $243,856      $274,147   $273,647      $208,521      $180,380
Cost of operations.......................     91,843      103,471      200,408       237,867    269,150       199,941       170,549
                                            --------     --------     --------      --------   --------      --------      --------
Gross profit.............................     14,405       13,101       43,448        36,280      4,497         8,580         9,831
Selling, general and administrative
  expense................................      6,515        5,947       21,808        20,561     19,683        14,023         8,597
Research and development.................        296        1,190        4,138         5,170      3,041         2,508           296
                                            --------     --------     --------      --------   --------      --------      --------
Operating income (loss)..................      7,594        5,964       17,502        10,549    (18,227)       (7,951)          938
Interest expense.........................      1,777        1,169        1,647         2,048      2,907         1,970         2,682
Other expense............................         --           --           --           504        521           298           166
                                            --------     --------     --------      --------   --------      --------      --------
Income (loss) before income taxes........      5,817        4,795       15,855         7,997    (21,655)      (10,219)       (1,910)
Income taxes.............................      1,773        1,588        5,882         3,297     (3,982)       (3,955)          845
                                            --------     --------     --------      --------   --------      --------      --------
Net income (loss)........................   $  4,044     $  3,207     $  9,973      $  4,700   $(17,673)     $ (6,264)     $ (2,755)
                                            ========     ========     ========      ========   ========      ========      ========
Net income (loss) per share:
  Primary................................   $   0.31     $   0.24     $   0.71      $   0.30   $  (1.13)     $  (0.40)     $  (0.17)
  Fully diluted..........................   $   0.31     $   0.24     $   0.69      $   0.30   $  (1.13)     $  (0.40)     $  (0.17)

Shares used in computing per share amounts:
  Primary................................     13,019       13,551       14,066        15,644     15,695        15,680        16,135
  Fully diluted..........................     13,019       13,551       14,554        15,789     15,695        15,680        16,135

                                                                           DECEMBER 31,
                                                    ----------------------------------------------------------------  SEPTEMBER 30,
                                                     1991      1992(4)        1993(5)        1994        1995(6)        1996(7)
                                                   --------  -----------  ---------------  --------  ---------------   ----------
                                                                                                                       (UNAUDITED)
 BALANCE SHEET DATA:
 Working capital.................................   $16,584   $24,066         $ 37,305     $ 56,622       $ 23,922     $ 4,270
 Total assets....................................    43,407    67,030          111,925      122,566        113,106      75,376
 Note payable....................................         -         -                -            -              -         804
 Current portion of long-term debt...............     2,000     3,000            4,271        2,080          8,171      14,813
 Long-term debt, less current portion............    18,469    21,469           30,362       30,392         23,050       1,923
 Redeemable Common Stock and related additional
  paid-in capital................................     1,175     1,971            2,508            -              -           -
 Total shareholders' equity......................     3,795     6,926           17,340       42,799         25,840      25,227

 --------------
 (1) Reflects the results of operations from the date of acquisition of Metrum, Inc. ("Metrum") and Philips Circuit Assemblies ("PCA") on December 31, 1992 and July 30, 1993, respectively.
 (2) Reflects the results of operations through the date of disposition of the peripheral products and imaging products business units of Metrum on May 31, 1995 and June 6, 1995, respectively.
 (3) Reflects the results of operations through the date of disposition of the instrumentation products business unit of Metrum on February 9, 1996.
 (4)  Reflects the acquisition of Metrum on December 31, 1992.
 (5)  Reflects the acquisition of PCA on July 30, 1993.
 (6) Reflects the disposition of the peripheral products and imaging products business units of Metrum on May 31, 1995 and June 6, 1995, respectively.
 (7) Reflects the disposition of the instrumentation products business unit of Metrum on February 9, 1996.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GFP
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

      The following selected historical consolidated financial data for GFP should be read in conjunction with the consolidated financial statements of GFP, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of GFP." The statement of operations data set forth below with respect to the years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from the audited financial statements of GFP included elsewhere in this Joint Proxy Statement/Prospectus. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited financial statements of GFP not included herein. The statement of operations data for the nine months ended September 30, 1995 and 1996, and the balance sheet data at September 30, 1996, are unaudited, but in the opinion of management include all normal, recurring adjustments considered necessary for a fair presentation. The unaudited results of operations for the nine months ended September 30, 1996, are not necessarily indicative of results expected for the full year.

                                                                                                             NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                                     SEPTEMBER 30,
                                      ---------------------------------------------------------------------------------------------
                                         1991        1992         1993(1)         1994      1995(2)(3)     1995(2)(3)       1996
                                      ----------  -----------  --------------  ----------  -------------  -------------  ----------
                                                                                                                  (UNAUDITED)
 STATEMENT OF OPERATIONS DATA:
 Revenue............................   $155,455      $163,473     $305,400      $334,885    $336,589       $256,814       $245,252
 Cost of operations.................    124,920       135,758      242,909       279,609     312,712        233,759        214,753
                                       --------      --------     --------      --------    --------       --------       --------
 Gross profit.......................     30,535        27,715       62,491        55,276      23,877         23,055         30,499
 Selling, general and
  administrative expense............     15,470        15,379       35,707        35,471      33,513         24,459         22,751
 Depreciation and amortization......      2,985         3,010        3,098         3,102       2,950          2,309          1,734
                                       --------      --------     --------      --------    --------       --------       --------
 Operating income (loss)............     12,080         9,326       23,686        16,703     (12,586)        (3,713)         6,014
 Interest expense...................      7,150         5,329        5,536         5,902       6,829          5,058          4,926
 Other expense (income), net........       (133)           --          319          (110)        254            303           (608)
                                       --------      --------     --------      --------    --------       --------       --------
 Income (loss) before gain on
  issuance of stock by subsidiary,
  income taxes, minority interests
  and extraordinary item............      5,063         3,997       17,831        10,911     (19,669)        (9,074)         1,696
 Gain on issuance of stock by
  subsidiary........................         --            --           --        13,307          --             --             --
                                       --------      --------     --------      --------    --------       --------       --------
 Income (loss) before income taxes,
  minority interests and
  extraordinary Item................      5,063         3,997       17,831        24,218     (19,669)        (9,074)         1,696
 Income taxes.......................        494         1,199        3,803         9,782      (3,498)        (3,326)         2,196
                                       --------      --------     --------      --------    --------       --------       --------
 Income (loss) before minority
  interests and extraordinary item..      4,569         2,798       14,028        14,436     (16,171)        (5,748)          (500)
 Minority interests in earnings
  (losses) of consolidated
  subsidiaries......................         --            --           --           331      (3,535)        (1,253)          (551)
                                       --------      --------     --------      --------    --------       --------       --------
 Income (loss) before extraordinary
  item..............................      4,569         2,798       14,028        14,105     (12,636)        (4,495)            51
 Extraordinary gain on
  extinguishment of debt............         --            --           --            --      (4,637)            --         (1,210)
                                       --------      --------     --------      --------    --------       --------       --------
 Net income (loss)..................   $  4,569      $  2,798     $ 14,028      $ 14,105    $ (7,999)      $ (4,495)      $  1,261
                                       ========      ========     ========      ========    ========       ========       ========

                                                                                             NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                  -----------------------------------------------------------------------------
                                  1991         1992     1993(1)      1994     1995(2)(3)    1995(2)(3)     1996
                                  ----         ----     -------      ----     ----------    ----------     ----
                                                                                                (UNAUDITED)

Net income (loss) per share...   $14.41       $8.83      $44.25      $44.50     $(25.31)     $(14.18)     $3.99

Shares used in computing
 per share amounts............      317         317         317         317         316          317        316


                                                      DECEMBER 31,
                                 -------------------------------------------------------   SEPTEMBER 30,
                                 1991       1992(4)     1993(5)      1994     1995(6)(7)      1996
                                 ----       -------     -------      ----     ----------      ----
                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Working capital............... $ 24,633    $ 35,014    $ 47,711    $ 61,567    $ 26,022     $    235
Total assets..................  104,338     131,677     178,533     188,300     173,028      140,186
Notes payable.................        -           -       1,705       6,457       5,920       19,724
Current portion of
 long-term debt...............    5,588       6,992       7,292       4,357      10,946       17,631
Long-term debt, less
 current portion..............   75,540      78,282      81,122      73,018      52,868       19,440
Total shareholders' equity....     (978)      1,826      15,840      30,033      21,876       23,119
-------------------

 (1) Reflects the results of operations from the date of acquisition of Metrum and Services Group Corporation ("SGC") on December 31, 1992 and PCA on July 30, 1993.
 (2) Reflects the results of operations from the date of acquisition of Associated Testing Laboratories, Inc. ("ATL") on January 31, 1995.
 (3) Reflects the results of operations through the respective dates of disposition of the peripheral products and imaging products business units of Metrum on May 31, 1995 and June 6, 1995, respectively.
 (4)  Reflects the acquisition of Metrum and SGC on December 31, 1992.
 (5)  Reflects the acquisition of PCA on July 30, 1993.
 (6)  Reflects the acquisition of ATL on January 31, 1995.
 (7) Reflects the disposition of the peripheral products and imaging products business units of Metrum on May 31, 1995 and June 6, 1995, respectively.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data as of September 30, 1996 and for the nine months ended September 30, 1996 and the year ended December 31, 1995 have been derived from the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus and should be read in conjunction therewith, including the related notes thereto. Such unaudited pro forma combined financial data reflects the pro forma effects of the Reorganization on GTC's historical cost balance sheet as of September 30, 1996 and statements of operations for the periods presented.

     The following selected unaudited pro forma combined financial data should also be read in conjunction with the consolidated financial statements of GTC and GFP, including the respective notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTC," "Management's Discussion and Analysis of Financial Condition and Results of Operations of GFP," "Selected Historical Consolidated Financial Data of GTC," and "Selected Historical Consolidated Financial Data of GFP" included elsewhere in this Joint Proxy Statement/Prospectus.

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                                (IN THOUSANDS)

                                             YEAR ENDED       NINE MONTHS ENDED
                                         DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                         ------------------  -------------------
Statement of Operations Data:
 Revenue...............................      $328,977             $240,963
 Operating (loss) income...............       (14,881)               5,017
 Net loss..............................       (15,316)                (107)

                                         SEPTEMBER 30, 1996
                                         ------------------
Balance Sheet Data:
 Working capital.......................      $ 19,758
 Total assets..........................       118,713
 Notes payable.........................           804
 Current portion of long-term debt.....        17,331
 Long-term debt, less current portion..        14,040
 Total shareholders' equity............        38,065

 COMPARATIVE PER SHARE DATA

     The following table sets forth (i) the historical net loss per common share and the historical book value per common share of GTC Common Stock, (ii) the historical income (loss) before extraordinary item per common share and the historical book value per common share of GFP Common Stock, (iii) the unaudited pro forma combined loss before extraordinary item per common share and the unaudited pro forma combined book value per common share after giving effect to the Reorganization using generally accepted accounting principles governing a downstream merger, and (iv) the unaudited GFP equivalent pro forma combined loss before extraordinary item per common share and unaudited GFP equivalent pro forma combined book value per common share based upon the GFP conversion ratio of 116.6646. The information presented in the table should be read in conjunction with the respective separate historical audited and unaudited consolidated financial statements of GTC and GFP and the notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus. Also see "Unaudited Pro Forma Condensed Combined Financial Statements of GTC" and "Unaudited Pro Forma Condensed Combined Financial Statements of GFP."

     The unaudited pro forma combined financial data is not necessarily indicative of the loss before extraordinary item per common share or book value per common share that would have been achieved had the Reorganization been consummated as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods.


                                                                                                                   GFP
                                                                                HISTORICAL                     EQUIVALENT
                                                                          -----------------------  PRO FORMA    PRO FORMA
                                                                              GTC         GFP       COMBINED    COMBINED
                                                                              ---         ---      ----------  -----------
 Net loss or income (loss) before extraordinary item per common share:
    Year ended December 31, 1995........................................      $(1.13)    $(39.99)     $(0.36)     $(41.99)
    Nine months ended September 30, 1996................................       (0.17)      (3.99)       0.00         0.00
 Book value per common share as of September 30, 1996...................        1.56       90.87        0.91       106.16

                                 RISK FACTORS

 In addition to the other information in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by shareholders of GTC, GFP, Tube Turns and Bell before voting on the matters described herein and in evaluating GTC and its business.

 GENERAL RISK FACTORS

 CALCULATION OF CONVERSION RATIOS

     The conversion ratios in the Reorganization will be calculated based in part upon a share value number for GTC Common Stock equal to the greater of (i) $1.50 per share, or (ii) the GTC Average Closing Price. Accordingly, if shareholders of GFP, Tube Turns and Bell receive shares of GTC Common Stock in the Reorganization based on a value of $1.50 per share when this amount exceeds the GTC Average Closing Price, such shareholders could be viewed as having received, in the Reorganization, shares of GTC Common Stock worth less than the values of GFP, Tube Turns and Bell. In addition, in the determination of the values of GFP, Tube Turns and Bell for purposes of the Reorganization, any proceeds from the exercise of options to be received by GTC for options converted in the Reorganization into options to purchase GTC Common Stock, were not included in such valuations. While the Special Committee of the GTC Board obtained a fairness opinion from Bradford on the Merger Transaction, GFP, Tube Turns and Bell have not obtained fairness opinions on the Merger Transactions. See "The Reorganization-Opinion of Financial Advisor."

 UNCERTAINTIES RELATED TO THE REORGANIZATION

     There can be no assurance that GTC will be successful in efficiently integrating the acquired businesses into its own, or that GTC will retain key personnel.

 INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION

     Robert E. Gill and Jeffrey T. Gill currently serve in a number of overlapping positions at GTC, GFP, Tube Turns and Bell. Robert E. Gill serves as Chairman of GFP, President, Chief Executive Officer and Director of GTC, and Director of Bell and Tube Turns. Jeffrey T. Gill serves as President, Chief Executive Officer and Director of GFP, Chairman of GTC, Director of Bell and Chairman of Tube Turns. In addition, as of December 31, 1996, the Gill Family controlled approximately 99% of the GFP Common Stock, which in turn controlled approximately 80% of the GTC Common Stock, approximately 96% of the Tube Turns Common Stock, and approximately 93% of the Bell Common Stock. Should the Reorganization be completed, the Gill Family ownership of GTC will increase from approximately 80% to approximately 87% assuming a GTC Average Closing Price of $1.50, Robert
 E. Gill will become Chairman of GTC and Jeffrey T. Gill will become the President and Chief Executive Officer of GTC. Both men will continue to serve as Directors of GTC after the Reorganization. Each of the Presidents of Bell and Tube Turns will have rights to a substantial number of shares of stock under option in GTC should the merger be completed as planned. In each such case, these individuals currently serve as Directors of Bell and Tube Turns, respectively. R. Scott Gill currently serves as a Director of GFP, Bell and Tube Turns and is expected to serve as a Director of GTC after the Reorganization. Richard L. Davis currently serves as Vice President and CFO of GFP and as a Director of Tube Turns. Anthony C. Allen currently serves as Vice President of Finance of GFP and as a Director of Bell. In each such case, both individuals will have rights to a substantial number of shares of stock under option in GTC should the merger be completed as planned. William L. Healey and Robert Sroka currently serve as Directors of Bell and are expected to serve as Directors of GTC after the Reorganization. In addition, Morgan (Mr. Sroka's employer) has been retained to provide certain financial advisory services for GTC.

 CONTROL BY PRINCIPAL SHAREHOLDERS

     The Gill Family, who are the principal shareholders of GFP, currently own approximately 99% of the outstanding shares of GFP and should the Reorganization be completed, will own approximately 87% of the outstanding shares of GTC Common Stock assuming a GTC Average Closing Price of $1.50. As a result of the above specified ownership by the Gill Family, the Gill Family voting as a group will be able to elect all of the GTC Board and to approve or disapprove any matter submitted to a vote of shareholders. Robert E. Gill and Jeffrey T. Gill are members of the GTC Board and will continue to serve as Directors after the Reorganization. R. Scott Gill is expected to serve on the GTC Board upon completion of the Reorganization. This may have the effect of discouraging unsolicited offers to acquire GTC.

 STOCK PRICE FLUCTUATIONS

     The market price of the GTC Common Stock at the Effective Time may vary significantly from the prices as of the date of the execution of the Reorganization Agreement, the date hereof or the date on which the shareholders vote on the Reorganization, due to changes in the business, operations and prospects of GTC; market assessments of the likelihood that the Reorganization will be consummated and the timing thereof; general market and economic conditions; and other factors. See "The Reorganization--The Reorganization Transaction."

 TAX RISKS

     The Merger Transactions are intended to be tax free reorganizations for federal income tax purposes. No party to the Reorganization intends to request a ruling from the IRS that the Merger Transactions qualify as tax free reorganizations under Section 368 of the Code. It is a condition of the closing of the Reorganization that GTC, GFP, Tube Turns and Bell receive the opinion of Wyatt, Tarrant & Combs that, based on certain assumptions, qualifications, conditions and representations, the Merger Transactions will so qualify and that the GTC Contribution will qualify as a tax free transfer of property to a controlled corporation under Section 351 of the Code. Such assumptions will be based in part upon actions to be taken following the closing of the Reorganization. Persons receiving this Joint Proxy Statement/Prospectus should be aware that opinions of counsel are not binding on the IRS or any court. In addition, no opinion of counsel will be obtained concerning the Spin Off. The Spin Off is expected to result in recognition of gain (but not loss) by GFP equal to the difference between the value of the shares of Partners-V, Unison and BW distributed to the shareholders of GFP and GFP's adjusted basis in such shares. GFP estimates that the tax liability in such event would be approximately $1.0 million. Currently, GFP Partners-IV, Ltd. (the limited partnership in which Partners-V is the 99% general partner) has contracted for the sale of its real property and other assets located in Louisville, Kentucky, in a transaction which is expected to close in February 1997. If this transaction closes prior to the Spin Off, the proceeds of sale will be included with the other assets of

 GFP that will be distributed to the shareholders of GFP prior to the Merger. If the Spin Off is taxable, each GFP shareholder will recognize ordinary income in an amount up to the lesser of the value of the shares of Partners-V, Unison and BW it receives, or its pro rata share of GFP's current and accumulated earnings and profits. If the value of the shares of Partners-V, Unison and BW received by a GFP shareholder exceeds its pro-rata share of GFP's current and accumulated earnings and profits, the excess will reduce its adjusted basis in its shares. To the extent the value of the shares of Partners-V, Unison and BW also exceeds a GFP shareholder's adjusted basis in its GFP shares, a GFP shareholder will recognize a capital gain or ordinary income equal to such excess depending upon whether its GFP shares are a capital asset in its hands. As the successor corporation in the merger, GTC will become liable for the federal income taxes incurred in respect of any gain recognized by GFP in the Spin Off.

 DEPENDENCE ON KEY PERSONNEL

     The continued success of GTC, GFP, Tube Turns and Bell depends to a large extent upon the efforts and abilities of key managerial and technical employees. The loss of services of certain of these key managers could have a material adverse effect on each company. Each company's business will also depend upon its ability to continue to attract and retain qualified employees. GTC, GFP, Tube Turns and Bell do not have employment agreements or noncompetition agreements with their key employees. Effective October 31, 1996, Carl P. McCormick resigned his position as GTC's President and Chief Executive Officer. J. Hardie Harris submitted his resignation as GTC's Vice President and General Manager of U.S. EMS Operations to become effective as of January 31, 1997. Robert E. Gill replaced Mr. McCormick as President and Chief Executive Officer of GTC; however, as of the date hereof, no replacement for Mr. Harris has been announced. GTC has an employment agreement with one of its key employees and has a severance agreement, including a noncompete clause, with Mr. McCormick. See "GTC Executive Compensation--Employment Contracts."

 ENVIRONMENTAL COMPLIANCE

     GTC, GFP, Tube Turns and Bell are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals and substances used in their operations. While management of each company believes that each such company is in compliance with all existing applicable environmental statutes and regulations, any failure by GTC, GFP, Tube Turns or Bell to comply with statutes and regulations presently existing, or enacted in the future, could subject such company to liabilities or the suspension of production which could materially and adversely impact the earnings of such company. In addition, compliance with such statutes and regulations could restrict each company's ability to expand its facilities or require the acquisition of costly equipment or other significant expenses. Groundwater contamination has occurred at certain of GTC's and Bell's current and former properties during the operation of those properties by their respective predecessors. Environmental contamination has also occurred at certain of Tube Turns' property during the operation of that property by its predecessors.

 DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     The rights of GFP's, Tube Turns' and Bell's shareholders are governed by the GFP Articles and GFP Bylaws, the Tube Turns Articles and Tube Turns Bylaws, and the Bell Articles and Bell Bylaws, respectively, and by the KRS in the case of GFP and Tube Turns, and the FBCA in the case of Bell. After consummation of the Reorganization, the rights of shareholders of GFP, Tube Turns and Bell, as shareholders of GTC, will be governed by the FBCA and the GTC Articles and GTC Bylaws.

     Certain material differences exist between the rights of the shareholders of GFP, Tube Turns and Bell and the rights of the shareholders of GTC, including the right of the shareholders of GFP and Tube Turns to cumulate their shares in voting for directors. See "Effects of the Reorganization on Rights of Shareholders."

 LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL COULD DETER A TAKEOVER WHICH MIGHT OTHERWISE BE IN THE SHAREHOLDERS' BEST INTERESTS

     Any acquisition or change in control of GTC would be limited by: (i) various anti-takeover statutes of the state of Florida; (ii) certain provisions of GTC's Articles which would have the effect of limiting a change in control; and (iii) the concentration of voting stock in the Gill Family. See "Effect of the Reorganization on Rights of Shareholders" and "Description of Capital Stock."

 SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT PRICE OF GTC COMMON
 STOCK

     Sales of a substantial number of shares of GTC Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the GTC Common Stock and could impair the future ability of GTC to raise capital through an offering of equity securities. The GTC Common Stock to be issued upon consummation of the Reorganization will be freely tradable, except that shares of GTC Common Stock to be received by persons who are deemed to be Affiliates of GFP, Tube Turns and Bell at the time of the Special Meetings may be resold by them only in certain permitted circumstances. See "The Reorganization--Resale Restrictions." No prediction can be made about the effect that future sales of GTC Common Stock will have on the market prices of the GTC Common Stock.

 IMMEDIATE AND SUBSTANTIAL DILUTION

     The Reorganization will result in substantial dilution of the interests of GTC's current shareholders in GTC and its equity. Based upon a GTC Average Closing Price of $1.50 per share and the number of shares outstanding as of the respective record dates for the Special Meetings, 38,819,673 shares of GTC Common Stock would be issued to GFP, Tube Turns and Bell shareholders in the Reorganization (before the elimination of fractional shares). The 13,039,625 shares of GTC Common Stock owned by GFP prior to the Reorganization will be canceled. Based upon the number of outstanding shares of GTC Common Stock, GFP Common Stock, Tube Turns Common Stock and Bell Common Stock as of the respective record dates, the number of shares beneficially owned by the Gill Family will represent approximately 87% of the 42,000,677 shares of GTC Common Stock to be outstanding after the Reorganization as compared to approximately 80% of the 16,220,629 shares of GTC Common Stock outstanding prior to the Reorganization. The dilution resulting from the Reorganization could reduce the market price of GTC Common Stock unless and until earnings growth or other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that such synergies or earnings growth will be achieved. See "Selected Unaudited Pro Forma Combined Financial Data-- Comparative Per Share Data" and "The Reorganization--Dilution."

 NO INDEMNIFICATION FOR BREACH OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties made by each of the parties to the Reorganization Agreement will not survive the closing of the Reorganization. In addition, there is no indemnification running to any party in respect of a breach of any of the representations or warranties contained in the Reorganization Agreement, and there can be no assurance that such a breach will not occur or that if it occurs the resulting damage would not be material to GTC.

 RULES FOR INCLUSION IN THE NASDAQ STOCK MARKET

     The National Association of Securities Dealers ("NASD") is presently considering rules which, if adopted, would result in new minimum criteria which a company must meet for inclusion in either the Nasdaq Stock Market or the Small Cap Market. Under the recently proposed rules, companies will be required to meet higher financial standards and maintain a stock market price of at least $1.00 per share, or else face automatic termination of their designation for inclusion in either the Nasdaq Stock Market or Small Cap

 Market. Additionally, current rules of the Nasdaq Stock Market state that in order to remain eligible for Nasdaq listing, a security must have a bid price of at least $1.00 per share or in the alternative, the market value of publicly held shares (those held by persons other than officers, directors and 10% shareholders) must be at least $3,000,000 and the company's net tangible assets must be at least $4,000,000. On December 31, 1996, GTC received a letter from the Nasdaq Stock Market concerning GTC's failure to meet the listing requirements as of December 30, 1996. The closing bid price of GTC Common Stock on December 30, 1996 was $0.75 and the market value of the public float as of that date was $2,077,500. Accordingly, on that date the GTC Common Stock did not meet the Nasdaq listing requirements. Since that date, the closing bid price of the GTC Common Stock has increased to $1.50 per share as of January 15, 1997, with a corresponding market float of $4,155,000. The Nasdaq is currently reviewing information provided to it by GTC, including GTC's definitive plan which management believes will result in its meeting all Nasdaq Stock Market listing requirements and the timeframe necessary for completion. While the GTC Common Stock is currently quoted on the Nasdaq Stock Market, there can be no assurance that its designation for inclusion thereon will not be terminated if the NASD adopts the proposed regulations and GTC is not able to meet the higher financial standards, or its stock market price drops below $1.00 per share. If the designation for GTC Common Stock is terminated, trading in the GTC Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the "OTC Bulletin Board Service." As a result, an investor would likely find it to be more difficult to dispose of, or to obtain accurate quotations as to the value of, the GTC Common Stock. If the market price of GTC Common Stock drops below $1.00 per share and delisting occurs prior to the Effective Time of the Reorganization, the existing shareholders of GTC Common Stock will have dissenters' rights under the FBCA.

 GTC RISK FACTORS

 POTENTIAL FLUCTUATIONS IN FINANCIAL RESULTS

     GTC's annual and quarterly operating results may be affected by a number of factors. GTC will generally incur significant start-up costs in the production of a particular product. Start-up costs are expensed as incurred. Accordingly, GTC's level of experience in manufacturing a particular product and its efficiency in minimizing start-up costs can impact GTC's operating results. The level and timing of orders placed by an OEM customer also may vary due to the OEM's attempts to manage its inventory, changes in the OEM's manufacturing strategy and variation in the demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. The efficiencies of GTC in managing inventories, production capacity, the degree of automation used in the assembly process, fluctuations in material costs and the mix of material costs versus labor and manufacturing and overhead costs are also significant factors affecting the annual and quarterly operating results of GTC. Other factors include price competition, the ability to pass on excess costs to customers, the timing of expenditures in anticipation of increased sales and customer product delivery requirements. Any one of these factors, or a combination thereof, could adversely affect GTC's annual and quarterly results of operations. GTC also conducts a portion of its business under long-term contracts and uses the percentage of completion units of shipment method of accounting which involves substantial estimation processes, including estimates of future costs to complete contracts. Revisions of estimates can and do occur and are reflected in operating results in the period in which the revision is made. Accordingly, quarterly and annual operating results are subject to the effect of the revisions of such estimates. In addition, the use of the units of shipment method of applying the percentage of completion method of accounting can affect reported quarterly and annual operating results because revenue is recorded as units are shipped. Therefore, delays in shipments for any reason, whether internal or imposed by the customer, will affect quarterly and annual operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTC."

RECENT LOSSES

         GTC reported an operating loss of $18,227,000 and a net loss of $17,673,000 during the year ended December 31, 1995. These losses were the result of several factors, including among others: (i) the recognition of certain charges during the second and fourth quarters of 1995 in the amount of $11,200,000 in the aggregate, which related to a variety of issues, including the decision to adjust certain accounting estimates, the decision to terminate a number of unprofitable contracts, the recognition of certain operating lease liabilities, the recognition of a book to physical inventory adjustment and the disposition of certain underutilized assets; (ii) the recognition of $2,400,000 in charges related to the divestiture of the name brand products business; (iii) the recognition of very low margins on an unfavorable revenue mix for its domestic manufacturing business and (iv) the underutilization of its Tampa facility. For the nine months ended September 30, 1996, GTC's revenue has continued to decrease and, accordingly, the revenue base for the Tampa facility was not sufficient to enable it to report an operating profit in the third quarter of 1996. While GTC has taken steps to lower both fixed and variable costs and is actively pursuing new business opportunities with both its existing customer base and new customers, there is no assurance that the business will return to profitability during 1997. See "Selected Historical Consolidated Financial Data of GTC" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTC."

COMPLIANCE WITH FINANCIAL COVENANTS OF CREDIT AGREEMENT/VESTING OF WARRANTS

         GTC is not currently in compliance with certain financial covenants contained in its credit agreement. While the lender has continued to advance funds to GTC pursuant to the credit agreement, it is under no obligation to do so and could cease advancing funds at any time, accelerate the indebtedness and demand payment in full (an "Acceleration Event"). Management is currently seeking a replacement lender to provide financing. If management is unable to locate a replacement lender, it may be required to amend its existing credit agreement. In addition, in connection with such credit agreement, GTC issued to the lender warrants to purchase 1,200,000 shares of GTC Common Stock for $.01 per share, 200,000 of which were vested on the date of closing of the credit agreement and the remaining 1,000,000 of which become vested quarterly in 25% increments beginning in March 1997. While any unvested warrants will be forfeited at the time GTC repays all debt outstanding under the credit agreement, there can be no assurance that GTC will be able to pay off its debt before full or partial vesting of the warrants occurs, which will result in the dilution of the book value per share to existing shareholders. In addition, upon an Acceleration Event, any unvested warrants at that time will become fully vested. See "Dilution."

SALES TO GOVERNMENT AGENCIES AND PRIME CONTRACTORS;
RELIANCE ON KEY CUSTOMERS

         GTC sells products and services to a number of governmental agencies (including the Department of Defense) which, in the aggregate, represented approximately 47%, 19% and 20% of GTC's revenue in 1993, 1994 and 1995, respectively. GTC also served as a subcontractor to a variety of prime contractors under contract with the federal government. Sales to these prime contractors, in the aggregate, represented approximately 9%, 11% and 9% of GTC's revenue in 1993, 1994 and 1995, respectively. GTC is not able to predict the volume of future business to be received from these governmental agencies or their prime contractors, although it is likely that any reductions in the size of the United States military budget will result in reductions of purchases of GTC's products and services by these customers. GTC's largest commercial customer in 1995 was IBM which represented approximately 16% of GTC's revenue. The loss of one or more of these customers could have a material adverse affect on GTC's operating results.

DEPENDENCE ON CERTAIN INDUSTRIES

         GTC is dependent upon the continued growth, viability and financial stability of its OEM customers, which are in turn substantially dependent upon the growth, viability and financial stability of the industries in which they operate, including the computer/office equipment, industrial electronics, instrumentation and communication industries. These industries have been characterized by rapid technological change and shortened product life cycles, and recently have experienced pricing and profit margin pressures. In addition, GTC's customers are affected by general economic conditions. Adverse changes in the industries in which the OEMs operate could have a material adverse effect on GTC's operating results. GTC's business may also be adversely affected by changes in funding levels for certain government programs and the manner in which products are acquired under these programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTC" and "Business of GTC--Customers and Marketing."

 VARIABILITY OF CUSTOMER REQUIREMENTS AND CUSTOMER FINANCING

     The level and timing of orders placed by the customers of GTC vary due to its customers' attempts to manage their inventory and changes in its customers' manufacturing strategies and product demands due to, among other things, product life cycles, competitive conditions or general economic conditions. Due in part to these factors, most of GTC's customers do not commit to firm production schedules for more than one quarter in advance. GTC's inability to forecast the level of customer orders with certainty makes it difficult to schedule production and maximize utilization of manufacturing capacity. In the past, GTC has been required to increase staffing and incur other expenses in order to meet the anticipated demand of its customers. Anticipated orders from some of GTC's customers have failed to materialize and/or delivery schedules have been deferred as a result of changes in the customer's business needs, thereby adversely affecting GTC's operating results. On other occasions, customers have required rapid increases in production which have placed an excessive burden on GTC's resources. Such customers' order fluctuations and deferrals have had an adverse effect on GTC's operating results in the past, and there can be no assurance that GTC will not experience such effects in the future. In addition, GTC recognizes significant accounts receivable in connection with providing manufacturing services to its customers. If one or more of GTC's principal customers were to become insolvent, or otherwise were unable to pay for the services provided by GTC, GTC's operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of GTC."

 LIMITED AVAILABILITY OF COMPONENTS

     A substantial part of GTC's revenue is derived from turnkey manufacturing in which GTC provides materials sourcing, procurement, testing and assembly. In turnkey manufacturing, GTC could be exposed to the risk of component price increases, which could adversely affect GTC's gross profit margins. Some of the products and assemblies manufactured by GTC require one or more components that are ordered from, or which may be available from, only one source. Some of these components are allocated in response to supply shortages. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times there have been industry-wide shortages of electronic components, in particular memory and logic devices, and there can be no assurance that such shortages will not occur in the future. Any such shortages could have a material adverse effect on GTC's operating results in the future. GTC purchases certain components that are used in a significant manufacturing contract from a sole source. If there was an interruption in this source, GTC would be unable to perform its obligations under this manufacturing contract.

 TECHNOLOGICAL CHANGE AND PROCESS DEVELOPMENT

     The market for GTC's manufacturing services is characterized by rapidly changing technology and continuing process development. GTC believes that its future success will depend in large part upon its ability to develop and market manufacturing services which meet changing customer needs, maintain technological leadership and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. There can be no assurance that GTC's process development efforts will be successful.

 PENDING LITIGATION

     GTC is a named party in pending litigation and is in receipt of claims arising in the normal course of business. In certain of these cases GTC has not reserved any amounts in respect of the potential exposure of such litigation. While GTC has retained counsel to defend its position in each such case, there can be no assurance that GTC will be successful or that damages will not exceed the amounts which GTC has reserved in respect of some of these litigation matters. GTC's management does not expect that these matters will have a material adverse effect on the consolidated financial position or results of operations of GTC.

 INTERNATIONAL OPERATIONS

     In addition to its domestic operations, GTC provides manufacturing services in Brazil and Mexico. Approximately 15% and 27% of GTC's revenue was from operations outside the United States in the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. Risks inherent in these international operations, in addition to corporate wide risks, include, but are not limited to, the potential adverse effects of government controls and political uncertainties, import and export regulations, tax laws, fluctuations in the value of currency, possible restrictions on the transfer of funds, economic instability, labor practices and agreements and the burdens of complying with a variety of foreign laws. Additionally, there can be no assurances that GTC will continue to successfully expand its international operations in response to customer demands or that it will be able to maintain competitive advantages in the international marketplace.

 COMPETITION

     GTC operates in a highly competitive environment and competes against numerous domestic and foreign manufacturers. In addition, in the future GTC may encounter competition from other large electronic manufacturers or distributors that are selling, or may begin to sell, contract manufacturing services. Some of GTC's competitors have more extensive international operations and substantially greater manufacturing, financial, research and development or marketing resources than GTC. GTC also faces competition from the manufacturing operation of its current and potential OEM customers, which GTC believes continue to evaluate the merits of manufacturing products internally versus the advantages of using contract manufacturers.

 TUBE TURNS RISK FACTORS

     Tube Turns is a co-defendant in two lawsuits in Louisiana arising out of an explosion in a coker plant owned by Exxon Corporation located in Baton Rouge, Louisiana. According to the complaints, Tube Turns is the alleged manufacturer of a carbon steel pipe elbow which failed causing the explosion which destroyed the coker plant and caused unspecified damages to surrounding property owners. The suits are being defended for Tube Turns by its insurance carrier. One of the actions was brought by Exxon and claims damages for destruction of the plant which Exxon estimates exceed $100,000,000. In this action Tube Turns is a co-defendant with the fabricator who built the pipe line in which the elbow was incorporated and with the general contractor for the plant. The second action is a class action filed on behalf of the residents living around the plant and claims damages in an amount as yet undetermined. Exxon is a co-defendant with Tube Turns, the contractor and the fabricator in this action. Tube Turns believes that the failure resulted from the installation (without the knowledge of Tube Turns) of a carbon steel elbow which was not manufactured or intended for use in coker plants. Tube Turns has no record indicating that it knew that the elbow would be used in this unintended fashion. Accordingly, Tube Turns has been advised by its counsel that it should not be liable for the damages caused by the failure of the allegedly improperly installed elbow. There is no assurance, however, that Tube Turns will be dismissed or found not liable. The litigation is in the initial stages and should Tube Turns ultimately be found liable, the damages could exceed Tube Turns' insurance policy limits which could materially and adversely affect Tube Turns' financial performance. Neither Tube Turns nor GTC are indemnified for this potential liability above the insurance policy limits.

                          THE REORGANIZATION PARTIES

     Group Technologies Corporation. GTC is a leading provider of advanced manufacturing, engineering and testing services to the OEMs of electronic products. GFP owns approximately 80% of the issued and outstanding shares of GTC Common Stock.

     GTC was incorporated under the laws of the State of Florida in 1988. Its principal executive offices are located at 10901 Malcolm McKinley Drive, Tampa, Florida 33612, and its telephone number is (813) 972-6000.

     Group Financial Partners, Inc. GFP is a privately held holding company whose principal assets are the shares of GTC, Tube Turns and Bell owned by it.

     GFP was incorporated under the laws of the State of Kentucky in 1982. Its principal executive offices are located at 455 Fourth Avenue, Louisville, Kentucky 40202, and its telephone number is (502) 585-5544.

     Tube Turns Technologies, Inc. Tube Turns provides a range of manufacturing services for heavy industry and manufactures a number of proprietary engineered products. GFP owns approximately 96% of the issued and outstanding shares of the Tube Turns Common Stock.

     Tube Turns was incorporated under the laws of the State of Kentucky in 1954. Its principal executive offices are located at 2900 West Broadway, Louisville, Kentucky 40232, and its telephone number is (502) 774-6300.

     Bell Technologies, Inc. Bell provides a range of outsourcing services and manufactures a series of specialty electronic products. GFP owns approximately 93% of the issued and outstanding shares of the Bell Common Stock.

     Bell was incorporated under the laws of the State of Florida in 1986. Its principal executive offices are located at 6120 Hanging Moss Road, Orlando, Florida 32807, and its telephone number is (407) 678-6900.

                            THE GFP SPECIAL MEETING

PURPOSES OF THE GFP SPECIAL MEETING

     The Reorganization. At the GFP Special Meeting, holders of GFP Common Stock will consider and vote upon a proposal to approve the Reorganization Agreement.

     THE MEMBERS OF THE GFP BOARD UNANIMOUSLY APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT AND THE REORGANIZATION AND RECOMMEND THAT GFP'S SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT. SEE "THE REORGANIZATION--BACKGROUND OF THE REORGANIZATION," "THE REORGANIZATION--REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE GFP BOARD," AND "THE REORGANIZATION--INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION."

      Other Matters. GFP's shareholders will also consider and vote upon such other matters that may properly come before the GFP Special Meeting.

RECORD DATE; VOTING RIGHTS; PROXIES

     The GFP Board has fixed the close of business on February __, 1997 as the GFP Record Date for determining holders entitled to notice of and to vote at the GFP Special Meeting.

     As of the GFP Record Date, there were 315,916 shares of GFP Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of GFP Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF A PROPERLY EXECUTED PROXY HAS BEEN RETURNED AND NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF GFP COMMON STOCK WILL BE VOTED IN FAVOR OF THE REORGANIZATION AGREEMENT IN ACCORDANCE WITH THE RECOMMENDATION OF THE GFP BOARD. GFP does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the GFP Special Meeting. If any other matter or matters are properly presented for action at the GFP Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of GFP, by signing and returning a later dated proxy, or by voting in person at the GFP Special Meeting; however, mere attendance at the GFP Special Meeting will not in and of itself have the effect of revoking the proxy.

SOLICITATION OF PROXIES

     GFP will bear its own cost of solicitation of proxies. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of GFP Common Stock held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of GFP, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with shareholders or their representatives.

DISSENTERS' RIGHTS

     Pursuant to KRS 271B.13-010 to 271B.13-310, any shareholder of GFP who desires to dissent from the Reorganization must deliver a written objection to the Reorganization to GFP before the vote on the Reorganization at the GFP Special Meeting and must not vote his shares in favor of the Reorganization. The failure to vote against the Reorganization will not constitute a waiver of the shareholders' dissenters' rights if all statutory requisites are satisfied; a vote against the proposed Reorganization will not itself satisfy the notice requirement of the dissenters' right statute. If the Reorganization is approved by the required vote, the surviving corporation must deliver, within ten (10) days after the date of the GFP Special Meeting, a written notice to each shareholder who has properly delivered a written objection to the Reorganization and did not vote in favor of the Reorganization. Such notice (the "Dissenters' Notice") must: (i) state where the dissenter must send a payment demand and when and where the dissenter must deliver certificates for his shares; (ii) supply a form for the shareholders' demand for payment; (iii) set a date, not fewer than thirty (30) days nor more than sixty (60) days after the dissenters' notice is delivered, by which date the surviving corporation must receive the shareholders' payment demand; and (iv) include a copy of KRS 271B.13-010 to 271B.13-310. A shareholder who is sent the Dissenters' Notice must demand payment, certify whether he acquired beneficial ownership of his shares before the date of the first announcement of the Reorganization (as set forth in the Dissenters' Notice) and deposit his certificates in accordance with the terms of the Dissenters' Notice. Any shareholder failing to demand payment by the dates specified in the Dissenters' Notice or failing to deposit his share certificates at the place and by the times specified in the Dissenters' Notice will be bound by the terms of the proposed Reorganization.

     At the Effective Time of the Reorganization, or upon its receipt of a payment demand from the shareholder, the surviving corporation must pay the amount the surviving corporation estimates to be the fair value of the shares, plus accrued interest, to each dissenter who properly submits payment demand and deposits his shares. The payment must be accompanied by certain of the surviving corporation's financial statements, a statement of the surviving corporation's estimate of the fair value of the shares, an explanation of how interest was calculated and a statement of the dissenters' right to demand payment if dissatisfied with the payment. The surviving corporation may elect to withhold payment from any dissenter who became the beneficial owner of shares after the date of the first announcement of the Reorganization, in which case the surviving corporation must send an offer to pay its estimate of the fair value of the shares, together with a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment if dissatisfied with the offer.

     A dissenting shareholder may notify the surviving corporation in writing of his own estimate of the fair value of the shares and the amount of interest due, and demand payment of his estimate (less any payment already received), or in the case of a dissenter who acquired his shares after the first announcement of the Reorganization, reject the surviving corporation's offer and demand payment of his estimate of the fair value of the shares and interest due, if: (i) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (ii) the surviving corporation fails to make payment within sixty (60) days after the date set for demanding payment in the dissenters' notice, or (iii) if the Reorganization does not occur, and the surviving corporation fails to return deposited certificates within sixty (60) days after the date set for demanding payment. A dissenter waives his rights to demand payment if dissatisfied with the surviving corporation's payment for his shares or offer to pay if the dissenter fails to notify the surviving corporation in writing within thirty
(30) days after the surviving corporation made or offered payment for his shares.

     If a dissenter's demand for payment remains unsettled, the surviving corporation must commence a proceeding within sixty (60) days after receiving payment demand in the Jefferson Circuit Court of Jefferson County, Kentucky, and petition the Court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within the sixty (60) day period, it must pay each dissenter whose demand remains unsettled the amount the dissenter demanded. The surviving corporation also must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter will be entitled to judgment for the amount, if any, for which the Court finds the fair value of his shares, plus interest, exceeds the amount paid by the surviving corporation, or the fair value plus accrued interest of any shares for which the surviving corporation offered to pay its estimate of the fair value of such shares.

     All costs of the proceedings will be assessed against the surviving corporation, except the Court may assess the costs against all or some of the dissenters, in amounts the Court finds equitable, to the extent the Court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The Court may also assess the fees and expenses of counsel and experts for the respective parties in the amount the Court finds equitable, (i) against the surviving corporation and in favor of any or all dissenters, if the Court finds the surviving corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280, or (ii) against either the surviving corporation or a dissenter, in favor of any other party, if a Court finds the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the Court finds that the services of counsel for any dissenter was of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the surviving corporation, the Court may award to these counselors reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     The foregoing summary of the rights of dissenting shareholders is qualified in its entirety by reference to the provisions of KRS 271B.13-010 to 271B.13-310, which are set forth in full in Appendix B to this Joint Proxy Statement/Prospectus.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of GFP Common Stock entitled to vote at the GFP Special Meeting is necessary to constitute a quorum at the GFP Special Meeting. Abstentions will be counted for purposes of determining whether a quorum is present at the GFP Special Meeting.

REQUIRED VOTE

     Assuming a quorum is present, the approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes entitled to be cast by holders of GFP Common Stock. As of the GFP Record Date, directors and executive officers and their affiliates, and persons and entities related to the foregoing, were beneficial holders of 315,467 shares of GFP Common Stock, representing approximately 100% of the issued and outstanding shares of GFP Common Stock entitled to vote at the GFP Special Meeting. The affirmative votes of the holders of such shares will affect the outcome of the vote.

     Votes cast by proxy or in person at the GFP Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as shares not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     THE MATTERS TO BE CONSIDERED AT THE GFP SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF GFP. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                        THE TUBE TURNS SPECIAL MEETING

PURPOSES OF THE TUBE TURNS SPECIAL MEETING

     The Reorganization. At the Tube Turns Special Meeting, holders of Tube Turns Common Stock will consider and vote upon a proposal to approve the Reorganization Agreement.

     THE DISINTERESTED MEMBERS OF THE TUBE TURNS BOARD UNANIMOUSLY APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT AND THE REORGANIZATION AND RECOMMEND THAT TUBE TURNS' SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT. SEE "THE REORGANIZATION--BACKGROUND OF THE REORGANIZATION," "THE REORGANIZATION-- REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE TUBE TURNS BOARD," AND "THE REORGANIZATION--INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION."

     Other Matters. Tube Turns' shareholders will also consider and vote upon such other matters that may properly come before the Tube Turns Special Meeting.

RECORD DATE; VOTING RIGHTS; PROXIES

     The Tube Turns Board has fixed the close of business on February __, 1997 as the Tube Turns Record Date for determining holders entitled to notice of and to vote at the Tube Turns Special Meeting.

     As of the Tube Turns Record Date, there were 1,338,630 shares of Tube Turns Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Tube Turns Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF A PROPERLY EXECUTED PROXY HAS BEEN RETURNED AND NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF TUBE TURNS COMMON STOCK WILL BE VOTED IN FAVOR OF THE REORGANIZATION AGREEMENT IN ACCORDANCE WITH THE RECOMMENDATION OF THE TUBE TURNS BOARD. Tube Turns does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the Tube Turns Special Meeting. If any other matter or matters are properly presented for action at the Tube Turns Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Tube Turns, by signing and returning a later dated proxy, or by voting in person at the Special Meeting; however, mere attendance at the Tube Turns Special Meeting will not in and of itself have the effect of revoking the proxy.

SOLICITATION OF PROXIES

     Tube Turns will bear its own cost of solicitation of proxies. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Tube Turns Common Stock held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Tube Turns, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with shareholders or their representatives.

DISSENTERS' RIGHTS

     Pursuant to KRS 271B.13-010 to 271B.13-310, any shareholder of Tube Turns who desires to dissent from the Reorganization must deliver a written objection to the Reorganization to Tube Turns before the vote on the Reorganization at the Tube Turns Special Meeting and must not vote his shares in favor of the Reorganization. The failure to vote against the Reorganization will not constitute a waiver of the shareholders' dissenters' rights if all statutory requisites are satisfied; a vote against the proposed Reorganization will not itself satisfy the notice requirement of the dissenters' right statute. If the Reorganization is approved by the required vote, the surviving corporation must deliver, within ten (10) days after the date of the Tube Turns Special Meeting, a written notice to each shareholder who has properly delivered a written objection to the Reorganization and did not vote in favor of the Reorganization. Such notice (the "Dissenters' Notice") must: (i) state where the dissenter must send a payment demand and when and where the dissenter must deliver certificates for his shares; (ii) supply a form for the shareholders' demand for payment;
(iii) set a date, not fewer than thirty (30) days nor more than sixty (60) days after the dissenters' notice is delivered, by which date the surviving corporation must receive the shareholders' payment demand; and (iv) include a copy of KRS 271B.13-010 to 271B.13-310. A shareholder who is sent the dissenters' notice must demand payment, certify whether he acquired beneficial ownership of his shares before the date of the first announcement of the Reorganization (as set forth in the Dissenters' Notice) and deposit his certificates in accordance with the terms of the Dissenters' Notice. Any shareholder failing to demand payment by the dates specified in the Dissenters' Notice or failing to deposit his share certificates at the place and by the times specified in the Dissenters' Notice will be bound by the terms of the proposed Reorganization.

     At the Effective Time of the Reorganization, or upon its receipt of a payment demand from the shareholder, the surviving corporation must pay the amount the surviving corporation estimates to be the fair value of the shares, plus accrued interest, to each dissenter who properly submits payment demand and deposits his shares. The payment must be accompanied by certain of the surviving corporation's financial statements, a statement of the surviving corporation's estimate of the fair value of the shares, an explanation of how interest was calculated and a statement of the dissenters' right to demand payment if dissatisfied with the payment. The surviving corporation may elect to withhold payment from any dissenter who became the beneficial owner of shares after the date of the first announcement of the Reorganization, in which case the surviving corporation must send an offer to pay its estimate of the fair value of the shares, together with a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment if dissatisfied with the offer.

     A dissenting shareholder may notify the surviving corporation in writing of his own estimate of the fair value of the shares and the amount of interest due, and demand payment of his estimate (less any payment already received), or in the case of a dissenter who acquired his shares after the first announcement of the Reorganization, reject the surviving corporation's offer and demand payment of his estimate of the fair value of the shares and interest due, if: (i) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (ii) the surviving corporation fails to make payment within sixty (60) days after the date set for demanding payment in the dissenters' notice, or (iii) if the Reorganization does not occur, and the surviving corporation fails to return deposited certificates within sixty (60) days after the date set for demanding payment. A dissenter waives his rights to demand payment if dissatisfied with the surviving corporation's payment for his shares or offer to pay if the dissenter fails to notify the surviving corporation in writing within thirty
(30) days after the surviving corporation made or offered payment for his shares.

     If a dissenter's demand for payment remains unsettled, the surviving corporation must commence a proceeding within sixty (60) days after receiving payment demand in the Jefferson Circuit Court of Jefferson County, Kentucky, and petition the Court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within the sixty (60) day period, it must pay each dissenter whose demand remains unsettled the amount the dissenter demanded. The surviving corporation also must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter will be entitled to judgment for the amount, if any, for which the Court finds the fair value of his shares, plus interest, exceeds the amount paid by the surviving corporation, or the fair value plus accrued interest of any shares for which the surviving corporation offered to pay its estimate of the fair value of such shares.

     All costs of the proceedings will be assessed against the surviving corporation, except the Court may assess the costs against all or some of the dissenters, in amounts the Court finds equitable, to the extent the Court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The Court may also assess the fees and expenses of counsel and experts for the respective parties in the amount the Court finds equitable, (i) against the surviving corporation and in favor of any or all dissenters, if the Court finds the surviving corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280, or (ii) against either the surviving corporation or a dissenter, in favor of any other party, if a Court finds the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the Court finds that the services of counsel for any dissenter was of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the surviving corporation, the Court may award to these counselors reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     The foregoing summary of the rights of dissenting shareholders is qualified in its entirety by reference to the provisions of KRS 271B.13-010 to 271B.13-310, which are set forth in full in Appendix B to this Joint Proxy Statement/Prospectus.

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Tube Turns Common Stock entitled to vote at the Tube Turns Special Meeting is necessary to constitute a quorum at the Tube Turns Special Meeting. Abstentions will be counted for purposes of determining whether a quorum is present at the Tube Turns Special Meeting.

REQUIRED VOTE

     Assuming a quorum is present, the approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes entitled to be cast by holders of Tube Turns Common Stock. As of the Tube Turns Record Date, directors and executive officers and their affiliates, and persons and entities related to the foregoing, were beneficial holders of 1,314,197 shares of Tube Turns Common Stock, representing approximately 98.2% of the issued and outstanding shares of Tube Turns Common Stock entitled to vote at the Tube Turns Special Meeting. The affirmative votes of the holders of such shares will affect the outcome of the vote.

     Votes cast by proxy or in person at the Tube Turns Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as shares not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     THE MATTERS TO BE CONSIDERED AT THE TUBE TURNS SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF TUBE TURNS. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                           THE BELL SPECIAL MEETING

PURPOSES OF THE BELL SPECIAL MEETING

     The Reorganization. At the Bell Special Meeting, holders of Bell Common Stock will consider and vote upon a proposal to approve the Reorganization Agreement.

     THE DISINTERESTED MEMBERS OF THE BELL BOARD UNANIMOUSLY APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT AND THE REORGANIZATION AND RECOMMEND THAT BELL'S SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT. SEE "THE REORGANIZATION--BACKGROUND OF THE REORGANIZATION," "THE REORGANIZATION--REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE BELL BOARD," AND "THE REORGANIZATION--INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION."

     Other Matters. Bell's shareholders will also consider and vote upon such other matters that may properly come before the Bell Special Meeting.

 RECORD DATE; VOTING RIGHTS; PROXIES

     The Bell Board has fixed the close of business on February__, 1997 as the Bell Record Date for determining holders entitled to notice of and to vote at the Bell Special Meeting.

     As of the Bell Record Date, there were 906,833 shares of Bell Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Bell Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF A PROPERLY EXECUTED PROXY HAS BEEN RETURNED AND NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF BELL COMMON STOCK WILL BE VOTED IN FAVOR OF THE REORGANIZATION AGREEMENT IN ACCORDANCE WITH THE RECOMMENDATION OF THE BELL BOARD. Bell does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the Bell Special Meeting. If any other matter or matters are properly presented for action at the Bell Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Bell by signing and returning a later dated proxy, or by voting in person at the Bell Special Meeting; however, mere attendance at the Bell Special Meeting will not in and of itself have the effect of revoking the proxy.

 SOLICITATION OF PROXIES

     Bell will bear its own cost of solicitation of proxies. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of Bell Common Stock held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Bell, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with shareholders or their representatives.

 DISSENTERS' RIGHTS

     A shareholder of Bell may dissent from the Reorganization and receive in cash the fair value, as of the day prior to the Bell Special Meeting, of the shares of Bell Common Stock held by such shareholder pursuant to Sections 607.1301, 607.1302 and 607.1320 of the FBCA (the "Florida Dissent Provisions"). Such fair value is exclusive of any appreciation or depreciation in anticipation of the Reorganization, unless such exclusion would be inequitable. The appraisal value of the Bell Common Stock may differ from the consideration that a shareholder of Bell is entitled to receive in the Reorganization. The following is a summary of the Florida Dissent Provisions, the full text of which is set forth as Appendix C to this Joint Proxy Statement/Prospectus.

     Under the Florida Dissent Provisions, a shareholder of Bell may dissent from the Reorganization by following the following procedures: (i) the dissenting shareholder must deliver to Bell, prior to the Bell Special Meeting, written notice of his intent to demand payment for his shares; (ii) the dissenting shareholder must refrain from voting in favor of the Reorganization;
 (iii) within ten (10) days after the date of the Bell Special Meeting, Bell shall give written notice of authorization of the Reorganization by the shareholders to such dissenting shareholder; and (iv) within twenty (20) days after the giving of notice to the dissenting shareholder, the dissenting shareholder shall file with Bell a notice of election and a demand for payment of the fair value of his shares. Any dissenting shareholder filing an election to dissent shall deposit his certificates for certificated shares with Bell simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the shares of Bell Common Stock held by him, and in such event, he is treated as two separate shareholders. Once Bell offers to pay the dissenting shareholder for his shares, the notice of election cannot be withdrawn except with the consent of Bell. However, the right of a dissenting shareholder to be paid the fair value of his shares shall cease if (i) the demand is withdrawn, (ii) the proposed Reorganization is abandoned, (iii) no demand or petition for determination of fair value by a court has been made or is filed within the time provided by law or (iv) a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by the Florida Dissent Provisions.

     Within ten (10) days after the later of the expiration of the period in which the dissenting shareholder may file his notice of election to dissent or the Effective Time of the Reorganization, the corporation is required to make a written offer to each dissenting shareholder to purchase the shares of Bell Common Stock at a price deemed by the surviving corporation to be the fair value of such shares. If, within thirty (30) days after the making of such offer, any shareholder accepts the same, payment therefor shall be made within ninety (90) days after the later of the date such offer was made or the consummation of the Reorganization. However, if, within such thirty (30) day period, the surviving corporation and the dissenting shareholder are unable to agree with respect to a price, then the surviving corporation, within thirty
 (30) days after receipt of written demand from such dissenting shareholder given within sixty (60) days after the Effective Time of the Reorganization, shall, or at its election within such period may, file an action in a court of competent jurisdiction in the county in which Bell maintained its registered office requesting that the fair value of the shares of Bell Common Stock be determined. If Bell or the surviving corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of Bell. All dissenting shareholders, except for those that have agreed upon a value with the corporation, are deemed to be parties to the proceeding as an action against their shares. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The surviving corporation shall pay each dissenting shareholder the amount found to be due within ten (10) days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of Bell Common Stock.

     Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The cost and expenses of any such dissent proceeding shall be determined by the court and shall be assessed against the surviving corporation, but all or any part of such costs and expenses may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that the surviving corporation made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary, vexatious or not in good faith. The expenses awarded by the court shall include compensation for, and reasonable expenses of any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of Bell Common Stock, as determined by the proceeding, materially exceeds the amount which the corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert attorney or expert employed by the shareholder in the proceeding.

     The foregoing is only a summary of the Florida Dissent Provisions. The full text of such provisions is set forth as Appendix C to this Joint Proxy Statement/Prospectus and each Bell shareholder is urged to read these provisions carefully.

 QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Bell Common Stock entitled to vote at the Bell Special Meeting is necessary to constitute a quorum at the Bell Special Meeting. Abstentions will be counted for purposes of determining whether a quorum is present at the Bell Special Meeting.

 REQUIRED VOTE

     Assuming a quorum is present, the approval of the Reorganization Agreement requires the affirmative vote of a majority of the votes entitled to be cast by holders of Bell Common Stock. As of the Bell

Record Date, directors and executive officers and their affiliates, and persons and entities related to the foregoing, were beneficial holders of 855,582 shares of Bell Common Stock, representing approximately 94.3% of the issued and outstanding shares of Bell Common Stock entitled to vote at the Bell Special Meeting. The affirmative votes of the holders of such shares will affect the outcome of the vote.


     Votes cast by proxy or in person at the Bell Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as shares not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     THE MATTERS TO BE CONSIDERED AT THE BELL SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF BELL. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                           THE GTC SPECIAL MEETING

PURPOSES OF THE GTC SPECIAL MEETING

     At the GTC Special Meeting, holders of GTC Common Stock will consider and vote upon:

     (i) the Reorganization Agreement, including the issuance of shares of GTC Common Stock in accordance with the Reorganization Agreement;

     (ii) a proposed amendment to the GTC Articles to change the name of GTC to Avcor Solutions, Inc.;

     (iii) a proposed amendment to the GTC Articles to increase the number of authorized shares of GTC Common Stock from 40,000,000 shares to 60,000,000 shares;

     (iv) a proposed Amendment to the GTC Articles to create a class of 10,000,000 shares of nonvoting common stock;

     (v) a proposed amendment to the Key Employees Plan to increase the number of shares of GTC Common Stock available for issuance thereunder;

     (vi) a proposed amendment to the Independent Directors' Plan to increase the number of shares of GTC Common Stock available for issuance thereunder; and

     (vii) any other matters that may properly come before the GTC Special Meeting.

 PROPOSAL TO AMEND THE GTC ARTICLES TO CHANGE THE CORPORATE NAME

     GTC proposes to amend the GTC Articles to change the name of GTC to Avcor Solutions, Inc. If the proposed amendment is adopted, Article I of GTC's Articles will read as follows:

           Name. The name of the Corporation is Avcor Solutions, Inc.

     The GTC Board recommends a vote by shareholders in favor of changing the name of GTC to Avcor Solutions, Inc. for a number of reasons, including among others: (i) the majority of GTC's revenue and earnings post-Reorganization are expected to be derived from customers and markets outside of the contract manufacturing industry; (ii) the company post-Reorganization will operate as a holding company, with each of GTC, Tube Turns and Bell operating as semi-autonomous, wholly-owned subsidiaries; and (iii) the desire of the GTC Board to establish a clear distinction between the operations of the holding company and that of its subsidiaries. The name change may result in some initial confusion among investors and may lead to some problems as investors adjust to the name change and an expected change in the symbol under which GTC's stock is quoted on the Nasdaq Stock Market; however, the GTC Board expects the potential benefits to be derived from the Reorganization and the name change to outweigh the potential negative results. See "Reasons for the Reorganization; Recommendation of the Special Committee and the GTC Board."

     THE GTC BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO CHANGE THE NAME OF GTC TO AVCOR SOLUTIONS, INC. PROPERLY EXECUTED PROXIES SOLICITED BY THE GTC BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

 PROPOSAL TO AMEND THE GTC ARTICLES TO INCREASE THE AUTHORIZED COMMON STOCK FROM 40,000,000 SHARES TO 60,000,000 SHARES

     The GTC Board has adopted and recommended to the shareholders a proposal to amend the GTC Articles to increase the number of authorized shares of GTC Common Stock from 40,000,000 shares to 60,000,000 shares. This amendment is recommended because the presently authorized capital stock of GTC (40,000,000 shares of GTC Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock")) is not adequate to cover the number of shares necessary for issuance if the Reorganization is approved. Assuming a GTC Average Closing Price of $1.50, 38,819,673 shares of GTC Common Stock will be issued to the shareholders of GFP, Tube Turns and Bell in connection with the Merger Transactions which, when combined with the 3,181,004 shares of GTC Common Stock currently held by the existing Unaffiliated Shareholders, would exceed the 40,000,000 shares of authorized GTC Common Stock prior to adoption of this proposed amendment. Upon approval of this proposed amendment, consummation of the Merger Transactions and issuance of the new shares of GTC Common Stock to the shareholders of Bell, Tube Turns and GFP in accordance with the Reorganization Agreement, assuming the GTC Average Closing Price is $1.50, there would be 42,000,677 shares of GTC Common Stock outstanding and 17,999,323 shares of GTC Common Stock would remain authorized but unissued. In addition to authorizing shares necessary for the Reorganization, the GTC Board believes that the availability of the additional authorized but unissued shares for other corporate purposes, without delay or the necessity for an additional special shareholders' meeting, would be beneficial to GTC. GTC has pursued a strategy of making select acquisitions of companies in related industries and continues to explore opportunities to implement its acquisition strategy. In connection with any such acquisition, it may be desirable for GTC to issue equity securities in exchange for equity securities of the company to be acquired. Alternatively, it may be desirable to issue equity securities in a public offering or offerings subsequent to an acquisition in order to reduce or eliminate any debt incurred in connection with such acquisition, or GTC may issue shares of equity securities as a means of raising capital for the purpose of facilitating a prospective acquisition or acquisitions. However, other than the Reorganization and the outstanding options and warrants of GTC, GTC does not have any immediate plans, arrangements, commitments, or understandings with respect to the issuance of any of the additional shares of GTC Common Stock which would be authorized by the proposed amendment.

     The holders of any of the additional shares of GTC Common Stock issued in the future would have the same rights and privileges as the holders of the shares of GTC Common Stock currently authorized and outstanding.

     THE GTC BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND GTC'S ARTICLES TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK TO 60,000,000 SHARES. PROPERLY EXECUTED PROXIES SOLICITED BY THE GTC BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

 PROPOSAL TO AMEND THE GTC ARTICLES TO CREATE A CLASS OF NONVOTING COMMON STOCK

     The GTC Board has approved and recommends that the shareholders approve an amendment to GTC's Articles creating a class of 10,000,000 shares of nonvoting common stock, par value $.01 per share, to be designated "Nonvoting Common Stock" which will have dividends and distribution rights, rights on dissolution or merger and rights respecting recapitalization of GTC identical to the rights of GTC Common Stock. The Nonvoting Common Stock will not have voting rights except for those voting rights required by the FBCA.

     If adopted, this proposed amendment would enable GTC to issue up to 10,000,000 shares of nonvoting equity securities in acquisitions, mergers or other transactions, or for general corporate purposes, without diluting the voting power of holders of GTC Common Stock. The GTC Board believes that the maintenance of beneficial, long-term supplier, customer and employee relationships will be enhanced by preservation of the current voting control of GTC in the Gill Family. Currently, Robert E. Gill, his wife and their sons, including Jeffrey T. Gill, Chairman of the GTC Board, indirectly control an aggregate of approximately 80% of the total votes of GTC Common Stock which will increase to approximately 87% upon completion of the Reorganization assuming a $1.50 GTC Average Closing Price. Accordingly, the Company believes that in certain circumstances it may be desirable to issue nonvoting equity securities, such as shares of the proposed Nonvoting Common Stock, to enable GTC to effect acquisitions or raise capital without materially altering the current voting control of the holders of GTC Common Stock. Issuance of additional equity securities could significantly dilute the voting power of holders of GTC Common Stock.

     GTC's Common Stock is currently authorized for quotation on the Nasdaq Stock Market. Accordingly, GTC must comply with the qualification requirements established by Nasdaq to continue to have its common stock quoted on the Nasdaq Stock Market. Currently, pursuant to the requirements of Rule 19c-4 promulgated by the Commission (the "Rule"), Nasdaq will withhold or deny authorization for a quotation of any common stock if the issuer issues any class of security, or takes other corporate action, with the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class of common stock of such issuer. Accordingly, any issuance of shares of Nonvoting Common Stock in an exchange offer for shares of GTC Common Stock may be prohibited and the issuance of shares of GTC Common Stock subsequent to the issuance of shares of Nonvoting Common Stock may be restricted, depending on the facts and circumstances under which such shares are issued. While the issuance of securities with lesser voting rights than an existing class of securities is generally not prohibited by the Rule, the issuance of such securities as dividends or in mergers or acquisitions may, depending on the facts and circumstances, involve application of the Rule. Accordingly, GTC may seek advice from the NASD to clarify application of the Rule to any proposed transaction.

     GTC is seeking approval of the proposed amendment for strategic purposes and has no present plan or intention to issue any shares of Nonvoting Common Stock.

     No further action or authorization by GTC's shareholders would be necessary prior to the issuance of shares of Nonvoting Common Stock unless required by applicable law or regulatory agencies or by the rules of Nasdaq or any stock exchange on which GTC securities may then be listed.

     Shareholders of GTC do not have any preemptive rights to subscribe for any shares of GTC Common Stock or Nonvoting Common Stock that may be issued.

     The complete text of the proposed amendments is set forth as Appendix D to this Joint Proxy Statement/Prospectus.

USE OF AUTHORIZED STOCK FOR ANTI-TAKEOVER DEFENSES

     As stated above, GTC has no immediate plans, arrangements, commitments, or understandings with respect to the issuance of any additional shares of GTC Common Stock or Nonvoting Common Stock which would be authorized by the proposed amendments. However, the increased authorized shares could be used to make a takeover attempt more difficult such as by using the shares to make a counter-offer for the shares of the bidder or by selling shares of authorized but unissued GTC Common Stock to dilute the voting power of the bidder. As of this date, the GTC Board is unaware of any specific effort to accumulate shares of GTC Common Stock or to obtain control of GTC by means of a merger, tender offer, solicitation in opposition to management or otherwise. As long as the Gill Family maintains control, it is unlikely that such an effort would occur.

     GTC also has 1,000,000 shares of authorized Preferred Stock which have not been issued. The GTC Board (subject to applicable law or rules of regulatory agencies and requirements of stock exchanges or the Nasdaq Stock Market) has the power to issue the Preferred Stock without further shareholder approval, with such rights as the GTC Board deems advisable, including conversion rights, redemption rights, and liquidation rights. The Preferred Stock could be issued to deter a takeover by establishing the terms of the Preferred Stock so as to make the takeover substantially more expensive.

DESCRIPTION OF VOTING COMMON STOCK AND NONVOTING COMMON STOCK

     The GTC Common Stock and Nonvoting Common Stock are identical in all respects, except as follows:

     Each share of GTC Common Stock entitles the holder thereof to one vote on each matter submitted to a shareholders' vote, while no shares of Nonvoting Common Stock have any voting rights, except for those voting rights required by the FBCA.

     Subject to the limitations described in the GTC Articles, holders of the GTC Common Stock and Nonvoting Common Stock participate equally in any dividends (payable in cash, stock or property) and stock splits, when and as declared by the GTC Board, out of legally available assets of the corporation; provided, however, that, in the event of a stock split, or a pro rata stock dividend of like shares declared on outstanding shares, the holders of GTC Common Stock will receive shares of GTC Common Stock and the holders of Nonvoting Common Stock will receive shares of Nonvoting Common Stock.

     In the event GTC is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the GTC Common Stock and Nonvoting Common Stock participate equally in any distribution.

     If at any time while there are shares of GTC Common Stock and Nonvoting Common Stock issued and outstanding, the GTC Board determines, in its sole discretion, that legislation or regulations are enacted or any judicial or administrative determination is made which would prohibit the quotation, listing, or trading of GTC's Common Stock or Nonvoting Common Stock on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, or which would otherwise have a material adverse effect on GTC, due to GTC having more than one class of common shares outstanding, then the GTC Board may by reversion convert all outstanding shares of Nonvoting Common Stock into GTC Common Stock on a share-for-share basis. To the extent practicable, notice of such conversion of Nonvoting Common Stock specifying the date fixed for said conversion shall be mailed, postage prepaid, at least ten (10) days but not more than thirty (30) days prior to said conversion date to the holders of record of shares of GTC Common Stock and Nonvoting Common Stock at their respective addresses as the same shall appear on the books of the corporation; provided, however, that no failure or inability to provide such notice will limit the authority or ability of the GTC Board to convert all outstanding shares of Nonvoting Common Stock into GTC Common Stock.

     THE GTC BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND GTC'S ARTICLES TO CREATE A CLASS OF 10,000,000 SHARES OF NONVOTING COMMON STOCK. PROPERLY EXECUTED PROXIES SOLICITED BY THE GTC BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

PROPOSAL TO APPROVE AMENDMENT TO GTC'S 1994 STOCK OPTION PLAN FOR KEY EMPLOYEES

     The GTC Board has approved and recommends that the shareholders approve the amendment to the Key Employees Plan to increase the number of shares reserved thereunder to 5,000,000 shares of Common Stock. The Key Employees Plan was adopted by the GTC Board and approved at the 1995 annual meeting of shareholders of GTC. At a meeting of the GTC Board in December 1996, the GTC Board adopted a proposal to amend the Key Employees Plan to increase the aggregate number of shares of GTC Common Stock reserved for issuance under the Key Employees Plan from 800,000 shares to 5,000,000 shares. A copy of the Key Employees Plan, as amended by the GTC Board, is attached hereto as Appendix E. The proposal to amend the Key Employees Plan is subject to shareholder approval. The Key Employees Plan provides for the grant of incentive stock options (which satisfy the requirements of Section 422(b) of the Code) ("ISOs") and nonqualified stock options (which do not satisfy such requirements) ("NSOs") to key employees of GTC. The material features of the Key Employees Plan as currently in effect are described below.

     As of December 31, 1996, there were stock options outstanding covering 486,058 shares of GTC Common Stock held by 38 persons and only 313,942 shares of GTC Common Stock remained available for future awards under the Key Employees Plan. As a part of the Reorganization, GTC will provide to option holders of GFP, Tube Turns and Bell substitute options entitling them to acquire 3,960,053 of GTC Common Stock based upon an assumed GTC Average Closing Price of $1.50. The purpose of the proposal is to increase the aggregate number of shares of GTC Common Stock that may be issued under the Key Employees Plan by 4,200,000 shares in order to cover these replacement options. In addition, if the proposal is adopted, there will be 356,581 shares reserved for which options will not have been granted, assuming the $1.50 GTC Average Closing Price, which may be used in the future to grant options to employees of GTC who are eligible to participate in the Key Employees Plan.

     The following constitutes a brief discussion of the material features of the Key Employees Plan and is qualified in its entirety by reference to the copy of the Key Employees Plan, as amended, which is attached as Appendix E to this Joint Proxy Statement/Prospectus. The Key Employees Plan permits the grant of both ISOs, within the meaning of Section 422 of the Code, and NSOs to key employees, including directors of GTC who are also employees.

     The Key Employees Plan is administered by the Option Plan Committee of the GTC Board (the "Plan Committee"). None of the members of the Plan Committee are eligible to receive options under the Key Employees Plan. An employee is selected to receive options under the Key Employees Plan at the discretion of the Plan Committee based upon the employee's past contributions to GTC or the Plan Committee's expectations of the employee's ability to contribute materially in the future to the successful performance of GTC. The Plan Committee also determines the number of shares subject to each option, fixes the period during which each option may be exercised and fixes the prices at which shares subject to options may be purchased. The aggregate fair market value (determined as of the date the option is granted) of the GTC Common Stock for which ISOs will first become exercisable by a grantee in any calendar year under all ISO plans of GTC and its subsidiaries can not exceed $100,000. The Plan Committee will make any other determinations necessary or advisable for the administration of the Key Employees Plan.

     The Key Employees Plan, as amended, will authorize the issuance of up to 5,000,000 shares of GTC Common Stock. Currently the Key Employees Plan has 800,000 shares of GTC Common Stock authorized for issuance. The shares to be issued under the Key Employees Plan will be currently authorized but unissued shares or shares held by GTC in its treasury. The number of shares of the GTC Common Stock available under the Key Employees Plan will be subject to adjustment by the Plan Committee to prevent dilution in the event of a stock split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, stock dividend or certain other events. Shares of GTC Common Stock subject to unexercised options that expire or are terminated prior to the end of the period during which options may be granted will be restored to the number of shares available for issuance under the Key Employees Plan.

     Each option granted under the Key Employees Plan will be evidenced by an agreement which will establish the period in which the option may be exercised. The maximum term of each ISO is ten (10) years except for an ISO granted to an employee beneficially owning ten percent (10%) of the GTC Common Stock ("Ten Percent Owner"). The exercise period for ISOs granted to a Ten Percent Owner may not exceed five (5) years from the date of grant. The exercise price of all ISOs and NSOs granted under the Key Employees Plan must be at least 100% of the fair market value of such shares on the date of grant or, in the case of an ISO granted to a Ten Percent Owner, 110% of the fair market value of such shares.

     No part of any option may be exercised to the extent that the exercise would cause the grantee to have compensation from GTC in any year in excess of $1,000,000 and which is nondeductible to GTC pursuant to Section 162(m) of the Code and regulations issued thereunder. The purchase price of the shares to be paid to GTC at the time of exercise may be paid in cash or in such other consideration as the Plan Committee deems appropriate, including GTC Common Stock already owned by the grantee.

     Options granted pursuant to the Key Employees Plan are not transferable except upon the death of a grantee, in which event they may be transferred only in accordance with and to the extent provided for in the laws of descent and distribution of Florida. If a grantee's employment with GTC shall terminate for any reason other than death, disability or retirement, all rights to exercise his options shall terminate at the date of such termination of employment. If a grantee dies while employed by GTC or within three (3) months after termination of his employment due to a disability, the grantee's options may be exercised by the person to whom the grantee's options have passed by will or applicable law, at the earlier of the expiration date of the options or one (1) year after the grantee's death. If the grantee's employment is terminated because of a disability and the grantee has not died within the three (3) months following such termination, the grantee may exercise his options at the earlier of the expiration date or one (1) year after termination of his employment. If the grantee's employment terminates by reason of his retirement, his right to exercise his options shall terminate at the earlier of the expiration date of the options or three (3) months after the termination of employment. In certain cases, the GTC Board has amended the Key Employee Plan to allow for an extension.

     ISOs granted under the Key Employees Plan are intended to be "incentive stock options" as defined by Section 422 of the Code. Under present law, the grantee of an ISO will not realize taxable income upon the grant or the exercise of the ISO. GTC will not receive an income tax deduction at either of such times. If the grantee does not dispose of the shares of GTC Common Stock acquired upon exercising an ISO within either (i) two (2) years after the date of grant of the ISO, or (ii) one (1) year after the date shares of GTC Common Stock are transferred to the grantee pursuant to the exercise of the ISO, the gain upon a subsequent disposition of the shares will be taxed at capital gain rates. If the grantee, within either of the above periods, disposes of the shares of the GTC Common Stock acquired upon the exercise of an ISO, the grantee will recognize as ordinary income an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, GTC would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the grantee. The gain in excess of such amount recognized by the grantee as ordinary income would be taxed as a long-term capital gain or short-term capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

     The exercise of an ISO will result in the inclusion of the excess of the stock's fair market value on the date of exercise over the exercise price in the grantee's alternative minimum taxable income. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation.

     Upon exercise of a NSO granted under the Key Employees Plan or upon the exercise of an ISO that does not qualify for the tax treatment described above, the grantee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of the GTC Common Stock received over the exercise price of such shares. That amount increases the grantee's basis in the stock acquired pursuant to the exercise of the NSO or ISO not qualifying for the tax treatment described above. Upon a subsequent sale of the stock, the grantee will recognize short-term or long-term capital gain or loss depending on his holding period for the stock and upon the stock's subsequent appreciation or depreciation in value. GTC will be allowed a federal income tax deduction for the amount recognized as ordinary income by the grantee upon the grantee's exercise of the option.

     The Plan Committee granted the following options during the year ended December 31, 1995, each of which was exercisable on the date of grant and has a term of ten (10) years from the date of grant. The number of such options granted with respect to the Key Employees is set forth below:

                                                                                             WEIGHTED
                                                                                             AVERAGE
                                                                          NUMBER OF          EXERCISE         VALUE OF OPTIONS
NAME                                                                    OPTIONS GRANTED       PRICE       AT DECEMBER 31, 1996 (1)
----                                                                    ---------------       -----       -------------------------
J. Hardie Harris....................................................        30,000             $5.25                (2)
All current executive officers as a group (1 person)................        30,000              5.25                (2)
All employees, including all current officers who
   are not executive officers as a group
   (2 persons)......................................................        54,000              5.47                (2)

------------------

(1) Based on the closing price of GTC Common Stock as reported in the Nasdaq Stock Market on December 31, 1996 ($1.00 per share).
(2) Options were not "in the money" on December 31, 1996. The actual value of these options, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

     While the Plan Committee intends to continue the Key Employees Plan in effect until the scheduled termination date on October 27, 2004, the Plan Committee may modify, amend, or terminate the Key Employees Plan without a vote of the shareholders. The Plan Committee may seek shareholder approval of material amendments to the Key Employees Plan in order to qualify the options issued as ISOs under the Code and/or to meet the requirements for inclusion on the Nasdaq Stock Market or listing on any exchange on which GTC's securities are or may be listed.

     The affirmative vote of at least a majority of the shares of GTC Common Stock present at the GTC Special Meeting in person or by proxy and entitled to vote is required to approve the proposal to amend the Key Employees Plan. If not approved, the amendment will not become effective.

     THE GTC BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE KEY EMPLOYEES PLAN. PROXIES SOLICITED BY THE GTC BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

PROPOSAL TO APPROVE AMENDMENT TO GTC'S INDEPENDENT DIRECTORS' STOCK OPTION PLAN

     The Independent Directors' Plan was adopted by the GTC Board and approved at the 1995 annual meeting of shareholders of GTC. At a meeting of the GTC Board in December, 1996, the GTC Board adopted a proposal to amend the Independent Directors' Plan to increase the aggregate number of shares of GTC Common Stock reserved for issuance under the Independent Directors' Plan from 300,000 shares to 1,000,000 shares. A copy of the Independent Directors' Plan, as amended by the GTC Board, is attached hereto as Appendix F. The proposal to amend the Independent Directors' Plan is subject to shareholder approval. The Independent Directors' Plan provides for the grant of NSOs to independent directors of GTC. The material features of the Independent Directors' Plan as currently in effect are described below.

     As of December 31, 1996, there were stock options outstanding covering 114,322 shares of GTC Common Stock held by three persons and only 185,678 shares of GTC Common Stock remained available for future awards under the Independent Directors' Plan. As a part of the Reorganization, GTC will provide to independent director option holders of Bell substitute options to acquire shares of GTC Common Stock. The purpose of the proposal is to increase the aggregate number of shares of GTC Common Stock that may be issued under the Independent Directors' Plan by 700,000 shares. This proposal will provide for sufficient shares under the Independent Directors' Plan to accommodate the Reorganization. In addition, if the proposal is adopted, the directors of GTC who are eligible to participate in the Independent Directors' Plan could receive more benefits under the Independent Directors' Plan than they could if the proposal is not adopted.

     The following constitutes a brief discussion of the material features of the Independent Directors' Plan and is qualified in its entirety by reference to the copy of the Independent Directors' Plan, as amended, a copy of which is attached as Appendix F to this Joint Proxy Statement/Prospectus. Only members of the GTC Board who are not employees of GTC or any of its affiliates will be eligible to participate in the Independent Directors' Plan. There are currently three nonemployee members of the GTC Board ("Independent Directors"). In the event additional directors are elected to the GTC Board after the Reorganization who are not employees of GTC or any of its affiliates, each such director will be eligible to participate in the Independent Directors' Plan. William L. Healey and Robert Sroka currently serve as Directors of Bell and are expected to serve as Directors of GTC after the Reorganization.

     The Independent Directors' Plan is administered by the Plan Committee of the GTC Board. None of the members of the Plan Committee are eligible to receive options under the Independent Directors' Plan. The Plan Committee selects the Independent Directors who will be granted options and determines the number of shares subject to each option, fixes the period during which each option may be exercised and fixes the prices at which shares subject to options may be purchased. The Plan Committee will make any other determinations necessary or advisable for the administration of the Independent Directors' Plan.

     The Independent Directors' Plan, as amended, authorizes the issuance of up to 1,000,000 shares of GTC Common Stock. The shares to be issued under the Independent Directors' Plan will be currently authorized but unissued shares, or shares held by GTC in its treasury. The number of shares of GTC Common Stock available under the Independent Directors' Plan will be subject to adjustment by the Plan Committee to prevent dilution in the event of a stock split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, stock dividend or certain other events. Shares of GTC

 Common Stock subject to unexercised options that expire, or are terminated prior to the end of the period during which options may be granted, will be restored to the number of shares available for issuance under the Independent Directors' Plan.

      Each option granted under the Independent Directors' Plan is evidenced by an agreement which will establish the period in which the option may be exercised. The maximum term of each option is ten (10) years. The exercise price of all options granted under the Independent Directors' Plan must be at least 100% of the fair market value of such shares on the date of grant.

      The purchase price of the shares to be paid to GTC at the time of exercise may be paid in cash or in such other consideration as the Plan Committee deems appropriate, including GTC Common Stock already owned by the grantee.

      Options granted pursuant to the Independent Directors' Plan are not transferable except upon the death of a grantee, in which event, they may be transferred only in accordance with and to the extent provided for in the laws of descent and distribution of Florida. If a grantee dies, the grantee's options may be exercised by the person to whom the grantee's options have passed by will or applicable law prior to the expiration date of the options.

      There will be no federal income tax consequence to GTC or the Independent Directors upon the grant of options under the Independent Directors' Plan. Upon exercise of an option, the grantee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of the GTC Common Stock received over the exercise price of such shares. That amount increases the grantee's basis in the stock acquired pursuant to the exercise of the option. Upon a subsequent sale of the stock, the grantee will recognize short-term or long-term capital gain or loss depending on his holding period for the stock and upon the stock's subsequent appreciation or depreciation in value. GTC will be allowed a federal income tax deduction for the amount recognized as ordinary income by the grantee upon the grantee's exercise of the option.

      The Plan Committee granted the following options during the year ended December 31, 1995, each of which was exercisable on the date of grant and has a term of ten (10) years from the date of grant. The number of such options granted with respect to the Independent Directors is set forth below:

                                                                       NUMBER OF      EXERCISE      VALUE OF OPTIONS
 NAME                                                               OPTIONS GRANTED    PRICE     AT DECEMBER 31, 1996 (1)
 ----                                                               ---------------   --------   ------------------------
 Henry F. Frigon..................................................       13,239        $5.24              (2)
 Sidney R. Peterson...............................................       12,712         5.22              (2)
 All current directors who are not executive officers as a group..       25,951         5.23              (2)

 --------------
 (1) Based on the closing price of GTC's Common Stock as reported in the Nasdaq Stock Market on December 31, 1996 ($1.00 per share).
 (2) Options were not "in the money" on December 31,1996. The actual value of these options, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

      While the Plan Committee intends to continue the Independent Directors' Plan in effect until the scheduled termination date on October 27, 2004, the Plan Committee may modify, amend, or terminate the Independent Directors' Plan without a vote of the shareholders. The Plan Committee may seek shareholder approval of material amendments to the Independent Directors' Plan in order to qualify the options issued to meet the requirements for inclusion on the Nasdaq Stock Market or listing on any exchange on which GTC's securities are or may be listed.

     The affirmative vote of at least a majority of the shares of GTC Common Stock present at the GTC Special Meeting in person or by proxy and entitled to vote is required to approve the proposal to amend the Plan. If not approved, the amendment will not become effective.

     THE GTC BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE INDEPENDENT DIRECTORS PLAN. PROXIES SOLICITED BY THE GTC BOARD WILL BE VOTED IN FAVOR OF THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE.

RECORD DATE; VOTING RIGHTS; PROXIES

     The GTC Board has fixed the close of business on February __, 1997 as the GTC Record Date for determining holders entitled to notice of and to vote at the GTC Special Meeting.

     As of the GTC Record Date, there were 16,220,629 shares of GTC Common Stock issued and outstanding, each of which entitles the holder thereof to one vote. All shares of GTC Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF A PROPERLY EXECUTED PROXY HAS BEEN RETURNED AND NO INSTRUCTIONS ARE INDICATED, SUCH GTC COMMON STOCK WILL BE VOTED IN FAVOR OF THE REORGANIZATION AGREEMENT, IN FAVOR OF THE AMENDMENTS TO THE GTC ARTICLES IN FAVOR OF THE AMENDMENT TO THE KEY EMPLOYEES PLAN AND IN FAVOR OF THE AMENDMENT TO THE INDEPENDENT DIRECTORS' PLAN. GTC does not know of any matters other than as described in the accompanying Notice of Special Meeting that are to come before the GTC Special Meeting. If any other matter or matters are properly presented for action at the GTC Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of GTC, by signing and returning a later dated proxy, or by voting in person at the GTC Special Meeting; however, mere attendance at the GTC Special Meeting will not in and of itself have the effect of revoking the proxy.

     Votes cast by proxy or in person at the GTC Special Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as shares not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

     GTC will bear its own cost of solicitation of proxies. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of GTC Common Stock held in their names. Proxies may be solicited by directors, officers and regular employees of GTC, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with, shareholders or their representatives.

DISSENTERS' RIGHTS

     Under the FBCA, shareholders of GTC will not be entitled to dissenter's rights under Florida law or any other statute if the Reorganization Agreement is approved and the Reorganization is consummated. See "Effect of the Reorganization on Rights of Shareholders--Dissenters' Rights."

QUORUM

     The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of GTC Common Stock entitled to vote at the GTC Special Meeting is necessary to constitute a quorum at the GTC Special Meeting.

REQUIRED VOTE

     Under the Reorganization Agreement, approval of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of GTC Common Stock entitled to vote thereon at the GTC Special Meeting. Approval of the Reorganization Agreement will constitute approval of all of the transactions contemplated as a part of the Reorganization, including the issuance of shares of GTC Common Stock as required by the Reorganization Agreement.

     The approval of the proposed amendments to GTC's Articles and the 1994 Stock Option Plan and Independent Directors Stock Option Plan requires that the number of votes cast in favor of the proposal at the GTC Special Meeting exceed the number of votes cast against the proposal.

     The approval of the proposed amendments to the Key Employees Plan and the Independent Directors' Plan requires the approval by shareholders of GTC holding not less than a majority of the votes represented and entitled to be voted at the GTC Special Meeting.

     Only holders of GTC Common Stock on the GTC Record Date will be entitled to notice of and to vote on the Reorganization Agreement or any other matters to be considered at the GTC Special Meeting. As of the GTC Record Date, directors and executive officers and their affiliates were beneficial owners of 13,222,427 shares of GTC Common Stock entitled to vote at the GTC Special Meeting, representing approximately 81.5% of the total number of shares of GTC Common Stock entitled to vote at the GTC Special Meeting. The affirmative votes by the holders of such shares will affect the outcome of the vote.

     THE MATTERS TO BE CONSIDERED AT THE GTC SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF GTC. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     THE DISINTERESTED MEMBERS OF THE GTC BOARD UNANIMOUSLY APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT AND THE REORGANIZATION AND RECOMMEND THAT GTC'S SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT. THE GTC BOARD HAS APPROVED THE PROPOSED AMENDMENTS TO THE GTC ARTICLES AND RECOMMENDS THAT GTC'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS. THE GTC BOARD HAS ALSO APPROVED THE PROPOSED AMENDMENTS TO THE KEY EMPLOYEES PLAN AND THE INDEPENDENT DIRECTORS' PLAN AND RECOMMENDS THAT GTC'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS. SEE "THE REORGANIZATION--BACKGROUND OF THE REORGANIZATION" AND "THE REORGANIZATION--REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE GTC BOARD" AND "THE REORGANIZATION--INTERESTS OF CERTAIN PERSONS IN THE REORGANIZATION."

                              THE REORGANIZATION

     This section of the Joint Proxy Statement/Prospectus describes certain aspects of the Reorganization and the Reorganization Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement which is attached as

Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Capitalized terms used in this section but not defined in this Joint Proxy Statement/Prospectus have the meanings ascribed to them in the Reorganization Agreement. All shareholders are urged to read the Reorganization Agreement in its entirety.

THE REORGANIZATION TRANSACTION

     In accordance with, and subject to the terms and conditions of, the Reorganization Agreement, the following will occur in chronological order: (i) the Spin Off, (ii) the Merger, (iii) the Tube Turns Merger, (iv) the Bell Merger and (v) the GTC Contribution.

     THE SPIN OFF. At the Effective Time, by virtue of the Spin Off, the shares of Partners-V, Unison and BW held by GFP shall be transferred to the shareholders of GFP.

     THE MERGER. At the Effective Time, and subject to the conditions set forth in the Reorganization Agreement, GFP will be merged with and into GTC in accordance with the KRS and the FBCA, whereupon the separate existence of GFP will cease and GTC will continue as the surviving corporation. Subject to the terms of the Reorganization Agreement, the number of shares of GTC Common Stock to be issued to shareholders of GFP in the Merger is equal to the GFP Conversion Ratio multiplied by the shares held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Merger Shares"). The "GFP Conversion Ratio" is equal to such fraction as is obtained by dividing the GTC/GFP Merger Shares (as hereinafter defined) by the Total GFP Shares (as hereinafter defined). The "GTC/GFP Merger Shares" is equal to such number of whole shares of GTC Common Stock as is obtained by dividing the Aggregate GFP Consideration (hereinafter defined) by the GTC Average Closing Price. The "Total GFP Shares" is equal to 315,996. The "Aggregate GFP Consideration" is equal to $55,298,334. For purposes of computing the Aggregate GFP Consideration, the shares of Tube Turns Common Stock held by GFP were valued at $5.50 per share.

     Each share of GTC Common Stock issued and outstanding immediately prior to the Effective Time which is held by GFP shall be canceled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor. No fractional shares of GTC Common Stock will be issued in the Merger. All fractional shares of GTC Common Stock to which a holder of GFP Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time will be aggregated. If a fractional share results from such aggregation, such shareholder will be entitled, after the later of (i) the Effective Time, or (ii) the surrender of such shareholder's certificate(s) that represent such shares of the GFP Common Stock, to receive from GTC an amount in cash in lieu of such fractional share, based on the GTC Average Closing Price.

     The GTC Articles and the GTC Bylaws as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the surviving corporation of the Merger, and the directors and officers of GTC immediately prior to the Effective Time shall be the directors and officers of the surviving corporation of the Merger.

     THE TUBE TURNS MERGER. Upon the terms and subject to the conditions set forth in the Reorganization Agreement, and in accordance with the KRS at the Effective Time, Tube Turns will be merged with and into New Tube Turns in accordance with the KRS, whereupon the separate existence of Tube Turns will cease and New Tube Turns will continue as the surviving corporation. Subject to the terms of the Reorganization Agreement, the number of shares of GTC Common Stock to be issued to the shareholders of Tube Turns, other than GTC (as successor by merger to GFP), in connection with the Tube Turns Merger is equal to the Tube Turns Conversion Ratio multiplied by the shares held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Tube Turns Merger Shares"). The "Tube Turns Conversion Ratio" is equal to such fraction as is obtained by dividing the GTC/Tube Turns Merger Shares (as hereinafter defined) by the Total Tube Turns Shares (as hereinafter defined). The "GTC/Tube Turns Merger Shares" is equal to such number of whole shares of GTC Common Stock as is obtained by dividing the Aggregate Tube Turns Consideration (as hereinafter defined) by the GTC Average Closing Price. The "Total Tube Turns Shares" is equal to 125,030. The "Aggregate Tube Turns Consideration" is equal to $1,875,450.

     Each share of Tube Turns Common Stock issued and outstanding immediately prior to the Effective Time and held by GTC shall be canceled and extinguished. No fractional shares of GTC Common Stock will be issued in the Tube Turns Merger. All fractional shares of GTC Common Stock to which a holder of Tube Turns Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the later of (i) the Effective Time, or (ii) the surrender of such shareholder's certificate(s) that represent such shares of the Tube Turns Common Stock, to receive from GTC an amount in cash in lieu of such fractional share, based on the GTC Average Closing Price.

     The New Tube Turns Articles and the New Tube Turns Bylaws as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the surviving corporation of the Tube Turns Merger, and the directors and officers of New Tube Turns immediately prior to the Effective Time shall be the directors and officers of the surviving corporation of the Tube Turns Merger.

     THE BELL MERGER. Upon the terms and subject to the conditions set forth in the Reorganization Agreement, and in accordance with the FBCA at the Effective Time, Bell will be merged with and into New Bell in accordance with the FBCA, whereupon the separate existence of Bell will cease and New Bell will continue as the surviving corporation. Subject to the terms of the Reorganization Agreement, the number of shares of GTC Common Stock to be issued to the shareholders of Bell, other than GTC (as successor by merger to GFP), in connection with the Bell Merger is equal to the Bell Conversion Ratio multiplied by the shares held by such shareholders, subject to certain adjustments as provided in the Reorganization Agreement (the "Bell Merger Shares"). The "Bell Conversion Ratio" is equal to such fraction as is obtained by dividing the GTC/Bell Merger Shares (as hereinafter defined) by the Total Bell Shares (as hereinafter defined). The "GTC/Bell Merger Shares" is equal to such number of whole shares of GTC Common Stock as is obtained by dividing the Aggregate Bell Consideration (hereinafter defined) by the GTC Average Closing Price. The "Total Bell Shares" is equal to 173,789. The "Aggregate Bell Consideration" is equal to $5,908,826.

     Each share of Bell Common Stock issued and outstanding immediately prior to the Effective Time and held by GTC shall be canceled and extinguished. No fractional shares of GTC Common Stock will be issued in the Bell Merger. All fractional shares of GTC Common Stock to which a holder of Bell Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the later of (i) the Effective Time, or (ii) the surrender of such shareholder's certificate(s) that represent such shares of the Bell Common Stock, to receive from GTC an amount in cash in lieu of such fractional share, based on the GTC Average Closing Price.

     The New Bell Articles and the New Bell Bylaws as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the surviving corporation of the Bell Merger, and the directors and officers of New Bell immediately prior to the Effective Time shall be the directors and officers of the surviving corporation of the Bell Merger.

     THE GTC CONTRIBUTION. Immediately after the Spin Off, the Merger, the Tube Turns Merger and the Bell Merger, GTC will contribute all of the assets of GTC (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly-owned subsidiary of GTC, and this subsidiary will assume all of the liabilities of GTC.

BACKGROUND OF THE REORGANIZATION

     On September 16, 1996, the GTC Board met in Chicago to review a variety of strategic alternatives that had been prepared by management for purposes of strengthening the company's financial condition. After the meeting, Robert E. Gill and Jeffrey T. Gill informed the independent directors of GTC that they were considering a merger of GTC with GFP, and the further mergers involving Bell and Tube Turns, as contemplated by the Reorganization, as a means for achieving this objective. The motivation for the transaction centered on (i) the need to improve the margins and profitability of GTC, (ii) the need to improve the ability of GTC to support its future growth initiatives, and (iii) the benefits to be derived through increased diversification and the addition of new service offerings.

     On September 26 and 27, 1996, the plan was discussed with senior management at Bell and Tube Turns, and with the GFP Board. Soon thereafter, calls were made to the independent directors of Bell to inform them of the planning process that was underway. From early October through the first part of December, extensive work was performed to complete the definitive terms and conditions of the transaction, including, among other things, investigation of the tax implications of the proposed transaction in light of alternative structures, the transaction values for each of GFP, Bell and Tube Turns, the composition of the Board of Directors of the surviving entity, and the role of key officers of GFP, Bell and Tube Turns after completion of the transaction. On October 10, 1996, GTC issued a press release announcing the proposed transaction. During this period of time, each of GFP and GTC engaged legal counsel and the Special Committee was established to review the fairness of the proposed transaction. The Special Committee retained Bradford to deliver an opinion as to whether the Merger Transactions were fair to the Unaffiliated Shareholders from a financial point of view.

     As part of its review of the Reorganization, the Special Committee conducted interviews with senior management of each of Tube Turns and Bell on December 4, 1996 and December 6, 1996, respectively, and asked the Special Committee lawyers to perform certain due diligence review procedures. The Special Committee then met on December 16, 1996, for purposes of considering and voting on the approval of the Reorganization. Extensive discussions took place and included outside counsel and Bradford. On December 16, 1996, Bradford delivered its opinion to the Special Committee that the terms of the Merger Transactions were fair to the Unaffiliated Shareholders from a financial point of view. The Special Committee approved the Reorganization and submitted it to the GTC Board for review and final approval. The GTC Board met on December 17, 1996, and approved the Reorganization. The Board of Directors of each of Tube Turns, Bell and GFP met on December 18, 1996, December 20, 1996 and December 23, 1996, respectively, and approved the Reorganization. See "The Reorganization--Opinion of Financial Advisor." At the December 17, 1996 meeting of the GTC Board, Robert E. Gill and Jeffrey T. Gill disclosed their possible conflict of interest created by their overlapping positions with GFP, Tube Turns and Bell but, in accordance with Florida statutes, voted with the Independent Directors to unanimously accept the recommendation of the Special Committee and approve the Reorganization, as did the Boards of GFP, Tube Turns and Bell, and each Board recommended that the transaction be submitted to their respective shareholders for approval. In addition, the GTC Board unanimously approved the other proposals to be considered at the Special Meeting, as described in this Joint Proxy Statement/Prospectus, recommended that such proposals be submitted to the shareholders of GTC for their approval, and authorized the issuance of shares of GTC Common Stock in connection with the Reorganization.

REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE GTC BOARD

     The Special Committee and the GTC Board believe that the terms of the Reorganization are fair to, and in the best interests of, GTC and its shareholders, and recommend that the shareholders of GTC vote in person or by proxy at the GTC Special Meeting FOR the proposal to approve the Reorganization Agreement.

     In reaching their conclusions, the Special Committee and the GTC Board considered a number of factors, including, among others: (i) the recent poor financial performance of GTC; (ii) the expected benefits to be derived by GTC from the increase in the number of customers and markets served as a result of the Reorganization; (iii) the need to refinance GTC on a longer term basis; (iv) the potential for operating efficiencies in certain administrative areas; (v) Bradford's fairness opinion; (vi) the expected positive effect on the earnings of GTC expected to result from the Reorganization, assuming Tube Turns and Bell continue to perform as expected based on past history; (vii) the expected relative contributions of Tube Turns and Bell post-Reorganization which are believed to be consistent with post-Reorganization share ownership of GTC; and (viii) expected increased cash flow to GTC post-Reorganization which is expected to positively affect GTC's relationships with its customers and creditors. See "The Reorganization--Opinion of Financial Advisor."

     The recommendation of the Special Committee was determined without the participation of either Robert E. Gill or Jeffrey T. Gill, who through their controlling interest of GFP, also control 80% or more of the stock of GTC, Tube Turns and Bell. The absence of the Gill's participation helped to ensure that the Special Committee could review the proposed Reorganization based upon its merits to the Unaffiliated Shareholders.

     In considering the foregoing factors, the Special Committee took all factors into consideration as a whole without assigning any relative weight to any single factor. The GTC Board, in adopting the recommendation of the Special Committee, relied on the findings and report of the Special Committee.

     The Special Committee also considered certain potentially negative factors in its deliberations concerning the Reorganization, including, among others, the Risk Factors disclosed in this Joint Proxy Statement/Prospectus.

REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE GFP BOARD

     The GFP Board believes that the terms of the Reorganization are fair to, and in the best interests of, GFP and its shareholders and recommends that the shareholders of GFP vote in person or by proxy at the GFP Special Meeting FOR the proposal to approve the Reorganization Agreement. The primary reason that the GFP Board approved the Reorganization Agreement and is recommending its approval to the GFP shareholders is that it believes that the Reorganization will provide its shareholders with increased liquidity for, and more efficient pricing of, their shareholdings.

     In making its determination with respect to the Reorganization, the GFP Board considered, among other things (i) information relating to the financial performance, condition, business operations and prospects of GTC, GFP, Tube Turns and Bell and current industry, economic and market conditions; (ii) the terms of the Reorganization Agreement; and (iii) the opportunity for GFP shareholders to become shareholders of a publicly traded company.

     The GFP Board also considered certain potentially negative factors in its deliberations concerning the Reorganization, including, among others, the poor operating performance of GTC in 1995 and 1996 year-to-date, and the Risk Factors disclosed in this Joint Proxy Statement/Prospectus.

REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE TUBE TURNS BOARD

     The Tube Turns Board believes that the terms of the Reorganization are fair to, and in the best interests of, Tube Turns and its shareholders and recommends that the shareholders of Tube Turns vote in person or by proxy at the Tube Turns Special Meeting FOR the proposal to approve the Reorganization Agreement. The primary reasons that the Tube Turns Board approved the Reorganization Agreement and is recommending its approval to the Tube Turns shareholders are that it believes that the Reorganization will (i) provide its shareholders with increased liquidity for, and more efficient pricing of, their shareholdings, (ii) provide Tube Turns with greater access to capital and thereby enhance the company's growth opportunities, (iii) provide for an expanded range of career growth opportunities for its employees, and (iv) provide for an opportunity to realize a number of efficiencies in operations and support services.

     In making its determination with respect to the Reorganization, the Tube Turns Board considered, among other things (i) information relating to the financial performance, condition, business operations and prospects of GTC, GFP, Tube Turns and Bell and current industry, economic and market conditions;
(ii) the terms of the Reorganization Agreement; and (iii) the opportunity for Tube Turns' shareholders to become shareholders of a larger, publicly traded company.

     The Tube Turns Board also considered certain potentially negative factors in its deliberations concerning the Reorganization, including, among others, the poor operating performance of GTC in 1995 and 1996 year-to-date, and the Risk Factors disclosed in this Joint Proxy Statement/Prospectus.

REASONS FOR THE REORGANIZATION; RECOMMENDATION OF THE BELL BOARD

     The Bell Board believes that the terms of the Reorganization are fair to, and in the best interests of, Bell and its shareholders and recommends that the shareholders of Bell vote in person or by proxy at the Bell Special Meeting FOR the proposal to approve the Reorganization Agreement. The primary reasons that the Bell Board approved the Reorganization Agreement and is recommending its approval to the Bell shareholders are that it believes that the Reorganization will (i) provide its shareholders with increased liquidity for, and more efficient pricing of, their shareholdings, (ii) provide Bell with greater access to capital and thereby enhance the company's growth opportunities, (iii) provide for an expanded range of career growth opportunities for its employees, and (iv) provide for an opportunity to realize a number of efficiencies in operations and support services.

     In making its determination with respect to the Reorganization, the Bell Board considered, among other things: (i) information relating to the financial performance, condition, business operations and prospects of GTC, GFP, Tube Turns and Bell and current industry, economic and market conditions; (ii)the terms of the Reorganization Agreement; and (iii) the opportunity for Bell shareholders to become shareholders of a larger publicly traded company.

     The Bell Board also considered certain potentially negative factors in its deliberations concerning the Reorganization, including, among others, the poor operating performance of GTC in 1995 and 1996 year-to-date, and the Risk Factors disclosed in this Joint Proxy Statement/Prospectus.

OPINION OF FINANCIAL ADVISOR

     The Special Committee has retained Bradford to act as its financial advisor in connection with the Reorganization. The Special Committee selected Bradford as its financial advisor because Bradford is a nationally recognized investment banking firm, which, as a part of its investment banking business, engages in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporations or other purposes. The Special Committee also selected Bradford because of Bradford's familiarity with the electronics contract manufacturing industry generally. Representatives of Bradford attended the meeting of the Special Committee on December 16, 1996 and rendered Bradford's oral opinion (which was subsequently confirmed in writing on December 17, 1996) that, as of the date of such opinion, the proposed consideration for the Merger Transactions were fair, from a financial point of view, to the Unaffiliated Shareholders. On December 16, 1996, the Special Committee recommended to the GTC Board that the Reorganization be approved by the GTC Board and submitted to the GTC shareholders for approval. Bradford subsequently confirmed such opinion by delivery of a written opinion dated the date hereof, which subsequent opinion supersedes the opinion dated December 17, 1996. A copy of that opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix G hereto and should be read in its entirety.

     In conducting its analysis and delivering its opinions, Bradford considered such financial and other factors as it deemed appropriate and feasible under the circumstances including, among other things: (i) drafts and executed copies of the Reorganization Agreement; (ii) the historical and current financial position and results of operations of GTC, GFP, Tube Turns, and Bell; (iii) certain internal operating data and financial analyses and forecasts of GTC, GFP, Tube Turns, and Bell for the years beginning January 1, 1996 and ending December 31, 2000, as prepared by their respective senior managements; (iv) certain financial and securities trading data of certain other companies, the securities of which are publicly traded and that Bradford believed to be comparable to GTC, Tube Turns and Bell or relevant to the transactions; (v) the financial terms of other transactions that Bradford believed to be relevant; (vi) reported price and trading activity for the GTC Common Stock; and (vii) such other financial studies, analyses and investigations as Bradford deemed appropriate for purposes of its opinions. Bradford also held discussions with members of the senior management of GTC, GFP, Tube Turns and Bell regarding the past and current business operations, financial condition, and future prospects of each company. In addition, Bradford took into account its assessment of general economic, market, and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the industries in which GTC, GFP, Tube Turns and Bell operate generally.

     Bradford's opinions are necessarily based upon general economic, market, financial, and other conditions as they existed on their respective dates and the information made available to Bradford through such dates. Bradford relied upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinions and did not assume any responsibility for independent verification of such information. With respect to the internal financial analyses and forecasts supplied to Bradford, Bradford has assumed, and the managements of the respective companies have represented, that such analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of such company's senior management as to the recent and likely future performance of such company. With the explicit consent of the Special Committee and senior management, Bradford did not consider, and its opinions did not address, GTC's exploration of strategic alternatives, including the potential sale of one or more of its four operating divisions. In addition, Bradford was not asked to consider, and its opinion does not address the relative merits of the Merger Transactions as compared to any other transactions in which GTC might engage, including the disposition of one or more of its operating divisions. Furthermore, Bradford has not made an independent evaluation or appraisal of the assets and liabilities of GTC, GFP, Tube Turns, or Bell and has not been furnished with any such evaluation or appraisal.

     In preparing its report to the Special Committee, Bradford performed a variety of financial and comparative analyses, including (i) pro forma merger analysis; (ii) relative contribution analysis; (iii) discounted cash flow analysis; (iv) leveraged buyout valuation analysis; and (v) comparable company analysis. The summary of Bradford's analyses set forth below does not purport to be a complete description of the analyses underlying Bradford's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Bradford did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Bradford believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinions. With respect to the comparable company analysis, no public company, acquisition, or transaction utilized as a comparison is identical to GTC, GFP, Bell, or Tube Turns or the Merger Transactions and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. In performing its analyses, Bradford made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions, and other matters. The analyses performed by Bradford are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The following are some of the financial and comparative analyses which were performed by Bradford in arriving at its opinion as to the fairness of the consideration paid by GTC.

     (a) Pro Forma Merger Analysis. Bradford reviewed certain forecasted pro forma financial information for GTC after the Reorganization, as provided by the management of each of GTC, GFP, Tube Turns and Bell. Bradford analyzed the impact of the Reorganization on the forecasted earnings per share ("EPS"), revenues, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA") and the net income of the combined company for the fiscal year ending December 31, 1997. The results of the pro forma merger analysis suggest that the Reorganization will be accretive (non-dilutive) to the EPS of GTC in each of the years analyzed. The actual results achieved by the combined company may vary from management's projected results and the variations may be material.

     (b) Relative Contribution Analysis. For the year ended December 31, 1996, Bradford analyzed the estimated revenues, gross profit, EBITDA, EBIT, and pretax income of each of GTC, Tube Turns and Bell before the Reorganization in order to compare the contribution of each of GTC, Tube Turns and Bell as a percentage of GTC after the Reorganization versus the projected fully-diluted ownership of GTC by the existing shareholders of each of GTC, Tube Turns and Bell after the Reorganization. Bradford observed that Tube Turns shareholders and Bell shareholders, other than GFP, are expected to own approximately 1.2% and 3.5%, respectively, of GTC after the Reorganization. Such analysis indicated that for the year ended December 31, 1996, Bell would contribute 19.2% of revenue, 51.1% of EBITDA (before corporate overhead), and 139.4% of pretax income (before corporate overhead) of GTC after the Reorganization. Such analysis also indicated that for the year ended December 31, 1996, Tube Turns would contribute 8.0% of revenue, 13.4% of EBITDA (before corporate overhead), and 63.5% of pretax income (before corporate overhead) of GTC after the Reorganization.

     (c) Discounted Cash Flow Analysis. Using discounted cash flow analysis, based on information obtained from management of each of Bell and Tube Turns, Bradford discounted to present value the projected future cash flows that Bell and Tube Turns are projected to produce through 2001, under various circumstances, assuming each of Bell and Tube Turns performed in accordance with the earnings forecast of management. Bradford calculated terminal values for Bell and Tube Turns (i.e., the values at the 2001 year end) by applying multiples to EBITDA and net income in the year 2001. The cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding each of Bell's and Tube Turns' cost of capital.

     (d) Leveraged Buyout Valuation Analysis. Bradford utilized projections for each of Bell and Tube Turns to analyze the value of each as a stand-alone entity in a leveraged transaction. The analysis focused on determining the values for Bell and Tube Turns which would enable an equity investor to achieve a five-year internal rate of return of at least 35% while maintaining reasonable leverage ratios and debt amortization. Based upon its experience and understanding of leveraged transactions, Bradford assumed that these return levels would be required in a transaction such as the one contemplated by this analysis, and that such transactions would be funded with a capital structure consisting of 25% equity, 30% subordinated debt and 45% senior bank financing. The costs for these financing instruments were examined at various market rates. The subordinated debt financing was assumed to require an interest rate of 12% and associated warrants for 15% to 20% of the company's fully-diluted equity. The senior bank financing was assumed to require an interest rate of 9%.

     (e) Comparable Company Analysis. Using publicly available information, Bradford reviewed selected financial data, including revenues, historical and projected earnings and EBITDA for several publicly traded companies engaged in the digital and analog recording equipment manufacturing, electronic measurement device manufacturing and technical contracting services industries (the "Bell Comparable Group"). Bradford calculated, among other things, current market price as a multiple of estimated 1996 earnings (which ranged from 9.6x to 33.7x with a median multiple of 12.2x);current market price as multiple of estimated 1997 earnings (which ranged from 7.0x to 24.9x with a median multiple of 11.7x); total firm value (defined as equity market value plus net debt) as a multiple of last twelve months ("LTM") revenues (which ranged from 0.4x to 4.8x with a median multiple of 0.9x); and total firm value as a multiple of LTM EBITDA (which ranged from 4.2x to 30.4x with a median multiple of 7.6x). Bradford then compared the Bell Comparable Group multiples to the corresponding multiples in the Bell Merger including 12.0x estimated 1996 Bell earnings, 7.6x estimated 1997 Bell earnings, 0.8x LTM Bell revenues and 6.2x LTM Bell EBITDA.

           Bradford also reviewed selected financial data, including revenues, historical and projected earnings and EBITDA for several publicly traded companies engaged in the steel processing, automotive component manufacturing and piping/valve manufacturing industries (the "Tube Turns Comparable Group"). Bradford calculated, among other things, current market price as a multiple of estimated 1996 earnings (which ranged from 8.7x to 45.7x with a median multiple of 11.1x);current market price as multiple of estimated 1997 earnings (which ranged from 7.4x to 16.8x with a median multiple of 8.9x); total firm value (defined as equity market value plus net debt) as a multiple of LTM revenues (which ranged from 0.4x to 2.0x with a median multiple of 0.6x); and total firm value as a multiple of LTM EBITDA (which ranged from 5.3x to 13.3x with a median multiple of 5.6x). Bradford then compared the Tube Turns Comparable Group multiples to the corresponding multiples in the Tube Turns Merger including 8.6x estimated 1996 Tube Turns earnings, 6.0x estimated 1997 Tube Turns earnings, 0.6x LTM Tube Turns revenues and 5.6x LTM Tube Turns EBITDA.

           Bradford also reviewed selected financial data, including revenues, historical and projected earnings and EBITDA for several publicly traded companies engaged in the electronics contract manufacturing industry (the "GTC Comparable Group"). Bradford calculated, among other things, current market price as a multiple of estimated 1996 earnings (which ranged from 7.2x to 38.7x with a median multiple of 17.9x);current market price as multiple of estimated 1997 earnings (which ranged from 9.9x to 24.7x with a median multiple of 15.4x); total firm value (defined as equity market value plus net debt) as a multiple of LTM revenues (which ranged from 0.3x to 3.1x with a median multiple of 0.7x); and total firm value as a multiple of LTM EBITDA (which ranged from 5.2x to 73.6x with a median multiple of 9.2x). Bradford then compared the GTC Comparable Group multiples to the corresponding multiples for GTC. Bradford also noted that the market price to estimated 1996 earnings multiple for GTC could not be calculated as GTC is projected to incur a net operating loss for the year ended December 31, 1996.

     Bradford has advised the Special Committee that Bradford does not believe that any person (including a shareholder of GTC) other than the Special Committee has the legal right to rely on the fairness opinions for any claim arising under state law and that, should any such claim be brought, Bradford will assert such a defense. Furthermore, nothing in the fairness opinions should be deemed to constitute a recommendation by Bradford to any shareholders of GTC Common Stock to vote in favor of the Reorganization.

     Pursuant to an engagement letter dated November 13, 1996, Bradford has earned fees totaling $90,000 for its services as financial advisor to the Special Committee in connection with the Reorganization including delivery of the fairness opinions. In addition, Bradford will receive an additional $20,000 upon the closing of the Reorganization; GTC has also agreed to indemnify Bradford against certain liabilities arising out of or in connection with the services rendered by Bradford in connection with the engagement.

STOCK OPTIONS

     At the Effective Time, pursuant to the Option Assumption Agreements described below, GTC will assume all of GFP's, Tube Turns' and Bell's respective rights and obligations with respect to certain outstanding stock options held by certain employees of GFP, Tube Turns and Bell, respectively, which are outstanding and unexercised at the Effective Time (respectively, the "GFP Options," the "Tube Turns Options," and the "Bell Options"), whether or not the GFP Options, the Tube Turns Options and the Bell Options are then exercisable. GTC will have received from each of the holders of GFP Options, Tube Turns Options and Bell Options a duly executed Option Assumption Agreement on or prior to the Closing Date. Immediately following such assumption, GTC will substitute for each of the GFP Options, the Tube Turns Options and the Bell Options, NSOs to be granted, as applicable, under the Key Employees Plan and the Independent Directors' Plan (the "Nonqualified Options") with vesting terms and conditions matching those contained in the GFP Options, the Tube Turns Options and the Bell Options, respectively, at the Effective Time to the extent such vesting terms and conditions are consistent with the terms and conditions of such Plans and such other revisions to such terms and conditions as GTC, GFP, Tube Turns and Bell shall mutually agree upon. The Nonqualified Options shall thereafter evidence the right to purchase the number of shares of GTC Common Stock equal to the product (rounded up or down as appropriate to a whole share) of (i) the number of shares of GFP Common Stock, Tube Turns Common Stock or Bell Common Stock, as appropriate, covered by such GFP Option, Tube Turns Option or Bell Option, as appropriate, immediately prior to the Effective Time, multiplied by
(ii) the GFP Conversion Ratio, the Tube Turns Conversion Ratio, or the Bell Conversion Ratio, as appropriate. The exercise price of such Nonqualified Options for each share of GTC Common Stock subject thereto shall be equal to the quotient rounded up or down as appropriate (to the nearest whole cent) obtained by dividing (i) the per share exercise price for shares of GFP Common Stock, Tube Turns Common Stock or Bell Common Stock, as appropriate, subject to such GFP Option, Tube Turns Option or Bell Option, as appropriate, immediately prior to the Effective Time, by (ii) the GFP Conversion Ratio, the Tube Turns Conversion Ratio, or the Bell Conversion Ratio, as appropriate.

     At least ten (10) days prior to the Effective Time, GTC will deliver to each holder of a GFP Option, a Tube Turns Option and a Bell Option an appropriate written notice and option assumption agreement (the "Option Assumption Agreement") setting forth GTC's assumption of the GFP Option, Tube Turns Option and Bell Option, as appropriate, and substitution of the Nonqualified Option in accordance with the terms of the Reorganization Agreement. The form of such Option Assumption Agreement shall be delivered to GFP, Tube

Turns and Bell prior to its distribution to holders of the GFP Options, Tube Turns Options and Bell Options and shall be subject to their reasonable approval.

     Pursuant to the Reorganization Agreement, GTC agrees to cause the shares of GTC Common Stock issuable upon exercise of the Nonqualified Options to be registered with the Commission on a Form S-8 Registration Statement as promptly following the Effective Time as is reasonably practicable. GTC further agrees to cause the shares of GTC Common Stock issuable upon exercise of the Nonqualified Options to be registered or exempt from the registration requirements of all applicable state securities laws, rules and regulations.

     Approval by the shareholders of each of GFP, Tube Turns and Bell of the Reorganization Agreement shall constitute authorization and approval of any and all of the actions described above regarding such options.

DILUTION

     The net tangible book value of GTC at September 30, 1996 was $25,227,000 or $1.56 per share. Net tangible book value per share is equal to GTC's total assets (excluding intangible assets) less its total liabilities, divided by the total number of outstanding shares of GTC Common Stock. After giving effect to
(i) the pro forma adjustments to net tangible book value for the Reorganization;
(ii) the issuance of 38,819,673 shares of GTC Common Stock to the shareholders of GFP, Tube Turns and Bell; and (iii) the cancellation of 13,039,625 shares of GTC Common Stock currently held by GFP, the pro forma combined net tangible book value of GTC would have been $36,266,000 or $0.86 per share. This represents an immediate decrease in such net tangible book value of $0.70 per share to the existing shareholders and an immediate dilution of $0.64 per share to new shareholders receiving shares in the Reorganization. The following table illustrates this per share dilution:


Assumed conversion price per share.....................................          $ 1.50

Net tangible book value per share as of September 30, 1996.............   $ 1.56
Decrease per share attributable to new shareholders....................    (0.70)
                                                                          ------
Pro forma combined net tangible book value per share after                         0.86
 the Reorganization....................................................          ------
Dilution per share to new shareholders.................................          $(0.64)
                                                                                 ======

     In addition, as of January 15, 1997, certain Executive Officers and Directors of GFP, Tube Turns and Bell hold options to purchase shares of GFP Common Stock, Tube Turns Common Stock and Bell Common Stock, respectively, at various exercise prices per share. At the Effective Time, GTC will convert such options into options to purchase shares of GTC Common Stock, the number of which will be determined by multiplying the applicable Conversion Ratio by the number of options, and the exercise price of which will be determined by dividing the exercise price of such option by the applicable Conversion Ratio. Based upon a GTC Average Closing Price of $1.50 per share, the number of shares of GTC Common Stock issuable under such options would be 4,005,387 and the average exercise price would be $0.62. If these options were assumed to be exercised in full as of September 30, 1996, pro forma combined net tangible book value per share would be $0.84 per share, representing dilution to new shareholders of $0.66 per share. Dilution is determined by subtracting the per share pro forma net tangible book value of the GTC Common Stock after the Reorganization from the assumed conversion price per share.

SHARES SUBJECT TO VESTING

     At the Effective Time, certain shares of GFP Common Stock, Tube Turns Common Stock and Bell Common Stock will be subject to vesting requirements under existing stock purchase and restriction plans of such corporations (the "Stock Plans"). While the Reorganization Agreement provides that such Stock Plans will terminate at the Effective Time, the shares of GTC Common Stock issued for such shares in the Reorganization will continue to be subject to such vesting requirements.

ACCOUNTING TREATMENT

     GTC intends to account for the Reorganization in accordance with generally accepted accounting principles governing a downstream merger, under which the Merger is accounted for as a purchase of the minority interests of GTC. Other than any adjustments necessary to reflect the purchase of the minority interests of GTC, the assets and liabilities of GTC, Tube Turns and Bell, each of which are under the common control of GFP, will be combined based on the respective carrying values of the accounts in the historical financial statements of each entity. The issuance of GTC Common Stock to the shareholders of Tube Turns and Bell, other than GTC (as successor by merger to GFP), in connection with the Tube Turns Merger and the Bell Merger, respectively, will be accounted for as a purchase and accordingly, the amount by which the fair market value of the GTC Common Stock issued exceeds the fair market value of the proportional share of the net assets of Tube Turns and Bell, if any, will be recorded by GTC as goodwill.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The parties to the Reorganization have not and do not intend to seek a ruling from the IRS as to the federal income tax consequences of the Reorganization. Instead, GTC, GFP, Tube Turns and Bell have obtained the opinion of Wyatt, Tarrant & Combs (the "Opinion") as to certain of the expected federal income tax consequences of the Reorganization, a copy of which is attached as an exhibit to the Registration Statement.

     The Opinion does not address, among other matters: (i) state, local, foreign or other federal tax consequences of the Reorganization not specifically addressed therein; (ii) federal income tax consequences to shareholders of GFP, GTC, Bell and Tube Turns subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset; (iii) federal income tax consequences affecting shares of GTC, GFP, Tube Turns and Bell stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of such stock; and (v) the tax consequences of the Spin Off to any party thereto.

     The Spin Off will, unless the requirements of Sections 368(a)(1)(D) and 355 of the Code are satisfied, result in recognition of gain (but not loss) by GFP equal to the difference between the value of the shares of Partners-V, Unison and BW distributed to the shareholders of GFP and GFP's adjusted basis in such shares. Each GFP shareholder will recognize ordinary income in an amount up to the lesser of the value of the shares of Partners-V, Unison and BW it receives or its pro-rata share of GFP's current and accumulated earnings and profits. If the value of the shares of Partners-V, Unison and BW received by a GFP shareholder exceed its pro-rata share of GFP's current and accumulated earnings and profits, the excess will reduce its adjusted basis in its shares. To the extent the value of the shares of Partners-V, Unison and BW also exceeds a GFP shareholder's adjusted basis in its GFP shares, it will recognize a capital gain or ordinary income equal to such excess depending upon whether its GFP shares are a capital asset in its hands. As the successor corporation in the merger, GTC would become liable for the federal income taxes incurred in respect of any gain recognized by GFP in the Spin Off. Counsel will not render an opinion as to whether the Spin Off satisfies the requirements of Section 368(a)(1)(D) and 355 of the Code, and it is anticipated that the Spin Off will not satisfy those requirements.

     Subject to the conditions, qualifications, representations and assumptions contained herein and in the Opinion, counsel has opined that:

      THE MERGER

      (i) The Merger of GFP with and into GTC will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

      (ii) GFP and GTC will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

      (iii) No gain or loss will be recognized by GFP as a result of the Merger.

      (iv) No gain or loss will be recognized by GTC as a result of the Merger.

      (v) The tax basis of the assets received by GTC will be the same as the tax basis of such assets of GFP immediately prior to the Merger.

      (vi) The holding period of the assets of GFP received by GTC will in each instance include the period for which such assets were held by GFP.

      (vii) No gain or loss will be recognized by the shareholders of GFP as a result of the exchange of GFP Common Stock for GTC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the GFP Common Stock is held as a capital asset by the respective GFP shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the GFP shares allocable to the fractional share.

      (viii) The tax basis of GTC Common Stock to be received by the shareholders of GFP will be the same as the tax basis of the GFP Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

      (ix) The holding period of the GTC Common Stock to be received by the shareholders of GFP will include the holding period of the GFP Common Stock surrendered in exchange therefor, provided the GFP Common Stock was held as a capital asset by the shareholders of GFP on the date of the exchange.

      (x) A shareholder of GFP who perfects his dissenter's rights and who receives payment of the fair market value of his shares of GFP Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

      THE TUBE TURNS MERGER

      (i) The acquisition by New Tube Turns of substantially all of the assets of Tube Turns in exchange for shares of GTC Common Stock and the assumption of liabilities of Tube Turns pursuant to the Tube Turns Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

      (ii) Tube Turns, GTC, and New Tube Turns will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

      (iii) No gain or loss will be recognized by Tube Turns as a result of the Tube Turns Merger.

      (iv) No gain or loss will be recognized by New Tube Turns or GTC as a result of the Tube Turns Merger.

      (v) The tax basis of the assets received by New Tube Turns will be the same as the tax basis of such assets of Tube Turns immediately prior to the Tube Turns Merger.

      (vi) The holding period of the assets of Tube Turns received by New Tube Turns will in each instance include the period for which such assets were held by Tube Turns.

      (vii) No gain or loss will be recognized by the shareholders of Tube Turns as a result of the exchange of Tube Turns Common Stock for GTC Common Stock pursuant to the Tube Turns Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the Tube Turns Common Stock is held as a capital asset by the respective Tube Turns shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the Tube Turns Common Stock allocable to the fractional share.

      (viii) The tax basis of GTC Common Stock to be received by the shareholders of Tube Turns will be the same as the tax basis of the Tube Turns Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

      (ix) The holding period of the GTC Common Stock to be received by shareholders of Tube Turns will include the holding period of the Tube Turns Common Stock surrendered in exchange therefor, provided the Tube Turns Common Stock was held as a capital asset by the shareholders of Tube Turns on the date of the exchange.

      (x) A shareholder of Tube Turns who perfects his dissenter's rights and who receives payment of the fair market value of his shares of Tube Turns Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

      THE BELL MERGER

      (i) The acquisition by New Bell of substantially all of the assets of Bell in exchange for shares of GTC Common Stock and the assumption of liabilities of Bell pursuant to the Bell Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

      (ii) Bell, GTC, and New Bell will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

      (iii) No gain or loss will be recognized by Bell as a result of the Bell Merger.

      (iv) No gain or loss will be recognized by New Bell or GTC as a result of the Bell Merger.

      (v) The tax basis of the assets received by New Bell will be the same as the tax basis of such assets of Bell immediately prior to the Bell Merger.

      (vi) The holding period of the assets of Bell received by New Bell will in each instance include the period for which such assets were held by Bell.

      (vii) No gain or loss will be recognized by the shareholders of Bell as a result of the exchange of Bell shares for GTC Common Stock pursuant to the Bell Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the Bell Common Stock is held as a capital asset by the respective Bell shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the Bell Common Stock allocable to the fractional share.

      (viii) The tax basis of GTC Common Stock to be received by the shareholders of Bell will be the same as the tax basis of the Bell Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

      (ix) The holding period of the GTC Common Stock to be received by the shareholders of Bell will include the holding period of the Bell Common Stock surrendered in exchange therefor, provided the Bell Common Stock was held as a capital asset by the shareholders of Bell on the date of the exchange.

      (x) A shareholder of Bell who perfects his dissenter's rights and who receives payment of the fair market value of his shares of Bell Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

      THE GTC CONTRIBUTION

      (i) No gain or loss will be recognized by GTC on its transfer of assets to New GTC in exchange for New GTC stock and the assumption by New GTC of certain liabilities of GTC.

      (ii) No gain or loss will be recognized by New GTC upon the issuance of New GTC stock in consideration for the assets transferred to it by GTC.

      (iii) The basis of each asset received by New GTC will be the same as the basis of that asset of GTC immediately before its transfer.

      (iv) The holding period of each asset received by New GTC will include the period during which that asset was held by GTC.

      (v) The basis of the New GTC stock received by GTC will be the same as the basis of the assets transferred by GTC to New GTC, decreased by the sum of
 (a) the liabilities of GTC assumed by New GTC and (b) the amount of liabilities to which the transferred assets are subject.

      (vi) The holding period of the New GTC stock received by GTC will include the period during which GTC held the transferred assets, provided the transferred assets are capital assets on the date of transfer.

      (vii) New GTC will not succeed to any tax attributes, including the earnings and profits, of GTC.

      The Opinion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the IRS, all existing and in effect on the date of this Registration Statement and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the Opinion. The Opinion represents only such counsel's best judgment as to the expected federal income tax consequences of the Reorganization and is not binding on the IRS or the courts. The IRS may challenge the conclusions stated therein and shareholders of GTC, GFP, Tube Turns and Bell may incur the cost and expense of defending positions taken by them with respect to the Reorganization. A successful challenge by the IRS could have material adverse consequences to the parties to the Reorganization, including shareholders of GTC, GFP, Tube Turns and Bell.

      In rendering the Opinion, counsel has relied, as to factual matters, solely on the continuing accuracy of (i) the description of the facts relating to the Reorganization contained in the Reorganization Agreement and Registration Statement, (ii) the factual representations and warranties contained in the Reorganization

Agreement and Registration Statement and related documents and agreements, and
(iii) certain factual matters addressed by representations made by certain executive officers of GTC, GFP, Tube Turns, New Tube Turns, Bell and New Bell, as further described in the Opinion and Exhibits thereunder. Events occurring after the date of the Opinion could alter the facts upon which the Opinion is based, in which event the conclusions reached therein and in this summary could be materially impacted.

     ACCORDINGLY, FOR ALL OF THE ABOVE REASONS, SHAREHOLDERS OF GTC, GFP, TUBE TURNS AND BELL ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

REGULATORY APPROVALS

     Under the Reorganization Agreement, the obligations of GTC, GFP, Tube Turns and Bell to consummate the Reorganization are conditioned upon the receipt of certain regulatory approvals. Other than as discussed below, GTC, GFP, Tube Turns and Bell believe that no such regulatory and other approvals are required.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C.
(S)18a (the "HSR Act"), the Reorganization may not be consummated by GTC and certain shareholders of GFP unless notification has been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the waiting period required by the HSR Act has expired or been terminated, or an exemption therefrom has been obtained.

RESALE RESTRICTIONS

     Shares of GTC Common Stock to be issued to certain shareholders of GFP, Tube Turns and Bell in connection with the Reorganization will be subject to certain resale limitations pursuant to Rule 145 under the Securities Act. In general, these limitations will consist of volume and manner of sale restrictions on the resale of the shares of GTC Common Stock. Pursuant to the Reorganization Agreement, each of GFP, Tube Turns and Bell shall deliver to GTC a letter identifying all persons who are, at the time of the Special Meetings, Affiliates of each of GFP, Tube Turns and Bell for purposes of Rule 145 under the Securities Act. It is a condition to GTC's obligations to consummate the Reorganization that each of GFP, Tube Turns and Bell shall cause each shareholder of GFP, Tube Turns and Bell, respectively, who is identified as an Affiliate of GFP, Tube Turns or Bell, as applicable, to deliver to GTC on or prior to the Effective Time a written statement to the effect that such person will not offer to sell, transfer or otherwise dispose of any shares of GTC Common Stock issued to such person in the Reorganization, except in accordance with the applicable provisions of the Securities Act and the rules and regulations of the Commission. GTC may place legends on certificates representing shares of GTC Common Stock that are issued to shareholders of GFP, Tube Turns and Bell in the Reorganization to restrict such transfers.

NASDAQ STOCK MARKET

     The GTC Common Stock is quoted on the Nasdaq Stock Market. Pursuant to the Reorganization Agreement, GTC agreed to file an additional shares notification with Nasdaq to approve for listing, subject to official notice of its issuance, the shares of GTC Common Stock to be issued in connection with the Merger, the Tube Turns Merger and the Bell Merger. To remain eligible for continued inclusion in the Nasdaq Stock Market, the GTC Common Stock must meet Nasdaq's minimum bid requirement, the market value of public float and net tangible asset requirement. Recently proposed changes to the Nasdaq regulations, if approved, would impose stricter financial requirements and a minimum market price of $1.00 per share. See "Risk Factors--Rules for Inclusion in the Nasdaq Stock Market."

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains various customary representations and warranties relating to, among other things: (i) the due organization, power, authority and standing of GTC, GFP, Tube Turns and Bell and similar corporate matters; (ii) the authorization, execution, delivery and enforceability of the Reorganization Agreement; (iii) the capital structure of GTC, GFP, Tube Turns and Bell; (iv) violations of any instruments or law; (v) required consents or approvals; (vi) certain documents filed by GTC with the Commission; and (vii) financial statements of GTC, GFP, Tube Turns and Bell, and the accuracy of information contained therein. With respect to GFP, Tube Turns and Bell, the Reorganization Agreement contains representations and warranties as to litigation, conduct of business in the ordinary course and the absence of certain changes or events that would have a Material Adverse Effect (as defined in the Reorganization Agreement) on the business, results of operations or financial condition of GFP, Tube Turns or Bell, as the case may be, insurance, taxes, properties, environmental matters, employee benefit plans, labor matters, undisclosed liabilities, contracts and commitments.

     For purposes of the Reorganization Agreement, "Material Adverse Effect" is defined to mean any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, assets, prospects, liabilities, results of operations or condition (financial or otherwise) of the entity to which the term relates and such entities' subsidiaries, taken as a whole.

CERTAIN COVENANTS

     Each of GTC, GFP, Tube Turns and Bell have agreed, among other things, prior to consummation of the Reorganization, except as otherwise permitted by the Reorganization Agreement: (i) to cooperate fully in making application for all necessary regulatory approvals and obtaining all other consents necessary for consummation of the Reorganization; (ii) to carry on its business in the ordinary course and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business; (iii) not to change or amend its articles of incorporation or bylaws, which change or amendment would have a Material Adverse Effect; (iv) not to issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of its capital stock or rights or obligations convertible into or exchangeable for any shares of its capital stock and, except as contemplated in the Reorganization Agreement, not alter the terms of any presently outstanding options or make any changes (by split-up, combination, reorganization or otherwise) in its capital structure; (v) not to acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity; (vi) to use its reasonable efforts to preserve intact its corporate existence, goodwill and business organization, to keep its officers and employees available and to preserve its relationships with customers, suppliers and others with which it has business relations; (vii) not to create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $250,000 or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (viii) not to assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with industry practice, (ix) not to make any loans or advances to any other person, except in the ordinary course of business and consistent with industry practice, (x) not to make any capital contributions to, or investments in, any person, except in the ordinary course of business and consistent with industry practices with respect to investments, (xi) not to make any single capital expenditure involving in excess of $1,000,000 in the case of Tube Turns, $500,000 in the case of Bell, and $2,000,000 in the case of GTC, and to limit the sum of all capital expenditures to $2,000,000 in the case of Tube Turns, $2,500,000 in the case of Bell and $5,000,000 in the case of GTC; (xii) not to enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or employees other than increases in the ordinary course of business or consistent with industry practices; (xiii) to perform in all material respects all of its obligations under all of each of their respective material contracts and not enter into, assume or amend any contract or commitment that would be a material contract other than contracts to provide products or services entered into in the ordinary course of business;
(xiv) to use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance; and (xv) to use its reasonable efforts to continue to collect its accounts receivable in the ordinary course of business and consistent with past practices.

     Each of GTC, GFP, Tube Turns and Bell also agreed to provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances, to any and all of its premises, properties, contracts, commitments, books, records and other information pertaining to its business as each other party shall from time to time reasonably request. Each of such parties also agreed not to intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger, the Tube Turns Merger and the Bell Merger as a "reorganization" within the meaning of Section 368 of the Code.

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

     The respective obligations of GTC, GFP, Tube Turns and Bell to effect the Reorganization are subject to the fulfillment or waiver of each of the following conditions, among others: (i) the Reorganization Agreement shall have received the requisite approval of the holders of the outstanding shares of GTC Common Stock, GFP Common Stock, Tube Turns Common Stock and Bell Common Stock entitled to vote thereon; (ii) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order, and GTC shall have received all state securities laws or "Blue Sky" permits and other authorizations necessary to issue the GTC Common Stock in connection with the Reorganization and otherwise consummate the transactions contemplated by the Reorganization Agreement; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Reorganization Agreement, shall be in effect; (iv) GTC, GFP, Tube Turns and Bell shall have each received a written opinion of counsel as to certain federal income tax consequences of the Reorganization (other than the Spin Off); and (v) the applicable waiting periods under the HSR Act shall have expired.

     The obligation of GTC to consummate on the Closing Date the transactions contemplated by the Reorganization Agreement is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived in writing by GTC: (i) GTC shall have received the written opinion of counsel for GFP, Tube Turns and Bell; (ii) the representations and warranties of each of GFP, Tube Turns and Bell set forth in the Reorganization Agreement shall be true and correct, except to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on each of GFP, Tube Turns and/or Bell, and GTC shall have received a certificate of the chief executive officer of each of GFP, Tube Turns and Bell to such effect; (iii) each of the agreements and covenants to be performed and complied with by each of GFP, Tube Turns and Bell pursuant to the Reorganization Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by GFP, Tube Turns and/or Bell (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on GFP, Tube Turns and/or Bell, and GTC shall have received a certificate of the chief executive officer of each of GFP, Tube Turns and Bell to such effect; and (iv) each of GFP, Tube Turns and Bell shall have delivered to GTC a tax certificate in the form attached to the Reorganization Agreement.

     The obligation of each of GFP, Tube Turns and Bell to consummate, on the Closing Date, the transactions contemplated by the Reorganization Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived, in writing, by each of GFP, Tube Turns and Bell: (i) each of GFP, Tube Turns and Bell shall have received the written opinion of counsel for GTC; (ii) the representations and warranties of GTC set forth in the Reorganization Agreement shall be true and correct except to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on GTC, and GFP, Tube Turns and Bell shall have received a certificate of the chief executive officer of GTC to such effect; and (iii) each of the agreements and covenants of GTC to be performed and complied with by GTC pursuant to the Reorganization Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any nonperformance or noncompliance by

GTC (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on GTC, and GFP, Tube Turns and Bell shall have received a certificate of the chief executive officer of GTC to such effect.

TERMINATION OF THE REORGANIZATION AGREEMENT

     The Reorganization Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Closing Date, before or after the approval of the shareholders of GTC, GFP, Tube Turns and Bell, in the following circumstances:

     (i)   by the mutual written consent of GTC, GFP, Tube Turns and Bell;

     (ii) by GTC, if GFP, Tube Turns or Bell breaches any of its respective representations, warranties or covenants which breach has a Material Adverse Effect on the breaching party;

     (iii) by GFP, Tube Turns or Bell if GTC breaches any representation, warranty or covenant of GTC which breach has a Material Adverse Effect on GTC; and

     (iv) by GFP, Tube Turns, Bell or GTC if the transactions contemplated by the Reorganization Agreement shall not have been consummated on or before March 31, 1997, unless the failure to so consummate by such time is due to the breach of the Reorganization Agreement by the party seeking to terminate.

EXPENSES

     Each party to the Reorganization Agreement shall be responsible for the payment or other satisfaction of its own expenses incurred in connection therewith. If the Reorganization is not consummated, the parties will have incurred substantial expenses in connection with the aborted transaction.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


     The unaudited pro forma condensed combined financial statements were derived from, should be read in conjunction with, and are qualified in their entirety by reference to, the separate consolidated financial statements of GTC and GFP and the notes thereto. In the opinion of management, all adjustments necessary to present fairly such pro forma condensed combined financial statements, as set forth in the accompanying explanatory notes, have been made. The unaudited pro forma condensed combined statements of operations, which include results of operations as if the Reorganization had been consummated on January 1, 1995, do not reflect transaction costs anticipated to be incurred or the effects of potential cost savings and operating synergies anticipated to result from the Reorganization. See "Summary--Summary Financial Data," and "Summary--Comparative Per Share Data."

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      PRO FORMA ADJUSTMENTS
                                                                               ------------------------------------
                                                                                                  TO
                                                             YEAR ENDED             TO         ELIMINATE
                                                          DECEMBER 31, 1995    DECONSOLIDATE   THE REAL    FOR THE
                                                         -------------------        GTC         ESTATE     REORGAN-  PRO FORMA
                                                           GTC        GFP       FROM GFP(a)   ENTITIES(c)  IZATION    COMBINED
                                                         --------   --------    -----------   -----------  --------  ----------

Revenue...............................................   $273,647   $336,589    $(273,647)    $(7,612)   $      -    $328,977
Cost of operations....................................    269,150    312,712     (269,150)          -           -     312,712
                                                         --------   --------    ---------     -------    --------    --------

Gross profit..........................................      4,497     23,877       (4,497)     (7,612)          -      16,265

Selling, general and administrative expense...........     22,724     33,513      (22,724)     (2,426)          -      31,087
Depreciation and amortization.........................          -      2,950            -      (2,891)          -          59
                                                         --------   --------    ---------     -------    --------    --------

Operating loss........................................    (18,227)   (12,586)      18,227      (2,295)          -     (14,881)

Interest expense, net.................................      2,907      6,829       (2,907)     (3,432)          -       3,397

Other expense (income), net...........................        521        254         (521)        (58)          -         196
                                                         --------   --------    ---------     -------    --------    --------

Loss before income taxes, minority interest and
  extraordinary item...................................   (21,655)   (19,669)      21,655       1,195           -     (18,474)

Income taxes..........................................     (3,982)    (3,498)       3,982         340(d)        -      (3,158)
                                                         --------   --------    ---------     -------    --------    --------

Loss before minority interests and extraordinary item.    (17,673)   (16,171)      17,673         855           -     (15,316)

Minority interests....................................          -     (3,535)       3,535(b)        -           -           -
                                                         --------   --------    ---------     -------    --------    --------

Loss before extraordinary item........................   $(17,673)  $(12,636)   $  14,138     $   855    $      -    $(15,316)
                                                         ========   ========    =========     =======    ========    ========

Loss per share before extraordinary item
 Primary..............................................   $  (1.13)  $ (39.99)                                        $  (0.36)
 Fully diluted........................................   $  (1.13)  $ (39.99)                                        $  (0.36)

 Weighted average shares outstanding
  Primary.............................................     15,695        316                                           42,000(e)
  Fully diluted.......................................     15,695        316                                           42,000(e)


        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      PRO FORMA ADJUSTMENTS
                                                                               --------------------------------------
                                                                                                  TO
                                                      NINE MONTHS ENDED             TO         ELIMINATE
                                                      SEPTEMBER 30, 1996       DECONSOLIDATE   THE REAL       FOR THE
                                                     --------------------           GTC         ESTATE        REORGAN-   PRO FORMA
                                                       GTC         GFP          FROM GFP(a)    ENTITIES(c)    IZATION     COMBINED
                                                     --------   ---------      ------------    -----------    -------    ---------
Revenue...........................................   $180,380    $245,252       $(180,380)      $(4,289)     $     --    $240,963
Cost of operations................................    170,549     214,753        (170,549)           --            --     214,753
                                                     --------    --------       ---------       -------      --------    --------
Gross profit......................................      9,831      30,499          (9,831)       (4,289)           --      26,210

Selling, general and administrative expense.......      8,893      22,751          (8,893)       (1,600)           --      21,151
Depreciation and amortization.....................         --       1,734              --        (1,692)           --          42
                                                     --------    --------       ---------       -------      --------    --------
Operating income..................................        938       6,014            (938)         (997)           --       5,017

Interest expense, net.............................      2,682       4,926          (2,682)       (1,377)           --       3,549

Other expense (income), net.......................        166        (608)           (166)           --            --        (608)
                                                     --------    --------       ---------       -------      --------    --------
(Loss) before income taxes, minority interest
  and extraordinary item..........................     (1,910)      1,696           1,910           380            --       2,076

Income taxes......................................        845       2,196            (845)          (13)(d)        --       2,183
                                                     --------    --------       ---------       -------      --------    --------
Loss before minority interests and extraordinary
  item............................................     (2,755)       (500)          2,755           393            --        (107)

Minority interests................................         --        (551)            551(b)         --            --          --
                                                     --------    --------       ---------       -------      --------    --------

(Loss) income before extraordinary item...........   $ (2,755)   $     51       $   2,204       $   393      $     --    $   (107)
                                                     ========    ========       =========       =======      ========    ========

(Loss) income per share before extraordinary item
  Primary.........................................   $  (0.17)   $   0.16                                                $  (0.00)
  Fully diluted...................................   $  (0.17)   $   0.16                                                $  (0.00)

Weighted average shares outstanding
  Primary.........................................     16,135         316                                                  42,000(e)
  Fully diluted...................................     16,135         316                                                  42,000(e)


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                        PRO FORMA ADJUSTMENTS
                                                              -----------------------------------------
                                                                                  TO
                                                                    TO         ELIMINATE
                                         SEPTEMBER 30, 1996   DECONSOLIDATE     THE REAL      FOR THE
                                         -------------------       GTC           ESTATE       REORGAN-      PRO FORMA
                                           GTC        GFP        FROM GFP(a)   ENTITIES(c)    IZATION       COMBINED
                                         --------  ---------  --------------  ------------  -----------     ---------
   ASSETS
 Cash and cash equivalents.............   $ 1,224   $  3,829       $ (1,224)   $     (3)    $         -      $  3,826
 Accounts receivable...................    21,192     34,404        (21,192)       (217)              -        34,187
 Inventories...........................    25,990     39,417        (25,990)                          -        39,417
 Other current assets..................     3,780      3,048         (3,780)       (100)              -         2,948
                                          -------   --------       --------    --------     -----------      --------
 Total current assets..................    52,186     80,698        (52,186)       (320)              -        80,378
 Property, plant and equipment, net....    22,256     54,337        (22,256)    (20,924)              -        33,413
 Other assets..........................       934      5,151           (934)       (229)              -         4,922
                                          -------   --------       --------    --------     -----------      --------
                                          $75,376   $140,186       $(75,376)   $(21,473)    $         -      $118,713
                                          =======   ========       ========    ========     ===========      ========

   LIABILITIES AND SHAREHOLDERS' EQUITY
 Accounts payable......................   $17,146   $ 21,327       $(17,146)   $   (113)    $         -      $ 21,214
 Accrued liabilities...................    15,153     21,781        (15,153)       (510)              -        21,271
 Notes payable.........................       804     19,724           (804)    (18,920)              -           804
 Current portion of long-term debt.....    14,813     17,631        (14,813)       (300)              -        17,331
                                          -------   --------       --------    --------     -----------      --------
 Total current liabilities.............    47,916     80,463        (47,916)    (19,843)              -        60,620
 Long-term debt........................     1,923     19,440         (1,923)     (5,400)              -        14,040
 Other noncurrent liabilities..........       310     11,567           (310)       (528)         (5,051)(h)     5,988
                                          -------   --------       --------    --------     -----------      --------
 Total liabilities.....................    50,149    111,470        (50,149)    (25,771)         (5,051)       80,648

 Minority interests in subsidiaries....         -      5,597              -           -          (5,597)(i)         -
 Common stock..........................       162      8,078           (162)          -          (7,658)(j)       420
 Additional paid-in capital............    24,675          -        (24,675)      4,298          30,317 (k)    35,131
 Retained earnings.....................       390     15,041           (390)          -         (12,011)(l)     3,030
                                          -------   --------       --------    --------     -----------      --------
 Total shareholders' equity............    25,227     23,119        (25,227)      4,298          10,648        38,065
                                          -------   --------       --------    --------     -----------      --------
                                          $75,376   $140,186       $(75,376)   $(21,473)    $         -      $118,713
                                          =======   ========       ========    ========     ===========      ========

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                (IN THOUSANDS)

a) To eliminate the results of operations of GTC included in the consolidated statement of operations of GFP.
b) To eliminate minority interests' proportional share in the loss of GTC recorded in the consolidated statement of operations of GFP.
c) To eliminate the results of operations of real estate entities included in the consolidated statement of operations of GFP which will be divested prior to the Reorganization.
d) To eliminate the income tax expense attributable to the real estate entities recorded in the consolidated statement of operations of GFP.
e) Average number of shares outstanding is calculated based on the shares of GTC assumed to be issued and outstanding had the Reorganization taken place as of January 1, 1995. The GTC Average Closing Price was assumed to be $1.50 for purposes of determining the additional shares assumed to have been issued.
f) To eliminate the balance sheet of GTC included in the consolidated balance sheet of GFP.
g) To eliminate the balance sheet of real estate entities included in the consolidated balance sheet of GFP. Additional paid-in capital reflects the negative net asset balance of the real estate entities.
h) To eliminate deferred income taxes on the gain recognized by GFP on the issuance of shares to minority shareholders in connection with the initial public offering of GTC common stock.
i) To reclassify the minority interests of GTC, Bell and Tube Turns into shareholders' equity.
j) To reclassify the common stock of GFP ($8,078) as additional paid-in capital of GTC, net of the associated par value ($420) for the shares of GTC common stock assumed to be outstanding after the Reorganization.
k) To adjust additional paid-in capital for the Reorganization as a result of the following entries:

          Additional paid-in capital of GTC ($24,675), net
            of amounts invested by GFP ($2,736).................  $ 21,939
          Common stock of GFP reclassified to additional
            paid-in capital.....................................     8,078
          Minority interests of Bell and Tube Turns.............       558
          Increase to par value of pro forma outstanding
            shares..............................................      (258)
                                                                  --------
                                                                  $ 30,317
                                                                  ========

l) To adjust retained earnings for the Reorganization as a result of the following entries:

          Gain recorded by GFP ($13,307) on the issuance of
            shares to minority shareholders in connection
            with the initial public offering of GTC Common
            Stock, net of deferred income taxes ($5,051)........  $ (8,256)
          Cumulative amount of minority interests'
            proportional share of GTC earnings since
            the date of the initial public offering of GTC
            Common Stock........................................    (3,755)
                                                                  --------
                                                                  $(12,011)
                                                                  ========

                              RECENT DEVELOPMENTS

     On November 6, 1996 and January 8, 1997, GTC retained Morgan and Needham, respectively, to provide certain financial advisory services, including, among other things, a review of the potential divestiture of one or more of the company's operating divisions for purposes of improving the balance sheet and near term business prospects of GTC. As of the date of this Joint Proxy Statement/Prospectus, GTC continues to review the desirability of potential divestiture opportunities identified by Morgan or Needham. The financial projections supplied by management for Bradford's review and consideration in connection with rendering the fairness opinion to the Special Committee were based upon management's assumption that no principal operating units of GTC would be divested in 1997 or thereafter. Should developments warrant a change in this assumption prior to the closing of the Reorganization, Bradford will be requested to update its fairness opinion for the Special Committee to reflect this change in circumstances.

                      DESCRIPTION OF GTC'S CAPITAL STOCK

 GTC COMMON STOCK

     Each of GTC and Bell is a Florida corporation subject to the provisions of the FBCA. The following description of GTC's Common Stock and certain provisions of the GTC Articles and GTC Bylaws is a summary and is qualified in its entirety by reference to the provisions of the GTC Articles and GTC Bylaws.

     GTC is authorized to issue 40,000,000 shares of GTC Common Stock. As of December 31, 1996, there were 16,220,629 shares of GTC Common Stock outstanding which were held by 632 shareholders of record. At the GTC Special Meeting, the shareholders of GTC will be requested to approve amendments to the GTC Articles to increase the authorized shares of GTC Common Stock from 40,000,000 shares to 60,000,000 shares and to create a new class of nonvoting common stock consisting of 10,000,000 shares, par value $.01 per share. See "Proposal to Amend the GTC Articles of Incorporation to Increase the Authorized Common Stock from 40,000,000 Shares to 60,000,000 Shares" and "Proposal to Amend the GTC Articles to Create a Class of Nonvoting Common Stock."

     The holders of GTC Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of GTC Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the GTC Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of GTC, the holders of GTC Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The GTC Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the GTC Common Stock. All outstanding shares of GTC Common Stock are fully paid and nonassessable, and the shares of GTC Common Stock to be issued upon completion of the transaction will be fully paid and nonassessable.

 GTC PREFERRED STOCK

     GTC is authorized to issue 1,000,000 shares of Preferred Stock. The GTC Board has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund provisions, and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of GTC without further action by the shareholders and may adversely affect the voting and other rights of the holders of GTC Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of GTC Common Stock, including the loss of voting control to others. At present, GTC has no plans to issue any of the Preferred Stock.

 CERTAIN PROVISIONS OF THE GTC ARTICLES AND GTC BYLAWS

     Certain provisions of the GTC Articles and GTC Bylaws may make it more difficult for a third party to acquire GTC or to change control of the GTC Board, thereby reducing GTC's vulnerability to an unsolicited takeover bid. The GTC Articles authorize the issuance of 1,000,000 shares of Preferred Stock (the rights and preferences of which may be determined by the GTC Board), thus providing GTC with the flexibility to issue stock for various purposes, including deterrence of takeover bids, without further shareholder approval. The GTC Board, without shareholders' approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the GTC Common Stock.

     The GTC Articles also limit the circumstances under which directors of GTC may be held monetarily liable for their acts and provide that any further elimination or limitation of such liability of directors hereafter adopted under Florida law will be applicable to GTC's directors. The GTC Articles further provide that any repeal or modification of this provision by GTC's shareholders will not adversely affect any right or protection of a director existing at the time of such repeal or modification. Under this provision, directors of GTC may be held monetarily liable only for (i) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (ii) distributions made in violation of the FBCA; or (iii) any transaction from which the director derives an improper personal benefit.

     Certain of these provisions, particularly in light of the relatively high degree of share ownership of GTC by GFP (80.4% of the issued and outstanding shares of GTC Common Stock as of January 15, 1997) and by GTC's officers and directors (including the share ownership of GFP, 81.5% of the issued and outstanding shares of Common Stock as of January 15, 1997), could have the effect of deterring certain corporate transactions, including tender or exchange offers for GTC Common Stock. The provisions could also have the effect of maintaining incumbent management or of discouraging or defeating proposals that might be viewed as favorable by some holders of the GTC Common Stock other than GTC's officers and directors.

 TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the GTC Common Stock is First Union National Bank of North Carolina.

                   EFFECT OF THE REORGANIZATION ON RIGHTS OF SHAREHOLDERS

     Each of GTC and Bell is a Florida corporation subject to the provisions of the FBCA. Each of GFP and Tube Turns is a Kentucky corporation subject to the provisions of the KRS. Shareholders of GFP, Tube Turns and Bell, whose rights are governed by the GFP Articles and GFP Bylaws, the Tube Turns Articles and Tube Turns Bylaws, and the Bell Articles and Bell Bylaws, respectively, will, upon consummation of the Reorganization, become shareholders of GTC whose rights will then be governed by the GTC Articles and GTC Bylaws and by the FBCA. The following is a summary of the material differences in the rights of shareholders of GTC, GFP, Tube Turns and Bell and is qualified in its entirety by reference to the governing law and the Articles of Incorporation or Bylaws of each of GTC, GFP, Tube Turns and Bell. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

 REMOVAL OF DIRECTORS

     The FBCA provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The GTC Articles and Bell Articles do not include such a provision. Under the FBCA a director generally may be removed only if the number of votes cast to remove him exceed the number of votes cast not to remove him.

     The KRS provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The GFP Articles and Tube Turns Articles do not include such a provision. Under the KRS, a director may not be removed if the number of votes sufficient to elect him under cumulative voting are voted against his removal.

 NUMBER OF DIRECTORS

     The GTC Articles provide that the affairs of the corporation are to be conducted by a board of directors of not fewer than three (3) nor more than twelve (12) members, the number to be set by the directors as provided in the GTC Bylaws. The GTC Board has the power to increase or decrease the number of directors on the GTC Board last approved by the shareholders pursuant to and in accordance with the limitations provided by Florida law; provided, however, that at no time shall the number of directors be fewer than three (3) nor more than twelve (12) without amendment of the GTC Articles. Any additional director or directors elected to fill a vacancy must be elected by the vote of a majority of the directors then in office, although less than a quorum, and any director so chosen will hold office for a term that expires at the time of the next annual meeting of shareholders at which directors are elected. In no case will a decrease in the number of directors shorten the term of any incumbent director.

     The GFP Articles provide that the business and affairs of GFP shall be managed by a board of directors of not less than four (4) members, the exact number to be set in the manner provided in the GFP Bylaws. The Tube Turns Articles provide that the affairs of Tube Turns shall be conducted by a board of directors consisting of not less than three (3) persons, the exact number of directors to be set in the Tube Turns Bylaws. Under the KRS, vacancies in the board of directors may be filled by the shareholders, by the board of directors or, if the directors remaining in office constitute less than a quorum, by the affirmative vote of a majority of all of the directors remaining in office.

     The Bell Articles provide that the initial board of directors of Bell shall consist of five (5) members. Under the Bell Bylaws, the number of directors is currently nine (9).

 CONFLICT-OF-INTEREST TRANSACTIONS

     Under the FBCA, a contract or other transaction between a corporation and one or more of its directors or between a corporation and an entity in which one or more of its directors are financially interested is not void or voidable merely because of the director's interest in the transaction if (i) the transaction is approved or ratified, after disclosure of the interest, by the disinterested directors or the shareholders or (ii) the transaction or contract is fair and reasonable to the corporation at the time it is authorized. For a transaction to be approved by the disinterested directors after a disclosure of the interested directors relationship or interest, the affirmative vote of a majority of the directors on the board who have no relationship or interest in the transaction is required. The transaction may not, however, be authorized, approved or ratified by one director acting alone. If a majority of the disinterested directors approves the transaction, a quorum is deemed to be present under the FBCA. If an interested director is present or if a director votes on a matter in which the director has an interest, the director's presence or vote will not affect the validity of the action taken under the FBCA, provided the transaction was otherwise approved by a sufficient vote of disinterested directors. The presence or vote of interested directors may be counted for purposes of determining whether the transaction was approved under other sections of the FBCA. As long as a majority of fully informed disinterested directors apply business judgment in good faith to authorize the transaction, or the transaction is approved by the shareholders who are informed of the conflict, judicial inquiry into substantive fairness is not appropriate and the business judgment rule will remove the transaction from the scope of judicial inquiry. The FBCA does not contain a similar provision relating to officers. Thus, officers are subject to common law guidelines.

      The FBCA also provides that a corporation may lend money to, guarantee an obligation of, or otherwise assist an officer, director or employee of the corporation or of a subsidiary, whenever, in the judgment of the board of directors, the loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured or secured in a manner approved by the board of directors, including a pledge of shares of stock of the corporation. Such transactions are expressly subject to the conflict of interest statute discussed above.

     Under the KRS, a transaction with a corporation in which a director of the corporation has a direct or indirect interest is not voidable by the corporation solely because of the director's interest in the transaction if (i) the transaction is authorized, approved or ratified, after disclosure of the material facts of the transaction and the director's interest therein, by the disinterested directors or the disinterested shareholders or (ii) the transaction is fair to the corporation. For a transaction to be approved by the disinterested directors after disclosure of the material facts of the transaction and the director's interest therein, the affirmative vote of a majority of directors on the board of directors (or on a committee thereof) who have no direct or indirect interest in the transaction is required. The transaction may not be authorized, approved or ratified by a single director. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve or ratify the transaction, a quorum is deemed to be present under the KRS. If an interested director is present or votes on a matter in which the director has an interest, the director's presence or vote will not affect the validity of the action taken under the KRS, provided the transaction was otherwise approved by a sufficient vote of disinterested directors. As long as a majority of fully informed disinterested directors apply business judgment and good faith to authorize the transaction, or the transaction is approved by the shareholders as set forth above, judicial inquiry into the substantive fairness of the transaction is not appropriate and the business judgment rule will remove the transaction from the scope of judicial inquiry. The KRS does not contain a similar provision relating to officers, and officers, therefore, are subject to common law guidelines.

     The KRS also provides that a corporation may not lend money to or guarantee the obligation of a director of the corporation unless the particular loan or guarantee is approved by a majority of the votes represented by the outstanding voting shares of all classes, voting as a single voting group, except the votes and shares owned by or voted under the control of the benefited director, or the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees.

 SPECIAL MEETINGS

     Special meetings of a Florida corporation's shareholders may be called by its board of directors, by the persons authorized to do so in its articles of incorporation or bylaws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting, unless a greater percentage not to exceed 50% is required by the articles of incorporation. The GTC Articles and GTC Bylaws provide that special meetings of shareholders may be called only by the GTC Board pursuant to a resolution adopted by a majority of the directors in writing or by the holders of not less than 50% of all shares entitled to cast votes at the meeting. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called. The Bell Bylaws provide that special meetings of shareholders may be called by the Bell Board.

     Special meetings of a Kentucky corporation's shareholders may be called by its board of directors, by the persons authorized to do so in its articles of incorporation or bylaws or by the holders of not less than 33 1/3% (or such higher or lower percent as is contained in the articles of incorporation) of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. The GFP Bylaws authorize its president to call a special meeting of shareholders. The Tube Turns Bylaws provide that special meetings of shareholders may be called upon the written request of any director. Notice of a special meeting of a Kentucky corporation must include a description of the purpose or purposes for which the meeting is called.

 Required Vote for Authorization of Certain Actions

      Under the FBCA, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the FBCA or a Florida corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved by the shareholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. Accordingly, under the FBCA, abstentions have no impact on the outcome of a vote. The GTC Articles and Bell Articles do not include a provision requiring a greater vote on any matter than that required by the FBCA.

      Under the KRS, at each election for directors, each shareholder entitled to vote shall have as many votes in the aggregate as he shall be entitled to vote under the corporation's articles of incorporation, multiplied by the number of directors to be elected at such election, and each shareholder may cast the whole number of votes for one (1) candidate or distribute such votes among two (2) or more candidates. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the KRS or a Kentucky corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. Accordingly, under the KRS abstentions have no impact on the outcome of a vote. The GFP Articles and Tube Turns Articles do not include a provision requiring a greater vote on any matter than that required by the KRS.

 Action by Written Consent

      Action By Written Consent of Shareholders of Florida Corporations. Under the FBCA and in accordance with the GTC Bylaws and Bell Bylaws, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action so taken, are dated and signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such written consent(s) must be delivered to the corporation by delivery to its principal office in Florida, its principal place of business, the corporate secretary, or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Within ten (10) days after obtaining such authorization by written consent, notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action.

      Action by Written Consent of Shareholders of Kentucky Corporations. Under the KRS, except as provided in the articles of incorporation of a Kentucky corporation, any action required or permitted to be taken at a shareholder's meeting may be taken without a meeting and without prior notice, if one or more written consents describing the action taken, and signed by the shareholders taking the action, are delivered to the corporation for inclusion in the minutes or filing with the corporate records. If the articles of incorporation of a Kentucky corporation so provide, any action except the election of directors may be so taken if the action is taken by shareholders entitled to vote on the action representing not less than 80% (or such higher percentage required by the KRS or the articles of incorporation) of the votes entitled to be cast. The GFP Articles do not provide for such action by less than all of such shareholders. The Tube Turns Articles, however, do provide that such action by not less than 80% of the votes entitled to be cast may be taken. Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent must be given to those shareholders entitled to vote on the action who have not consented in writing.

      Action by Written Consent of Directors of Florida Corporations. Under the FBCA and in accordance with the GTC and Bell Bylaws, any action required or permitted to be taken at a meeting of the board of directors or at a meeting of a committee, may be taken without a meeting if a consent, in writing, setting forth the action so taken is signed by all of the directors, or all of the members of the committee, as the case may be, and included in minutes or filed with the corporate records.

      Action by Written Consent of Directors of Kentucky Corporations. Under the KRS and in accordance with the GFP Bylaws and Tube Turns Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or at a meeting of a committee, may be taken without a meeting if a consent, in writing, setting forth the actions so taken shall be signed by all of the directors, or all of the members of the committee, as the case may be, and included in minutes or filed with the corporate records.

 Inspection Rights

      Under the FBCA, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board of directors and shareholder resolutions, certain written communication to shareholders, a list of the names and business addressees of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five (5) business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five (5) business days' prior written notice to the corporation and (i) the shareholder's demand is made in good faith and for a proper purpose, (ii) the demand describes with particularity its purpose and the records to be inspected or copied, and (iii) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two (2) years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

      Under the KRS, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report during regular business hours if the shareholder gives at least five (5) days' prior written notice to the corporation. In addition, a shareholder of a Kentucky corporation is entitled to inspect and copy certain other books and records of the corporation during regular business hours if the shareholder gives at least five (5) business days' prior written notice to the corporation and (i) the shareholder's demand is made in good faith and for a proper purpose, (ii) the demand describes with reasonable particularity its purpose and the record desired to be inspected, and (iii) the records are directly connected with such purpose.

 Amendment of Bylaws

      Under the FBCA, the board of directors of a corporation may amend or repeal the corporation's bylaws, unless a corporation's articles of incorporation or the FBCA, reserve the power to amend for the shareholders. The GTC Bylaws provide that the board of directors may alter, amend or rescind the bylaws, subject to the rights of shareholders to replace or modify such actions. The Bell Bylaws provide that the Bell Board may alter, amend or repeal the bylaws.

      Under the KRS, the board of directors of a corporation may amend or repeal the corporation's bylaws, unless the articles of incorporation or the KRS reserve this power exclusively to the shareholders in whole or in part or the shareholders, in amending or repealing a particular bylaw, provided expressly that the board of directors may not amend or repeal that bylaw. The GFP Bylaws provide that the board of directors may alter, amend or rescind the bylaws. The Tube Turns Bylaws provide that the board of directors may alter or repeal the bylaws.

 Amendment of Articles of Incorporation

      An amendment to a Florida corporation's articles of incorporation must be approved by the corporation's shareholders, except that certain immaterial amendments specified in the FBCA may be made by the board of directors. Unless a specific section of the FBCA or a Florida corporation's articles of incorporation require a greater vote, an amendment to a Florida corporation's articles of incorporation generally must be approved by a majority of the votes entitled to be cast on the amendment. The GTC Articles and Bell Articles do not include any provision requiring greater than a majority of votes to amend their respective articles of incorporation.

      An amendment to a Kentucky corporation's articles of incorporation must be approved by the corporation's shareholders except that certain immaterial amendments specified in the KRS may be made by the board of directors. Unless the KRS, the Kentucky corporation's articles of incorporation or the board of directors requires a greater vote or a vote by voting groups, the amendment to a Kentucky corporation's articles of incorporation generally is approved if the votes cast favoring the action exceed the votes cast opposing the action. The GFP Articles and Tube Turns Articles do not include any provisions requiring greater voting requirements to amend their articles of incorporation.

 Voluntary Dissolution

      Under the FBCA, a corporation may be voluntarily dissolved if (i) the board of directors adopts, and a majority of shares approve, a proposal for dissolution, or (ii) shareholders approve dissolution by written consent without a meeting. The KRS contains a similar provision.

 Liability of Directors

      The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his statutory duties as a director and such breach or failure (i) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) constitutes a transaction from which the director derived an improper personal benefit, (iii) results in an unlawful distribution, (iv) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interest of the corporation or willful misconduct, or (v) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

      Under the KRS, in addition to any other limitation on a director's liability for monetary damages contained in any provision of the Kentucky corporation's articles of incorporation, any action taken as a director or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (i) the director has breached or failed to perform the duties of the director's office in compliance with the KRS, and
 (ii) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interest of the corporation and its shareholders.

      The Tube Turns Articles currently contain a provision that a director shall not be liable to the corporation or its shareholders for monetary damages for any act or omission constituting a breach of his duties as a director unless such act or omission (i) is one in which the director has a personal financial interest which is in conflict with the financial interest of the corporation or its shareholders, (ii) is not in good faith or involves intentional misconduct or is known to the director to be a violation of law,
 (iii) is a vote for or assent to a distribution made in violation of the articles of incorporation or which renders the corporation unable to pay its debts as they become due in the usual course of business or which results in the corporation's total liabilities exceeding its assets, or (iv) is a transaction from which the director derived an improper personal benefit. If the KRS is amended after adoption of this provision of the Tube Turns Articles to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Tube Turns shall be eliminated or limited to the fullest extent permitted by the KRS, as so amended. Any repeal or modification of this provision of the Tube Turns Articles by the shareholders of the corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification. The GFP Articles do not contain such a provision.

     The GTC Articles currently include a provision eliminating the personal liability of its directors except for liability (i) for acts or omissions not in good faith or which involve intentional misconduct or are known to the
director to be a violation of law,   (ii) for distributions made in violation
of the FBCA, or (iii) for any transaction from which the director derives an improper personal benefit.

     If the FBCA is amended after approval by the shareholders of the articles of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. Any repeal or modification of the articles of incorporation by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification. The Bell Articles do not contain such a provision.

Indemnification

     Under the FBCA, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses (including attorney's fee) and certain amounts paid in settlement, and
(ii) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The FBCA provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The FBCA also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or shareholders of the corporation have determined that the persons are not entitled to indemnification. The GTC Bylaws provide that directors, officers, employees or agents will be indemnified to the full amount against any liability, and the reasonable cost or expense (including attorneys' fees, monetary or other judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in such person's capacity as a director, officer, employee or agent or arising out of such person's status as a director, officer, employee or agent; provided, however, no such person shall be indemnified against any such liability, cost or expense incurred in connection with any action, suit or proceeding in which such person shall have been adjudged liable on the basis that personal benefit was improperly received by such person or if such indemnification would be prohibited by law.

     The Bell Bylaws provide that Bell shall indemnify and may advance expenses to directors, officers, employees and agents to the fullest extent that is expressly permitted or required by Florida or other law.

     Under the KRS, a corporation may generally indemnify officers, directors, employees and agents against expenses (including attorney's fees) in a proceeding if they conducted themselves in good faith and they reasonably believed that their conduct was in or not opposed to the best interests of the corporation, and in the case of criminal proceedings, they had no reasonable cause to believe their conduct was unlawful. A corporation may not indemnify officers, directors, employees or agents in a derivative proceeding in which such persons were adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, in which such person was adjudged liable on the basis that personal benefit was improperly received. In the case of a derivative action, indemnification is limited to reasonable expenses incurred in the proceeding. The KRS provides that unless limited by its articles of incorporation, a corporation must indemnify such persons who were wholly successful, on the merits or otherwise, in the defense of any proceeding, against reasonable expenses incurred. The KRS also provides that a court may order indemnification in certain circumstances.

     The GFP Bylaws provide that GFP shall indemnify and may advance expenses to directors, officers, employees and agents to the fullest extent that is expressly permitted or required by Kentucky or other law.

     The Tube Turns Articles provide that directors will be indemnified to the full amount against any liability, and the reasonable cost or expenses (including attorneys' fees, monetary or other judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in such person's capacity as a director; provided, however, that no such person shall be indemnified in connection with any proceeding in which such person shall have been adjudged liable on the basis that personal benefit was improperly received by such person or if such indemnification would be prohibited by law. The Tube Turns Bylaws provide that it shall indemnify its officers, directors and employees to the extent permitted by Kentucky law.

Business Combination Statute (Affiliated Transactions)

     The FBCA contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "Affiliated Shareholder") must generally be approved by the affirmative vote of the holders of 66 2/3% of the voting shares other than those owned by the Affiliated Shareholder. The transactions covered by the statute include, with certain exceptions, (i) mergers and consolidations to which the corporation and the Affiliated Shareholder are parties, (ii) sales or other dispositions of substantial amounts of the corporation' s assets to the Affiliated Shareholder,
(iii) issuances by the corporation of substantial amounts of its securities to the Affiliated Shareholder, (iv) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the Affiliated Shareholder, (v) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the Affiliated Shareholder, and (vi) the receipt by the Affiliated Shareholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances: (i) if the transaction was approved by a majority of the corporation's disinterested directors; (ii) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years; (iii) if the Affiliated Shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for five years; (iv) if the Affiliated Shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors; or (v) if the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the article of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval. The GTC Articles and GTC Bylaws and the Bell Articles and Bell Bylaws do not contain a provision electing not to be governed by the statute.

     The KRS contains a business combination statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "Interested Shareholder") must be approved by either a majority of the independent members of the board of directors who are also continuing directors, or approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group; and
(ii) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by the Interested Shareholder who is, or whose affiliate is, a party to the transaction, or by an affiliate of such Interested Shareholder, voting together as a single voting group, unless a fair price is paid in the transaction. The transactions covered by the Kentucky statute are substantially similar to the transactions covered by the Florida statute. The requirements of shareholder vote and board of directors approval do not apply to a business combination of a corporation which does not have on the date any Interested Shareholder became an Interested Shareholder: (i) 500 or more beneficial shareholders; (ii) its principal office located in Kentucky; and (iii) more than 200 beneficial shareholders residing in Kentucky, more than 10% of its beneficial shareholders residing in Kentucky, more than 10% of its outstanding stock owned by Kentucky residents, more than 100 employees working in the state, or assets of at least $1,000,000. The statute also provides that a corporation shall not engage in a business combination with a 10% shareholder for five years after the date on which the person became a 10% shareholder unless the business combination is approved by a majority of independent directors before such date.

 BUSINESS COMBINATION PROVISIONS OF ARTICLES OF INCORPORATION

     The GTC Articles do not contain any provision specifically addressing business combinations. The Bell Articles, GFP Articles and Tube Turns Articles also do not contain any provision specifically addressing business combinations.

 CONTROL SHARE ACQUISITION ACT

     The FBCA also contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. The GTC Articles and GTC Bylaws and the Bell Articles and Bell Bylaws do not contain any provisions with respect to this statute.

     The KRS does not contain a control share acquisition statute.

 DIVIDENDS AND OTHER DISTRIBUTIONS

     A Florida corporation may make distributions to shareholders as long as, after giving effect to such distribution (i) the corporation would be able to pay its debts as they become due in the usual course of business, and (ii) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which the GTC Articles and Bell Articles do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution.

     A Kentucky corporation may make distributions to shareholders, subject to any restriction in the articles of incorporation of the corporation, as long as, after giving effect to such distribution, (i) the corporation would be able to pay its debts as they become due in the usual course of business, and (ii) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which the GFP Articles and Tube Turns Articles do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those in receiving the distribution. Under the KRS, a corporation's redemption of its own stock is deemed to be a distribution.

 DISSENTERS' RIGHTS

     A shareholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of: (i) a merger or consolidation to which the corporation is a party; (ii) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business; (iii) the approval of a control share acquisition; (iv) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired; (v) an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely affect the shareholder; and (vi) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which the GTC Articles and Bell Articles do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or designated as a national market system security on or an interdealer quotation system by the NASD or held of record by 2,000 or more shareholders.

     A shareholder of a Kentucky corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of: (i) a merger to which the corporation is a party if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent pursuant to the KRS; (ii) a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange; (iv) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares; (v) any transaction subject to the requirements of the Kentucky business combination statutes or exempted from the voting requirements of such provisions; or (vi) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent.

 PREEMPTIVE RIGHTS

     Under the FBCA, the shareholders of a corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation provide. The provisions of the KRS are similar. The GTC Articles provide no holder of shares of the corporation of any class, as such, shall have any preemptive right to subscribe for stock, obligations, warrants, subscription rights, or other securities of the corporation of any class, regardless of when authorized. The GFP Articles, Tube Turns Articles and Bell Articles contain similar provisions.

 DERIVATIVE ACTIONS

     Under the FBCA, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired the shares by operation of law from a person who was a shareholder at such time. The FBCA also provides that a complaint in a derivative proceeding must be verified and must allege with particularity that a demand was made to obtain action by the board of directors and that the demand was refused or ignored. Under the FBCA, a derivative proceeding may be settled or discontinued only with court approval, and the court may dismiss a derivative proceeding if the court finds that certain independent directors (or a committee of independent persons appointed by such directors) have determined in good faith after conducting a reasonable investigation that the maintenance of the action is not in the best interests of the corporation. The FBCA also provides that if an action was brought without reasonable cause the court may require the plaintiff to pay the corporation's reasonable expenses, and if the plaintiff is successful the court may require the corporation to pay the reasonable expenses of the plaintiff.

     Under the KRS, a person may not commence a derivative action unless he was a shareholder of the corporation at the time of the challenged transaction or unless he became a shareholder through transfer by operation of law from one who was a shareholder at that time. The KRS also requires that the complaint be verified, and must allege with particularity the demand made, if any, to obtain action by the board of directors and either that the demand was refused and ignored or why demand was not made. A derivative proceeding may not be discontinued or settled without court approval. If the court determines that a proposed discontinuance or settlement will substantially affect the interest of the corporation's shareholders or a class of shareholders, the court will direct that notice be given to affected shareholders. Under the KRS, the court may require the plaintiff to pay any defendant's reasonable expenses, including attorney's fees incurred in a proceeding, if it finds that the proceeding was commenced without reasonable cause.

 QUORUM FOR SHAREHOLDER MEETINGS

     Under the FBCA, unless otherwise provided in a corporation's articles of incorporation (but not its bylaws), a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of shareholders, but in no event may a quorum consist of less than 33 1/3% of the shares entitled to vote on such matter. The GTC Articles and Bell Articles do not include a provision altering the shareholder quorum requirement. The provisions of the KRS are similar except a quorum may not be reduced by the articles of incorporation to less than such majority. The GFP Articles and Tube Turns Articles do not include a provision altering this quorum requirement.

 TREASURY STOCK

     A Florida corporation may also reacquire its own issued and outstanding capital stock. Under the FBCA, however, all capital stock reacquired by a Florida corporation is automatically returned to the status of authorized but not issued or outstanding, and is not deemed treasury stock. The KRS contains a similar provision.

 BOARD VACANCIES

     The FBCA provides that a vacancy on the board of directors generally may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders, unless the articles of incorporation provide otherwise. The GTC Articles and Bell Articles do not alter this provision. The provisions of the KRS are similar. The GFP Articles and Tube Turns Articles do not alter this provision.

 OTHER CONSTITUENCIES

     The FBCA contains a so-called "stakeholder" statute, providing that directors of a Florida corporation, in discharging their duties to the corporation and in determining what they believe to be in the best interests of the corporation, may, in addition to considering the effects of any corporate action on the shareholders and the corporation, consider the effects of the corporate action on employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate. The KRS does not include such a provision.

 SHAREHOLDER RIGHTS PLANS

     The FBCA has a provision which explicitly authorizes corporations to adopt "poison pill" or "shareholder rights" plans. These plans may be adopted in a number of forms, but generally involve the distribution by the corporation to its shareholders of rights or options which are triggered by a hostile takeover attempt or by a party acquiring a specified percentage of a class of the corporation's securities. These plans can make hostile takeovers excessively or prohibitively expensive unless the board of directors cancels the plan. The KRS does not include such a provision.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Robert E. Gill, President, Chief Executive Officer and a Director of GTC, serves as Chairman of the Board of GFP, a private holding company which holds controlling interests in GTC, Tube Turns and Bell and as a Director and executive officer of Tube Turns and Bell. Jeffrey T. Gill, Chairman of the Board of GTC, serves as a Director and President and Chief Executive Officer of GFP, as Chairman of the Board of Tube Turns and as a Director of Bell. Robert
 E. Gill (including those shares owned by his wife Virginia G. Gill) and Jeffrey
 T. Gill (including those shares owned by his wife Patricia G. Gill) own 39.3% and 32.3%, respectively, of the outstanding shares of GFP Common Stock.
 R. Scott Gill serves as President and Chief Executive Officer of Unison, Vice President and Director of GFP, and as a Director of Tube Turns and Bell. Richard L. Davis, Vice President of GTC, serves as Vice President and Chief Financial Officer of GFP and as a Director and executive officer of Tube Turns. Anthony C. Allen, Vice President of GTC, serves as Vice President of Finance of GFP and as a Director and executive officer of Bell.

     GTC paid GFP management fees in the amount of $488,000 and $548,000 for the years ended December 31, 1993 and 1994, respectively. The management fee paid to GFP for the year ended December 31, 1995 consisted of a cash payment of $274,000 and the issuance of 69,813 shares of GTC Common Stock valued at $300,000. The number of shares issued was determined monthly and was computed based upon a monthly management fee of $50,000 and the per share price equal to the average closing price of the GTC Common Stock on the last three trading days of each calendar month from July 1995 to January 1996. The management fee was paid to GFP in exchange for financial advisory and management consulting services. The management fee to GFP was suspended as of January 31, 1996, and accordingly, the only payment in 1996 consisted of the issuance of 17,391 shares of GTC Common Stock.

     GTC issued 59,090 shares of GTC Common Stock to GFP in a private placement transaction in October 1995 to provide funding for GTC's expansion into Brazil. The shares were sold to GFP in exchange for $325,000. The per share price of the transaction was equal to the closing price of the GTC Common Stock on the trading day immediately preceding the date of sale.

     In connection with the restructuring of GTC's credit agreement on March 29, 1996, GFP invested $1,000,000 in GTC in exchange for 374,531 shares of GTC Common Stock. The per share price of the transaction was equal to the average closing price of the GTC Common Stock on the three trading days preceding the date of sale.

     GTC and its domestic subsidiaries are parties to a tax sharing agreement with GFP and were included in the consolidated federal income tax return of GFP from GTC's inception through March 22, 1995. Effective March 23, 1995, as a result of a decrease in GFP's ownership percentage of GTC, GTC did not meet the 80-percent-voting power and value requirements defined by the Code for affiliated group membership and ceased to be an includable member of GFP's affiliated group. Effective March 29, 1996, as a result of the aforementioned investment by GFP of $1,000,000 in GTC, GFP's ownership percentage in GTC exceeded 80% and, therefore, became an includable member of GFP's affiliated group. GTC and its domestic subsidiaries separately filed its initial consolidated federal income tax return for the period March 23, 1995 through December 31, 1995, and will separately file a final consolidated federal income tax return for the period January 1, 1996 to March 29, 1996.

     GTC engages in certain business transactions with Bell involving the provision of certain turnkey circuit card manufacturing services to Bell. GTC believes the terms and conditions of these transactions are the same as those which would be determined on an arms-length basis and are not material to the financial performance of GTC. In 1995, the amount received by GTC from transactions with Bell was not material.

      On February 9, 1996, the assets of the instrumentation products business unit of Metrum, Inc., a subsidiary of GTC ("Metrum"), were sold to Bell for $10,104,000 cash and an earn-out provision which provides for additional payments to GTC of up to $3,000,000 in the event annual earnings before interest and taxes exceeds defined amounts through December 31, 2000. The proceeds from the sale transactions were used to reduce GTC's debt balance and to fund working capital needs. Due to the common ownership interest of GFP in GTC and Bell, GTC requested and obtained an independent opinion, which indicated that the consideration received by GTC for the sale of the instrumentation products business was fair, from a financial point of view, to the Unaffiliated Shareholders. In addition, due to the common ownership, the amount by which the sales price exceeded the net book value of assets and liabilities transferred has been recorded by GTC as a contribution to its capital of $613,000. GTC reported this transaction on a Form 8-K filed with the Commission on February 23, 1996, and amended on March 28, 1996.

                          GTC EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION

      The following table sets forth the annual and long-term compensation paid or accrued by GTC during the years indicated to GTC's Chief Executive Officer and GTC's other four highest paid executive officers (collectively, the "Named Officers").


                                                                                  LONG-TERM
                                              ANNUAL COMPENSATION (1)        COMPENSATION AWARDS
                                              -----------------------     -------------------------
                                                                           RESTRICTED                         ALL
                                                                             STOCK         OPTIONS/          OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY       BONUS (2)     AWARDS(3)(4)       SARS       COMPENSATION (5)
--------------------------------     ----     --------      ---------     ------------     --------     ----------------

Carl P. McCormick (6)...........     1995     $289,130      $       -       $        -            -          $12,688
 President & Chief Executive         1994      269,135              -                -            -           10,016
 Officer                             1993      207,987         63,213                -      300,000            9,491

Aviram Margalith................     1995      149,151              -                -            -            7,187
 Vice President &                    1994      129,206              -                -            -            6,689
 General Manager of                  1993      117,166              -           20,480            -            5,507
 Federal Systems and
 International EMS
 Operations

J. Hardie Harris(7).............     1995      119,450              -                -       30,000            4,988
 Vice President & General
 Manager of U.S. EMS
 Operations

Jack Calderon(8)................     1995      139,796              -                -            -                -
 Vice President & General            1994      131,698              -           13,490            -            6,627
 Manager of International            1993      106,544              -                -       90,000            5,497
 Operations

Gregory A. Tymn(9)..............     1995      135,560         50,000(10)            -      100,000            6,577
 Vice President of
 Finance & Chief
 Financial Officer


 (1) Includes amounts deferred pursuant to GTC's 401(k) Plan. The Named Officers received certain perquisites and benefits; however, GTC has concluded that the aggregate amount of such personal benefits and other compensation is the lesser of $50,000 or 10% of the total annual salary and bonus of each of the Named Officers.

(2) Cash bonuses earned in the respective fiscal years were paid to the respective recipient in the first quarter of the fiscal year following the year in which it was earned.
(3) Noncash bonuses earned in the respective fiscal years in the form of restricted stock awards were granted to the respective recipient in the first quarter of the fiscal year following the year in which it was earned.
(4) The amount of the restricted stock awards in each year was computed by multiplying the value of GTC Common Stock awarded to the respective recipient by the value per share at the grant date based on a market valuation model which, in the opinion of management, approximated the fair market value of the stock. For awards prior to August 1, 1993, the weighted average per share price used in valuing the awards was $2.03. For awards after July 30, 1993 and prior to May 18, 1994, the fair market value per share at the grant date was based upon the estimated initial public offering price. There have been no awards after May 17, 1994; however, any such award would have been valued at the closing bid price of the GTC Common Stock as reported by Nasdaq on the date of grant.
(5)   Matching and Profit Sharing Contributions made pursuant to GTC's 401(k)
      Plan.
(6) Effective October 31, 1996, Carl P. McCormick resigned his positions as President and Chief Executive Officer of GTC.
(7) J. Hardie Harris was hired as Vice President and General Manager of U.S. EMS Operations of GTC on April 3, 1995. Mr. Harris submitted his resignation for these positions effective January 31, 1997.
(8) Effective January 4, 1996, Jack Calderon resigned his positions as Vice President and General Manager of International Operations of GTC.
(9) Effective January 8, 1996, Gregory A. Tymn resigned his positions as Vice President of Finance and Chief Financial Officer of GTC.
(10) Hiring bonus of $50,000 was paid upon Mr. Tymn's employment on March 27, 1995.

OPTION GRANTS IN LAST FISCAL YEAR

      Set forth below is information on stock options granted during the fiscal year ended December 31, 1995 to the Named Officers of GTC.

                                            INDIVIDUAL GRANTS(1)          POTENTIAL REALIZABLE
                        ------------------------------------------------    VALUE AT ASSUMED
                          NO. OF     % OF TOTAL                           RATES OF STOCK PRICE
                        SECURITIES    OPTIONS                               APPRECIATION FOR
                        UNDERLYING   GRANTED TO    EXERCISE                 OPTION TERM (2)
                         OPTIONS    EMPLOYEES IN     PRICE    EXPIRATION  --------------------
NAME                     GRANTED    FISCAL YEAR    ($/SHARE)     DATE       5%          10%
----                    ----------  ------------   ---------  ----------  -------     --------
  Carl P. McCormick...         -          -          $    -           -   $     -     $      -
  Aviram Margalith....         -          -               -           -         -            -
  J. Hardie Harris....    10,000          6%           5.25     3/26/03    21,373       49,808
                          10,000          6%           5.25     3/26/05    25,066       60,038
                          10,000          6%           5.25     3/26/05    33,017       83,671
  Jack Calderon.......         -          -               -           -         -            -
  Gregory A. Tymn.....    25,000         14%           6.00     3/26/02    61,065      142,308
                          25,000         14%           6.00     3/26/03    71,618      171,538
                          25,000         14%           6.00     3/26/05    94,334      239,061
                          25,000         14%           6.00     3/26/05    94,334      239,061

--------
(1)  Each grant was made pursuant to the Key Employees Plan.
(2) The 5% and 10% assumed rates of appreciation are required by rules of the Commission and do not represent GTC's estimate or projection of the future GTC Common Stock price.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
 VALUES

      Set forth below is information on each exercise of stock options during the fiscal year ended December 31, 1995, and the value as of December 31, 1995, of unexercised stock options held by the Named Officers.

                          NUMBER OF                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                          NUMBER OF                  UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                           SHARES                  OPTIONS AT FISCAL YEAR END       FISCAL YEAR END(2)
                         ACQUIRED ON     VALUE     --------------------------  ----------------------------
NAME                      EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
-----------------------  -----------  -----------  -----------  -------------  ------------ ---------------
 Carl P. McCormick(3)..            -  $      -          300,000       300,000      $249,000     $45,000
 Aviram Margalith......            -         -          180,000             -       149,400           -
 J. Hardie Harris(4)...            -         -                -        30,000             -           -
 Jack Calderon(5)......       90,000   310,950                -        90,000             -      13,500
 Gregory A. Tymn(6)....            -         -                -       100,000             -           -

 _______________

 (1) Based on the fair market value of the underlying securities and exercise price on the date of exercise.
 (2) Based on a market value of the underlying securities of $2.50 at December 31, 1995, minus the exercise price of the options.
 (3) Effective October 31, 1996, Carl P. McCormick resigned his positions as President and Chief Executive Officer of GTC. All options held by Mr. McCormick which are or will become exercisable on or before December 31, 1998, will remain valid and effective for the stated term of each such option. All options which become exercisable after December 31, 1998 were canceled at December 31, 1996.
 (4) J. Hardie Harris submitted his resignation as Vice President and General Manager of U.S. EMS Operations of GTC to become effective January 31, 1997, and all options held will be canceled at that date.
 (5) Effective January 4, 1996, Jack Calderon resigned his positions as Vice President and General Manager of International EMS Operations of GTC, and all options were canceled at that date.
 (6) Effective January 8, 1996, Gregory A. Tymn resigned his positions as Vice President of Finance and Chief Financial Officer of GTC and all options were canceled at that date.

 COMPENSATION OF DIRECTORS

      Prior to September 1, 1995, directors of GTC did not receive any cash compensation for services provided as directors. Directors who were not employees of GTC, GFP or any of its affiliates ("Independent Directors") were eligible to receive stock option grants pursuant to the Independent Directors' Plan.

      Effective September 1, 1995, Independent Directors are paid an annual retainer of $15,000 and a fee of $1,000 for attending each Board meeting. Independent Directors may elect to receive their annual retainer and meeting fees in the form of stock options granted pursuant to the Independent Directors' Plan in lieu of cash. During 1995, each Independent Director elected to receive their annual retainer and meeting fees in the form of stock options. Independent Directors also receive initial and annual grants of stock options for each elected term as a director under the Independent Directors' Plan. During 1995, Mr. Frigon and Mr. Petersen were granted options to purchase 6,239 shares and 5,712 shares, respectively, for annual retainer and meeting fees, and each was granted options to purchase 7,000 shares upon reelection to the Board. No director exercised stock options in 1995. All directors are reimbursed for travel and related expenses incurred by them in attending Board meetings. Directors who are employees of GTC, GFP or any of its affiliates are not eligible to receive compensation for services rendered as a director.

 EMPLOYMENT CONTRACTS

      GTC entered into a separation agreement in December, 1996, with Carl P. McCormick, the former President and Chief Executive Officer of GTC. Under the separation agreement, Mr. McCormick resigned as President, Chief Executive Officer and as a Director of GTC effective October 31, 1996, but continued as an employee of GTC through December 31, 1996. Effective January 1, 1997, Mr. McCormick was placed on lay-off status through December 31, 1998. During the remainder of 1996, Mr. McCormick assisted in the transition of his duties and provided certain other services to GTC. Through December 31, 1996, Mr. McCormick continued to receive salary and benefits at his then current level and received a car allowance and previously approved club memberships and similar benefits. GTC also agreed to reimburse Mr. McCormick for professional executive outplacement services up to a maximum of $5,000. GTC will continue to pay Mr. McCormick a salary of $175,000 per year from January 1, 1997 through December 31, 1998, and during this period Mr. McCormick will continue to receive customary medical and dental benefits at his cost. GTC also agreed to amend its Key Employees Plan so that all stock options granted to and held by Mr. McCormick that will have vested by December 31, 1998, will remain valid and effective for the stated term of the options. Mr. McCormick agreed to certain nonsolicitation, noncompetition and confidentiality agreements with GTC and executed a general release of GTC for any employment based claims.

                       GTC COMPENSATION COMMITTEE REPORT

 INTRODUCTION

      The Compensation Committee of the GTC Board (the "Committee") is made up of four (4) members who are also members of the full GTC Board. The Committee meets in February of each fiscal year to establish target base compensation levels for GTC's executive officers to be effective in March of that year and to determine bonus compensation for the fiscal year just completed. Once reviewed and approved by the Committee, all issues pertaining to executive compensation are submitted to the entire GTC Board for approval.

 COMPENSATION PHILOSOPHY

      GTC's executive compensation policies are designed to attract and retain qualified personnel by providing competitive compensation and to reinforce long-term strategic objectives through the use of incentive compensation programs. In order to provide incentive to executive officers, a percentage of their annual compensation is paid as bonus. The amount of the bonus for each person is determined on the basis of several indicators of corporate performance as outlined below.

 COMPENSATION PLANS

      The following are the key components of GTC's executive officer compensation:

      Base Compensation. The Committee establishes base salaries for executive officers based upon its review of base salaries of executive officers in companies of comparable size and in similar industries, according to information that is obtained from independent sources and services. The Committee also takes into consideration the executive officer's level of experience and business judgment, as well as a number of other qualitative and subjective factors. There is no factor or formula that is applied to determine a specific dollar value of base compensation.

      Bonuses. GTC's executive and corporate bonus plans provide for incentive compensation to GTC's executive officers and other key employees. Bonuses paid under the bonus plans are based on the performance of GTC as measured by financial objectives, all of which are established by the Committee at the beginning of the fiscal year. The maximum bonus which could be paid under the bonus plans in 1995 was 105% of base salary. The corporate financial objectives for 1995 related to revenue, net income and cash flow from operations, each weighted equally in importance. The Committee established additional compensation parameters to be included in determining bonuses paid under bonus plans beginning with fiscal year 1995, including additional quantitative performance measures, certain qualitative factors relating to customer and employee satisfaction and the Committee's discretion in awarding a portion of the bonus based on subjective considerations. The financial objectives and other compensation parameters are reviewed by the Committee each year, and those used in a particular year are intended to reflect those areas most necessary to maximize the return to investors.

      Long-Term Incentive Compensation. The Key Employees Plan provides for long-term incentive compensation for executive officers of GTC. A portion of the total compensation package for GTC's executive officers is in the form of stock option awards. These awards provide executive officers with an equity interest in GTC, thereby aligning the interests of the executive officers and shareholders and providing incentive to maximize shareholder value over the longer term. During the fiscal year ended December 31, 1995, no stock options were granted to the Chief Executive Officer, and options exercisable for up to an aggregate of 130,000 shares were granted to certain Named Officers. See "GTC Executive Compensation Option Grants in Last Fiscal Year."

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Committee was formed in August 1994 and is composed of Jeffrey T. Gill, Robert E. Gill, Henry F. Frigon and Sidney R. Petersen. No member of the Compensation Committee is or was formerly an officer or an employee of GTC or its subsidiaries.

      No interlocking relationship exists between the GTC Board or the Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

 SECTION 162(m) OF THE INTERNAL REVENUE CODE

      Recently enacted Section 162(m) of the Code generally limits the corporate deduction for compensation paid to certain executive officers to $1.0 million, unless the compensation is performance-based. It is the Committee's intention that, so long as it is consistent with its overall compensation objectives, virtually all executive compensation shall be deductible for federal income tax purposes. It is the Committee's opinion that the shareholders' interest will be better served over the longer term by preserving the deductibility of its executive officers' compensation.

 COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

      Mr. McCormick's base salary for 1995 was determined in the same manner as that of all other executives, including a review of base salaries paid to chief executive officers of companies of a comparable size and in similar industries. Mr. McCormick's base salary for 1995 was at the median of the chief executive officer salaries of the comparable companies included in the review. GTC did not achieve the bonus plan's financial objectives defined at the beginning of 1995 and therefore the Committee elected not to award a bonus to the Chief Executive Officer or the other executive officers for the 1995 fiscal year, despite the achievement of a significant number of corporate and strategic objectives. The specific financial objectives are not included herein because they are believed to represent confidential business information.

 MEMBERS OF THE COMPENSATION COMMITTEE

      Henry F. Frigon
      Jeffrey T. Gill
      Robert E. Gill
      Sidney R. Petersen

GTC PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvestment basis, from the effective date of the initial public offering of GTC Common Stock (May 18, 1994) through December 31, 1995 for GTC, the Nasdaq Stock Market Total Return Index--US Companies, and the Nasdaq Stock Market--Electronic Component Stocks Index. The Performance Graph assumes $100 was invested on May 18, 1994 in GTC's Common Stock or the respective indexes. There can be no assurance as to future trends in the cumulative total shareholder return of the GTC Common Stock or of the following indexes. GTC does not make or endorse any predictions as to future stock performance.

                               NASDAQ
                             ELECTRONIC    NASDAQ
                             COMPONENT      U.S.
        DATE        GTC        STOCKS      STOCKS
      --------    ------     ----------    ------

       5/18/94    100.00        100.00     100.00
       5/31/94    100.00         99.82     100.24
       6/30/94    100.00         94.22      96.58
       7/29/94     85.00         94.46      98.56
       8/31/94     95.00        105.40     104.84
       9/30/94     90.00        104.96     104.57
      10/31/94     72.50        109.04     106.63
      11/30/94     56.25        108.10     103.09
      12/31/94     60.00        109.19     103.38
       1/31/95     70.00        113.26     103.96
       2/28/95     50.00        128.12     109.46
       3/31/95     52.50        136.66     112.70
       4/30/95     55.00        157.83     116.25
       5/31/95     47.50        170.61     119.25
       6/30/95     46.25        194.21     128.91
       7/31/95     65.00        214.36     138.39
       8/31/95     68.75        210.12     141.19
       9/30/95     57.50        209.24     144.44
      10/31/95     45.00        219.17     143.61
      11/30/95     37.50        199.35     146.98
      12/31/95     25.00        180.86     146.20
       1/31/96     27.50        180.81     146.92
       2/29/96     27.50        188.60     152.52
       3/31/96     25.00        179.73     153.03
       4/30/96     31.25        210.47     165.72
       5/31/96     36.25        223.48     173.33
       6/30/96     30.00        205.32     165.50
       7/31/96     23.75        198.82     150.77
       8/31/96     20.63        213.23     159.21
       9/30/96     20.00        248.85     171.41
      10/31/96     17.50        267.22     169.55
      11/30/96     18.75        309.90     180.09
      12/31/96     10.00

                         OWNERSHIP OF GTC COMMON STOCK

     The following table sets forth certain information with respect to beneficial ownership of GTC Common Stock, including beneficial ownership (i) of each person (or group of affiliated persons) who is known by GTC to own beneficially more than 5% of the shares of GTC Common Stock,
(ii) by each of GTC's directors who owns shares, (iii) by each of the Named Officers reflected in the Summary Compensation Table and (iv) by all directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of GTC Common Stock shown as beneficially owned by them.


                                                               SHARES BENEFICIALLY OWNED
                                                       ------------------------------------------
                                                                                    AFTER THE
                                                         DECEMBER 31, 1996       REORGANIZATION
                                                       ---------------------  -------------------
                       NAME                              NUMBER     PERCENT     NUMBER    PERCENT
                       ----                            ----------   --------  ----------  -------
Group Financial Partners, Inc. (1)...................  13,049,400     80.4%   35,915,407   87.1%
 455 South Fourth Avenue
 Louisville, Kentucky 40202
Carl P. McCormick (2)................................     432,486      2.6%      432,486    1.0%
David D. Johnson.....................................       1,525        *         1,525      *
Avarim Margalith (3).................................     211,516      1.3%      211,516      *
J. Hardie Harris.....................................          --        *            --      *
Henry F. Frigon (4)..................................      58,251        *        58,251      *
Sidney R. Petersen (5)...............................      56,571        *        56,571      *
Roger W. Johnson (6).................................       7,000        *         7,000      *
All directors and executive officers as a group (7)..  13,816,749     82.2%   36,682,756   87.7%

___________

 * less than 1%

(1) GFP directly owns shares of GTC Common Stock. Robert E. Gill, Jeffrey T. Gill, R. Scott Gill, Virginia G. Gill and Patricia G. Gill own 19.4%, 32.2%, 27.9%, 19.8% and 0.1%, respectively (99.4% in the aggregate), of the GFP Common Stock and, therefore, may be deemed to have an indirect beneficial interest in the shares of GTC Common Stock owned by GFP. Robert E. Gill and Jeffrey T. Gill are also directors of GTC.

(2)  Includes 300,000 shares issuable under currently exercisable options.

(3)  Includes 180,000 shares issuable under currently exercisable options.

(4)  Includes 53,251 shares issuable under currently exercisable options.

(5)  Includes 54,071 shares issuable under currently exercisable options.

(6)  Includes 7,000 shares issuable under currently exercisable options.

(7) Includes the shares of GTC Common Stock in which Robert E. Gill and Jeffrey T. Gill may be deemed to have an indirect beneficial interest.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires GTC's officers and directors, and persons who beneficially own more than 10% of a registered class of GTC's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the Commission and the NASD. Federal securities regulations require that officers, directors and greater than 10% shareholders furnish GTC with copies of all Section 16(a) forms they file.

     Based solely on GTC's review of the copies of such forms and written representations furnished to GTC by these reporting persons, GTC believes that during 1995 and the preceding year, except as previously disclosed, its officers, directors, and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

                                BUSINESS OF GTC

GENERAL

     GTC is a leading provider of advanced manufacturing, engineering and testing services to OEMs of electronic products. GTC was incorporated on December 27, 1988 as a subsidiary of GFP. On May 21, 1989, GTC acquired certain assets and assumed certain liabilities of the Defense Communications and Production division of Honeywell, Inc. ("Honeywell"). GTC's operating subsidiaries include Group Technologies S.A. de C.V. ("GTC Mexico"), a majority-owned subsidiary located in Mexico City, Mexico where it operates one manufacturing plant, Group Technologies Suprimentos de Informatica Industria e Comercio Ltda. ("GTC Brazil"), a majority-owned subsidiary located in the state of Sao Paulo, Brazil where it operates two separate manufacturing operations, one in Hortolandia and one in Campinas. Substantially all of the assets of Metrum, which remains a wholly-owned subsidiary of GTC, were divested on February 9, 1996, and GTC immediately ceased all operations at its Littleton, Colorado facility.

     GTC custom manufactures complex circuit card assemblies, subsystems and end-user products for use in a wide variety of markets, including avionics, gaming, personal computer, photography, space, telecommunications, workstation and government systems. GTC's customers include Apple, Farallon, Hewlett-Packard, Honeywell, Hughes, IBM, International Game Technology, Kulicke & Soffa, LAM Research, Lockheed-Martin, Lucent Technologies, Northrop Grumman, Paradyne, Plantronics, Polaroid, Telular and various agencies of the United States government.

     GTC offers its customers traditional turnkey manufacturing solutions, including basic design services (such as board layout, production and testing), materials management (including selection, sourcing and procurement), automated assembly and quality assurance. GTC believes that it is unique in its ability to offer its customers a broad range of sophisticated engineering services which complement its basic manufacturing services. GTC also provides high-level engineering services, such as Application Specific Integrated Circuit ("ASIC") design, software development and product redesign.

RECENT DEVELOPMENTS

     A number of events occurred during 1995 and 1996 which significantly impacted GTC's ability to: (i) meet its planned volume, (ii) achieve an optimum mix of work, and (iii) manage its domestic manufacturing operations profitably. GTC also completed a number of strategic initiatives designed to effectively deal with these problems and to focus its business on its core manufacturing capabilities.

     EVENTS IMPACTING THE BUSINESS

     While the operating performance of GTC's domestic manufacturing and engineering services businesses during 1996 was positively impacted by the favorable settlement of a contract claim dispute, the operating performance of these businesses during both 1995 and 1996 has been negatively impacted by the completion of certain key contracts and a reduction in customer demand which have combined to create a significant amount of under-utilized capacity at GTC's Tampa facility. Similarly, the operating performance of GTC's operations in Mexico City, Mexico during 1996 was negatively impacted by the completion of certain key contracts and/or a reduction in customer demand.

     On March 29, 1996, GTC entered into an agreement (the "1996 Credit Agreement") with its primary lender to amend and restate the revolving credit agreement entered into between the parties on November 24, 1994. The 1996 Credit Agreement provides GTC with a two-year revolving line of credit facility, a $3,300,000 two-year facility and an additional $5,000,000 facility for the period through December 31, 1996. In connection with the execution of the 1996 Credit Agreement, GTC issued its primary lender warrants on

March 29, 1996 to purchase 1,200,000 shares of GTC Common Stock, 200,000 of which were vested at the date of issuance and the remaining 1,000,000 of which became vested quarterly in 25% increments beginning one year from the date of issuance. GTC recorded an original issue discount for the 1996 Credit Agreement equal to the fair market value of the exercisable warrants and GTC is amortizing this discount over the twelve-month period beginning in April 1996. In addition to the expense incurred from amortizing loan costs associated with the 1996 Credit Agreement, GTC has experienced an increase in the rate of interest on its borrowings, which together have had a negative impact on GTC's operating performance.

     The combined negative impact of the aforementioned and other events has caused GTC to incur significant losses during 1995 and 1996. As a result, GTC, as of September 29, 1996, was not in compliance with certain financial covenants contained in the 1996 Credit Agreement, and the related $11,621,000 of debt has been classified as current as of September 29, 1996. However, the lender waived such items of noncompliance through November 30, 1996. As of the date of this Joint Proxy Statement/Prospectus, GTC is not in compliance with certain financial covenants contained in the 1996 Credit Agreement. Although GTC's lender has to date advanced funds pursuant to the terms of the 1996 Credit Agreement, the lender has no obligation to do so and could cease advancing funds at any time. GTC is investigating alternative sources of financing which, if obtained, will enable GTC to repay the debt outstanding under the 1996 Credit Agreement.

     STRATEGIC INITIATIVES

     GTC initiated several highly focused programs during 1995 and 1996 to incrementally improve its manufacturing processes, communications systems, materials management, contract management, accounting and marketing efforts. GTC remains optimistic that additional improvements to its operating performance will continue to be realized by the business as a result of these programs.

     GTC successfully reduced the break-even point for its commercial manufacturing operations in Tampa, Florida by taking steps to reduce its headcount and overhead costs during 1995 and 1996. While GTC recorded certain expenses in 1995 and 1996 as a result of taking these steps, management believes the steps will facilitate GTC's efforts to return to profitability.

     During 1995 and 1996, GTC successfully divested all of its name brand products businesses in order to enable GTC to focus its resources on GTC's core contract manufacturing capabilities. GTC generated a total of approximately $16,400,000 in cash from the sale of these assets. The instrumentation products business unit was sold to Bell in February 1996 for $10,104,000.

     GTC acquired and expanded an operation in Hortolandia, Brazil from IBM Brasil during the third quarter of 1995. In order to meet the needs of its expanding customer base in Brazil, GTC, during the third quarter of 1996, opened a second manufacturing facility which is located in Campinas, Brazil. GTC now employs approximately 300 people in Brazil.

INDUSTRY BACKGROUND

     OEMs originally utilized contract manufacturing sources primarily to reduce labor costs in the production of electronic assemblies and to provide for additional manufacturing capacity in times of peak demand. These early contract manufacturers typically were employed on a consignment basis in which the OEM provided the circuit and production designs, procured all components and performed the final product testing. During this period of time, the industry was characterized by small regional job shops with few, if any, competitors of significant size.

     During the early 1980s, the commercialization of the personal computer began to fuel substantial growth in the electronics industry and with it, the growth of contract manufacturers. At about the same time, significant advancements were made in manufacturing know-how as surface mount technology ("SMT") began to replace pin-through-hole technology as the preferred method for the assembly of circuit boards.

SMT provided the OEMs with significant cost savings while at the same time increasing the performance of their products. Many of the benefits, especially those relating to cost reduction, were passed along to consumers, which GTC believes helped to sustain the double-digit growth of the electronics industry into the 1990s.

     Despite the rapid growth in the industry, the market soon became characterized by intense price competition and demands for more frequent product introductions. In an effort to survive and meet the requirements of the marketplace, OEMs were forced to restructure and focus their resources on core strategic competencies, such as product development, software design and marketing, and to outsource capital intensive manufacturing operations to specialists. As contract manufacturers began to perform more turnkey services, the relationship between OEMs and contract manufacturers became more strategic in nature, with the two now linked in a close relationship to deliver cost effective, high-quality products quickly to the marketplace.

     GTC believes that the strategic use of contract manufacturers has provided significant benefits to both the contract manufacturers and to the OEMs. Contract manufacturers have benefited from the economies of scale resulting from larger and more frequent orders from OEMs, as well as from the strategic and operational benefits arising from the stability of longer-term relationships. OEMs in turn have benefited from significantly reduced manufacturing costs, reduced levels of investment in property, plant, equipment and working capital, reduced cycle time for new product introductions, increased flexibility, and access to the most advanced manufacturing technologies available.

     GTC believes that the contract manufacturing industry has grown through a series of phases during which first price and then quality became the principal methods of differentiation among contract manufacturers. During the 1980s, the low overhead, low cost, high volume contract manufacturer was in favor and served primarily to provide OEMs with low cost products. By the early 1990s, price alone no longer served to differentiate contract manufacturers and quality became an important additional selling point. Contract manufacturers which were able to deliver products to exacting international standards of quality began to grow more rapidly. As a result, the contract manufacturing industry began to standardize around global quality certifications, such as ISO 9000.

     GTC believes that the contract manufacturing industry is entering a new phase now that both low price and high quality are considered to be entry level standards for companies in the industry. In the future, successful contract manufacturers will become increasingly important in helping OEMs to introduce new products, faster, more frequently and with a greater number of features than in previous generations. The production volumes are expected to be smaller with the products targeted at specialized niche markets. GTC believes that its ability to provide OEMs with product design enhancements, quick-turn prototyping and complete system solutions will be critical to the future success of its relationships with OEMs.

     The contract manufacturing industry is characterized by a high degree of customer and market concentration and is anticipated to grow significantly. Technology Forecasters, Inc. estimates that the North American electronics contract manufacturing industry is expected to grow from $15.8 billion in 1994 to approximately $63.1 billion by 1999, reflecting a compound annual growth rate of approximately 30% and that the worldwide electronics contract manufacturing industry is expected to grow from $34.9 billion in 1994 to approximately $117 billion by 1999, reflecting a compound annual growth rate of approximately 27%. GTC believes that the integration of digital and wireless technologies into new products will help generate growth from several markets outside of the computer industry, such as telecommunications, industrial electronics and medical instrumentation. In addition to growth in the electronics industry, GTC believes that further growth in the contract manufacturing industry will come from an increasing need for OEMs to reduce product time to market and to manage more complex product designs, inventories and component procurements.

BUSINESS STRATEGY

     GTC's objectives are to provide a broad range of value-added manufacturing and engineering services that will help its customers compete more effectively in the marketplace and to improve GTC's financial performance through implementation of the following strategies.

     MANUFACTURING AND SERVICE CAPABILITY

     GTC intends to continue to expand the geographical presence of its operations internationally to better serve the needs of its customer base. GTC plans to expand its operations in Mexico and Brazil, and to continue to increase the range of manufacturing technologies and services it has to offer to its customers. GTC believes major opportunities will develop for companies that become leading providers of new packaging and interconnect technologies such as multichip module, flip chips, ball grid array and micro ball grid array.

     VALUE-ADDED SERVICES

     GTC intends to continue to utilize its advanced engineering services capabilities to provide its customers with complete system solutions which exceed the scope of traditional turnkey services provided by most contract manufacturers. GTC believes that the ability to provide its customers with these services, which include software development, ASIC design, prototype development, product re-engineering, feature enhancement, product ruggedization, cost reduction, product miniaturization, and EMI interference and Tempest shielding is instrumental in moving new products to market quickly and regularly.

     DIVERSIFIED CUSTOMER BASE

     GTC intends to pursue customers across a number of industries in order to avoid the customer and market concentration that is more typical of other companies in the industry. GTC's quality and technical certifications enable it to provide a series of advanced design engineering and manufacturing services for customers requiring special certifications, such as NASA, FAA and MIL-STD, in markets that are not considered to be traditional sources of business for contract manufacturers. GTC believes that its customer base is well-balanced and that it will strengthen its prospects for future growth by serving a variety of customers and industries.

MANUFACTURING SERVICES

     GTC provides its customers with a broad variety of solutions, from low-volume prototype assembly to high-volume turnkey systems manufacturing. The primary segments within the electronics industry served by GTC include avionics, gaming, personal computer, photography, space, telecommunications, workstation and government systems. GTC employs a multi-disciplined engineering team which provides comprehensive manufacturing and design support to customers. The turnkey systems solutions offered by GTC include design conversion and enhancement, materials procurement, system assembly, testing and final system configuration.

     GTC's Tampa facility is certified to ISO 9001, the international standard for quality assurance in design, development, production, installation and service. GTC's facilities in Mexico City, Mexico and Hortolandia, Brazil are certified to ISO 9002. GTC believes that its operations are one of the most widely certified in the contract manufacturing industry, enabling GTC to compete in a broad array of niche markets. GTC has quality systems which meet the requirements of NHB5300.4 specification (as audited by Astro-Martin Marietta and NASA), NSA 91-15 specification (as audited by NSA) and MIL-Q-9858A (as audited by the U.S. Army and Navy, Lockheed Martin and Northrop Grumman). The quality systems also meet the standards for FAA avionics based on an audit conducted by Honeywell.

     GTC has invested in capital equipment and has established relationships with manufacturers of equipment that enable it to provide its customers with advanced manufacturing technologies. GTC's manufacturing capabilities are enhanced by up-to-date manufacturing techniques. Among these are just-in-time procurement, continuous flow manufacturing, statistical process control, total quality management, stringent and real-time engineering change control routines, and total cycle time reduction techniques. GTC also has invested in integrated manufacturing support systems to maximize performance. These systems provide a continuous flow of information from the initial estimating phase of a project through final shipment.

     GTC believes that its worldwide sourcing of components, combined with the high volume of its orders, enables GTC to obtain very competitive component pricing and availability. Materials are scheduled to arrive in a just-in-time manner, thereby minimizing stocking and storage costs. Upon receipt, materials are inspected, if required, and delivered to their point of use, reducing the amount of cycle time required to process them. Materials are controlled and segregated on a customer-by-customer basis. This allows accurate pricing of materials between customers and minimizes the likelihood that GTC's relationships with customers are disrupted.

     GTC believes that it has fostered fair and strong relationships with its suppliers. These relationships are built upon a history of GTC providing suppliers with accurate and timely information when ordering materials and listening to the suppliers' needs. In return, suppliers are expected to provide highly competitive material prices with flexible delivery schedules, to honor their commitments for delivery of materials on time, and to meet or exceed all quality requirements. Although GTC historically has paid its suppliers in a timely manner, GTC extended payment terms with its suppliers beginning in the third quarter of 1995. GTC has been successful in continuing to work on reasonable credit terms with its supplier base.

     GTC provides varied levels of testing services, ranging from in-circuit test, burn-in test and environmental stress screening to functional test. Increasingly, GTC is asked to provide final systems assembly ("box build") services. As a result, testing procedures and equipment are required to ensure that finished products are tested to standards that reflect their required use.

ENGINEERING SERVICES

     GTC will continue to utilize its advanced engineering services capabilities to provide its customers with complete system solutions that exceed the scope of traditional turnkey services provided by most contract manufacturers. GTC believes that the ability to provide its customers with these services, including software development, ASIC design, prototype development, product re-engineering, feature enhancement, product ruggedization, cost reduction, product miniaturization, and EMI interference and Tempest shielding is instrumental in moving new products to market quickly and regularly. GTC's engineers perform design work on a contract basis for a number of customers, including those requiring high levels of security clearance.

CUSTOMERS AND MARKETING

     GTC serves a wide variety of markets, including avionics, gaming, personal computer, photography, space, telecommunications, workstation and government systems. GTC has pursued the diversification of its market segments and customer base and sought relationships with leading OEMs in the markets it serves. GTC's principal sources of new business originate from the expansion of existing relationships, referrals and direct sales through senior management, direct sales personnel, market specialists and one independent sales representative. Market specialists, supported by the executive staff, identify and attempt to develop relationships with potential OEM customers who meet a certain profile, which includes financial stability, industry leadership, need for technology driven turnkey manufacturing, anticipated unit volume growth and long-term relationship potential. GTC's customers include Apple, Farallon, Hewlett-Packard, Honeywell, Hughes, IBM, International Game Technology, Kulicke & Soffa, LAM Research, Lockheed-Martin, Lucent Technologies, Northrop Grumman, Paradyne, Plantronics, Polaroid, Telular, and various agencies of the United States government. In 1993, 1994 and 1995, GTC's largest individual commercial customer was IBM, which accounted for approximately 8%, 14% and 16%, respectively, of GTC's revenue. GTC's sales of products and services to United States government agencies represented approximately 47%, 19% and 20% of GTC's revenue in 1993, 1994 and 1995, respectively. GTC's sales of products and services to a variety of prime contractors under contract with the federal government, in the aggregate, represented approximately 47%, 11% and 9% of GTC's revenue in 1993, 1994 and 1995, respectively.

      GTC's sales efforts are supported by advertising in numerous trade media, sales literature, participation in trade shows and direct mail promotions. GTC promotes the concept of manufacturing relationships with each of its customers. The focus of this relationship is centered on the belief that GTC and its employees must become an essential part of every customer's operations. To facilitate this relationship, GTC employs program managers who are dedicated to one or more customers to ensure that customer contract requirements are met and that information critical to the success of each project is communicated and acted upon in an expedient fashion. This requires that program managers maintain close contact with people inside GTC and with the customers that they support, communicating project status in addition to resolving specific issues which arise. GTC believes that this form of dedicated relationship is critical to meeting the dynamic needs of its customers.

COMPETITION

      GTC operates in a highly competitive environment and competes against numerous domestic and foreign manufacturers. GTC's competitors include SCI Systems, Solectron, AVEX Electronics, Jabil Circuit, Plexus, DII Group, IEC Electronics, Sanmina and Benchmark Electronics. In addition, GTC may encounter competition in the future from other large electronic manufacturers which are selling, or may begin to sell, contract manufacturing services. GTC may also face competition from the manufacturing operations of its current and potential OEM customers, which GTC believes continue to evaluate the merits of manufacturing products internally versus the merits of contract manufacturing.

      GTC believes that the primary basis of competition in its targeted markets are time to market, capability, price, manufacturing quality, advanced manufacturing technology and reliable delivery. GTC believes that it generally competes favorably with respect to each of these factors. To remain competitive, GTC must continue to provide technologically advanced manufacturing services, maintain world-class quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

BACKLOG

      GTC's order backlog at December 31, 1996 was approximately $65 million as compared to order backlog at December 31, 1995 and 1994 of approximately $124 million and $177 million, respectively. The decrease in GTC's backlog is primarily attributable to a reduction in government contracts. Much of GTC's government-related business has typically been associated with military projects, and the overall reduction in the nation's defense budget has significantly curtailed the potential projects available to contract manufacturers. Backlog consists of firm purchase orders and commitments which are to be filled within the next twelve months. However, since orders and commitments may be rescheduled or canceled, backlog is not a definitive indicator of future financial performance.

SUPPLIERS

      GTC procures components from a broad group of suppliers, determined on an assembly-by-assembly basis. Some of the products and assemblies manufactured by GTC require one or more components that may be available from only a single source. Some of these components are allocated in response to supply shortages. GTC attempts to ensure the continuity of supply of these components. In cases where unanticipated customer demand or supply shortages occur, GTC attempts to arrange for alternative sources of supply, where available, or defers planned production to meet the anticipated availability of the critical component. In some cases, supply shortages will substantially curtail production of all assemblies using a particular component. In addition, at various times there have been industry-wide shortages of electronic components, in particular memory and logic devices. While GTC has not experienced material shortages in the recent past, such shortages could produce significant short-term interruptions of GTC's future operations.

      GTC believes that it has good relationships with its suppliers, though the delay of payments beginning in the third quarter of 1995, due to GTC's financial difficulties, resulted in credit problems with certain suppliers. However, GTC has been able to arrange and maintain reasonable credit terms with its suppliers during 1996.

RESEARCH AND DEVELOPMENT

      GTC invested $4.1 million, $5.2 million and $3.0 million, in research and development in 1993, 1994 and 1995, and $0.3 million in the nine months ended September 30, 1996, respectively. This investment has been made primarily in support of GTC's name brand products line of business, the majority of which was divested by the end of the first quarter of 1996. GTC also utilizes its research and development capability to develop processes and technologies for the benefit of its customers. GTC plans to continue its investment in research and development in the future at reduced levels due to the divestiture of name brand products, but cannot forecast the impact of such expenditures upon the overall success of its sales.

PROPRIETARY RIGHTS, PATENTS AND TRADEMARKS

      GTC regards its manufacturing processes and circuit designs as proprietary trade secrets and confidential information. GTC relies largely upon a combination of trade secret laws, agreements with its OEM customers, internal security systems, confidentiality procedures and employee agreements to maintain the trade secrecy of its circuit designs and manufacturing processes. Although GTC takes steps to protect its trade secrets, there can be no assurance that misappropriation will not occur.

      GTC licenses some technology from third parties which it uses in providing manufacturing services to its OEM customers. GTC believes that such licenses are generally available on commercial terms from a number of licensors. Generally, the agreements governing such technology grant to GTC nonexclusive, worldwide licenses with respect to the subject technology and terminate upon a material breach by GTC.

      Although GTC does not believe that its circuit designs or manufacturing processes infringe on the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against GTC in the future with respect to current or future designs or processes. Any such assertion may require GTC to enter into a royalty arrangement or result in costly litigation.

CERTIFICATIONS

      GTC believes that its operations are among the most widely certified in the contract manufacturing industry. GTC's Tampa facility is certified to ISO 9001, the international standard for quality assurance in design, development, production, installation and service. GTC's facilities in Mexico City, Mexico and Hortolandia, Brazil are certified to ISO 9002. ISO 9002 is the international standard for quality assurance in product installation and service, but does not cover product design or development, and is the more common level of certification for a contract manufacturer. GTC also meets NASA's NHB5300.4 specification for space programs and numerous military specifications including MIL-Q-9858A (quality program), MIL-STD-2000 (high reliability soldering), MIL-STD 45662 (calibration and metrology) and MIL-STD-801D (environmental testing). GTC also meets certain manufacturing and quality practices required by the FAA. GTC will continue to utilize these certifications to provide service to these and other niche markets.

GOVERNMENT REGULATION

     GTC's operations are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters. Management believes that GTC's business is operated in material compliance with applicable regulations promulgated by the Occupational Safety and Health Administration and the Environmental Protection Agency and corresponding state agencies which, respectively, pertain to health and safety in the workplace and the use, discharge and storage of chemicals employed in the manufacturing process. Current costs of compliance are not material to GTC. However, new or modified requirements, not presently anticipated, could be adopted creating additional expense for GTC.

     GTC's former leased facility located on Waters Avenue in Tampa, Florida is currently subject to remediation activities related to ground water contamination by methylene chloride and other volatile organic compounds which occurred during the operation of the facility by a predecessor of GTC. Through a series of evaluations, it was determined that the ground water contamination is also present off site. In December 1986, Honeywell, a prior operator of the facility, entered into a consent order (the "Consent Order") with the State of Florida Department of Environmental Regulation under which Honeywell agreed to take certain corrective action to remediate the contamination. These remediation activities include the installation of recovery wells and the treatment of the contaminated ground water. Under the Consent Order, Honeywell assumed the responsibility for initiating and conducting these remediation activities including the annual cost associated with these remediation activities, currently estimated to be up to $500,000 per year. At the time GTC purchased the assets of the business located on this site, it obtained an agreement from the seller, Philips Electronics North America Corporation, to indemnify and hold GTC harmless with respect to such matters. GTC vacated the property in December 1994, at which time its lease obligation expired.

     In the course of Metrum's acquisition of certain assets of a business from Alliant Techsystems, Inc. ("Alliant"), Metrum and GTC became aware of ground water contamination that will require remedial action at the facility where the business was located in Littleton, Colorado. Evaluations indicate that certain chlorinated solvents were disposed of on the site by a previous owner of the business and have contaminated the ground water. There has been no final determination on the total scope of actions which will be required to remediate the ground water contamination, although it is estimated that the clean-up cost could reach as high as $20 million in the aggregate. As part of the agreement for the purchase and sale of the assets of the business, Alliant agreed to indemnify and hold Metrum harmless with respect to such matters. Metrum leased the facility from Alliant and continued operations on the site until substantially all of the assets of the business were sold to Bell on February 9, 1996. Metrum and GTC agreed to indemnify and hold Bell harmless with respect to such matters.

EMPLOYEES

     As of December 31, 1996, GTC employed approximately 1,500 employees, of which approximately 800 are employed in the U.S., 400 are employed in Mexico and 300 are employed in Brazil. GTC employs approximately 110 people in finance, sales or administration, 1,290 people in manufacturing operations and 100 people in various engineering functions. Approximately 350 of GTC's domestic employees are represented by the International Brotherhood of Teamsters collective bargaining unit. In 1993, GTC and the International Brotherhood of Teamsters signed a five-year contract. GTC believes its relationships with its employees are good.

GEOGRAPHIC SEGMENTS

     All of GTC's operations for 1993, 1994 and 1995 and the nine months ended September 30, 1996, were located in the United States, Mexico and Brazil. See
Note 18 to Notes to Consolidated Financial Statements of GTC for financial information about GTC's geographic segments.

EXECUTIVE OFFICERS

     The following table contains certain information concerning the directors and executive officers of GTC.

NAME                                  AGE    POSITION WITH GTC AND PRINCIPAL OCCUPATION
----                                  ---    ------------------------------------------

Jeffrey T. Gill....................   40     Director; President and Chief Executive Officer of GFP
Robert E. Gill.....................   71     Director; Chairman of the Board of GFP and President and
                                               Chief Executive Officer of GTC
Sidney R. Petersen.................   66     Director; Retired; formerly Chairman and Chief Executive
                                               Officer of Getty Oil, Inc.
Henry F. Frigon....................   62     Director; Retired; formerly President and Chief Executive
                                               Officer of BATUS, Inc.
Roger W. Johnson...................   62     Director; Former Administrator of U.S. General Services
                                               Administration
Aviram Margalith...................   46     Vice President and General Manager of
                                               International EMS Operations
David D. Johnson...................   40     Vice President and Chief Financial Officer
J. Hardie Harris...................   39     Vice President and General Manager of Tampa
                                               EMS Operations

     All directors hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Officers are appointed by the GTC Board and serve at the discretion of the GTC Board.

     JEFFREY T. GILL has served as Chairman of the Board of GTC since 1992 and as a Director of GTC since 1989. Mr. Gill co-founded GFP and has served as its President and Chief Executive Officer since 1992 and as a Director since its inception in 1983. Mr. Gill serves as a Director and Chairman of the Board of the following GFP subsidiaries: Tube Turns and Unison. Mr. Gill serves as a Director, President and Chief Executive Officer of Partners-V; Director, Vice President and Secretary of BW and as a Director of Bell and Metrum, each of which is a direct or indirect subsidiary of GFP. Jeffrey T. Gill is the son of Robert E. Gill.

     ROBERT E. GILL has served as a Director of GTC since 1989 and as Chairman of the Board of GTC from 1989 to 1992. He was elected to serve as the President and Chief Executive Officer of GTC in October 1996. Mr. Gill co-founded GFP and has served as its Chairman of the Board since its inception in 1983 and as President and Chief Executive Officer from 1983 through 1992. Mr. Gill also serves as a Director of the following GFP subsidiaries: Bell, Tube Turns, Unison and Partners-V, as well as a Director, President and Chief Executive Officer of BW, also a subsidiary of GFP. Mr. Gill was previously employed as Chairman of the Board, President and Chief Executive Officer of Armor Elevator Company, Inc., Vice President of A.O. Smith Corporation and as President of Elevator Electric Company. Robert E. Gill is the father of Jeffrey T. Gill.

     SIDNEY R. PETERSEN has served as a Director of GTC since 1994. Mr. Petersen retired as Chairman of the Board and Chief Executive Officer of Getty Oil, Inc. in 1984. Mr. Petersen served Getty Oil in a variety of increasingly responsible management positions since 1955. Mr. Petersen currently serves as Director of Avery Dennison Corporation, Union Bank of California, Seagull Energy Corporation, and NICOR, Inc. and its subsidiary, Northern Illinois Gas Company.

     HENRY F. FRIGON has served as a Director of GTC since 1994. Mr. Frigon is currently a private investor and business consultant. Mr. Frigon most recently served as Executive Vice President-Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. Mr. Frigon retired as President and Chief Executive Officer of BATUS, Inc. in March 1990, after serving with that company for over 10 years. Mr. Frigon currently serves as Director of H & R Block, Inc., CompuServe, Inc., Buckeye Cellulose Corporation and Dimon, Inc.

     ROGER W. JOHNSON has served as a Director of GTC since 1996. Mr. Johnson most recently served as Administrator of the United States General Services Administration from 1993 through 1996. Mr. Johnson served as Chairman and Chief Executive Officer of Western Digital Corporation from 1982 through 1993.

     AVIRAM MARGALITH has served as Vice President and General Manager of International EMS Operations since January 1996. Dr. Margalith served as Vice President of Engineering for GTC from 1989 to 1994 and as Vice President and General Manager of Federal Systems and Engineering during 1995. He was previously employed in various management positions with Honeywell.

     DAVID D. JOHNSON was elected to serve as Vice President and Chief Financial Officer effective March 1996. Mr. Johnson served as Financial Director, Far East South for Molex Incorporated from 1993 to 1996. Mr. Johnson served Molex in various management positions since 1984. Prior to this, Mr. Johnson was a senior manager for KPMG Peat Marwick in San Francisco, California.

     J. HARDIE HARRIS has served as Vice President and General Manager of Tampa Electronic Manufacturing Services Operations since April 1995. Mr. Harris has submitted his resignation for these positions to become effective January 31, 1997. Mr. Harris served as Vice President of Avex Electronics, Inc. from 1991 to March 1995. Prior thereto, Mr. Harris was employed by Bostrom Seating, Inc. in various management positions from 1987 to 1991.

PROPERTIES

     GTC's headquarters are in a 308,000 square foot office and manufacturing facility on Malcolm McKinley Drive in Tampa, Florida which GTC occupies under a ten-year lease expiring in April 2002 (with two additional five-year options). GTC also leases a 118,000 square foot office and manufacturing facility located on Poniente 152 No. 659 in Mexico City, Mexico with a term expiring in July 1997 (with two additional three-year options). GTC occupies approximately 20,000 square feet of a manufacturing facility in Hortolandia, Brazil in connection with its manufacturing services agreement with its customer. In order to meet its other manufacturing requirements in Brazil, GTC also leases approximately 30,000 square feet of space at a facility in Campinas, Brazil, with a term expiring in July 1999 (plus an option to renew for an unspecified period).

LEGAL PROCEEDINGS

     GTC is, from time to time, a party to litigation which arises in the normal course of its business. There is no litigation pending or, to GTC's knowledge, threatened which, if determined adversely, would have a material adverse effect upon the business or financial condition of GTC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GTC

 NINE MONTHS ENDED SEPTEMBER 30, 1996

 RESULTS OF OPERATIONS

     The following table sets forth certain data, expressed as a percentage of revenue, from GTC's Consolidated Statement of Operations for the three and nine month periods ended September 30, 1995, and 1996.

                                                 THREE MONTHS ENDED    NINE MONTHS ENDED
                                                    SEPTEMBER 30         SEPTEMBER 30,
                                                --------------------  -------------------
                                                  1995       1996       1995       1996
                                                  ----       ----       ----       ----

 Revenue......................................     100.0%     100.0%     100.0%    100.0%
 Cost of operations...........................      95.7       98.3       95.9      94.5
                                                   -----      -----      -----     -----

 Gross profit.................................       4.3        1.7        4.1       5.5
 Selling, general and administrative expense..       4.9        5.0        6.7       4.8
 Research and development.....................       0.8        0.0        1.2       0.2
                                                   -----      -----      -----     -----

 Operating (loss) income......................      (1.4)      (3.3)      (3.8)      0.5
 Interest expense.............................       0.8        1.5        1.0       1.5
 Other expense (income), net..................      (0.2)       0.2        0.1       0.1
                                                   -----      -----      -----     -----

 Loss before income taxes.....................      (2.0)      (5.0)      (4.9)     (1.1)
 Income tax expense (benefit).................      (0.9)       0.9       (1.9)      0.4
                                                   -----      -----      -----     -----

 Net loss.....................................      (1.1)%     (5.9)%     (3.0)%    (1.5)%
                                                   =====      =====      =====     =====

     Revenue for the third quarter of 1996 was $48.2 million, a decrease of $23.4 million or 32.7% from $71.6 million for the third quarter of 1995. Revenue for the first nine months of 1996 was $180.4 million, a decrease of $28.1 million or 13.5% from $208.5 million for the first nine months of 1995. The overall decrease in revenue reflects several changes in GTC's business which occurred during 1995 and in the first nine months of 1996. The composition of revenue for the comparable year-to-year periods varied primarily as a result of GTC's expansion into Latin America and its reduced domestic operations, including the disposition of its name brand products business units during 1995 and in the first quarter of 1996. The net decrease of $28.1 million for the nine month period is comprised of an increase in foreign operations of $23.7 million offset by a reduction in Tampa based operations of $26.5 million, and a $25.3 million decrease in revenue associated with the disposition of substantially all of the assets of Metrum and the Badger business unit.

     The increase in revenue from GTC's foreign operations in the first nine months of 1996 was generated by the growth in GTC's Mexican and Brazilian manufacturing services operations of $16.8 million and $6.9 million, respectively. The principal increase in revenue from the Mexican operation was provided by a turnkey contract which began in the second half of 1995 and which was completed during the third quarter of 1996. The increase in Brazilian revenue was principally due to the fact that GTC initially commenced operations in Brazil during the third quarter of 1995, whereas it operated in Brazil for a full nine months during 1996. GTC also commenced operations at a facility located in Campinas, Brazil, in August 1996.

     Revenue for GTC's domestic manufacturing and engineering services businesses decreased by $24.0 million and $2.5 million, respectively, over the first nine months of the prior year. The majority of the domestic manufacturing services revenue decrease was related to a reduction in customer demand and to periodic cancellations of non-profitable contracts during the first nine months of 1995.

     GTC significantly reduced the fixed costs of its Tampa facility during 1995, thus lowering the break-even point of its manufacturing services operation. While GTC continued to strategically lower both fixed and variable costs during the first nine months of 1996, the revenue base for the Tampa facility was not sufficient to enable it to report an operating profit in the third quarter of 1996. Additionally, the completion of a contract has created additional under-utilized production capacity at GTC's Tampa manufacturing facility. While a near term replacement of this business is not foreseen, GTC is actively pursuing new business opportunities with both its existing customer base and new customers.

     To enhance GTC's prospects for achieving an adequate revenue load in future periods, management has structured the marketing and sales function to optimize GTC's capabilities toward the achievement of new business generation. GTC's marketing efforts for its domestic manufacturing services operations are focused to identify high product mix and advanced packaging demands, and are designed to attract and win profitable contracts which will utilize GTC's value added engineering capability. Management has also consolidated certain manufacturing support and materials functions to improve GTC's performance on its existing programs. If GTC is unable to attract new business which will generate profitable revenue for its Tampa facility during the remainder of 1996 and 1997, its financial performance during these periods may be adversely affected. Management will closely monitor the progress of these activities and will take additional actions designed to minimize the impact of any potential revenue shortfall.

     Revenue for the name brand products business units was $6.1 million for the first nine months of 1996, which includes $4.1 million of revenue derived from a favorable contract claim settlement. The instrumentation products business unit of Metrum and GTC's Badger business unit were sold during the first quarter of 1996. The aggregate decrease in revenue for the year-to-year comparable periods related to the disposition of name brand products businesses was $25.3 million. The sale of these business units completed the disposition of GTC's entire line of name brand products, which also included two sale transactions in the second quarter of 1995.

     Gross profit for the third quarter of 1996 decreased to $0.8 million, or 1.7% of revenue, from $3.1 million, or 4.3% of revenue, in the third quarter of 1995. Gross profit for the first nine months of 1996 increased to $9.8 million, or 5.5% of revenue, from $8.6 million, or 4.1% of revenue, in the first nine months of 1995. The decrease in gross profit in the third quarter of 1996 is primarily attributable to the disposition of GTC's name brand products business units and the under-utilized capacity of its Tampa based operations. The net increase in gross profit during the first nine months of 1996 is principally related to a $7.7 million increase in gross profit from GTC's core manufacturing and engineering services businesses, partially offset by a $6.5 million decrease in gross profit from the name brand products business. The $7.7 million increase in gross profit is associated with a reduced level of inventory reserves and adjustments, contract estimate changes and severance costs as compared to the same period in 1995. Additionally, the gross margin amount for the first nine months of 1996 also includes a favorable name brand products business claim settlement of $4.1 million.

     Selling, general and administrative expense for the third quarter of 1996 decreased to $2.4 million, or 5.0% of revenue, from $3.5 million, or 4.9% of revenue, in the third quarter of 1995. Selling, general and administrative expense for the first nine months of 1996 decreased to $8.6 million, or 4.8% of revenue, from $14.0 million, or 6.7% of revenue, for the same period in 1995. The decrease in the first nine months of 1996 reflects the disposition of the name brand products business units and the result of ongoing cost reduction activities.

     Research and development expense for the third quarter and first nine months of 1996 decreased $0.6 million and $2.2 million, respectively, from the comparable prior year periods. GTC's research and development efforts have historically been concentrated on the name brand products business units. GTC's manufacturing and engineering services businesses are expected to continue to require comparatively lower levels of research and development in the future.

     Interest expense for the third quarter and first nine months of 1996 increased $0.2 million and $0.7 million, respectively, from the comparable prior year periods. Although GTC's average debt outstanding during the first nine months of 1996 was lower than the comparable prior year period, the weighted average interest rate on borrowings increased during 1996. Additionally, $0.6 million of the increase for the first nine months of 1996 resulted from GTC's expansion into Latin America.

     Income tax expense for the three and nine month periods ended September 30, 1996, consists primarily of income taxes on earnings in foreign countries.

 LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $3.0 million for the first nine months of 1996. Inventories and accounts receivable decreased by $13.3 million and $7.1 million, respectively, attributable to the completion or curtailment of certain commercial contracts during 1996.

     GTC's accounts payable decreased by $20.0 million during the first nine months of 1996. The decrease is attributable to utilization of a portion of the proceeds from the sales of businesses and a reduction in inventory requirements. While GTC has maintained extended payment terms with its suppliers, GTC has long-term relationships with a majority of its suppliers and has been successful in maintaining reasonable credit terms with its supplier base.

     Net cash provided by investing activities was $9.2 million for the first nine months of 1996. Capital expenditures were $2.4 million and the divestiture of Metrum's instrumentation products business and GTC's Badger business unit generated net proceeds of $10.1 million and $1.5 million, respectively. The majority of the proceeds from the sale transactions were used to reduce GTC's debt outstanding and to reduce accounts payable.

     Net cash used in financing activities was $13.1 million for the first nine months of 1996. On March 29, 1996, GTC entered into a credit agreement with its bank which provided GTC with a revolving credit facility and two term facilities. The revolving credit facility is for a term of two years and provides credit availability up to $27.5 million through December 1996 and $22.5 million through March 1998, subject to a borrowing base consisting of eligible accounts receivable and inventories. At September 30, 1996, availability on GTC's revolving credit facility was approximately $4.6 million. The term facilities include a $3.3 million term note payable in installments over two years and a $5.0 million term note payable in installments during December 1996. Of the $5.0 million term note payable, approximately $4.2 million was paid down during the first nine months of 1996 and the remaining balance was paid in October 1996.

     In connection with the new credit agreement, GFP invested $1.0 million in GTC in exchange for shares of GTC Common Stock. As a condition of the consummation of the restructured credit agreement, GTC also issued to the bank warrants to purchase 1.2 million shares of GTC Common Stock for $.01 per share,
 0.2 million of which were vested on date of closing and the remaining 1.0 million of which become vested quarterly in 25% increments beginning March 1997. The bank will forfeit any unvested warrants in the event GTC repays all debt outstanding prior to any warrant vesting date. GTC is investigating alternative sources of financing which, if obtained, will enable GTC to repay the debt to the bank prior to March 29, 1997. At September 30, 1996, GTC was not in compliance with certain financial covenants contained in the credit agreement. The bank waived such items of noncompliance through November 30, 1996. As of the date of this Joint Proxy Statement/Prospectus, GTC is not in compliance with certain financial covenants contained in the credit agreement. While the bank continues to advance funds pursuant to the credit agreement, it is under no obligation to do so and could cease advancing funds at any time.

     GTC's principal sources of liquidity currently consist of funds available under its revolving credit facility and its ability to manage asset turnover. GTC's ability to manage its working capital position and to generate profitable revenue for its Tampa facility will impact GTC's accounts receivable and inventories collateral base and, therefore, the availability of borrowings under the revolving credit facility. The maximum available borrowings under the revolving credit facility of $27.5 million through December 1996 and $22.5 million thereafter should provide GTC with sufficient resources to meet its cash requirements through the next twelve months. However, GTC is not in compliance with certain financial covenants contained in the credit agreement and the bank is under no obligation to advance funds pursuant to the credit agreement. If the bank discontinues its advances of funds under the credit agreement or if GTC is unable to maintain the collateral base required to utilize this borrowing capacity, its liquidity may be adversely affected. Should it become evident that a potential deficiency in short-term liquidity exists, management will undertake proactive measures, including seeking alternative sources of working capital and capital equipment financing, the sale of certain assets and actions to maximize the amounts of accounts receivable and inventories eligible as collateral. Cash requirements for periods beyond the next twelve months depend on GTC's profitability, its ability to manage working capital requirements and its rate of growth.

     Inflation did not have a material effect on GTC's operations in the first nine months of either 1996 or 1995.

 FISCAL YEAR 1995

     GTC faced numerous difficulties and challenges during 1995 which resulted in GTC's first net loss since fiscal 1989. For the year ended December 31, 1995, GTC reported an operating loss of $18.2 million and a net loss of $17.7 million. The operating loss included certain charges recognized during the second and fourth quarters of $11.2 million in the aggregate and $2.4 million of charges related to the divestiture of GTC's name brand products business.

     The 1995 financial performance of GTC's core manufacturing services business was the worst in GTC's history. GTC earned very low margins on an unfavorable revenue mix for its domestic manufacturing business. The impact of operational issues which contributed to the poor financial performance manifested itself in a number of significant charges recognized by GTC during the second and fourth quarters of 1995. These charges related to a variety of issues, including decisions by management concerning certain accounting estimates, terminations of contracts, operating lease liabilities, book to physical inventory adjustments and dispositions of assets. Management focused its attention during the year toward the actions necessary to return GTC's core manufacturing services business to profitability. Management believed that the focus of GTC's human and financial resources should be directed to its core business and, therefore, made decisions during 1995 to begin the divestiture of substantially all of GTC's line of name brand products. Another factor considered by management in reaching its decision to divest these operations was GTC's need to reduce its outstanding debt under its revolving credit agreement, which resulted in part from technical default under the credit agreement. GTC recognized charges related to the divestitures of these product lines during the second and fourth quarters.

     GTC's manufacturing services business expanded during 1995 as a result of the start-up of an operation in Brazil and growth in its Mexican operation. The domestic manufacturing services business, which is located in Tampa, Florida, was the primary cause of the decline in manufacturing services profitability during 1995. GTC's domestic production capacity began the year underutilized as a large government contract was completed late in 1994 and orders on two commercial contracts were reduced due to the customers' need to reduce their inventory levels. GTC also lost opportunities with two commercial customers due to a change in outsourcing strategies which resulted in the loss of a significant level of planned business.

     GTC initiated marketing actions to attract new business and successfully obtained a number of new contracts, including both government and commercial customers. Production on these contracts began in the second quarter; however, many start-up production difficulties were experienced, including customer design related delays and material shortages due to industry-wide allocations of certain components. Several of the new contracts were small relative to the overall size of GTC's production capacity and were priced very competitively.

     GTC's ability to generate the expected level of profitability on contracts is highly dependent on its ability to effectively manage materials. Throughout the first three quarters of 1995, GTC's materials management system had not reached a level of stability that consistently provided GTC's procurement and production areas with timely, accurate data concerning certain inventory items. Given the increased production activities on the start-up of new contracts, the instability of the materials management system negatively impacted GTC's ability to perform profitably on these new contracts as well as the ongoing contracts. After a series of hardware and software modifications during the first three quarters, management noted significant improvements in the stability of the materials management system during the fourth quarter. Management believes that its materials management system is now adequate for GTC's operations for the foreseeable future.

     Management's efforts to reverse the negative trend in earnings, which began in the fourth quarter of 1994, were increased during 1995. The marketing efforts which produced new business in the first half of 1995 were expanded during the second half of the year. GTC received a number of new orders as a result of the marketing efforts; however, new contracts did not offset the impact of the loss of the two large commercial customers in the first half of 1995, nor did it offset the impact of production schedule delays on other contracts. The contract manufacturing industry experienced a high growth rate during 1995, and GTC's marketing initiatives were aimed at attracting a share of this growth while ensuring that the pricing of new contracts would be at a level which would provide a reasonable return on GTC's investment. During the third quarter, GTC engaged an independent consultant to serve as a facilitator for a team of employees, comprised of a cross section from each of GTC's functional areas, to prepare a recommendation to management of actions which would assist GTC's return to profitability. One action proposed by the team of employees, known as the "reinvention team," and implemented by management during the fourth quarter was to restructure GTC's domestic electronic manufacturing services operations into three discrete technology centers. The technology centers are designed and focused to attract and win contracts that will be optimum for the process technology, level of service and cost structure for that technology center. This action resulted in improved accuracy of cost allocations and thereby improved contract pricing. GTC's marketing efforts were also aligned with the technology center concept to attract profitable contracts for the respective technology centers. Another reinvention team action implemented during the fourth quarter involved a series of material logistic improvement programs.

     GTC's international manufacturing services business grew significantly during 1995, generating revenue, gross profit and operating loss of $40.2 million, $1.1 million and $1.5 million, respectively. GTC entered into a manufacturing services agreement in July 1995 to provide contract manufacturing services in Brazil to GTC's largest customer, IBM. GTC acquired certain manufacturing equipment from IBM concurrent with this agreement in exchange for a $4.9 million note payable to IBM for the purchase price of the equipment. The Brazilian operation began contributing to revenue and operating profit during the third quarter. GTC's Mexican operation achieved high growth during 1995 as it ramped up during the third and fourth quarters on its largest contract. Margins during this start-up phase have been low resulting in an operating loss; however, margins are expected to improve as the manufacturing process on this contract matures, which is the typical pattern for commercial contracts.

     SECOND AND FOURTH QUARTER CHARGES

     GTC recognized charges during the second and fourth quarters of 1995 of $5.7 million and $8.6 million, respectively, including $0.7 million charged to other expense. These charges related to a variety of issues, including decisions by management concerning certain accounting estimates, terminations of contracts, operating lease liabilities, and book to physical inventory adjustments.

     Management exercises careful judgment in its determination of the adequacy of its reserves for excess and obsolete inventories and the collectibility of accounts receivable. Charges recognized by GTC during the second and fourth quarters were the result of thorough evaluations conducted by management in the respective quarters of these reserve balances. GTC charged $2.0 million and $3.2 million to cost of operations during the second and fourth quarters, respectively, to increase its reserve for excess and obsolete inventories. Included in the fourth quarter charge for excess and obsolete inventories was $2.2 million related to Badger inventories. The Badger product line was divested in March 1996. GTC charged $0.8 million and $0.3 million to selling, general and administrative expense during the second and fourth quarters, respectively, to increase its reserve for uncollectible accounts receivable.

     Concurrent with its review of inventory levels during the second quarter, management also evaluated a number of its contracts which were not meeting GTC's volume or margin targets. The review resulted in improved pricing on certain contracts; however, it also resulted in decisions, mutually agreed to with customers, to terminate unprofitable contracts. GTC charged $1.8 million and $0.5 million to cost of operations during the second and fourth quarters, respectively, to recognize estimated losses on terminated or unprofitable contracts.

     During the fourth quarter, management evaluated the probability of a contribution to future earnings from a certain specialized manufacturing equipment item currently under lease. The operating lease was entered into in November 1994 and GTC has since been unsuccessful in attracting customers requiring this specific technology. During the implementation of the technology center concept during the fourth quarter, management determined that this equipment did not adequately match the strategies of any of the technology centers. Following its review of the business opportunities for this equipment, management elected to pursue the disposition of the equipment through a sale or assignment of lease. Management charged $1.1 million to cost of operations during the fourth quarter to recognize the net present value of future costs associated with this lease.

     GTC also conducts annual physical inventory counts to confirm that inventories accurately reflect the quantities of items on hand. GTC conducted its physical inventory count for its domestic and international manufacturing businesses on October 31, 1995 and December 31, 1995, respectively. Management subsequently completed the reconciliation of its perpetual inventory records to its physical count which resulted in a fourth quarter charge to cost of operations of approximately $1.7 million. The significant difference between the perpetual and physical amounts was not anticipated by management. Management believes that improvements in the stability of GTC's material management system and the implementation of additional inventory control procedures will reduce the likelihood of significant book to physical adjustments in the future. GTC is also implementing user training programs to certify the users on the materials management system. GTC performed its physical inventory counts on a semi-annual basis during 1996 and will continue to evaluate its inventory control and physical inventory count procedures to minimize the risk of material adjustments in the future.

     GTC also recognized certain other charges during the second quarter totaling $0.6 million related to employee severance costs and terminated acquisition costs. GTC also recognized certain other charges during the fourth quarter totaling $1.8 million related to the write-off of terminated financing agreement costs, the disposal of idle manufacturing equipment and account reconciliations.

     DISPOSITIONS OF ASSETS

     GTC's product offerings historically included a line of name brand products. All sales of GTC's Metrum subsidiary were considered name brand products consisting of product lines of computer peripheral products, digital color imaging products and instrumentation recording products. GTC also marketed a line of ruggedized hand-held outdoor computers under the Badger label. Management decided during 1995 to divest its name brand products businesses and successfully closed on sale transactions for substantially all of the assets of the peripherals products and imaging products businesses during the second quarter of 1995 and the instrumentation products and Badger products businesses during the first quarter of 1996. The aggregate sales price of the name brand products businesses was approximately $18.0 million, which consisted of cash of $16.4 million and a note receivable of $1.6 million. In each transaction for Metrum's product lines, the sale price approximated the recorded cost of the net assets sold. GTC retained approximately $2.4 million in liabilities associated with the Metrum business which related primarily to certain employee benefits, accrued income taxes and commissions. GTC retained certain warranty obligations and one contract related to the Badger product line due to the customer being in competition with the buyer of the assets. GTC recorded charges of $0.2 million and $0.3 million to cost of operations and other expense, respectively, during the second quarter related to the Metrum divestitures and a $2.2 million charge to cost of operations during the fourth quarter to write down its Badger inventories to the negotiated sale price.

     Revenue from GTC's name brand products line, in the aggregate, has typically generated higher gross profit margins than has revenue from GTC's manufacturing and engineering services. However, the development of name brand products and the maintenance and growth of the market position of these name brand products require significantly higher amounts of research and development and selling, general and administrative expenditures than are required by GTC's manufacturing and engineering services. For the year ended December 31, 1995, revenue, gross margin and operating income from name brand products were $38.4 million, $12.0 million and $0.9 million, respectively.

RESULTS OF OPERATIONS

     The following table sets forth certain data from GTC's Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 expressed as a percentage of revenue:


                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                   1993     1994     1995
                                                   ----     ----     ----

Revenue.......................................    100.0%   100.0%   100.0%
Cost of operations............................     82.2     86.8     98.4
                                                  -----    -----    -----

Gross profit..................................     17.8     13.2      1.6
Selling, general and administrative expense...      8.9      7.5      7.2
Research and development......................      1.7      1.9      1.1
                                                  -----    -----    -----

Operating income (loss).......................      7.2      3.8     (6.7)
Interest expense..............................      0.7      0.7      1.1
Other expense.................................       --      0.2      0.2
                                                  -----    -----    -----

Income (loss) before income taxes.............      6.5      2.9     (8.0)
Income taxes (benefit)........................      2.4      1.2     (1.5)
                                                  -----    -----    -----

Net income (loss).............................      4.1%     1.7%    (6.5)%
                                                  =====    =====    =====

     YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenue decreased by 0.2% to $273.6 million for 1995, as compared to $274.1 million for 1994. The net change in revenue was derived from an increase in sales by GTC's expanding international EMS operations offset by a decrease in sales related to the divestiture of certain of GTC's name brand product lines during the second quarter, a decline in sales from the balance of the name brand product lines and a decrease in sales from commercial customers of GTC's domestic manufacturing services business.

     Gross profit decreased to $4.5 million for 1995, compared to $36.3 million for 1994. The gross margin decreased to 1.6% in 1995 as compared to 13.2% in 1994. The decline in gross profit is attributable to depressed margins on GTC's domestic and international manufacturing services and charges totaling $12.0 million related to inventories, estimated losses on terminated contracts, asset disposals and severance costs. The charges are described under the caption "Second and Fourth Quarter Charges" included herein above. The lower margin performance on the domestic and international manufacturing service resulted from the start-up of new contracts in GTC's Tampa and Mexican operations which replaced certain high margin contracts completed in the fourth quarter of 1994. Additionally, a higher percentage of GTC's 1994 revenue was realized from contracts performed with consigned materials at relatively high gross margins as compared to 1995. During 1994, GTC also recognized gross profit of $4.5 million resulting from favorable changes in contract and claim estimates and $2.7 million from the settlement of a government contract termination claim.

     Selling, general and administrative expense was $19.7 million or 7.2% of revenue in 1995, as compared to $20.6 million or 7.5% of revenue for 1994. Selling, general and administrative expense decreased due to company-wide cost reduction initiatives implemented at various times throughout 1995 and the divestiture of two of Metrum's lines of name brand products during the second quarter. These reductions offset the impact of a $1.1 million provision for uncollectible accounts during 1995 and increased costs associated with international EMS operations.

     Research and development expense was $3.0 million or 1.1% of revenue in 1995, as compared to $5.2 million or 1.9% of revenue for 1994. Reductions in research and development expense were implemented in the first quarter of 1995, and the second quarter divestitures resulted in further reductions. Interest expense was $2.9 million or 1.1% of revenue in 1995, as compared to $2.0 million or 0.7% of revenue in 1994. Interest expense increased due to a significant increase in the average debt outstanding and an increase in GTC's interest rate which occurred during the third quarter of 1995.

     Income taxes include current and deferred tax benefits and expense in 1994 and 1995. GTC recorded a $4.4 million valuation allowance against its deferred tax assets during 1995. GTC also recorded a current tax benefit for the amount of federal and state income taxes refundable as a result of the 1995 operating loss.

     YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     Revenue increased by 12.4% to $274.1 million for 1994, as compared to $243.9 million for 1993. The overall growth in GTC's commercial contract manufacturing revenue was partly offset by a reduction in order volume from GTC's two largest commercial customers and the continued decline in revenue attributable to long-term government contracts. The two commercial customers decreased orders with GTC in the second and third quarters of the year to balance their inventory levels. To help offset these lower-than-expected shipments, GTC undertook an accelerated marketing effort. Although GTC was successful in obtaining additional orders from a growing customer base, these contracts were in the early stages of the manufacturing cycle during the fourth quarter and, therefore, revenue derived therefrom only partially offset the aforementioned reduction in revenue from existing customers.

     The diversification strategy employed by GTC was also reflected in the reduction of its concentration of government agency business from approximately 47% of revenue in 1993 to approximately 19% of revenue in 1994. GTC's subcontract business for prime government contractors increased from approximately 9% of revenue in 1993 to approximately 11% of revenue in 1994. Revenue earned during 1993 includes approximately $45.1 million for the operations of PCA from July 30, 1993. The PCA operations were integrated with GTC's base contract manufacturing business in 1993.

     Gross profit was $36.3 million or 13.2% of revenue for 1994, as compared to $43.4 million or 17.8% of revenue for 1993. A major factor contributing to the lower gross margin was the shift in business, particularly during the second half of 1994, toward contracts with new customers. Margins during the inception of a new contract are typically low because of start-up costs. As the manufacturing cycle related to a product matures, margins generally increase.

     Gross margins during the second half of 1994 were further pressured by the relocation of a 140,000 square foot manufacturing operation into GTC's main facility located on Malcolm McKinley Drive in Tampa. During the fourth quarter of 1994, GTC completed the relocation of these operations which had been acquired from PCA in 1993. GTC incurred one-time costs as a result of the relocation, and shipments on certain contracts were delayed into 1995. GTC also experienced manufacturing inefficiencies due to equipment down-time, product re-work, reduced labor productivity and disruptions in materials management as a result of the move.

     Two other factors affecting GTC's gross margins for 1994 were start-up costs associated with the expansion into Mexico and a decline in the relative contribution of revenue from name brand products, principally marketed by the Metrum subsidiary. The ramp-up in manufacturing operations for new contracts at the Mexico City facility led to increased expenses, which reduced the profitability of this operation. Sales of name brand products as a percent of revenue declined from 21% in 1993 to 17% in 1994. Sales of digital color imaging products and mass storage systems, which represent a portion of the products marketed by Metrum, did not reach a sufficient volume to generate satisfactory production efficiencies and to support targeted pricing levels. GTC took actions to improve the profitability of these products, including workforce reductions.

     GTC's operating results for 1993 and 1994 reflect the resolution of certain long-term contract-related claims and changes in estimates. GTC recognized gross profit in 1993 of approximately $3.5 million from the net effect of a $7.1 million settlement of a contract change order for secured communications equipment, less accrued losses of approximately $3.6 million on certain other contracts. GTC recognized gross profit in 1994 of approximately $4.5 million resulting from favorable changes in contract and claim estimates. GTC also successfully negotiated the settlement of a government contract termination claim and recognized gross profit of approximately $2.7 million in 1994.

     Selling, general and administrative expense was $20.6 million or 7.5% of revenue for 1994 as compared to $21.8 million or 8.9% of revenue for 1993. The decrease in selling, general and administrative expense, resulted from GTC's continued efforts to contain expenses while still expanding sales. During 1994, GTC identified certain redundant administrative functions and systems which arose as a result of the acquisition of PCA. Actions to reduce those costs included consolidation of two facilities in Tampa and a reduction in salaried workforce.

     Research and development expense was $5.2 million or 1.9% of revenue for 1994 as compared to $4.1 million or 1.7% of revenue for 1993. GTC's research and development expenditures increased as a result of continued development of name brand products.

     Interest expense increased to $2.0 million or 0.7% of revenue for 1994 as compared to $1.6 million or 0.7% of revenue for 1993. Rising interest rates on substantially equivalent borrowing levels is reflected in GTC's cost of borrowing.

     Other expense includes certain relocation expenses associated with the consolidation of GTC's Tampa manufacturing operations, severance costs related to workforce reductions and foreign currency exchange losses due to the devaluation of the Mexican new peso, which, in the aggregate, amounted to $0.5 million or 0.2% of revenue in 1994.

     LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $9.4 million in 1995, as compared to net cash used in operating activities of $12.9 million in 1994. The increase of $22.3 million is primarily attributable to a reduction in inventories and an increase in accounts payable. The inventory reduction resulted from a decrease in the excess of GTC's costs related to long-term contracts over progress payments received. The increase in accounts payable reflects the year-end balances due to GTC's suppliers which are beyond their normal payment terms. The forbearance agreement between GTC and its bank which was effective November 7, 1995 subjected GTC's credit availability to a collateral pool resulting in a temporary reduction in liquidity and the need to extend payment terms with suppliers. GTC has long-term relationships with a majority of its suppliers and as a result, has been successful in continuing to work on reasonable credit terms with its supplier base.

     Net cash used in investing activities was $7.3 million and $2.8 million in 1994 and 1995, respectively. Capital expenditures in 1994 and 1995 were $7.3 million and $8.0 million, respectively. GTC's investments in manufacturing equipment are required to maintain its competitive position and respond to technological changes. GTC also acquired equipment to support the growth of its international operations during 1995. The divestiture of two of GTC's name brand product lines during 1995 generated net proceeds of approximately $5.2 million.

     Net cash provided by financing activities was $14.4 million during 1994 and net cash used by financing activities was $5.8 million in 1995. During 1994, GTC completed the initial public offering of its common stock which provided net proceeds of $17.8 million. During 1995, GTC reduced debt outstanding on its revolving credit agreement by $4.7 million. GFP invested $325,000 during 1995 to provide funding for the start-up of GTC's Brazilian operation.

     At December 31, 1995 GTC was in technical default under certain terms and covenants of its revolving credit agreement. GTC and its bank entered into a forbearance agreement, effective November 7, 1995 which expired on January 31, 1996. The bank continued to provide financing under terms substantially similar to those contained in the forbearance agreement until the debt was restructured on March 29, 1996.

     The credit agreement entered into on March 29, 1996, provides GTC with a revolving credit facility and two term facilities. The revolving credit facility is for a term of two years and provides credit availability up to $27.5 million through December 1996 and $22.5 million through March 1998, subject to a borrowing base consisting of eligible accounts receivable and inventories. The term facilities include a $3.3 million term note payable due in two years and a $5.0 million term note payable in two equal installments in August and December 1996. Of the $5.0 million term note payable, $4.2 million was repaid in the first nine months of 1996 and the remaining balance was repaid in October 1996.

     In connection with the new credit agreement, GFP agreed to invest $1.0 million in GTC in exchange for shares of GTC Common Stock. As a condition of the consummation of the restructured credit agreement, GTC also issued warrants to the bank to purchase 1.2 million shares of GTC Common Stock for $.01 per share, 0.2 million of which become vested at closing and the remaining 1.0 million of which become vested quarterly in 25% increments beginning one year from closing. The bank will forfeit any unvested warrants in the event GTC repays all debt outstanding prior to any warrant vesting date.

                         OWNERSHIP OF GFP COMMON STOCK

     The authorized capital stock of GFP consists of 1,000,000 shares of GFP Common Stock. As of December 31, 1996, there were 315,996 shares outstanding which were held by 11 shareholders. The holders of GFP Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

     The following table sets forth certain information with respect to beneficial ownership of the GFP Common Stock as of December 31, 1996, including beneficial ownership (i) by each person (or group of affiliated persons) who is known by GFP to beneficially own more than 5% of the shares of GFP Common Stock,
(ii) by each of GFP's directors who owns shares, and (iii) by all directors and executive officers as a group. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of GFP Common Stock shown as beneficially owned by them.


                                                   SHARES BENEFICIALLY OWNED
                                                   -------------------------
            NAME                                    NUMBER         PERCENT
            ----                                    ------         -------
Jeffrey T. Gill (1)..............................   102,683         32.2%
  455 South Fourth Avenue
  Louisville, Kentucky 40202
R. Scott Gill....................................    88,305         27.9
  455 South Fourth Avenue
  Louisville, Kentucky 40202
Virginia G. Gill (2).............................    62,494         19.8
  455 South Fourth Avenue
  Louisville, Kentucky 40202
Robert E. Gill (3)...............................    61,364         19.4
  455 South Fourth Avenue
  Louisville, Kentucky 40202
Anthony C. Allen (4).............................     3,162          *
Richard L. Davis (5).............................     2,909          *
All directors and executive officers as a group..   320,917         99.8

--------------

*    Less than 1%
(1) Includes 253 shares held by Mr. Gill's spouse and 650 shares issuable to Mr. Gill's spouse under currently exercisable options.
(2) Shares held as trustee for the Virginia G. Gill Trust Dated The Fourth Day Of November 1993, for which Virginia G. Gill has sole voting and investment power.
(3)  Shares held as trustee for the Robert E. Gill Trust Dated The Fourth Day
     Of November 1993, for which Robert E. Gill has sole voting and investment power.
(4)  Includes 2,200 shares issuable under currently exercisable options.
(5)  Includes 2,600 shares issuable under currently exercisable options.

             OWNERSHIP OF TUBE TURNS COMMON STOCKECT Common Stock

     The authorized capital stock of Tube Turns consists of 2,000,000 shares of Tube Turns Common Stock. As of December 31, 1996, there were 1,338,630 shares outstanding which were held by 145 shareholders. The holders of Tube Turns Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

     The following table sets forth certain information with respect to beneficial owners of the Tube Turns Common Stock as of December 31, 1996, including beneficial ownership (i) by each person (or group of affiliated persons) who is known by Tube Turns to beneficially own more than 5% of the shares of Tube Turns Common Stock, (ii) by each of Tube Turns' directors who owns shares, and (iii) by all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of the Tube Turns Common Stock shown as beneficially owned by them.

                                                      SHARES BENEFICIALLY OWNED
                                                      -------------------------
               NAME                                    NUMBER           PERCENT
               ----                                   ---------         -------
Group Financial Partners, Inc. (1)................... 1,288,600           96.3%
 455 South Fourth Avenue
 Louisville, Kentucky 40202
John M. Kramer (2)...................................    45,347            3.3
Russell H. Johnson, Jr. (3)..........................    22,425            1.7
Norman E. Zelesky (4)................................     7,654             *
Kevin H. Kramer......................................       171             *
All directors and executive officers as a group (5).. 1,364,197           98.2

----------
*    Less than 1%
(1) GFP directly owns shares of Tube Turns Common Stock. Robert E. Gill, Jeffrey T. Gill, R. Scott Gill, Virginia G. Gill and Patricia G. Gill own 19.4%, 32.2%, 27.9%, 19.8% and 0.1%, respectively (99.4% in the aggregate), of the outstanding stock of GFP and, therefore, may be deemed to have an indirect beneficial interest in the shares of Tube Turns Common Stock owned by GFP. Robert E. Gill, Jeffrey T. Gill and R. Scott Gill are also directors of Tube Turns.
(2)  Includes 30,000 shares issuable under currently exercisable options.
(3)  Includes 15,000 shares issuable under currently exercisable options.
(4)  Includes 5,000 shares issuable under currently exercisable options.
(5) Includes the shares of Tube Turns Common Stock in which Robert E. Gill, Jeffrey T. Gill and R. Scott Gill may be deemed to have an indirect beneficial interest.

                        OWNERSHIP OF BELL COMMON STOCK

     The authorized capital stock of Bell consists of 1,500,000 shares of Bell Common Stock. As of December 31, 1996, there were 906,833 shares outstanding which were held by 353 shareholders. The holders of Bell Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

     The following table sets forth certain information with respect to beneficial owners of the Bell Common Stock as of December 31, 1996, including beneficial ownership (i) by each person (or group of affiliated persons) who is known by Bell to beneficially own more than 5% of the shares of Bell Common Stock, (ii) by each of Bell's directors who owns shares, and (iii) by all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of the Bell Common Stock shown as beneficially owned by them.

                                                   SHARES BENEFICIALLY OWNED
                                                   -------------------------
                   NAME                                 NUMBER   PERCENT
                   ----                                 -------  --------
Group Financial Partners, Inc. (1)...................  842,694     92.9%
 455 South Fourth Avenue
 Louisville, Kentucky 40202
Edmund J. Laveck (2).................................   39,338      4.2
Thomas W. Lovelock (3)...............................    7,304        *
Thomas C. Jamieson (4)...............................    8,161        *
John B. Krauss.......................................       10        *
Robert Sroka (5).....................................    2,000        *
All directors and executive officers as a group (6)..  899,507     94.6


*    Less than 1%
(1) GFP directly owns shares of Bell Common Stock. Robert E. Gill, Jeffrey T. Gill, R. Scott Gill, Virginia G. Gill and Patricia G. Gill own 19.4%, 32.2%, 27.9%, 19.8% and 0.1%, respectively (99.4% in the aggregate), of the outstanding stock of GFP and, therefore, may be deemed to have an indirect beneficial interest in the shares of Bell Common Stock owned by GFP. Robert E. Gill, Jeffrey T. Gill and R. Scott Gill are also directors of Bell.
(2)  Includes 30,500 shares issuable under currently exercisable options.
(3) Includes 6,125 shares issuable under currently exercisable options and 94 shares owned by Mr. Lovelock's son.
(4)  Includes 5,300 shares issuable under currently exercisable options.
(5)  Includes 2,000 shares issuable under currently exercisable options.
(6)  Includes the shares of Bell Common Stock in which Robert E. Gill, Jeffrey
     T. Gill and R. Scott Gill may be deemed to have an indirect beneficial interest.

                                  BUSINESS OF GFP

GENERAL

     GFP is a private holding company that was founded in 1983 by Robert E. Gill and Jeffrey T. Gill. The initial strategy of GFP was to acquire divisions of Fortune 500 companies which were viewed to be underperforming. Once purchased, GFP's strategy was to install employee profit sharing plans, stock purchase plans and provide management of the companies with the autonomy to run the companies as stand-alone enterprises. Each company assumed responsibility for the management of its own treasury function and, as the acquisition indebtedness was reduced, management of each company was free to utilize the balance sheet and excess cash flow of its business to acquire businesses that were synergistic and/or diversified the risk of its main business operation.

     Between 1986 and 1995, GFP acquired thirteen (13) businesses from a variety of companies. Over the years, these businesses were combined to form GTC, Bell and Tube Turns. As of December 1996, GFP owned 80% or more of the common stock of each of Bell, GTC and Tube Turns. The sole material assets of GFP consist of its investments in these operating companies and certain commercial real estate.

     Between 1984 and 1988, GFP also invested in the purchase of commercial real estate. The objective was to utilize the investment as an inflationary hedge and to increase the after tax cash flow of GFP by using the accelerated depreciation then available for real estate to reduce the consolidated taxable earnings of GFP. GFP formed Unison to manage these properties. In 1995, GFP made the decision to exit the real estate business and to concentrate the investment of its resources in support of its other businesses. As of December 1996, the sole remaining commercial property was under contract to be sold on or before the end of February 1997.

     It is anticipated that after the completion of the Reorganization, Robert
E. Gill will become the Chairman of GTC and Jeffrey T. Gill will become the President and Chief Executive Officer of GTC. After consummation of the Reorganization, the Gill Family will continue to control in excess of 80% of the shares of the GTC Common Stock.

BELL TECHNOLOGIES, INC.

THE COMPANY

     Bell was founded as F. W. Bell, Inc. in 1944 to market products that measured an electrical circuit's performance through the uninterrupted measurement of its electromagnetic field. Over the ensuing forty years, Bell occupied a small but profitable niche selling gaussmeters and probes into a wide variety of industrial and research applications. Bell was acquired in 1986 by GFP from Allegheny International, Inc. ("Allegheny").

     In December 1992, Bell expanded beyond its core product business with the acquisition of Viking Laboratories and Metrum Services from Alliant. Concurrently with these acquisitions, GFP merged Continental Testing Laboratories, Inc. (another company purchased from Allegheny in 1986) into Bell. Bell expanded further in 1995 with the acquisition of Associated Testing Laboratories from Publicker Industries, Inc. and again in 1996, with the acquisition of Teslatronics from its principal shareholder and the acquisition of Metrum from GTC.

     Today, Bell is a leading provider of electronic products and services to the high technology segment of the electronics industry. Bell manufactures and distributes a line of high density digital tape recorders (Metrum), current sensors, gaussmeters and probes (F. W. Bell), and provides a wide variety of electronic testing (Associated, Continental/Viking) and calibration services (Metrum Services).

SALES AND MARKETING

     Bell sells its products and services through its direct sales force, as well as through a series of domestic and international sales representatives and distributors. Bell utilizes a central marketing organization to insure that a consistent marketing message is delivered to all customers across all divisions. National sales organizations exist in all divisions to serve the specific needs of the varying customer base. In addition to the centralized marketing organization, the managers of each of the testing and calibration branches provide sales and marketing coverage for their specific geographical regions. Bell's sales efforts are supported by advertising in numerous trade media, sales literature, participation in trade shows and direct mail promotions.

     Bell considers its presence in international markets important to its success in attracting new customers, to retaining existing customers, and to servicing certain customers' manufacturing facilities outside of the U.S., principally in the Pacific Rim. Bell markets and sells its products overseas primarily through independent sales representatives. Bell's overseas sales are subject to risks common to many technology export activities, such as the imposition of government controls, the need to comply with a variety of foreign and U.S. export laws, political and economic instability, trade restrictions, changes in tariffs and taxes, and the greater difficulty associated with the administration of business oversees.

CUSTOMERS

     Bell's customers include Allied Signal, Bailey Controls, Boeing, Honeywell, General Electric, ITT, Lockheed-Martin, Westinghouse, Fluke, General Motors, Hughes Aircraft, John Deere, various agencies of the U.S. government, as well as hundreds of smaller customers located in various countries around the world. Bell's principal sources of new business originate from the expansion of existing relationships, referrals and direct sales through senior management, direct sales personnel, distributors and sale representatives. Bell considers repeat business to be important to its success and strives to maintain close relationships with its customers. No single customer accounted for 10% or more of revenue in any of the past three years.

COMPETITION

     The market for Bell's products and services is highly competitive and is divided among a large number of companies, most of which provide only regional and/or local coverage. Bell believes that the amount of competition can vary in any given market based upon the technical capabilities and characteristics of the products and services offered and the local needs of the individual customer. Bell faces competition from a wide variety of large and small companies, including Ampex, DataTape, Loral, Lake Shore Cryotronics, LEM USA, GE, AT&T, Simco, National Technical Services and QPL.

EMPLOYEES

     Bell has approximately 500 employees. Many of these employee's have specialized skills that are of great value to Bell. The future success of Bell will depend in large part upon its ability to attract and retain highly skilled technical, managerial, sales, financial and marketing personnel. Bell has never experienced a work stoppage or strike and none of its employees are represented by a union or covered by a collective bargaining agreement. Bell believes that its relationships with its employees are good.

PROPERTIES

     Bell owns a 62,000 square foot facility situated on ten acres of land on Hanging Moss Road in Orlando, Florida. Bell's principal executive offices and corporate headquarters are located in this facility, along with various testing, calibration and manufacturing operations. The electronic testing division of Bell leases an aggregate of 94,000 square feet in facilities located in Arizona, California, Massachusetts and New Jersey. The repair and calibration division leases offices in Arizona, California, Georgia, Illinois, Maryland,

Massachusetts, Michigan, Ohio and Texas, and has approximately 76,000 square feet under lease. The instrumentation division leases approximately 70,000 square feet in a single facility located in Colorado. This facility in Colorado is subject to certain environmental contamination. See "Business of GTC-Government Regulation."

     Lease commitments for these facilities are short term, ranging in length typically from one to three years. Management believes that its existing facilities are in good condition and are suitable and adequate to meet its requirements for the foreseeable future and that suitable additional or substitute space will be readily available as needed. Most of the manufacturing and testing equipment, fixtures and furnishings are owned by Bell and are considered by it to be modern, efficient and adequate for Bell's immediate requirements. Bell believes that its operations are in compliance in all material respects with requirements relating to the environmental quality and energy conservation.

GROUP TECHNOLOGIES CORPORATION

THE COMPANY

     GTC is a leading provider of advanced manufacturing, engineering and testing services to OEMs of electronic products. GTC's predecessor company was founded in 1965 as the Defense Communications and Production division of Honeywell and served as one of Honeywell's "Centers for Manufacturing Excellence" until 1989, at which time the division was acquired by GTC.

     GTC custom manufacturers complex circuit card assemblies, subsystems and end-user products for use in a wide variety of markets, including avionics, gaming, network products, personal computer, photography, space, telecommunications, utility, workstation and government systems.

     GTC expanded rapidly from its role as a government contractor with two customers into one of the largest commercial contract manufacturers in the U.S. GTC fueled this growth with the acquisition of (i) Metrum from Alliant in 1992 (subsequently divested to Bell in 1996), (ii) Philips Circuit Assemblies from Philips Electronics North American Corporation in 1993, (iii) Telecomunicaciones Y Sistemas from Philips Mexicana, S.A. de C.V. in 1994, and
(iv) the ECAT Center from IBM Brasil in 1995. GTC supported this growth and strengthened its balance sheet with the completion of a $20 million initial public offering of its stock in 1994.

SALES AND MARKETING

     GTC serves a wide variety of markets, including avionics, gaming, network products, personal computer, photography, space, telecommunications, utility, workstation and government systems. GTC has pursued the diversification of its market segments and customer base and sought relationships with leading manufacturers in the markets it serves. The company's principal sources of new business originate from the expansion of existing relationships, referrals and direct sales through senior management, direct sales personnel, market specialists and independent sales representatives. Market specialists, supported by the executive staff, identify and attempt to develop relationships with potential customers who meet a certain profile, which includes financial stability, industry leadership, need for technology driven turnkey manufacturing, anticipated unit volume growth and longer term relationship potential.

     GTC's sales efforts are supported by advertising in numerous trade media, sales literature, participation in trade shows and direct mail promotions. GTC promotes the concept of manufacturing relationships with each of its customers. The focus of this relationship is centered on the belief that GTC and its employees must become an essential part of every customer's operations. To facilitate this relationship, GTC has program managers who are dedicated to one or more customers to ensure that customer contract requirements are met and that information critical to the success of each project is communicated and acted upon in an expedient fashion. This requires that program managers maintain close contact with people inside the company and with the customers that they support, communicating project status in addition to resolving specific issues which arise. GTC believes that this form of dedicated relationship is critical to meeting the dynamic needs of its customers.

CUSTOMERS

     GTC's customers include Apple, Farallon, Hewlett-Packard, Honeywell, Hughes, IBM, International Game Technology, Kulicke & Soffa, LAM Research, Lockheed-Martin, Lucent Technologies, Northrop Grumman, Paradyne, Plantronics, Polaroid, Telular and various agencies of the U.S. government. In 1993, 1994 and 1995, GTC's largest individual commercial customer was IBM, which accounted for approximately 8%, 14% and 16%, respectively, of GTC's revenue. GTC's sales of products and services to U.S. government agencies represented approximately 47%, 19% and 20% of GTC's revenue in 1993, 1994 and 1995, respectively. GTC's sales of products and services to a variety of prime contractors under contract with the federal government, in the aggregate, represented approximately 47%, 11% and 9% of GTC's revenue in 1993, 1994 and 1995, respectively.

COMPETITION

     GTC operates in a highly competitive environment and competes against numerous domestic and foreign manufacturers. GTC's competitors include SCI Systems, Solectron, AVEX Electronics, Jabil Circuit, Plexus, DII Group, IEC Electronics, Sanmina and Benchmark Electronics. In addition, GTC may encounter competition in the future from other large electronic manufacturers which are selling, or begin to sell, contract manufacturing services. GTC may also face competition from the manufacturing operations of its current and potential customers, which GTC believes continue to evaluate the merits of manufacturing products internally versus the merits of contract manufacturing.

EMPLOYEES

     As of December 31, 1996, GTC employed approximately 1,500 employees, of which approximately 800 are employed in the U.S., 400 are employed in Mexico and 300 are employed in Brazil. GTC employs approximately 110 people in finance, sales or administration, 1,290 people in manufacturing operations and 100 people in various engineering functions. Approximately 350 of GTC's domestic employees are represented by the International Brotherhood of Teamsters collective bargaining unit. In 1993, GTC and the International Brotherhood of Teamsters signed a five-year contract. GTC believes its relationships with its employees are good.

PROPERTIES

     GTC's headquarters are in a 308,000 square foot office and manufacturing facility on Malcolm McKinley Drive in Tampa, Florida which GTC occupies under a ten-year lease expiring in April 2002 (with two additional five-year options). GTC also leases a 118,000 square foot office and manufacturing facility located on Poniente 152 No. 659 in Mexico City, Mexico with a term expiring in July 1997 (with two additional three-year options). GTC occupies approximately 20,000 square feet of a manufacturing facility in Hortolandia, Brazil in connection with its manufacturing services agreement with its customer. In order to meet its other manufacturing requirements in Brazil, GTC also leases approximately 30,000 square feet of space at a facility in Campinas, Brazil, with a term expiring in July 1999 (plus an option to renew for an unspecified period).

TUBE TURNS TECHNOLOGIES, INC.

THE COMPANY

     Tube Turns was founded in 1927 by the Girdler Corporation and originally manufactured elbows and fittings for high pressure oil and gas pipelines. Tube Turns has been a leader in the forgings market for over fifty years and continues to benefit from wide-spread name recognition. Tube Turns was acquired in 1988 by GFP from Sumitomo Metals and in 1991 was merged with Tri-Tech, a company that had been purchased by GFP from Sumitomo in 1986.

     Today, Tube Turns is a leading contract manufacturer of forged products and proprietary piping components for use in a wide variety of markets, including the energy, power train and aerospace industries. Tube Turns manufactures heavy duty truck axles, aircraft engine cylinders and shafts, high pressure closures for storage tanks, insulated joints for underground piping, and numerous other forged and fabricated products.

SALES AND MARKETING

     Tube Turns serves a broad range of Fortune 500, specialty and niche companies in a wide variety of markets, including the energy, aerospace and power train industries. Tube Turns depends in large part on repeat business and its ability to retain customers for extended periods of time to insure the financial success of the company. The company's principle sources of new business originate from the expansion of existing relationships, inquiries stemming from the company's name being found on end-user specification lists, referrals and direct sales. The executive staff also identifies and attempts to develop relationships with project managers and potential customers who meet a certain profile.

     Tube Turns markets its products to potential customers through senior management, direct sales personnel and independent representatives worldwide. Tube Turns identifies prospective customers through networking in the industry and attempts to develop long-term business relationships. Though competition is intense for new accounts, once an account is won, it is generally retained unless the company does not meet the needs of the customer. Prospective accounts are identified through networking in the industry, outside sales efforts to get on end user specification lists requiring suppliers to use the company's products, direct contact with pipeline project managers, advertising in trade journals and through direct mail. Most new business is received from inquiries due to being on end user specification lists. Tube Turns is currently marketing most heavily in the Southwest and Northeast corridors of the U.S. and internationally. Though virtually all the company's products are used internationally, many companies working on the international pipelines incorporating Tube Turns' products are located in the Southwest and Northeast corridor of the United States.

CUSTOMERS

     The company's major customers include Rockwell, John Deere, Caterpillar, TCM, Pratt & Whitney, Dow Chemical, Exxon, Shell and Smith Systems. The company's two largest customers are Rockwell and John Deere, which accounted for 9.0% and 14.0% of total revenue, respectively, during 1995. Tube Turns markets it line of proprietary products to hundreds of small customers in the energy, gas transmission and chemical industries.

COMPETITION

     Tube Turns faces substantial competition in its chosen market segments from both established competitors and potential new entrants. The company's major competitors include Commercial Forge, Midwest Forge, Fox Valley Forge and Portland Forge. The company believes that its name, its reputation for being a very responsive, low cost supplier and the quality of its products broadens its appeal to local, national and international customers. In the market for proprietary products, the company's major competitors include GD Engineering, Huber Yale, Perry Equipment, Thaxton, EPI, Bi-Braze and Alltech. Tube Turns also faces international competition from companies including TD Williamson in Great Britain, Prochind and Zunt in Italy, RMA in Germany, and Hydratech in Mexico. Tube Turns believes that its name, reputation, niche in the high pressure piping market and ability to both fabricate and machine its products broadens its appeal to local, national and international customers.

EMPLOYEES

     As of December 1996, Tube Turns employed approximately 156 persons, the majority of which belonged to one of three unions. Many of these employees have specialized skills of value to the company. The company's future success will depend in large part upon its ability to attract and retain highly skilled engineering, technical, managerial, sales, financial, and marketing personnel. Tube Turns believes its relationships with non-union employees to be good.

     Tube Turns employs 120 union workers represented by three unions. The United Steelworkers of America has 106 members, the International Brotherhood of Electrical Workers has 4 members, and the International Association of Machinists and Aerospace Workers has 10 members. The current union contracts expire in June 2000 and have set wages and benefits. In June 1995, Tube Turns experienced a one-week work stoppage by the United Steelworkers of America prior to the signing of the current contract with that union. The company believes its relationships with its union employees are good.

PROPERTIES

     The headquarters of Tube Turns are located in a 383,000 square foot office and manufacturing facility at 2900 West Broadway in Louisville, Kentucky. Tube Turns owns its headquarters facility, as well as an unoccupied 58,000 square foot facility that is being offered for sale. Tube Turns believes that its existing facilities are in good condition and are suitable and adequate to meet its requirements for the foreseeable future and that suitable additional or substitute space will be available as needed. All of the manufacturing equipment, fixtures and furnishings are owned by the company and are considered by the company to be efficient and adequate for the company's immediate requirements. The facility of Tube Turns was subject to environmental contamination by a predecessor owner. Tube Turns has obtained an indemnity from Sumitomo Metal Industries, Ltd., Sumitomo Corporation and Sumitomo Corporation of America for these matters.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GFP

     The following discussion and analysis is based on the Consolidated Financial Statements of GFP which include the accounts of GFP and its majority-owned subsidiaries. GFP's majority-owned subsidiaries for all periods presented include the Reorganization Parties and certain other entities engaged in the ownership and operation of commercial real estate properties. The Reorganization Parties are a unique blend of companies which provide contract manufacturing services and a complementing range of products to a wide variety of customers.

     As part of the Reorganization, GFP will divest its ownership in its remaining real estate entities through the Spin Off. For the years ended December 31, 1993, 1994 and 1995, the real estate entities accounted for $8.9 million (2.9%), $9.1 million (2.7%) and $8.1 million (2.4%), respectively, of GFP's consolidated revenue. For the years ended December 31, 1993 and 1994, the real estate entities accounted for $3.0 million (12.7%) and $2.9 million (17.6%), respectively, of GFP's consolidated operating income, and for the year ended December 31, 1995, the real estate entities reported operating income of $2.3 million, while the consolidated operating loss was $12.6 million. At December 31, 1993, 1994 and 1995, the real estate entities accounted for $35.2 million (19.7%), $32.6 million (17.3%) and $26.5 million (15.3%), respectively, of consolidated total assets.

     Due to the relative size of GTC as compared to the balance of GFP's consolidated operations, the following discussion and analysis should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of GTC" included elsewhere in this document. For the years ended December 31, 1993, 1994 and 1995, GTC accounted for $243.9 million (79.8%), $274.1 million (81.9%) and $273.6 million (81.3%), respectively, of GFP's consolidated revenue. For the years ended December 31, 1993 and 1994, GTC accounted for $17.5 million (74.9%) and $10.5 million (63.2%), respectively, of GFP's consolidated operating income, and for the year ended December 31, 1995, GTC reported an operating loss of $18.2 million, while the consolidated operating loss was $12.6 million. At December 31, 1993, 1994 and 1995, GTC accounted for $111.9 million (62.7%), $122.6 million (65.1%) and $113.1 (65.4%), respectively, of consolidated total assets.

     Revenue, operating income (loss) and net income (loss) for GTC, Tube Turns and Bell for the years ended December 31, 1993, 1994 and 1995 and working capital and total assets as of December 31, 1993, 1994 and 1995 are as follows (in thousands):

                                     YEARS ENDED OR AS OF       NINE MONTHS ENDED
                                         DECEMBER 31,         OR AS OF SEPTEMBER 30,
                                ----------------------------  ----------------------
                                  1993     1994       1995       1995        1996
                                --------  --------  --------  ----------  ----------
GTC
 Revenue..................      $243,856  $274,147  $273,647   $208,521   $180,380
 Operating income (loss)..        17,502    10,549   (18,227)    (7,951)       938
 Net income (loss)........         9,973     4,700   (17,673)    (6,264)    (2,755)
 Working capital..........        37,305    56,622    23,922     13,765      4,270
 Total assets.............       111,925   122,566   113,106    129,814     75,376

Bell
 Revenue..................      $ 31,164  $ 30,264  $ 33,499   $ 24,851   $ 42,445
 Operating income.........         2,675     2,233     2,537      1,749      4,275
 Net income...............         1,871     1,092     1,071        613      2,035
 Working capital..........         3,503     3,658     3,923      3,828     11,077
 Total assets.............        13,279    13,691    16,224     16,694     27,993

Tube Turns
 Revenue..................      $ 22,641  $ 23,148  $ 23,858   $ 17,794   $ 18,160
 Operating income.........           741     1,359     1,335        706        737
 Net income...............           269       998     1,091        568      1,120
 Working capital..........         5,348     5,283     4,749      4,543      5,383
 Total assets.............        15,546    15,714    15,674     14,790     16,703

     The following discussion and analysis should be read in conjunction with the "Selected Historical Consolidated Financial Data of GFP," the "Selected Unaudited Pro Forma Combined Financial Data" and the Consolidated Financial Statements of GFP and accompanying notes included elsewhere in this document.

NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

     Revenue for the first nine months of 1996 was $245.3 million, a decrease of $11.5 million or 4.5% from $256.8 million for the first nine months of 1995. The overall decrease in revenue reflects several changes in GFP's business which occurred during 1995 and in the first nine months of 1996. The primary components of the change in revenue are an increase in foreign operations of $23.7 million offset by a reduction in Tampa based operations of $26.5 million and a $9.3 million decrease in revenue associated with the disposition of certain product lines.

     Revenue at the Mexico facility increased due to a large contract which began in the second half of

1995, while the Brazil operation commenced operations in the third quarter of 1995. The majority of the domestic manufacturing services revenue decrease was related to a reduction in customer demand and to decisions by management to cancel certain non-profitable contracts during the first nine months of 1995. Revenue for the first nine months of 1996 also includes $4.1 million of revenue derived from a favorable contract claim settlement.

     GTC's percentage of consolidated revenue for the nine months ended September 30, 1996 decreased by 7.7% to 73.5% from 81.2% for the comparable prior year period. In February 1996, the net assets associated with an instrumentation product line were acquired by Bell from GTC which caused Bell's revenue to increase by $16.0 million, or 6.2% of consolidated revenue, for the comparable nine month periods. The divestiture of real estate properties in the fourth quarter of 1995 and the second quarter of 1996 has caused rental revenue to decline to $4.6 million or 1.9% of consolidated revenue for the nine months ended September 30, 1996, a decrease of 0.7% from the comparable prior year period.

     Operating income was $6.0 million for the nine months ended September 30, 1996 as compared to an operating loss of $3.7 million for comparable prior year period. The $9.7 million increase in operating income resulted from improved profitability for each business unit, excluding the real estate entities. The real estate entities provided operating income of $1.0 million for the nine months ended September 30, 1996, a decrease of $1.2 million from the comparable prior year period, due to a decrease in the number of properties owned by GFP.

     The largest component of the improved profitability was GTC's increase from an $8.0 million operating loss for the first nine months of 1995 to operating income of $0.9 million for the first nine months of 1996. Gross margins from the contract manufacturing business improved significantly as provisions for obsolete inventories, contract estimate changes and severance costs charged to operations during the nine months ended September 30, 1996 were lower than those provisions made in the same period of 1995. Additionally, the impact of the $4.1 million favorable contract claim settlement was included in its entirety in gross profit and operating income for the nine months ended September 30, 1996. Bell's operating income for the first nine months of 1996 increased by $2.6 million from the prior year as a result of the acquisition of the instrumentation product line.

     A decrease in consolidated selling, general and administrative expenses of $1.7 million contributed to the improvement in GFP's operating profit. Reductions in the fixed and variable costs of the Tampa contract manufacturing facility which began in 1995 were continued in 1996.

     Interest expense for first nine months of 1996 decreased to $4.9 million from $5.1 million for the comparable prior year period.

     GFP divested certain facilities consisting of excess manufacturing and office space associated with Tube Turns' forgings manufacturing operation in 1996 and recognized a gain of $0.8 million which is included in other income.

     Income tax expense for the nine months ended September 30, 1996, consists primarily of income taxes on earnings in foreign countries.

     GFP recorded the minority shareholders' proportionate share of the net loss of GTC for the nine month periods as a reduction in the consolidated loss before extraordinary items.

     During the nine months ended September 30, 1996, GFP recognized a gain of $2.0 million on the extinguishment of debt related to the divestiture of a commercial real estate property. GFP recognized applicable income taxes of $0.8 million on the transaction.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $7.4 million for the nine months ended September 30, 1996. Accounts receivable and inventories decreased by $5.5 million and $13.9 million, respectively, due to the decline in volume in GFP's domestic contract manufacturing operations and improved control and management of inventories. GFP also reduced accounts payable by $20.0 million, primarily attributable to the decline in volume and a reduction in balances with suppliers.

     Net cash used in investing activities was $2.3 million for the nine months ended September 30, 1996. GFP made capital expenditures of $5.2 million in 1996. GTC received proceeds of $1.5 million in February 1996 for the sale of its Badger product line and Tube Turns received proceeds of $0.9 million from the disposition of certain underutilized land and buildings in September 1996.

     Net cash used in financing activities was $7.0 million for the nine months ended September 30, 1996. The acquisition of the assets of the instrumentation product line by Bell from GTC was financed with a $10.0 million term note with a bank. GTC applied the proceeds from the transaction to reduce the outstanding balance on its revolving credit agreement and to finance working capital. GTC also decreased outstanding borrowings on its term note and further reduced its revolving credit balance as a result of the net cash provided by operating activities.

     At September 30, 1996, GTC was not in compliance with certain of the financial ratio covenants of its revolving credit agreement. The bank waived its rights to declare a default with regard to these specific incidents of noncompliance until November 30, 1996. Management believed that GTC would be out of compliance with certain covenants within twelve months and had, therefore, classified $11.6 million of the debt as current as of September 30, 1996.

     In connection with the Reorganization, GFP is seeking to enter into a financing agreement, the proceeds from which will be used to retire the outstanding balance of all borrowings of the Reorganization Parties effective on the Merger Date. Management believes that it will be successful in these efforts to refinance GFP's debt.

     GFP's real estate entities also decreased borrowings in each of 1993, 1994 and 1995 through the scheduled payments on mortgage notes. The extinguishment of debt related to the divestiture of a real estate property during the second quarter of 1996 further reduced GFP's total outstanding debt. GFP also divested a property during the fourth quarter of 1996 and retired the debt outstanding on the related mortgage note. The mortgage notes on GFP's only remaining commercial real estate property mature in March 1997 and are classified as current liabilities in GFP's balance sheet. Management intends to divest this property prior to the Reorganization.

     GFP believes that sufficient resources will be available to meet its cash requirements through the next twelve months, unless GTC's lender declines to continue advances under the credit agreement. Cash requirements for periods beyond the next twelve months depend on GFP's consolidated profitability, its working capital requirements, its capital expenditure requirements and its rate of growth.

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

     Revenue was $305.4 million, $334.9 million and $336.6 million for 1993, 1994 and 1995, respectively, representing increases of $29.5 million or 9.7% from 1993 to 1994 and $1.7 million or 0.5% from 1994 to 1995. GFP's revenue growth has been slowed by reductions in volume during both 1994 and 1995 with certain of its domestic commercial contract manufacturing customers, reductions in volume with government customers through the completion of a large government contract during the fourth quarter of 1994, the general decline in government spending in recent years, and the divestiture of certain of its name brand product lines during the second quarter of 1995. The cumulative impact of these contractions has served to offset revenue growth from GTC's entry into international contract manufacturing operations, the expansion of Bell's electronic testing services and increased volume and pricing for Tube Turns' forged and fabricated product lines for commercial customers.

     The revenue increase from 1993 to 1994 reflects an overall expansion of GTC's contract manufacturing business, including the July 1993 acquisition of a domestic operation which had a customer base consisting exclusively of commercial customers and the July 1994 acquisition of a contract manufacturing operation in Mexico. The growth resulting from the contract manufacturing business was partially offset during 1994 by a reduction in order volume from GTC's two largest commercial customers and the continued decline in revenue attributable to long-term government contracts. Revenue derived from overall sales of forged products, electronic products and other electronic testing and calibration services were generally equal for the year-to-year comparable periods.

     The revenue increase from 1994 to 1995 reflects the growth in GTC's international contract manufacturing operations and Bell's electronic testing services which was offset by a decline in domestic contract manufacturing revenue coupled with a decrease in GTC's product offerings as a result of the divestiture of two product lines. The Mexico operation continued to increase its revenue base, primarily as a result of the start-up on a large contract during the second half of 1995. GTC also entered into a manufacturing services agreement in July 1995 to provide contract manufacturing services in Brazil which generated additional revenue growth. Revenue generated by the Mexico and Brazil operations during 1995 was $40.2 million. Bell also acquired an electronic testing facility in January 1995 to expand its geographic presence and increase its testing capabilities.

     GTC's domestic contract manufacturing operation, which suffered volume reductions during 1994, experienced further declines during 1995. GTC's aggressive sales efforts during 1994 and 1995 to counterbalance the reduction in volume yielded a number of new contracts; however, the volumes and pricing associated with these contracts were not sufficient to maintain 1995 revenue at the previous year level. Revenue also decreased in response to the divestiture of two product lines during the second quarter of 1995. The divestitures were accomplished through the sale of the net assets associated with the non-strategic product lines to unrelated entities.

     Operating income was $23.4 million and $16.7 million for 1993 and 1994, respectively, as compared to an operating loss of $12.6 million for 1995. The decline in profitability at GTC has dominated the year-to-year changes in profitability of the Reorganization Parties. On a combined basis, the Reorganization Parties, excluding GTC, experienced stable operating income of $3.2 million from 1993 to 1994 and a 4.3% increase in operating income from 1994 to 1995. Operating income contributed by the real estate entities decreased from $2.9 million in each of 1993 and 1994 to $2.3 million in 1995 as a result of the divestiture of a commercial office building.

     The decrease in profitability from 1993 to 1994 was impacted by lower gross margins resulting from the shift in business, particularly during the second half of 1994, toward contracts with new customers. Margins during the start-up phase of a new contract are typically low and improve as the manufacturing process on the contract matures. GTC's margins were further pressured by the consolidation of two manufacturing facilities in Tampa which involved the relocation of a 140,000 square foot operation to the main contract manufacturing facility. GTC incurred one-time costs as a result of the relocation, and shipments on certain contracts were delayed into 1995. GTC also experienced manufacturing inefficiencies at its Tampa contract manufacturing operation due to equipment down-time, product rework, reduced labor productivity and disruptions in materials management as a result of the move. GTC's expansion into contract manufacturing operations in Mexico in 1994 and the associated increase in operations for new contracts at that facility led to increased expenses, which reduced the profitability of this operation. Operating profit levels of GFP's products experienced mixed results from 1993 to 1994, with sales generally stable from year-to-year, as an increase in forged and engineered product profitability combined to offset a reduction in electronic product operating profits.

     GFP's operating results for 1993 and 1994 also include the resolution of certain long-term contract-related claims and changes in estimates. GTC recognized gross profit in 1993 of approximately $3.5 million from the net effect of a $7.1 million settlement of a contract change order for secured communications equipment, less accrued losses of approximately $3.6 million on certain other contracts. GTC recognized gross profit in 1994 of approximately $4.5 million resulting from favorable changes in contract and claim estimates. GTC also successfully negotiated the settlement of a government contract termination claim and recognized gross profit of approximately $2.7 million in 1994.

     The decrease in profitability from 1994 to 1995 is attributable to depressed margins on GTC's domestic and international contract manufacturing services and charges totaling $12.0 million related to inventories, estimated losses on terminated contracts, asset disposals and severance costs. The lower margin performance on the domestic and international manufacturing operations resulted from the start-up of new contracts in GTC's Tampa and Mexico operations which replaced certain high margin contracts completed in the fourth quarter of 1994. Additionally, a higher percentage of GTC's 1994 revenue was realized from contracts performed with consigned materials at relatively high gross margins as compared to 1995.

     Interest expense was $5.5 million, $5.9 million and $6.8 million in 1993, 1994 and 1995, respectively. The increase from 1993 to 1994 is attributable to an increase in the prime interest rate and corresponding increased cost on GFP's variable rate debt. The increase from 1994 to 1995 is due to an increase in the average debt outstanding and an increase in the interest rate of GTC's revolving credit facility during the third quarter of 1995.

     During 1994, GFP recognized a gain of $13.3 million on the issuance of 2,050,000 shares of GTC's common stock in an initial public offering. The gain was based upon the increase in GFP's proportional share of GTC's total shareholders' equity giving effect to the initial public offering as compared to the book value of GFP's investment in GTC prior to the offering.

     Income taxes include current and deferred tax benefits and expense in 1993, 1994 and 1995. GFP recorded a $4.4 million valuation allowance against its deferred tax assets during 1995. GFP also recorded a current tax benefit for the amount of federal and state income taxes refundable which were generated by GTC's 1995 operating loss.

     GFP recorded the minority shareholders' proportionate share of the net income or net loss of GTC for the periods subsequent to the initial public offering of GTC common stock as a reduction in the consolidated income or loss.

     During 1995, GFP recognized a gain of $7.0 million on the extinguishment of debt related to the divestiture of a commercial real estate property. GFP recognized applicable income taxes of $2.4 million on the transaction.

LIQUIDITY AND CAPITAL RESOURCES

     Cash at December 31, 1993, 1994 and 1995 was $11.0 million, $6.4 million and $5.7 million, respectively. Net cash provided by operating activities was $19.5 million and $14.9 million in 1993 and 1995, respectively, while operating activities used net cash of $4.4 million in 1994.

     Net cash was used in operating activities in 1994 primarily as a result of an increase in working capital. Accounts receivable and inventories increased by $1.9 million and $6.8 million, respectively, from 1993 to 1994 to support the increase in revenue. Other current assets increased by $4.7 million from 1993 to 1994, which includes refundable federal income taxes of $2.8 million at year-end 1994. Current liabilities were reduced from 1993 to 1994 as accounts payable and accrued liabilities decreased by $4.5 and $7.0 million, respectively.

     Net cash was provided by operating activities in 1995 as reductions in working capital generated an offset to the consolidated operating loss. Accounts receivable and inventories were reduced by the impact of $8.5 million in provisions for doubtful accounts and excess and obsolete inventories combined with a reduction of $4.0 million in accounts receivable and inventories. The accounts receivable and inventory provisions were the result of thorough evaluations conducted by management regarding the adequacy of its reserves for excess and obsolete inventories and the collectibility of accounts receivable. The balance of the reduction in accounts receivable and inventories resulted from a decline in GTC's domestic contract manufacturing operations. An increase in accounts payable of $8.8 million related to the extension of payment terms to GTC's supplier base as a result of a reduction in borrowing capacity on its revolving credit note.

     Net cash used in investing activities was $21.1 million, $10.2 million and $7.0 million in 1993, 1994 and 1995, respectively. GFP invested $7.5 million, $11.9 million and $10.2 million in capital assets during 1993, 1994 and 1995, respectively, to improve its technological capabilities and increase production capacity. GFP sold various excess and idle real property and equipment during 1993, 1994 and 1995, and divested two product lines in 1995, together providing net cash of $5.2 million.

     A series of acquisitions were completed during 1993, 1994 and 1995. GTC acquired a contract manufacturing operation in Tampa in July 1993 for $13.8 million and an earn-out provision payable to the seller for up to $2.2 million. The cash portion of the purchase price was financed by borrowings from a bank. GTC acquired a contract manufacturing operation in Mexico City, Mexico in July 1994 for $1.2 million which is payable to the seller under an earn-out provision. Bell acquired an electronic testing operation in Massachusetts in January 1995 for $2.2 million which was financed by borrowings from a bank. GTC acquired a contract manufacturing operation in Hortolandia, Brazil in July 1995 for $4.9 million which is payable to the seller.

     Net cash provided by financing activities was $2.7 million and $10.0 million in 1993 and 1994, respectively, and net cash of $8.6 million was used in financing activities during 1995. The various credit agreements of GFP's subsidiaries have experienced several modifications during the three year period ending December 31, 1995 as a result of refinancings, acquisitions, and, in the case of GTC, technical defaults occurred during 1995 under certain terms and conditions of its revolving credit agreement. During each of 1993 and 1994, Bell had a net reduction in total borrowings and a net increase in 1995 attributable to its acquisition of ATL. During 1994, Tube Turns refinanced a term note and revolving credit note with a $5.0 million revolving credit note and reduced total borrowings in each of 1993, 1994 and 1995.

     During 1993, GTC obtained a $25.0 million revolving credit note and a $15.0 million term note which was used to retire its original acquisition debt and to finance the acquisition of PCA. During 1994, the completion of the initial public offering of GTC's common stock provided net cash of $17.9 million. The proceeds from the offering were used to repay the balance of the $15.0 million term note and to reduce outstanding borrowings on the revolving credit note. Also during 1994, GTC's revolving credit and term notes were restructured with the same bank in the form of a $100.0 million revolving credit facility. The increase in working capital during 1994 required GTC to increase its borrowings under the revolving credit facility. In November 1995, GTC and its bank entered into a forbearance agreement which subjected GTC's credit availability to a collateral pool which resulted in a reduction in liquidity. The forbearance agreement expired in January 1996, and the bank continued to provide financing under terms similar to those contained in the forbearance agreement until the debt was restructured on March 29, 1996.

     GFP's real estate entities also decreased borrowings in each of 1993, 1994 and 1995 through the scheduled payments on mortgage notes. The extinguishment of debt related to the divestiture of a real estate property during 1995 further reduced GFP's consolidated outstanding debt.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of GTC Common Stock offered pursuant to this Joint Proxy Statement/Prospectus will be passed upon for GTC by Fowler, White, Gillen, Boggs, Villareal and Banker, P.A., counsel to GTC. In addition, Wyatt, Tarrant & Combs has advised GFP that the information set forth in the description of federal income tax consequences contained in the section entitled "The Reorganization--Certain Federal Income Tax Consequences," subject to the limitations set forth therein, contains a summary of the material federal income tax considerations relevant to the GFP, Tube Turns and Bell shareholders receiving GTC Common Stock pursuant to the Reorganization.

                                    EXPERTS

     The consolidated financial statements and schedule of GTC at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon (which contains an emphasis paragraph with respect to the debt covenant violation mentioned in Note 10 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of GFP at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an emphasis paragraph with respect to the debt covenant violation mentioned in Note 20 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

     The Board of Directors of each of GTC, Bell, GFP and Tube Turns know of no other matters to be presented at the Special Meetings other than as described in the Notice of Special Meeting accompanying this Joint Proxy
Statement/Prospectus. If any other matter does properly come before the Special Meeting, the appointees named in the proxies will vote their proxies in accordance with their best judgment.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


     The following audited financial statements of GTC and GFP, respectively, together with the related reports of Ernst & Young LLP, and unaudited condensed financial statements of GTC and GFP, respectively, are filed as part of this Joint Proxy Statement/Prospectus:

                                                                           PAGE
                                                                           ----
                        GROUP TECHNOLOGIES CORPORATION
AUDITED CONSOLIDATED FINANCIAL STATEMENTS (Years ended
  December 31, 1993, 1994 and 1995)

Report of Independent Certified Public Accountants........................  F-2
Consolidated Balance Sheets...............................................  F-3
Consolidated Statements of Operations.....................................  F-4
Consolidated Statements of Shareholders' Equity...........................  F-5
Consolidated Statements of Cash Flows.....................................  F-6
Notes to Consolidated Financial Statements................................  F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets (December 31, 1995 and September 29, 1996).... F-24
Consolidated Statements of Operations (Three months and nine months ended October 1, 1995 and September 29, 1996)........................... F-25
Consolidated Statements of Cash Flows (Nine months ended October 1, 1995 and September 29, 1996)................................................. F-26
Notes to Condensed Consolidated Financial Statements...................... F-27

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS (Years ended
  December 31, 1993, 1994 and 1995)

Report of Independent Public Accountants.................................. F-30
Consolidated Balance Sheets............................................... F-31
Consolidated Statements of Operations..................................... F-32
Consolidated Statements of Shareholders' Equity........................... F-33
Consolidated Statements of Cash Flows..................................... F-34
Notes to Consolidated Financial Statements................................ F-35

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets (December 31, 1995 and September 30, 1996).... F-55
Consolidated Statements of Operations (Three months and nine months ended
  September 30, 1995 and 1996)............................................ F-56
Consolidated Statements of Cash Flows (Nine months ended September 30,
  1995 and 1996).......................................................... F-57
Notes to Condensed Consolidated Financial Statements...................... F-58

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Group Technologies Corporation



          We have audited the accompanying consolidated balance sheets of Group Technologies Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the index at Item 21(b). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 29, 1996, the Company, as described in Note 10, has not complied with certain credit agreement covenants and the bank could cease advancing funds under the related agreement at any time. Note 10 describes management's plans to address this issue.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Group Technologies Corporation at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                 Ernst & Young LLP

Tampa, Florida
March 29, 1996,
 except for Note 10, as to which the date is January 16, 1997

                        GROUP TECHNOLOGIES CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1994      1995
                                                              -----      -------
                                     ASSETS
Current assets:
 Cash and cash equivalents................................... $  1,328  $  2,143
 Accounts receivable, net....................................   36,312    31,167
 Inventories, net............................................   62,425    46,499
 Other current assets........................................    4,722     7,965
                                                              --------  --------
  Total current assets.......................................  104,787    87,774

Property and equipment, net..................................   16,224    24,090

Other assets.................................................    1,555     1,242
                                                              --------  --------
                                                              $122,566  $113,106
                                                              ========  ========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable............................................ $ 30,735  $ 37,789
 Accrued liabilities.........................................   15,350    17,892
 Current portion of
 long-term debt..............................................    2,080     8,171
                                                              --------  --------
  Total current liabilities..................................   48,165    63,852

Long-term debt...............................................   30,392    23,050
Other liabilities............................................    1,210       364
                                                              --------  --------
   Total liabilities.........................................   79,767    87,266

Commitments and contingencies

Shareholders' equity:
 Preferred Stock, $.01 par value, 1,000,000 shares
 authorized in 1994 and 1995; no shares issued and
 outstanding.................................................       --        --
 Common Stock, $.01 par value, 40,000,000 shares authorized;
  15,626,547 and 15,828,707 shares issued and outstanding
  in 1994 and 1995, respectively.............................      156       158
 Additional paid-in capital..................................   21,825    22,537
 Retained earnings...........................................   20,818     3,145
                                                              --------  --------
  Total shareholders' equity.................................   42,799    25,840
                                                              --------  --------
                                                              $122,566  $113,106
                                                              ========  ========


The accompanying notes are an integral part of the consolidated financial statements.


                         GROUP TECHNOLOGIES CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                                 ------------------------
                                                                 1993      1994      1995
                                                               -----------------------------

Revenue....................................................... $243,856  $274,147   $273,647
Cost of operations............................................  200,408   237,867    269,150
                                                               --------  --------   --------

  Gross profit................................................   43,448    36,280      4,497

Selling, general and administrative expense...................   21,808    20,561     19,683
Research and development......................................    4,138     5,170      3,041
                                                               --------  --------   --------

  Operating income (loss).....................................   17,502    10,549    (18,227)

Interest expense..............................................    1,647     2,048      2,907
Other expense.................................................       --       504        521
                                                               --------  --------   --------

  Income (loss) before income taxes...........................   15,855     7,997    (21,655)

Income taxes..................................................    5,882     3,297     (3,982)
                                                               --------  --------   --------

  Net income (loss)........................................... $  9,973  $  4,700   $(17,673)
                                                               ========  ========   ========

Net income (loss) per share:
  Primary..................................................... $   0.71  $   0.30   $  (1.13)
  Fully diluted............................................... $   0.69  $   0.30   $  (1.13)
Shares used in computing per share amounts:
  Primary.....................................................   14,066    15,644     15,695
  Fully diluted...............................................   14,554    15,789     15,695


   The accompanying notes are an integral part of the consolidated financial statements.

                         GROUP TECHNOLOGIES CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)



                                                        COMMON STOCK                 ADDITIONAL
                                                    -------------------   PAID-IN     RETAINED      DEFERRED     STOCKHOLDERS'
                                                      SHARES     AMOUNT   CAPITAL     EARNINGS    COMPENSATION      EQUITY
                                                    -----------  ------   -------    ----------   ------------   -------------

Balance at December 31, 1992.....................    12,508,800   $125    $   875       $5,952     $   (26)           $ 6,926

Accretion of redeemable common stock to
 redemption value................................            --     --         --         (215)         --               (215)
Compensation expense recorded in connection with
 issuance of redeemable common stock.............            --     --         --          782          --                782
Deferred compensation............................            --     --         --           --        (126)              (126)

Net income.......................................            --     --         --        9,973          --              9,973
                                                     ----------   ----    -------       ------     -------            -------

Balance at December 31, 1993.....................    12,508,800    125        875       16,492        (152)            17,340

Common stock issued..............................     2,050,560     20     17,793           --          --             17,813
Compensation expense recorded in connection with
 issuance of redeemable common stock.............            --     --         --          277          --                277
Deferred compensation............................            --     --         --           --         152                152
Conversion of redeemable common stock to
 shareholders' equity............................     1,067,187     11      3,157         (651)         --              2,517
Net income.......................................            --     --         --        4,700          --              4,700
                                                     ----------   ----    -------       ------     -------            -------

Balance at December 31, 1994.....................    15,626,547    156     21,825       20,818          --             42,799

Common stock issued and issuable.................       202,160      2        712           --          --                714
Net loss.........................................            --     --         --      (17,673)         --            (17,673)

                                                     ----------   ----    -------      --------   --------            -------

Balance at December 31, 1995.....................    15,828,707   $158    $22,537       $3,145    $     --            $25,840
                                                     ==========   ====    =======       ======    ========            =======


The accompanying notes are an integral part of the consolidated financial statements.

                         GROUP TECHNOLOGIES CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                     --------------------------------
                                                                                       1993        1994        1995
                                                                                     --------    --------    --------
Cash flows from operating activities:
 Net income (loss).................................................................  $  9,973    $  4,700    $(17,673)
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Depreciation and amortization..................................................     4,023       5,402       5,596
    Compensation paid with redeemable common stock.................................       996         429          --
    Deferred income taxes..........................................................    (1,986)      2,499         741
    Provision for inactive, obsolete and unsalable inventories.....................       216         540       6,939
    Provision for doubtful accounts................................................     1,005         571       1,293
    Provision for idle leased equipment............................................        --          --       1,104
    Other..........................................................................        --         273         778
    Changes in operating assets and liabilities, net of acquisitions and dispositions:
      Accounts receivable..........................................................      (392)     (2,856)      1,875
      Inventories..................................................................   (16,644)     (7,172)      3,287
      Other current and non-current assets.........................................      (258)     (4,403)     (3,752)
      Accounts payable.............................................................    11,455      (3,829)      8,043
      Accrued and other liabilities................................................     3,336      (9,052)      1,183
                                                                                     --------    --------    --------
       Net cash provided by (used in) operating activities.........................    11,724     (12,898)      9,414
Cash flows from investing activities:
 Capital expenditures..............................................................    (5,735)     (7,271)     (8,042)
 Purchase of the net assets of acquired entities...................................   (13,833)         --          --
 Proceeds from disposal of assets..................................................        --          --       5,214
                                                                                     --------    --------    --------
       Net cash used in investing activities.......................................   (19,568)     (7,271)     (2,828)
Cash flows from financing activities:
 Net (repayments) proceeds under line of credit agreement..........................    (2,609)     19,212      (4,667)
 Proceeds from long-term debt......................................................    28,653          --          --
 Repayments of long-term debt......................................................   (18,171)    (22,573)     (1,505)
 Net proceeds from issuance of common stock........................................       147      17,801         401
                                                                                     --------    --------    --------
       Net cash provided by (used in) financing activities.........................     8,020      14,440      (5,771)
                                                                                     --------    --------    --------
Net increase (decrease) in cash and cash equivalents...............................       176      (5,729)        815
Cash and cash equivalents at beginning of year.....................................     6,881       7,057       1,328
                                                                                     --------    --------    --------
Cash and cash equivalents at end of year...........................................  $  7,057    $  1,328    $  2,143
                                                                                     ========    ========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                        GROUP TECHNOLOGIES CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)       BUSINESS

          Group Technologies Corporation (the "Company") was incorporated on December 27, 1988 as a subsidiary of Group Financial Partners, Inc. (the "Parent"), a private holding company. On May 21, 1989, the Company acquired certain assets and assumed certain liabilities of the Defense Communications and Production division of Honeywell, Inc. The Parent owns approximately 80% of the outstanding Common Stock of the Company.

          The Company is a leading provider of advanced manufacturing, engineering and testing services to original equipment manufacturers ("OEMs") of electronic products. The Company custom manufactures complex circuit card assemblies, subsystems and end-user products for use in a wide variety of markets, including avionics, gaming, personal computer, photography, space, telecommunications, workstation and government systems.

(2)       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries (hereinafter collectively referred to as the "Company"). The Company's operating subsidiaries are Metrum, Inc. ("Metrum"), Group Technologies, S.A. de C.V. ("GTC Mexico") and Group Technologies Suprimentos de Informatica Industria e Comercio Ltda. ("GTC Brazil"). On February 9, 1996, substantially all of the assets of Metrum were sold (see Note 4). All significant intercompany transactions and accounts have been eliminated.

     Use of Estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents

          The Company considers all liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     Inventories

          Contract inventories are stated at actual production costs, reduced by the cost of units for which revenue has been recognized. Gross contract inventories are considered work in process. Progress payments under long term contracts are specified in the contracts as a percentage of cost and are liquidated as contract items are completed and shipped. Other inventories are stated at lower of cost (first-in, first-out) or market. Inventories of Metrum are stated at lower of cost (last-in, first-out) or market.

     Property and Equipment

          Property and equipment is stated at cost. Leasehold improvements are amortized over the lease term using the straight-line method. Machinery, equipment, furniture and fixtures are depreciated over the

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


estimated economic lives (three to twelve years). Expenditures for maintenance, repairs and renewals of minor items are expensed as incurred. Major renewals and improvements are capitalized.

          Effective January 1, 1995, the Company changed its method of depreciation for financial reporting purposes for newly acquired machinery, equipment, furniture and fixtures from principally an accelerated method to the straight-line method. Management believes that the straight-line method of depreciation provides a preferable matching between expected productivity and cost allocation since the equipment's operating capacity and consumption generally remains consistent over time. The change had no cumulative effect on prior year earnings and was not material to operating results for the year ended December 31, 1995.

     Amortization

          Noncompete agreements are amortized over five years and patents and other intangible assets are amortized over their composite economic life of seven years, using the straight-line method. The excess of the fair value of the net assets of an acquired business over the purchase price of such net assets (negative goodwill) is amortized using the straight-line method over five years. Negative goodwill included in other non-current liabilities at December 31, 1994 and 1995 was $791,000 and $261,000, respectively. In connection with the disposition of a portion of Metrum's assets during 1995, negative goodwill with an unamortized basis of $330,000 was included in the net book value of assets sold for purposes of determining the loss. Accumulated amortization of negative goodwill at December 31, 1994 and 1995 was $524,000 and $396,000, respectively.

     Contract Revenue Recognition

          A portion of the Company's business is conducted under long term fixed-price contracts with OEMs, the United States Government and its prime contractors. Contract revenue is included in the statement of operations as units are completed and shipped using the units of delivery, percentage of completion method of accounting. The costs attributed to contract revenue are based upon the estimated average costs of all units to be shipped. The cumulative average costs of units shipped to date is adjusted through current operations as estimates of future costs to complete change (see Contract Accounting).

          Revenue recognized under the percentage of completion method of accounting amounted to $118,800,000 and $60,500,000 and $57,945,000 in 1993,
1994 and 1995, respectively. Substantially all such amounts were accounted for under the units of delivery method. All other revenue is recognized as product is shipped and title passes.

     Contract Accounting

          For long-term contracts, the Company capitalizes in inventory direct material, direct labor and factory overhead as incurred. The Company also capitalizes certain general and administrative costs for estimating and bidding on contracts awarded (of which $308,000 and $209,000 remained in inventory at December 31, 1994 and 1995, respectively). Selling costs are expensed as incurred. Costs to complete long-term contracts are estimated on a monthly basis. Estimated margins at completion are applied to cumulative contract revenue to arrive at costs charged to operations.

          Accounting for long term contracts under the percentage of completion method involves substantial estimation processes, including determining the estimated cost to complete a contract. As contracts may require performance over several accounting periods, formal detailed cost to complete estimates are

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


performed which are updated monthly via performance reports. Management's estimates of costs to complete change due to internal and external factors such as labor rate and efficiency variances, revised estimates of warranty costs, estimated future material prices and customer specification and testing requirement changes. Changes in estimated costs are reflected in gross profits in the period in which they are known. If increases in projected costs to complete are sufficient to create a loss contract, the entire estimated loss is charged to operations in the period the loss first becomes known. Provisions for losses on firm fixed price contracts amounted to $628,000, $1,226,000 and $700,000 in 1993, 1994 and 1995, respectively.

          The Company recognized revenue and income before income taxes in 1993 of approximately $7,100,000 upon the favorable settlement of a government contract value engineering change proposal for which all the costs had been charged to operations in previous years. The Company also determined losses before income taxes of approximately $3,600,000 were attributable to certain contracts which were completed or terminated and charged the estimated loss to cost of operations in 1993. The Company recognized profit before income taxes in 1994 of approximately $4,500,000 resulting from favorable changes in contract and contract claim estimates for which all related costs had been charged to operations in previous years. Approximately $3,100,000 of such estimate revisions were recognized by the Company during the fourth quarter of 1994. The Company also successfully negotiated the settlement of a government contract termination claim and recognized income before income taxes of approximately $2,700,000 in 1994.

     Research and Development

          Company sponsored research and development costs are expensed as incurred.

     Income Taxes

          The Company and its domestic subsidiaries were included in the consolidated federal income tax return of the Parent from the Company's inception through March 22, 1995. Effective March 23, 1995, as a result of a decrease in the Parent's ownership percentage of the Company, the Company did not meet the 80-percent-voting power and value requirements defined by the Internal Revenue Code for affiliated group membership and ceased to be an includable member of the Parent's affiliated group. The Company and its domestic subsidiaries will separately file its initial consolidated federal income tax return for the period March 23, 1995 through December 31, 1995.

          For financial reporting purposes during the tax periods in which the Company was included in the Parent's consolidated federal income tax return, income taxes were accounted for on a separate return basis, including deferred income taxes. For those tax periods, liabilities for federal income taxes, calculated on a stand-alone basis were payable to the Parent and federal income tax refunds were due from the Parent.

          The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach in accounting for income taxes for all years presented.

     Concentrations of Credit Risk

          Financial instruments which potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standard No. 105, consist of accounts receivable. The Company's OEM customer base consists primarily of large computer and electronic manufacturers and its commercial accounts receivable are concentrated with a few of these large companies. Although the

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


Company is directly affected by the well being of the computer and electronics industry, management does not believe significant credit risk exists at December 31, 1995.

          The Company earned revenue from the United States Government and its agencies of approximately $114,400,000 (47% of revenue), $51,200,000 (19% of revenue) and $53,643,000 (20% of revenue) during 1993, 1994 and 1995, respectively. The Company also served as a subcontractor to a variety of prime contractors under contract with the federal government, which in the aggregate, represented approximately 9%, 11% and 9% of the Company's revenue in 1993, 1994 and 1995, respectively. The Company's largest commercial customer was IBM which represented approximately 14% and 16% of the Company's revenue in 1994 and 1995. No other single customer accounted for more than 10% of the Company's revenue in 1993, 1994 or 1995.

     Foreign Currency Translation

          The United States dollar is the functional currency for the Company's GTC Mexico and GTC Brazil subsidiaries. Foreign currency transaction gains and losses, which are insignificant in all years presented, are included in determining net income.

     Stock Based Compensation

          The Company grants stock options under its Stock Option Plans to employees and independent directors (see Note 13). The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for the stock option grants.

     Net Income (Loss) Per Share

          Net income per share is computed using the weighted average number of issued and issuable common shares, redeemable common shares and equivalent shares outstanding. Net loss per share is computed using the weighted average number of issued and issuable common shares outstanding. The computation of fully diluted net loss per share was antidilutive during the year ended December 31, 1995; therefore, the number of shares used for computing primary and fully diluted loss per share are the same. Stock issued within one year of the Company's initial public offering at below the estimated initial public offering price is reflected as outstanding for 1993 and 1994. All share and per share data in the accompanying financial statements retroactively reflect a 6-for-1 stock split effected March 4, 1994.

     Impact of Recently Issued Accounting Standards

          In March 1995, Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was issued which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' underlying carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

          In October 1995, Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," was issued which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock-based compensation issued to employees. The Statement

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the statement, if earlier. The Company continues to evaluate the provisions of Statement No. 123 and has not determined whether it will adopt the recognition and measurement provisions of that Statement, which the Company expects would result in increased compensation expense in future periods.

(3)       ACQUISITIONS

          On July 30, 1993, the Company acquired certain assets and assumed certain liabilities of the Philips Circuit Assemblies ("PCA") division of Philips Electronics North America Corporation. The transaction was accounted for as a purchase in which the purchase price of $13,833,000 and a liability of $2,192,000 to the seller based on sales to certain customers of PCA during the next 5 years were allocated based on fair values of assets acquired and liabilities assumed. No goodwill resulted from this transaction. The 1993 consolidated statement of operations includes amounts for PCA from July 31, 1993.

          On July 4, 1994, GTC Mexico, a wholly-owned subsidiary of the Company, acquired certain assets and assumed certain liabilities of Philips Mexicana, S.A. de C.V. The transaction was accounted for as a purchase in which a liability of $1,200,000 to the seller based on sales to customers of GTC Mexico during the next 5 years was allocated based on fair values of assets acquired and liabilities assumed. No goodwill resulted from this transaction. The 1994 consolidated statement of operations includes amounts for GTC Mexico from July 4, 1994.

          On July 18, 1995, GTC Brazil acquired certain manufacturing equipment of IBM Brasil-Industria, Maquinas e Sevicos Ltda. ("IBM Brasil"). The transaction was accounted for as a purchase in which the purchase price of $4,900,000, in the form of a note payable to the seller, was allocated based on fair values of assets acquired. No goodwill resulted from this transaction. The 1995 consolidated statement of operations includes amounts for GTC Brazil from July 18, 1995.

          The following unaudited pro forma results of operations data give effect to the acquisition of PCA as if the acquisition was consummated as of the beginning of 1993. This unaudited pro forma financial data may not be indicative of the results that actually would have occurred if the Company had acquired PCA as of the beginning of 1993 or those that may be obtained in the future. The acquisitions of GTC Mexico and GTC Brazil did not have a significant effect on the Company's consolidated results of operations in 1994 and 1995, respectively.

                                     YEAR ENDED DECEMBER 31, 1993
                                     -----------------------------
                                       (IN THOUSANDS, EXCEPT FOR
                                          PER SHARE AMOUNTS)

            Revenue.......................... $292,152
            Net income.......................   11,706
            Net income per share:
              Primary........................     0.83
              Fully diluted..................     0.80

                        GROUP TECHNOLOGIES CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

(4)       DISPOSITIONS

          The Company completed two transactions during 1995 and one transaction on February 9, 1996, which, in the aggregate, resulted in the sale of substantially all of the assets of its Metrum subsidiary. On May 31, 1995, the assets of the peripherals products business unit of Metrum were sold to MountainGate Data Systems, Inc., a subsidiary of Lockheed Martin Corporation for $5,247,000, consisting of cash of $3,655,000 and a note receivable from the buyer of $1,592,000. On June 6, 1995, the assets of the imaging business unit of Metrum were sold to Sienna Imaging, Inc. for $1,331,000 cash. On February 9, 1996, the assets of the instrumentation products business unit of Metrum were sold to F.W. Bell, Inc. ("Bell"), also a subsidiary of the Parent, for $10,000,000 cash and an earn-out provision which provides for additional payments to the Company, up to $3,000,000 in the event annual earnings before interest and taxes exceeds defined amounts through December 31, 2000. The sales price for each transaction approximated the net book value of the respective business units on the date of sale. The proceeds from the sale transactions were used to reduce the Company's debt balance and to fund working capital needs. Revenue, net income and net income per share for Metrum were $31,268,000, $2,348,000 and $0.15, respectively, for the year ended December 31, 1995.

          Due to the common ownership interest of the Parent in the company and Bell, the Company requested and obtained an independent opinion, which indicated that the consideration received by the Company for the sale of the instrumentation products business was fair, from a financial point of view, to the unaffiliated shareholders of the Company. In addition, due to the common ownership, the amount by which the sales price exceeds the net book value of assets and liabilities transferred, which amount has not yet been determined, will be recorded by the Company as a contribution to its capital.

          On March 22, 1996, the Company sold substantially all of the assets related to its Badger line of name brand products. The Company recorded a $2,200,000 charge to cost of operations during the fourth quarter of 1995 to reduce inventory to the sale price.

(5)       ACCOUNTS RECEIVABLE

          Accounts receivable consist of the following:

                                                            DECEMBER 31,
                                                        -------------------
                                                          1994      1995
                                                        -------   ---------
                                                          (IN THOUSANDS)

 Commercial customers..........................         $31,423   $28,088
 U.S. Government...............................           5,427     3,862
                                                        -------   -------
                                                         36,850    31,950
 Allowance for doubtful accounts...............            (538)     (783)
                                                        -------   -------
                                                        $36,312   $31,167
                                                        =======   =======

          Accounts receivable from the U.S. Government includes amounts due under long-term contracts, which are all billed, at December 31, 1994 and 1995 of $4,013,000 and $2,568,000, respectively. The provision for doubtful accounts was $1,005,000, $571,000 and $1,293,000 for the years ended December 31, 1993,
1994 and 1995, respectively.

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED




(6)  INVENTORIES

     Inventories consist of the following:

                                                                                         DECEMBER 31,
                                                                                     ---------------------
                                                                                       1994        1995
                                                                                     ---------   ---------
                                                                                         (IN THOUSANDS)
     Raw materials...............................................................     $ 30,245    $ 34,469
     Work in process.............................................................       15,095       6,840
     Finished goods..............................................................        1,028         330
     Costs relating to long-term contracts and programs, net of amounts
      attributed to revenue recognized to date...................................       39,514      25,766
     Progress payments related to long-term contracts and programs...............      (21,227)    (12,300)
     Reserve for inactive, obsolete and unsalable................................       (2,230)     (8,606)
                                                                                      --------    --------
                                                                                      $ 62,425    $ 46,499
                                                                                      ========    ========

     The above amounts include inventory valued under the last-in, first-out ("LIFO") method totaling $11,167,000 and $5,318,000 at December 31, 1994 and 1995, respectively, which approximates replacement cost at those dates. Provisions for obsolete, inactive and unsalable inventories were $216,000, $540,000 and $6,939,000 for the years ended December 31, 1993, 1994 and 1995, respectively.





(7)  OTHER CURRENT ASSETS

     Other current assets consist of the following:

                                                                                          DECEMBER 31,
                                                                                      --------------------
                                                                                         1994       1995
                                                                                      ---------   ---------
                                                                                          (IN THOUSANDS)
     Net deferred tax assets.....................................................      $    403    $    589
     Refundable income taxes, due from Parent....................................         2,842       5,000
     Other.......................................................................         1,477       2,376
                                                                                       --------    --------
                                                                                       $  4,722    $  7,965
                                                                                       ========    ========

(8)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                                            DECEMBER 31,
                                                                                       --------------------
                                                                                          1994       1995
                                                                                       ---------   ---------
                                                                                           (IN THOUSANDS)
     Leasehold improvements.....................................................        $  6,997    $  6,954
     Machinery, equipment, furniture and fixtures...............................          27,885      39,780
                                                                                        --------    --------
                                                                                          34,882      46,734
     Less accumulated depreciation..............................................         (18,658)    (22,644)
                                                                                        --------    --------
                                                                                        $ 16,224    $ 24,090
                                                                                        ========    ========

     Depreciation expense was $4,187,000, $5,350,000 and $5,073,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED




(9)  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                          DECEMBER 31,
                                                                      -------------------
                                                                        1994        1995
                                                                      -------     -------
                                                                        (IN THOUSANDS)
     Payments received from customers in excess of contract costs..   $ 4,784     $ 5,340
     Employee benefit plan accruals................................     5,370       4,045
     Other.........................................................     5,196       8,507
                                                                      -------     -------
                                                                      $15,350     $17,892
                                                                      =======     =======

     Included in other current liabilities are employee payroll deductions, advance payments, accrued operating expenses and accrued interest, none of which exceed 5% of total current liabilities.

(10) LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                          DECEMBER 31,
                                                                      -------------------
                                                                        1994        1995
                                                                      -------     -------
                                                                        (IN THOUSANDS)
     Revolving credit agreement (a)................................   $30,256     $25,583
     Other (b).....................................................     2,216       5,638
                                                                      -------     -------
       Total long-term debt........................................    32,472      31,221
     Less current portion of long-term debt........................    (2,080)     (8,171)
                                                                      -------     -------
                                                                      $30,392     $23,050
                                                                      =======     =======

(a) On November 24, 1994, the Company entered into a credit agreement (the "Revolving Credit Agreement"), under the terms of which a bank committed a maximum of $100,000,000 to the Company for cash borrowings and letters of credit. At December 31, 1995, the Company was in default under certain terms and covenants of the Revolving Credit Agreement. On November 7, 1995, the Company and the bank entered into a Forbearance Agreement, which provided the Company with continuing availability of liquidity until a new financing agreement could be reached. To further respond to the need for liquidity, management took certain actions to reduce cash expenditures and otherwise generate cash. Among these actions were the disposition of substantially all of the assets of the name brand products line of business (as described in Note 4), headcount reductions, delay of payments to suppliers and reduction of discretionary expenses.

     On March 29, 1996, the Company entered into a financing agreement (the "1996 Credit Agreement") with its bank to replace the Revolving Credit Agreement. The 1996 Credit Agreement provides the Company with a revolving line of credit facility (the "Revolver"), a $3,300,000 two-year facility (the "Term Note") and an additional $5,000,000 facility (the "1996 Note") for the period through December 31, 1996. Borrowings under the 1996 Credit Agreement are secured by substantially all of the assets of the Company. Under the terms of the 1996 Credit Agreement, the Company will pay interest monthly on outstanding borrowings at the prime rate (8.50% at December 31, 1995) plus a spread (between 1.25% and 2.0%). The Company will be provided credit availability on the Revolver equal to the lesser of $27,500,000 or the applicable amount of its eligible accounts receivable and inventories through December 31, 1996. Effective January 1, 1997, through the maturity date of March 1998, the Company's credit availability on the Revolver will equal the lesser of $22,500,000 or the applicable amount of its eligible accounts receivable and inventories. Principal payments on the Term Note are due

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     monthly commencing seven months from closing. The 1996 Note is payable in two equal installments on August 30, 1996 and December 31, 1996.

     The Company, in conjunction with the 1996 Credit Agreement, paid a $250,000 fee and issued warrants to purchase 1,200,000 shares of common stock at $0.01 per share to the lender in consideration for execution of the financing agreement. On the closing date, 200,000 of the warrants are exercisable and the balance of the warrants become exercisable in quarterly increments of 250,000 beginning one year from closing. The warrants will expire 5 years following the issue date. The lender will forfeit any unvested warrants in the event the Company repays all debt outstanding under the 1996 Credit Agreement prior to any vesting date.

     As a result of the 1996 Credit Agreement and the actions begun in 1995 to reduce expenditures and improve profitability, the Company believes that sufficient resources will be available to meet its cash requirements through 1996. Cash requirements beyond the next twelve months depend on the Company's profitability, its ability to manage working capital requirements and its rate of growth.

(b) In connection with the acquisitions of PCA and GTC Mexico, the Company agreed to make additional payments to the sellers over a five-year period from the respective dates of acquisition based upon sales to certain customers. The Company believes the maximum future payments are probable and recorded debt equal to the net present value of the maximum future payments on the date of acquisition. At December 31, 1995, $696,000 and $600,000 was payable to the sellers of PCA and GTC Mexico, respectively.

     In connection with the acquisition of GTC Brazil, the Company is obligated on a note payable to IBM Brasil. The note is for a term of 3 years and is secured by GTC Brazil's equipment. The Company recorded the note at its net present value discounted at current market interest rates for comparable financing. The principal balance of the note is subject to annual adjustment under an economic price adjustment clause in the debt agreement. The adjustment calculated in 1995 was not significant. At December 31, 1995, $4,306,000 was payable to the seller.

          The 1996 Credit Agreement requires maintenance of certain financial ratios and contains other restrictive covenants, including prohibiting the Company from paying dividends. At September 29, 1996 the Company was not in compliance with certain covenants, including minimum earnings before interest, income taxes, depreciation and amortization ("EBITDA"). The bank has waived its rights with regard to such items of non-compliance through November 30, 1996. While the bank continues to advance funds under the 1996 Credit Agreement, it is under no obligation to continue to do so, and could cease advancing funds at any time. While under no current obligation to do so, management intends to refinance this debt in the first quarter of 1997.

          The borrowings under the previous bank agreement at December 31, 1995 are classified in the accompanying balance sheet as if the 1996 Credit Agreement was in place on that date. The weighted average interest rate related to the Revolving Credit Agreement was 6.8% and 8.3% for 1994 and 1995, respectively.

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

     The annual maturities of long-term debt for each year ended December 31 are presented below. Maturities of debt incurred under the 1996 Credit Agreement have been reported on the basis that the commitment to lend under this agreement will be terminated at the end of its current term.


     1996........................................................  $ 8,171
     1997........................................................    2,332
     1998........................................................   20,718

     Interest paid during 1993, 1994 and 1995 was $1,876,000, $2,161,000 and
     $3,427,000, respectively.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at their carrying amount which approximates fair value because of the short-term maturity of those instruments. The carrying amount of debt outstanding under the Company's revolving credit agreement approximates fair value, due to the short-term nature of this instrument. The carrying amount of other long-term debt is assumed to approximate fair value because there have not been any significant changes in market conditions or specific circumstances since the instruments were recorded at fair value.

(12) EMPLOYEE BENEFIT PLANS

     The Company sponsors defined contribution plans (the "Plans") for substantially all domestic employees of the Company. The Plans are intended to meet the requirements of Section 401(k) of the Internal Revenue Code. The Plans allow the Company to match participant contributions as approved by the Board of Directors. Contributions to the Plans during 1993, 1994 and 1995 were $1,982,000, $2,271,000 and $1,783,000, respectively.

     The Company has partially self-insured employee medical plans. The plans limit the Company's annual obligations to fund claims to specified amounts per participant and in the aggregate. The Company is insured for amounts in excess of these limits. Employees are responsible, in some instances, for payment of a portion of the premiums. During 1993, 1994 and 1995, the Company charged $4,174,000, $5,287,000 and $4,526,000, respectively, to operations related to reinsurance premiums, medical claims incurred and estimated, and administrative costs for its employee medical plans. Claims paid during 1993, 1994 and 1995 did not exceed the aggregate limits.

(13) STOCK PLANS

     In January 1990, the Company's Board of Directors adopted a stock option plan, a stock purchase plan and various incentive plans and adopted a formula price (the "Formula Price") valuation as a basis for establishing a value for a share of Common Stock. All shares of Common Stock issued to employees were subject to a restriction agreement, under which the Company was required to redeem all shares offered for redemption at the option of the employee or upon the termination, retirement, disability or death of the employee. On May 18, 1994, the effective date of the Offering, the 1990 Stock Option Plan and the Stock Purchase Plan were terminated and all restrictions on outstanding shares lapsed.

 Stock Purchase Plan

     The Company maintained a stock purchase plan (the "Stock Purchase Plan") from 1990 through May 1994. Eligible employees were permitted to purchase Common Stock annually for cash or semi-annually

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED

through payroll deductions and were awarded one bonus share of Common Stock (a "Bonus Share") for every three shares purchased. The Company amortized compensation expense related to Bonus Shares on a straight-line method over an eighteen month vesting period. When the Stock Purchase Plan was terminated in 1994 all Bonus Shares became fully vested and the Company recognized the unamortized compensation related to the Bonus Shares as an expense.

     In addition, compensation expense of $289,000 and $247,000 was recorded in 1993 and 1994, respectively, on shares purchased between August 1, 1993 and April 3, 1994 for the excess of the fair market value over the purchase price.

     The following table summarizes shares issued under the Stock Purchase Plan for the years ended December 31, 1993 and 1994:

                                               SHARES    FAIR MARKET VALUE
                                               -------   -----------------
                                                           (IN THOUSANDS)
     1993..................................    203,622          $860
     1994...................................    20,520           295

 Incentive Plans

     The Company's incentive plans (the "Incentive Plans") provide for incentive awards to be made to certain employees for individual performance and to all employees or certain key employees based upon the achievement of selected financial measures of the Company for each calendar year as compared to its business plan. The Company recognizes compensation expense for the Incentive Plans in the year in which the individual performance and financial measures are achieved and shares issued are valued at fair market value at date of issuance.

     For the year ended December 31, 1995, no shares were issued under the Incentive Plans. The following table summarizes shares issued under the Incentive Plans for the years ended December 31, 1993 and 1994:

                                               SHARES    FAIR MARKET VALUE
                                               -------   -----------------
                                                           (IN THOUSANDS)
     1993..................................     40,950          $492
     1994...................................       560             6

 Stock Option Plans

     In 1994, the Board of Directors adopted the 1994 Stock Option Plan for Key Employees (the "1994 Plan") and the Independent Directors' Stock Option Plan (the "Directors Plan"). The 1994 Plan replaced the Stock Option Plan adopted in January 1990 (the "1990 Plan") and terminated on May 18, 1994. Options remain outstanding and exercisable under the 1990 Plan; however, no further grants will be made under the 1990 Plan.

     Under the 1990 Plan, options were granted to employees at the discretion of the Board of Directors. Under the 1994 Plan, options may be granted to employees to purchase a maximum of 300,000 shares of Common Stock. During 1993, options to purchase 450,000 shares were granted under the 1990 Plan. During 1994, no options were granted under the 1990 Plan or the 1994 Plan. During 1995, options to purchase 179,000 shares were granted under the 1994 Plan.

                         GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- CONTINUED


     Under the Directors Plan, options may be granted to members of the Board of Directors who are not employees of the Parent, the Company or its subsidiaries to purchase a maximum of 120,000 shares of Common Stock. During 1994 and 1995, options to purchase 10,000 and 25,951 shares, respectively, were granted under the Directors Plan.

     Options granted under the 1990 Plan have a maximum term of 13 years. Options granted under the 1994 Plan and the Directors' Plan have a maximum term of 10 years. The exercise price of all options granted under such plans must be at least 100% of the fair market value of such shares on the date of grant. The Option Plan Committee of the Board of Directors was formed in 1994 to administer the 1994 Plan and the Directors Plan. The Option Plan Committee selects the individuals who will be granted options and determines the number of shares subject to each option, fixes the period during which each option may be exercised and fixes the price at which shares subject to options may be purchased.

     The following table summarizes option activity for the three years ended December 31, 1995:

                                       OPTIONS OUTSTANDING
                                     -----------------------
                                                   OPTION
                                                    PRICE
                                       SHARES     PER SHARE
                                     ----------  -----------

     Balance at December 31, 1992..    720,000    $1.67-2.12
      Granted......................    450,000     2.12-2.35
      Terminated/forfeited.........    (90,000)         1.67
                                     ---------    ----------
     Balance at December 31, 1993..  1,080,000     1.67-2.35
      Granted......................     10,000          7.75
      Terminated/forfeited.........    (60,000)         2.12
                                     ---------    ----------
     Balance at December 31, 1994..  1,030,000     1.67-7.75
      Granted......................    204,951     4.50-6.38
      Exercised....................    (90,000)         1.67
      Terminated/forfeited.........   (125,000)    6.00-6.25
                                     ---------    ----------
     Balance at December 31, 1995..  1,019,951    $1.67-7.75
                                     =========    ==========

     At December 31, 1995, options to purchase 545,951 shares were exercisable under the Company's stock option plans.

(14) SHAREHOLDERS' EQUITY

     On February 18, 1994, the Company increased the number of shares of authorized Common Stock from 8,000,000 to 40,000,000 and authorized a new class of 1,000,000 shares of no par value Preferred Stock, none of which have been issued. On March 4, 1994, a 6-for-1 stock split was approved and ratified by the Board of Directors.

     On February 2, 1996, the Board of Directors approved, subject to further approval by the shareholders, the Group Technologies Corporation Employee Stock Purchase Plan (the Purchase Plan) and reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

     On April 20, 1994, the Company's Articles of Incorporation were amended to change the no par value Common Stock and Preferred Stock to $.01 par value. The stock and the change to $.01 par value Common Stock have been retroactively reflected in the accompanying consolidated financial statements.

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

          On May 18, 1994, the Company completed an initial public offering of 2,000,000 shares of Common Stock at $10.00 per share (the "Offering"). The net proceeds of the Offering, after deducting applicable issuance costs and expenses were $17,348,000, of which $13,393,000 was used to reduce the Company's outstanding debt. On June 23, 1994, the Company issued an additional 50,000 shares of Common Stock at $10.00 per share and applied the net proceeds of approximately $465,000 to reduce the Company's outstanding debt. The effect on unaudited pro forma earnings per share giving effect to the Offering as if the Offering were consummated as of the beginning of 1994 is not significant.

(15)  COMMITMENTS AND CONTINGENCIES

          The Company leases all of its real property and certain computer, manufacturing and office equipment. The real property operating leases have terms ranging from five to ten years and contain various renewal and rent escalation clauses. The equipment operating leases have terms of up to five years. Future minimum noncancelable lease payments for each year ending December 31, are as follows:

                                                   (IN THOUSANDS)

              1996................................     $4,249
              1997................................      3,867
              1998................................      3,278
              1999................................      1,936
              2000................................      1,152
              Thereafter..........................      1,704

          Rent expense for the years ended December 31, 1993, 1994 and 1995, was $3,736,000, $3,354,000 and $5,194,000, respectively.

          The Company is involved in certain litigation and contract issues arising in the normal course of business. While the outcome of these matters cannot, at this time, be predicted in light of the uncertainties inherent therein, management does not expect that these matters will have a material adverse effect on the consolidated financial position or results of operations of the Company.

(16)  INCOME TAXES

          The components of income tax expense (benefit) are:

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1994     1995
                                                     --------  ------  --------
                                                           (IN THOUSANDS)
     Income taxes currently payable (refundable):
      Federal......................................  $ 7,245   $  528  $(5,263)
      State........................................      623      270      112
      Foreign......................................       --       --      428
                                                     -------   ------  -------
                                                       7,868      798   (4,723)
     Deferred income taxes:
      Federal......................................   (1,830)   2,301      668
      State........................................     (156)     198       73
                                                     -------   ------  -------
                                                      (1,986)   2,499      741
                                                     -------   ------  -------
                                                     $ 5,882   $3,297  $(3,982)
                                                     =======   ======  =======

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

          Income taxes paid during 1993 and 1994 were $7,027,000 and $6,421,000, respectively, including federal income taxes paid to the Parent of $6,755,000 and $5,628,000, respectively. Income tax refunds received during 1995 were $2,350,000, all of which was received from the Parent. At December 31, 1994 and 1995, federal income taxes receivable from the Parent of $2,842,000 and $5,073,000, respectively, were included in other current assets.

          The following is a reconciliation of income tax expense to that computed by applying the federal statutory rates of 35% in 1993 and 34% in 1994 and 1995 to income before income taxes:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              1993     1994     1995
                                                             ------   ------  -------
                                                                  (IN THOUSANDS)

     Federal tax at the statutory rate.....................   $5,549  $2,719  $(7,363)
     State income taxes net of federal tax benefit.........      302     305      (76)
     State tax net operating loss carry forward............       --      --   (1,080)
     Change in valuation allowance for deferred tax asset..       --      --    4,367
     Other.................................................       31     273      170
                                                              ------  ------  -------
                                                              $5,882  $3,297  $(3,982)
                                                              ======  ======  =======

          Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company's deferred tax asset at December 31, 1995 consists of deductible temporary differences and a state income tax net operating loss carryforward. Due to the uncertain nature of the ultimate realization of these deferred tax assets based upon the current years' performance and the expiration of the net operating loss carryforward, the Company has established a valuation allowance against its deferred tax assets up to the amount of prior year federal taxable income available for carryback to offset future years' income. The Company will recognize the benefits associated with the deferred tax assets only as reassessment demonstrates they are realizable. Realization is entirely dependent upon future earnings in specific tax jurisdictions. While the need for this valuation allowance is subject to periodic review, if the allowance is reduced, the tax benefits will be recorded in future operations as a reduction of the Company's income tax expense. The Company was able to carry back its current year federal income tax net operating loss to generate refundable income taxes and, as a result, the remaining amount of federal taxable income available for carry back in future years declined.

                         GROUP TECHNOLOGIES CORPORATION
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                               DECEMBER 31,
                                           --------------------
                                             1994        1995
                                           --------     -------
                                              (IN THOUSANDS)
     Deferred tax assets:
      Compensation and benefit accruals..  $ 1,149      $  920
      Inventory valuation................       --       2,279
      Net operating loss carryforward....       --       1,080
      Other..............................    1,048       1,037
                                           -------      ------
                                             2,197       5,316
     Valuation allowance.................       --      (4,367)
     Deferred tax liabilities:
      Basis difference in inventories....   (1,517)         --
      Contract provisions................       --        (360)
                                           -------      ------
     Net deferred tax asset..............  $   680      $  589
                                           =======      ======

     During the year ended December 31, 1995, the Company recorded a valuation allowance of $4,367,000 on its deferred tax assets to reduce the total to an amount that management believes will more likely than not be realized. Realization of deferred tax assets is dependent upon sufficient taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income.

     At December 31, 1995, for state income tax purposes, the Company had a net operating loss carryforward of approximately $19,642,000, which will expire in 2010.

(17) RELATED PARTY TRANSACTIONS

     The Company paid a corporate allocation (0.2% of revenue) to the Parent of $488,000 and $548,000 during 1993 and 1994, respectively. The Company's corporate allocation for 1995 consisted of a payment of $274,000 during 1995 and the issuance of 69,813 shares of Common Stock valued at $300,000 based on the fair market value of the shares on the issuance date which was charged to operations. The Company is also a party to a consolidated federal income tax sharing agreement with the Parent applicable to the tax periods during which the Company was included in the Parent's consolidated federal income tax return.

     The Company issued 59,090 shares of its common stock to the Parent in a private placement transaction in October 1995. The shares were sold to the Parent in exchange for $325,000. The per share price of the transaction was equal to the closing price of the Common Stock on the day immediately preceding the date of sale.

     On February 9, 1996, the Company sold substantially all of the assets of its Metrum subsidiary to Bell (see Note 4). Bell is also a subsidiary of the Parent.

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED



(18)  GEOGRAPHIC SEGMENTS

     The Company is a multinational corporation with operations in the United States, Mexico and Brazil. For the years ended December 31, 1993, and 1994, revenue, operating profit and identifiable assets of the Company's foreign operations were not significant. Information about the Company's operations in geographic areas for the year ended December 31, 1995 is as follows:

                                                   (IN THOUSANDS)
     Revenue:
      United States..............................     $233,515
      Foreign....................................       40,132
                                                      --------
                                                      $273,647
                                                      ========
     Operating Profit (Loss):
      United States..............................     $(16,172)
      Foreign....................................       (2,055)
                                                      --------
                                                      $(18,227)
                                                      ========
     Identifiable Assets:
      United States..............................     $ 87,049
      Foreign....................................       26,057
                                                      --------
                                                      $113,106
                                                      ========

     Identifiable assets of foreign subsidiaries are those assets related to the operations of those subsidiaries. United States assets consist of all other operating assets of the Company.

(19) QUARTERLY INFORMATION (UNAUDITED):

     The following is a summary of the unaudited quarterly results of operations for 1994 and 1995:


                                                                         YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------------------------
                                                              1994                                   1995
                                               ----------------------------------   --------------------------------------
                                                FIRST   SECOND    THIRD    FOURTH    FIRST     SECOND    THIRD     FOURTH
                                               QUARTER  QUARTER  QUARTER  QUARTER   QUARTER   QUARTER   QUARTER    QUARTER
                                               -------  -------  -------  --------  --------  --------  --------  --------

Revenue......................................  $68,044  $71,543  $69,137  $65,423   $65,100   $71,867   $71,554   $ 65,126
Cost of operations...........................   57,538   60,283   59,374   60,672    60,032    71,463    68,446     69,209
                                               -------  -------  -------  -------   -------   -------   -------   --------
Gross profit.................................   10,506   11,260    9,763    4,751     5,068       404     3,108     (4,083)
Selling, general and administrative expense..    5,437    5,438    5,288    4,398     4,971     5,542     3,510      5,660
Research and development.....................    1,713    1,391    1,196      870       985       938       585        533
                                               -------  -------  -------  -------   -------   -------   -------   --------
Operating income (loss)......................    3,356    4,431    3,279     (517)     (888)   (6,076)     (987)   (10,276)
Interest expense, net........................      486      516      428      618       628       752       590        937
Other (income) expense, net..................       --       --       --      504       (78)      492      (116)       223
                                               -------  -------  -------  -------   -------   -------   -------   --------
Income (loss) before income taxes............    2,870    3,915    2,851   (1,639)   (1,438)   (7,320)   (1,461)   (11,436)
Income taxes.................................    1,076    1,520    1,002     (301)     (535)   (2,738)     (682)       (27)
                                               -------  -------  -------  -------   -------   -------   -------   --------
Net income (loss)............................  $ 1,794  $ 2,395  $ 1,849  $(1,338)  $  (903)  $(4,582)  $  (779)  $(11,409)
                                               =======  =======  =======  =======   =======   =======   =======   ========
Net income (loss) per share:
 Primary.....................................  $  0.13  $  0.15  $  0.11  $ (0.06)  $ (0.06)  $ (0.29)  $ (0.05)  $  (0.73)
 Fully Diluted...............................  $  0.12  $  0.15  $  0.11  $ (0.06)  $ (0.06)  $ (0.29)  $ (0.05)  $  (0.73)

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONTINUED



     The Company recognized charges during the second and fourth quarters of $5.7 million and $8.6 million, respectively. The second quarter charges increased cost of operations by $4.4 million, selling, general and administrative expense by $0.8 million and other expense by $0.5 million. The fourth quarter charges increased cost of operations by $7.6 million, selling, general and administrative expense by $0.8 million and other expense by $0.2 million.

     The second quarter charges to cost of operations were primarily related to the increase to the excess and obsolete inventory reserve of $2.0 million, the recognition of estimated losses on terminated or unprofitable contracts of $1.8 million and employee severance costs of $0.6 million. The second quarter charges to selling, general and administrative expense related primarily to the increase in the reserve for uncollectible accounts receivable. The second quarter charges to other expense related primarily to the costs to dispose of the Metrum assets and the costs incurred in investigating an acquisition opportunity that was ultimately abandoned.

     The fourth quarter charges to cost of operations were primarily related to the inventory adjustment for the discontinued Badger line of name brand products of $2.2 million, inventory adjustments required based upon the October physical inventory count of $1.7 million, the disposition of specialized manufacturing equipment under lease amounting to $1.1 million, an increase to the excess and obsolete inventory reserve of $1.0 million, an adjustment for account reconciliations of $0.8 million, and the recognition of estimated losses on terminated or unprofitable contracts of $0.5 million. The fourth quarter charges to selling, general and administrative expense related primarily to the acceleration of loan fee amortization due to the Company's refinancing agreement described in Note 10 and the increase in the reserve for uncollectible accounts receivable. The fourth quarter charges to other expense related primarily to the loss on sale of equipment.

                         GROUP TECHNOLOGIES CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                    DECEMBER 31,   SEPTEMBER 29,
                                                       1995            1996
                                                    ------------   -------------
                                                                    (UNAUDITED)
                                     ASSETS

Current assets:
 Cash and cash equivalents.......................     $  2,143        $ 1,224
 Accounts receivable, net........................       31,167         21,192
 Inventories, net................................       46,499         25,990
 Other current assets............................        7,965          3,780
                                                      --------        -------
  Total current assets...........................       87,774         52,186

Property and equipment, net......................       24,090         22,256
Other assets.....................................        1,242            934
                                                      --------        -------
                                                      $113,106        $75,376
                                                      ========        =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable................................     $ 37,789        $17,146
 Accrued liabilities.............................       17,892         15,153
 Note payable....................................           --            804
 Current portion of long-term debt...............        8,171         14,813
                                                      --------        -------
  Total current liabilities......................       63,852         47,916
Long-term debt...................................       23,050          1,923
Other liabilities................................          364            310
                                                      --------        -------
   Total liabilities.............................       87,266         50,149


Shareholders' equity:
 Preferred Stock, $.01 par value, 1,000,000
  shares authorized; no shares issued and
  outstanding....................................           --             --
 Common Stock, $.01 par value, 40,000,000
  shares authorized; 15,828,707 and
  16,220,629 shares issued and outstanding in
  1995 and 1996, respectively....................          158            162
 Additional paid-in capital......................       22,537         24,675
 Retained earnings...............................        3,145            390
                                                      --------        -------
   Total shareholders' equity....................       25,840         25,227
                                                      --------        -------
                                                      $113,106        $75,376
                                                      ========        =======

                The accompanying notes are an integral part of
                    the consolidated financial statements.

                        GROUP TECHNOLOGIES CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                   THREE MONTHS ENDED           NINE MONTHS ENDED
                                               ---------------------------  ---------------------------
                                               OCTOBER 1,   SEPTEMBER 29,   OCTOBER 1,   SEPTEMBER 29,
                                                  1995          1996           1995           1996
                                               -----------  --------------  -----------  --------------
                                                       (UNAUDITED)                  (UNAUDITED)

Revenue......................................     $71,554         $48,190     $208,521        $180,380
Cost of operations...........................      68,446          47,376      199,941         170,549
                                                  -------         -------     --------        --------

  Gross profit...............................       3,108             814        8,580           9,831

Selling, general and administrative expense..       3,510           2,393       14,023           8,597
Research and development.....................         585               2        2,508             296
                                                  -------         -------     --------        --------

  Operating (loss) income....................        (987)         (1,581)      (7,951)            938

Interest expense.............................         590             756        1,970           2,682
Other (income) expense, net..................        (116)             93          298             166
                                                  -------         -------     --------        --------

  Loss before income taxes...................      (1,461)         (2,430)     (10,219)         (1,910)

Income tax (benefit) expense.................        (682)            388       (3,955)            845
                                                  -------         -------     --------        --------

Net loss.....................................     $  (779)        $(2,818)    $ (6,264)       $ (2,755)
                                                  =======         =======     ========        ========

Net loss per share:
  Primary....................................     $ (0.05)        $ (0.17)    $  (0.40)       $  (0.17)
  Fully diluted..............................     $ (0.05)        $ (0.17)    $  (0.40)       $  (0.17)
Shares used in computing per share amounts:
  Primary....................................      15,690          16,221       15,680          16,135
  Fully diluted..............................      15,690          16,221       15,680          16,135


   The accompanying notes are an integral part of the consolidated financial statements.

                         GROUP TECHNOLOGIES CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)




                                                           NINE MONTHS ENDED
                                                      --------------------------
                                                      OCTOBER 1,   SEPTEMBER 29,
                                                         1995          1996
                                                      -----------  -------------
                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................     $(6,264)     $ (2,755)
    Adjustments to reconcile net loss to net cash
      (used in) provided by operating activities:
      Depreciation and amortization................       3,425         3,887
      Other........................................        (262)          230
      Changes in operating assets and liabilities,
        net of dispositions:
        Accounts receivable........................      (7,419)        7,097
        Inventories................................      11,604        13,264
        Other current and non-current assets.......      (3,091)        1,888
        Accounts payable...........................      (4,162)      (19,655)
        Accrued and other liabilities..............         738          (998)
                                                        -------      --------

          Net cash (used in) provided by operating
            activities.............................      (5,431)        2,958

Cash flows from investing activities:
  Capital expenditures.............................      (7,567)       (2,376)
  Proceeds from disposal of assets.................         --         11,561
                                                        -------      --------

          Net cash (used in) provided by investing
            activities.............................      (7,567)        9,185

Cash flows from financing activities:
  Net proceeds (repayments) under revolving
    credit agreement...............................      13,804        (8,511)
  Repayments of notes payable and long-term debt...        (988)       (5,551)
  Net proceeds from issuance of common stock.......          75         1,000
                                                        -------      --------

          Net cash provided by (used in) financing
            activities.............................      12,891       (13,062)
                                                        -------      --------

Net decrease in cash and cash equivalents..........        (107)         (919)

Cash and cash equivalents at beginning of period...       1,328         2,143
                                                        -------      --------

Cash and cash equivalents at end of period.........     $ 1,221      $  1,224
                                                        =======      ========



        The accompanying notes are an integral part of the consolidated financial statements.

                        GROUP TECHNOLOGIES CORPORATION
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



(1)  ORGANIZATIONAL STRUCTURE

     Group Technologies Corporation (the "Company") is a leading provider of advanced manufacturing, engineering and testing services to original equipment manufacturers ("OEMs") of electronic products. The Company custom manufactures complex circuit card assemblies, subsystems and end-user products for use in a wide variety of markets, including avionics, gaming, personal computer, photography, space, telecommunications, workstation and government systems.

     The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries (hereinafter collectively referred to as the "Company"). The Company's operating subsidiaries are Group Technologies, S.A. de C.V. ("GTC Mexico") and Group Technologies Suprimentos de Informatica Industria e Comercio Ltda. ("GTC Brazil"). Substantially all of the assets of Metrum, Inc. ("Metrum"), which remains a wholly owned subsidiary of the Company, were sold on February 9, 1996 (see Note 6); however, certain non-operating assets and liabilities were retained.

(2)  BASIS OF PRESENTATION

     The unaudited consolidated financial statements and related notes have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and on substantially the same basis as the annual consolidated financial statements. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated.

     In the opinion of management, the consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results, and cash flows for those periods presented. Operating results for the three and nine month periods ended September 29, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. These consolidated financial statements should be read in conjunction with the consolidated financial statements, and notes thereto, for the year ended December 31, 1995 as presented in the Company's annual report on Form 10-K.

(3)  NET LOSS PER SHARE

     Net loss per share is computed using the weighted average number of common shares outstanding during the applicable period.

                        GROUP TECHNOLOGIES CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

(4)  INVENTORIES

     Inventories consist of the following:

                                                                                                        DECEMBER 31,   SEPTEMBER 29,
                                                                                                           1995            1996
                                                                                                        ------------   -------------
                                                                                                                        (UNAUDITED)
     Raw materials..................................................................................      $ 34,469        $17,767
     Work in process................................................................................         6,840          4,320
     Finished goods.................................................................................           330            409
     Costs relating to long-term contracts and programs, net of amounts attributed to revenue
       recognized to date...........................................................................        25,766         19,402
     Progress payments related to long-term contracts and programs..................................       (12,300)        (8,438)
     Reserve for inactive, obsolete and unsalable inventories.......................................        (8,606)        (7,470)
                                                                                                          --------        -------
                                                                                                          $ 46,499        $25,990
                                                                                                          ========        =======

     The amounts detailed above include inventories valued under the last-in, first-out ("LIFO") method totaling $5,318,000 at December 31, 1995, which approximates replacement cost at that date. No inventories were valued under LIFO at September 29, 1996.

(5)  NOTE PAYABLE AND LONG-TERM DEBT


     On March 29, 1996, the Company entered into a financing agreement (the "1996 Credit Agreement") with its bank to replace the revolving credit agreement entered into on November 24, 1994. The 1996 Credit Agreement provides the Company with a two-year revolving line of credit facility (the "Revolver"), a $3,300,000 two-year facility (the "Term Note") and an additional $5,000,000 facility (the "1996 Note") for the period through December 31, 1996. Borrowings under the 1996 Credit Agreement are secured by substantially all of the assets of the Company. Under the terms of the 1996 Credit Agreement, the Company will pay interest monthly on outstanding borrowings at the prime rate (8.25% at September 29, 1996) plus a spread (between 1.0% and 2.0%). The Company will be provided credit availability on the revolver equal to the lesser of $27,500,000 or the applicable amount of its eligible accounts receivable and inventories through December 31, 1996. Effective January 1, 1997 through the maturity date of March 1998, the Company's credit availability on the Revolver will equal the lesser of $22,500,000 or the applicable amount of its eligible accounts receivable and inventories. Principal payments on the Term Note are due monthly commencing in the fourth quarter of 1996. The balance on the 1996 Note at September 29, 1996 was $804,000, which was fully paid as of October 3, 1996.

     The Company, in conjunction with the 1996 Credit Agreement, paid a $250,000 fee and issued warrants to purchase 1,200,000 shares of Common Stock at $0.01 per share to the lender in consideration for execution of the financing agreement. At September 29, 1996, 200,000 of the warrants were exercisable and the balance of the warrants become exercisable in quarterly increments of 250,000 beginning March 1997. The warrants will expire 5 years following the issue date. The lender will forfeit any unvested warrants in the event the Company repays all debt outstanding under the 1996 Credit Agreement prior to any warrant vesting date. The Company recorded an original issue discount for the 1996 Credit Agreement equal to the fair market value of the exercisable options and is amortizing this discount over the 12 month period beginning April 1996.

                        GROUP TECHNOLOGIES CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED



     Long-term debt consists of the following:

                                                                                            DECEMBER 31,          SEPTEMBER 29,
                                                                                                1995                  1996
                                                                                            ------------          -------------
                                                                                                                   (UNAUDITED)
REVOLVER..............................................................................          $25,583               $  8,321
TERM NOTE.............................................................................               --                  3,300
OTHER.................................................................................            5,638                  5,355
                                                                                                -------               --------
TOTAL LONG-TERM DEBT..................................................................           31,221                 16,976
UNAMORTIZED ORIGINAL ISSUE DISCOUNT RELATED TO ISSUANCE OF WARRANTS EXERCISABLE ON
 DATE OF ISSUANCE.....................................................................               --                   (240)
CURRENT PORTION OF LONG-TERM DEBT.....................................................           (8,171)               (14,813)
                                                                                                -------               --------
                                                                                                $23,050               $  1,923
                                                                                                =======               ========

     Available borrowings on the Revolver at September 29, 1996 were approximately $4,643,000. The Interest rate on all debt outstanding under the 1996 Credit Agreement at September 29, 1996 was 10.25%. As a result of the Company's early repayment of the 1996 Note on October 3, 1996, the interest rate was reduced to 9.5%.

     The 1996 Credit Agreement requires maintenance of certain financial ratios and contains other restrictive covenants, including prohibiting the Company from paying dividends. At September 29, 1996 the Company was not in compliance with certain covenants, including minimum earnings before interest, income taxes, depreciation and amortization ("EBITDA"). The bank has waived its rights with regard to such items of non-compliance through November 30, 1996. Management believes the Company may be in non-compliance with similar covenants within twelve months and has, therefore, classified the debt as current. While under no current obligation to do so, management intends to refinance this debt in the first quarter of 1997.

(6)  DISPOSITIONS

     On February 9, 1996, the assets of the instrumentation products business unit of Metrum were sold to Bell Technologies, Inc. ("Bell"), formerly F.W. Bell, Inc., for $10,104,000 cash and an earn-out provision which provides for additional payments to the Company, up to $3,000,000 in the event annual earnings before interest and taxes exceeds defined amounts through December 31, 2001. The Company and Bell are both majority owned subsidiaries of Group Financial Partners, Inc. (the "Parent"). Due to the common ownership interest of the Parent in the Company and Bell, the Company requested and obtained an independent opinion, which indicated that the consideration received by the Company for the sale of the instrumentation products business was fair, from a financial point of view, to the unaffiliated shareholders of the Company. In addition, due to the common ownership, the amount by which the sales price exceeded the net book value of assets and liabilities transferred has been recorded by the Company as a contribution to its capital of $613,000.

     On March 22, 1996, the Company sold substantially all of the assets related to its Badger name brand product business unit for its carrying value of $1,457,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Group Financial Partners Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of Group Financial Partners Inc. and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule (Item 21(b)). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated May 3, 1996, the Company, as described in Note 20, has not complied with certain credit agreement covenants, and the bank could cease advancing funds under the related agreement at any time. Note 20 describes management's plans to address this issue.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Group Financial Partners Inc. and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                         Ernst & Young LLP

Louisville, Kentucky
May 3, 1996,
  except for Note 20, as to which the date is January 16, 1997

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                DECEMBER 31,
                                                            --------------------
                                                             1994         1995
                                                            -------     --------
                                    ASSETS

Current assets:
 Cash and cash equivalents................................  $  6,381    $  5,696
 Accounts receivable, net.................................    43,608      39,531
 Inventories, net.........................................    70,577      54,970
 Other current assets.....................................     5,971       7,869
                                                            --------    --------
  Total current assets....................................   126,537     108,066

Property, plant and equipment, net........................    57,524      59,832

Other assets..............................................     4,239       5,130
                                                            --------    --------
                                                            $188,300    $173,028
                                                            ========    ========

                     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable.........................................  $ 33,731    $ 41,543
 Accrued liabilities......................................    20,425      23,635
 Notes payable............................................     6,457       5,920
 Current portion of long-term debt........................     4,357      10,946
                                                            --------    --------
  Total current liabilities...............................    64,970      82,044

Noncurrent liabilities:
 Long-term debt...........................................    73,018      52,868
 Other noncurrent liabilities.............................    11,222      10,459
                                                            --------    --------

  Total noncurrent liabilities............................    84,240      63,327

Commitments and contingencies

Minority interests in subsidiaries........................     9,057       5,781

Shareholders' equity:
 Common stock, no par value:
  Authorized shares-1,000,000
  Issued and outstanding shares - 316,739 in 1994
   and 316,114 in 1995....................................     8,162       8,091
 Retained earnings........................................    21,871      13,785
                                                            --------    --------
   Total shareholders' equity.............................    30,033      21,876
                                                            --------    --------
                                                            $188,300    $173,028
                                                            ========    ========

The accompanying notes are an integral part of the consolidated financial statements.

                 GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                  ------------------------------
                                                                                    1993      1994        1995
                                                                                  --------  ---------   --------

Revenue..............................................................             $305,400   $334,885   $336,589

Cost and expenses:
 Cost of services rendered and products sold.........................              242,909    279,609    312,712
 Selling, general and administrative expense.........................               35,707     35,471     33,513
 Depreciation and amortization.......................................                3,098      3,102      2,950
 Interest expense, net...............................................                5,536      5,902      6,829
 Other (income) expense, net.........................................                  319       (110)       254
                                                                                  --------   --------   --------

Total cost and expenses..............................................              287,569    323,974    356,258
                                                                                  --------   --------   --------
     Income (loss) before gain on issuance of stock by
     subsidiary, income taxes, minority interests and
     extraordinary item..............................................               17,831     10,911    (19,669)
Gain on issuance of stock by subsidiary..............................                   --     13,307         --
                                                                                  --------   --------   --------

     Income (loss) before income taxes, minority
     interests and extraordinary item................................               17,831     24,218    (19,669)
Income taxes.........................................................                3,803      9,782     (3,498)
                                                                                  --------   --------   --------

     Income (loss) before minority interests and
     extraordinary item..............................................               14,028     14,436    (16,171)
Minority interests in earnings (losses) of consolidated
  subsidiaries, net..................................................                   --        331     (3,535)
                                                                                  --------   --------   --------

     Income (loss) before extraordinary item.........................               14,028     14,105    (12,636)

Extraordinary gain on extinguishment of debt (net of applicable tax
 of $2,389)..........................................................                   --         --     (4,637)
                                                                                  --------   --------   --------

Net income (loss)....................................................             $ 14,028   $ 14,105   $ (7,999)
                                                                                  ========   ========   ========

Net income (loss) per share..........................................             $  44.25   $  44.50   $ (25.31)

Shares used in computing per share amounts...........................                  317        317        316



   The accompanying notes are an integral part of the consolidated financial statements.

                 GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                   COMMON STOCK                    TOTAL
                                                                 -----------------  RETAINED   SHAREHOLDERS'
                                                                  SHARES   AMOUNT   EARNINGS       EQUITY
                                                                 --------  -------  ---------  --------------

Balance at January 1, 1993.....................................  317,124   $8,057    $(6,231)        $ 1,826

Common Stock issued............................................      456       82         --              82

Common Stock redeemed..........................................     (755)     (55)        (2)            (57)

Common stock in subsidiaries redeemed from minority interests..       --       --        (39)            (39)

Net income.....................................................       --       --     14,028          14,028
                                                                 -------   ------    -------         -------

Balance at December 31, 1993...................................  316,825    8,084      7,756          15,840

Common Stock issued............................................      188       96         --              96

Common Stock redeemed..........................................     (274)     (18)       (41)            (59)

Common stock in subsidiaries redeemed from minority interests..       --       --         51              51

Net income.....................................................       --       --     14,105          14,105
                                                                 -------   ------    -------         -------

Balance at December 31, 1994...................................  316,739    8,162     21,871          30,033

Common Stock issued............................................      130       24         --              24

Common Stock redeemed..........................................     (755)     (95)       (87)           (182)

Net loss.......................................................       --       --     (7,999)         (7,999)
                                                                 -------   ------    -------         -------

Balance at December 31, 1995...................................  316,114   $8,091    $13,785         $21,876
                                                                 =======   ======    =======         =======


   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                      ----------------------------------------
                                                                                          1993             1994         1995
                                                                                      ------------     -----------    --------
Cash flows from operating activities:
 Net income (loss)..................................................................       $ 14,028       $ 14,105    $ (7,999)
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
   Depreciation and amortization....................................................          8,539         10,076      10,244
   Deferred income taxes............................................................         (4,427)         7,182        (125)
   Minority interests in earnings (losses) of consolidated subsidiaries, net........             --            331      (3,535)
   Provision for excess and obsolete inventories....................................            264            573       6,990
   Provision for doubtful accounts..................................................          1,117            650       1,523
   Extraordinary gain on extinguishment of debt, net of tax.........................             --             --      (4,637)
   Gain on issuance of stock by subsidiary..........................................             --        (13,307)         --
   Other noncash charges............................................................          1,614            772       1,879
   Changes in operating assets and liabilities, net of acquisitions and dispositions:
    Accounts receivable.............................................................            644         (1,862)      1,027
    Inventories.....................................................................        (17,241)        (6,838)      2,950
    Other current and noncurrent assets.............................................           (190)        (4,652)     (2,144)
    Accounts payable................................................................         10,350         (4,480)      8,801
    Accrued and other liabilities...................................................          4,764         (6,985)        (36)
                                                                                           --------       --------    --------

     Net cash provided by (used in) operating activities............................         19,462         (4,435)     14,938

Cash flows from investing activities:
 Capital expenditures...............................................................         (7,476)       (11,871)    (10,201)
 Proceeds from sale of assets.......................................................             --          1,344       5,928
 Purchase of the net assets of acquired entities....................................        (13,833)            --      (2,245)
 Changes in nonoperating assets and liabilities.....................................            202            300        (509)
                                                                                           --------       --------    --------
     Net cash used in investing activities..........................................        (21,107)       (10,227)     (7,027)

Cash flows from financing activities:
 Net (repayments) proceeds under revolving credit agreements........................         (2,838)        19,068      (6,573)
 Proceeds from long-term debt.......................................................         28,653          1,085       2,240
 Principal payments on long-term debt...............................................        (23,261)       (27,950)     (4,151)
 Payments for retirement of Common Stock, net.......................................            (55)           (59)       (148)
 Proceeds from issuance of common stock in subsidiaries to minority interests, net..            150         17,855          36
                                                                                           --------       --------    --------
     Net cash provided by (used in) financing activities............................          2,649          9,999      (8,596)
                                                                                           --------       --------    --------
Net increase (decrease) in cash and cash equivalents................................          1,004         (4,663)       (685)
Cash and cash equivalents at beginning of year......................................         10,040         11,044       6,381
                                                                                           --------       --------    --------
Cash and cash equivalents at end of year............................................       $ 11,044       $  6,381    $  5,696
                                                                                           ========       ========    ========



   The accompanying notes are an integral part of the consolidated financial statements.

                 GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Consolidation Policy

          Group Financial Partners Inc. ("GFP"), located in Louisville, Kentucky, is a private holding company which owns a majority interest in the entities described below. The accompanying consolidated financial statements include the accounts of GFP and its subsidiaries (collectively, the "Company"). All significant accounts and transactions between GFP and its subsidiaries have been eliminated. The Company records gains or losses arising from issuances of stock by subsidiaries as non-operating income or expense in its consolidated statement of operations.

          GFP is the parent for the following corporations (the "Operating Companies"): Tube Turns Technologies Inc.; Bell Technologies Inc.; Group Technologies Corporation; and Unison Commercial Group, Inc. GFP or a subsidiary is the General Partner of the following limited partnerships (the "Real Estate Companies"): GFP Partners-II, Limited; GFP Partners-III, Limited; GFP Partners-IV, Limited; and GFP Partners-VI, Limited. As of December 31, 1995, GFP owned 80% or greater of the outstanding common stock of each of the Operating Companies. Partnerships in which the Company or a subsidiary serves as General Partner with a 99% interest are accounted for as subsidiaries in the accompanying consolidated financial statements.

          Tube Turns Technologies, Inc. ("TTT"), located in Louisville, Kentucky, manufactures forgings, fittings and related subassemblies primarily for the aerospace, commercial vehicle, petrochemical and defense markets.

          Bell Technologies, Inc. ("Bell"), headquartered in Orlando, Florida, manufactures magnetic sensing components and instruments, provides qualification and reliability testing and electronic component screening services and provides maintenance, calibration and repair services for test and measurement equipment to customers located primarily in the United States.

          Group Technologies Corporation ("GTC"), located in Tampa, Florida, is a leading provider of advanced manufacturing, engineering and testing services to original equipment manufacturers ("OEMs") of electronic products. GTC custom manufactures complex circuit card assemblies, subsystems and end-user products for use in a wide variety of markets, including avionics, gaming, medical instrumentation, personal computer, space, telecommunications, utility, workstation and government systems. GTC is the parent for Group Technologies, S.A. de C.V. ("GTC Mexico") located in Mexico City, Mexico; Metrum, Inc. ("Metrum") located in Littleton, Colorado; and Group Technologies Suprimentos de Informatica Industria e Comercio Ltda. ("GTC Brazil") located in Hortolandia, Brazil. Substantially all of the assets of Metrum were sold during 1995 and 1996 (see Note 3).

          Unison Commercial Group, Inc. ("Unison"), located in Louisville, Kentucky, provides management and other services to commercial office buildings and other improved real estate.

          GFP Partners-II, Limited ("P-II") formerly owned a commercial office building and land (the "515 Building") located at 515 West Market Street in Louisville, Kentucky (see Note 3).

          GFP Partners-III, Limited ("P-III") owns a commercial office building and land located at 500 New Circle Road in Lexington, Kentucky.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

          GFP Partners-IV, Limited ("P-IV") owns a commercial office building and land located at 455 Fourth Avenue and a parking garage and land located at 430 South Third Street in Louisville, Kentucky. The General Partner in P-IV is GFP Partners-V, Inc., a wholly-owned subsidiary of Unison.

          GFP Partners-VI, Limited ("P-VI") owns a capital lease on an industrial warehouse and land located at 6310 Cane Run Road in Louisville, Kentucky. The General Partner in P-VI is BW Riverport, Inc., a wholly-owned subsidiary of GFP.

     Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Inventories

          Contract inventories are stated at actual production costs, reduced by the cost of units for which revenue has been recognized. Gross contract inventories are considered work in process. Progress payments under long-term contracts are specified in the contracts as a percentage of cost and are liquidated as contract items are completed and shipped. Other inventories are stated at lower of cost (first-in, first-out method) or market. Certain inventories of TTT and Metrum are stated at lower of cost (last-in, first-out method) or market.

     Property, Plant and Equipment

          Property, plant and equipment, including property under capitalized leases, is stated on the basis of cost. Buildings and building improvements are depreciated over their estimated economic lives principally using the straight-line method. Machinery, equipment, furniture and fixtures are depreciated over their estimated economic lives principally using accelerated methods. Depreciation methods and lives are generally consistent for financial reporting and income tax purposes. Expenditures for maintenance, repairs and renewals of minor items are expensed as incurred. Major renewals and improvements are capitalized.

          Effective January 1, 1995, GTC changed its method of depreciation for newly acquired machinery, equipment, furniture and fixtures from principally an accelerated method to the straight-line method. Management believes that the straight-line method of depreciation provides a preferable matching between expected productivity and cost allocation since the equipment's operating capacity and consumption generally remains consistent over time. The change had no cumulative effect on prior year earnings and was not material to operating results for the year ended December 31, 1995.

     Amortization

          Patents, non-compete agreements, product drawings, and similar intangible assets are amortized over their estimated economic lives using the straight-line method. Lease commissions and tenant improvement allowances are deferred and amortized over the related lease terms using the straight-line method. Accumulated amortization at December 31, 1994 and 1995 was $2,319,000 and $1,809,000, respectively.

          The excess of the fair value of the net assets of an acquired business over the purchase price of such net assets (negative goodwill) is being amortized using the straight-line method over five years.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

Negative goodwill included in other noncurrent liabilities at December 31, 1994 and 1995 was $791,000 and $261,000, respectively. Accumulated amortization of negative goodwill at December 31, 1994 and 1995 was $524,000 and $396,000, respectively.

     Minority Interests in Subsidiaries

          Minority interests in subsidiaries represents employee shareholders' share of the common stock of TTT, Bell and Unison and minority shareholders' proportionate share of the equity of GTC.

     Contract Revenue Recognition

          A portion of the Company's business is conducted under long-term, fixed-price contracts with OEMs, the United States Government and its prime contractors. Contract revenue is included in the consolidated statement of operations as units are completed and shipped using the units of delivery, percentage of completion method of accounting. The costs attributed to contract revenue are based upon the estimated average costs of all units to be shipped. The cumulative average costs of units shipped to date is adjusted through current operations as estimates of future costs to complete change (see Contract Accounting).

          Revenue recognized under the percentage of completion method of accounting amounted to $118,800,000, $60,500,000 and $57,945,000 in 1993, 1994
and 1995, respectively. Substantially all such amounts were accounted for under the units of delivery method. All other revenue is recognized as product is shipped and title passes.

     Contract Accounting

          For long-term contracts, the Company capitalizes in inventory direct material, direct labor and factory overhead as incurred. The Company also capitalizes certain general and administrative costs for estimating and bidding on contracts awarded (of which $308,000 and $209,000 remained in inventory at December 31, 1994 and 1995, respectively). Selling costs are expensed as incurred. Costs to complete long-term contracts are estimated on a monthly basis. Estimated margins at completion are applied to cumulative contract revenue to arrive at costs charged to operations.

          Accounting for long-term contracts under the percentage of completion method involves substantial estimation processes, including determining the estimated cost to complete a contract. As contracts may require performance over several accounting periods, formal detailed cost to complete estimates are performed which are updated monthly via performance reports. Management's estimates of costs to complete change due to internal and external factors such as labor rate and efficiency variances, revised estimates of warranty costs, estimated future material prices and customer specification and testing requirement changes. Changes in estimated costs are reflected in gross profits in the period in which they are known. If increases in projected costs to complete are sufficient to create a loss contract, the entire estimated loss is charged to operations in the period the loss first becomes known. Provisions for losses on firm fixed priced contracts amounted to $628,000, $1,226,000 and $700,000 in 1993, 1994 and 1995, respectively.

          The Company recognized income before taxes in 1994 of approximately $4,500,000, resulting from favorable changes in contract and contract claim estimates for which all related costs had been charged to operations in previous years. The Company also successfully negotiated the settlement of a government contract termination claim and recognized income before taxes of approximately $2,700,000 in 1994. The Company recognized revenue and income before taxes in 1993 of approximately $7,100,000 upon the

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

favorable settlement of a government contract value engineering change proposal for which all the costs had been charged to operations in previous years. The Company also determined losses before income taxes of approximately $3,600,000 were attributable to certain contracts which were completed or terminated and charged the estimated loss to cost of operations in 1993.

     Research and Development

          Company-sponsored research and development costs are expensed as incurred. Research and development expense was $4,138,000, $5,170,000 and $3,041,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

     Income Taxes

          GFP files a consolidated federal income tax return which includes all domestic subsidiaries in which it has at least an 80% ownership interest. Effective March 23, 1995, GTC did not meet the 80% voting power and value requirements defined by the Internal Revenue Code for affiliated group membership and ceased to be an includable member in GFP's affiliated group. GTC and its domestic subsidiaries will file a separate consolidated federal income tax return for the period beginning March 23, 1995 through December 31, 1995. Subsidiaries prepare income tax provisions on a stand-alone basis.

          The Company has applied the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach in accounting for income taxes for all years presented.

     Concentrations of Credit Risk

          Financial instruments which potentially expose the Company to concentrations of credit risk consist of accounts receivable. The Company's OEM customer base consists primarily of large computer and electronic manufacturers and its commercial accounts receivable are concentrated with a few of these large companies. Although the Company is directly affected by the well being of the computer and electronics industry, management does not believe significant credit risk exists at December 31, 1995. The Company performs periodic credit evaluations of its customers' financial condition and does not require collateral on its commercial accounts receivable. Credit losses are provided for in the financial statements and consistently have been within management's expectations.

          The Company earned revenue from the United States Government and its agencies of approximately $114,625,000, $51,352,000 and $53,643,000 during 1993,
1994 and 1995, respectively. The Company also served as a subcontractor to a variety of prime contractors under contract with the federal government which, in the aggregate, represented 10%, 12% and 10% of the Company's revenue in 1993, 1994 and 1995, respectively. The Company's largest commercial customer was IBM which represented approximately 11% and 13% of the Company's revenue in 1994 and 1995, respectively. No other single customer accounted for more than 10% of the Company's revenue in 1993, 1994 or 1995.

     Foreign Currency Translation

          The United States dollar is the functional currency for GTC Mexico and GTC Brazil. Foreign currency transaction gains and losses, which are insignificant in all years presented, are included in determining net income.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

     Stock Based Compensation

         Stock options are granted under Stock Option Plans to employees and independent directors of subsidiaries (see Note 15). The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

     Net Income (Loss) Per Share

          Net income per share is computed using the weighted average number of issued and issuable common shares, redeemable common shares and equivalent shares outstanding. Net loss per share is computed using the weighted average number of issued and issuable common shares outstanding. The computation of fully diluted net loss per share was antidilutive during the year ended December 31, 1995; therefore, the number of shares used for computing primary and fully diluted loss per share are the same.

     Impact of Recently Issued Accounting Standards

          In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's underlying carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed. The Company will adopt SFAS No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

          In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which provides an alternative to Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock-based compensation issued to employees. SFAS No. 123 allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, SFAS No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the statement, if earlier. GFP continues to evaluate the provisions of SFAS No. 123 and has not determined whether it will adopt the recognition and measurement provisions of that statement, which GFP expects would result in increased compensation expense in future periods.

     Use of Estimates

          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications

          Certain amounts in the Company's 1993 and 1994 consolidated financial statements have been reclassified to conform with the 1995 presentation.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

(2)       ACQUISITIONS

          On July 30, 1993, GTC acquired certain assets and assumed certain liabilities of the Philips Circuit Assemblies ("PCA") division of Philips Electronics North America Corporation. The transaction was accounted for as a purchase in which the purchase price of $13,833,000 and a liability of $2,192,000, payable to the seller based on sales to certain customers of PCA during the next five years, were allocated based on fair values of assets acquired and liabilities assumed. No goodwill resulted from this transaction. The 1993 consolidated statement of operations includes amounts for PCA from July 31, 1993.

          On July 4, 1994, GTC Mexico acquired certain assets and assumed certain liabilities of Philips Mexicana, S.A. de C.V. The transaction was accounted for as a purchase in which a liability of $1,200,000, payable to the seller based on sales to certain customers of GTC Mexico during the next five years, was allocated based on fair values of assets acquired and liabilities assumed. The 1994 consolidated statement of operations includes amounts for GTC Mexico from July 4, 1994.

          On January 31, 1995, Bell acquired certain assets and assumed certain liabilities of Associated Testing Laboratories, Inc. ("ATL"). The transaction was accounted for as a purchase in which the purchase price of $2,245,000 was allocated based on the fair values of assets acquired and liabilities assumed. Goodwill in the amount of $1,000,000 was recorded as a result of the transaction and will be amortized over fifteen years. The acquisition was financed by a term note with a bank. The 1995 consolidated statement of operations includes amounts for ATL from January 31, 1995.

          On July 18, 1995, GTC Brazil acquired certain manufacturing equipment of IBM Brasil-Industria, Maquinas e Sevicos Ltda. ("IBM Brasil"). The transaction was accounted for as a purchase in which the purchase price of $4,900,000, in the form of a note payable to the seller, was allocated based on fair values of assets acquired. No goodwill resulted from this transaction. The 1995 consolidated statement of operations includes amounts for GTC Brazil from July 18, 1995.

(3)       DISPOSITIONS

          GTC completed a series of transactions which, in the aggregate, resulted in the sale of substantially all of the assets of its name brand products business units, including the assets of its Metrum subsidiary. On May 31, 1995, the assets of the peripherals products business unit of Metrum were sold for $5,247,000, consisting of cash of $3,655,000 and a note receivable from the buyer of $1,592,000. On June 6, 1995, the assets of the imaging business unit of Metrum were sold for $1,331,000 in cash. On February 9, 1996, the assets of the instrumentation products business unit of Metrum were sold to Bell (see
Note 17). On March 22, 1996, GTC sold substantially all of the assets related to its Badger line of name brand products for $1,457,000 in cash. The sales price for each transaction approximated the net book value of the respective business units on the date of sale. The proceeds from the sale transactions were used to reduce GTC's debt balance and to fund working capital needs.

          On October 1, 1995, P-II and its lender, which held a promissory note secured by a mortgage on the 515 Building, executed an agreement which transferred title for the 515 Building to the lender in exchange for a release of P-II's liability for payment of the unpaid balance of the principal and accrued and unpaid interest due on the mortgage. As a result of the exchange, the Company recognized a gain on the extinguishment of debt of $4,637,000, net of applicable income taxes of $2,389,000, in its 1995 consolidated statement of operations.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


(4)  INITIAL PUBLIC OFFERING OF SUBSIDIARY STOCK

     On May 18, 1994, GTC completed an initial public offering of 2,000,000 shares of common stock at $10.00 per share (the "Offering"). The net proceeds of the Offering, after deducting applicable issuance costs and expenses, were approximately $17,348,000, of which $13,393,000 was used to repay the outstanding principal on the GTC term note and $3,955,000 was applied toward the GTC line of credit note. On June 23, 1994, GTC issued an additional 50,000 shares of common stock at $10.00 per share and applied the net proceeds of approximately $465,000 toward the GTC line of credit note. The Offering and the concurrent termination of the redemption obligation of GTC for all shares owned by employees generated a gain of $13,307,000 in the Company's 1994 consolidated statement of operations and reduced GFP's ownership interest in GTC to approximately 80%.

(5)  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                                                                    DECEMBER 31,
                                                                                                                -------------------
                                                                                                                  1994       1995
                                                                                                                --------   --------
                                                                                                                   (IN THOUSANDS)
     Commercial..........................................................................................       $38,688     $36,205
     U.S. Government.....................................................................................         5,617       4,416
                                                                                                                -------     -------
                                                                                                                 44,305      40,621
     Allowance for doubtful accounts.....................................................................          (697)     (1,090)
                                                                                                                -------     -------
                                                                                                                $43,608     $39,531
                                                                                                                =======     =======

     Accounts receivable from the U.S. Government includes amounts due under long-term contracts, all of which are billed at December 31, 1994 and 1995 of $2,568,000 and $4,013,000, respectively. The provision for doubtful accounts was $1,117,000, $650,000 and $1,523,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

(6)  INVENTORIES

     Inventories consist of the following:

                                                                                                                    DECEMBER 31,
                                                                                                                -------------------
                                                                                                                  1994       1995
                                                                                                                --------   --------
                                                                                                                   (IN THOUSANDS)
     Raw materials.......................................................................................       $ 30,271   $ 37,363
     Work-in process.....................................................................................         22,158     12,139
     Finished goods......................................................................................          2,052      1,274
     Costs relating to long-term contracts and programs, net of amounts attributed to revenue recognized
      to date............................................................................................         40,995     25,766
     Progress payments related to long-term contracts and programs.......................................        (21,970)   (12,300)
     LIFO reserve........................................................................................           (456)      (709)
     Reserve for excess and obsolete inventories.........................................................         (2,473)    (8,563)
                                                                                                                --------   --------
                                                                                                                $ 70,577   $ 54,970
                                                                                                                ========   ========

     The preceding amounts include inventories valued under the last-in, first-out ("LIFO") method totaling $16,175,000 and $10,798,000 at December 31, 1994 and 1995, respectively, which approximates

                GROUP FINANCIAL PARTNERS INC, AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

replacement cost. Provisions for obsolete, inactive and unsalable inventories were $264,000, $573,000 and $6,990,000 for the years ended December 31, 1993,
1994 and 1995, respectively.

(7)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:


                                                         DECEMBER 31,
                                                     -------------------
                                                       1994       1995
                                                     ---------  --------
                                                        (IN THOUSANDS)
     Land and land improvements....................  $  6,596   $  5,753
     Buildings and building improvements...........    56,641     49,054
     Machinery, equipment, furniture and fixtures..    42,984     56,604
     Facilities in progress........................     1,164        333
                                                     --------   --------
                                                      107,385    111,744
     Accumulated depreciation......................   (49,861)   (51,912)
                                                     --------   --------
                                                     $ 57,524   $ 59,832
                                                     ========   ========

     Depreciation expense was $8,363,000, $9,641,000 and $9,350,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

(8)  LEASING ARRANGEMENTS

     The Company leases commercial office and industrial space to tenants under various types of leases, including month-to-month rentals and noncancelable operating leases with terms up to 10 years. Certain of the leases contain renewal options, specified increases in required lease payments over the terms of the lease, or provisions for increased payments based upon a price index. Minimum future rentals scheduled to be received from noncancelable operating leases for each year ending December 31, are as follows:


                                                           (IN THOUSANDS)
     1996................................................     $  4,130
     1997................................................        3,649
     1998................................................        2,638
     1999................................................        2,144
     2000................................................        1,569
     2001 and thereafter.................................        2,947
                                                              --------
                                                              $ 17,077
                                                              ========

     The cost and related accumulated depreciation of property held for lease as of December 31, 1995, is as follows:


                                                           (IN THOUSANDS)
     Land and land improvements..........................     $  4,698
     Buildings and building improvements.................       38,732
     Equipment, furniture and fixtures...................          458
                                                              --------
                                                                43,888
     Accumulated depreciation...........................       (18,037)
                                                              --------
                                                              $ 25,851
                                                              ========

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED




(9)  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                                                                          DECEMBER 31,
                                                                                               -------------------------------
                                                                                                     1994              1995
                                                                                               -------------       -----------
                                                                                                          (IN THOUSANDS)
 Payments received from customers in excess of contract costs................................  $       4,920       $      5,340
 Employee benefit plan accruals..............................................................          5,999              5,470
 Other.......................................................................................          9,506             12,825
                                                                                               -------------       ------------
                                                                                               $      20,425       $     23,635
                                                                                               =============       ============

     Included in other current liabilities are employee payroll deductions, advance payments, accrued operating expenses and accrued interest, none of which exceed 5% of total current liabilities.

(10) NOTES PAYABLE

     Notes payable consist of the following:

                                                                                                          DECEMBER 31,
                                                                                               -------------------------------
                                                                                                     1994              1995
                                                                                               -------------       -----------
                                                                                                        (IN THOUSANDS)

 Bell Line of Credit Note....................................................................    $         457       $       112
 P-III Mortgage Note.........................................................................            6,000             5,808
                                                                                                 -------------       -----------
                                                                                                 $       6,457       $     5,920
                                                                                                 =============       ===========

     Bell has a line of credit note pursuant to its loan agreement (see
Note 11) under the terms of which a bank committed a maximum of $2,700,000 to Bell for cash borrowings and letters of credit. Under the terms of the loan agreement, Bell pays interest on outstanding borrowings on the line of credit note at the prime rate (8.5% at December 31, 1995). The line of credit note is subject to renewal in May of each year. Available borrowings on the line of credit note at December 31, 1995 were $2,588,000.

     P-III has a mortgage note entered into on September 30, 1986. The mortgage note is payable monthly with interest at 9.5%. The mortgage note matured on October 1, 1995 and is secured by P-III's real property, related personal property and an assignment of leases and rentals. Discussions between P-III and the bank to restructure the terms of the mortgage note are currently in progress.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED




     (11) LONG-TERM DEBT

     Long-term debt consists of the following:
                                                             DECEMBER 31,
                                                          1994       1995
                                                         -------   --------
                                                            (IN THOUSANDS)
     TTT Revolving Credit Agreement.............         $ 1,704   $    143
     Bell Term Note.............................           2,800      2,000
     Bell Mortgage Note.........................           2,287      2,146
     Bell Equipment Term Note...................             425        325
     Bell 1995 Note.............................              --      2,010
     GTC Revolving Credit Agreement.............          30,256     25,583
     P-II Mortgage Note.........................          10,779         --
     P-IV Mortgage Note.........................          18,127     17,775
     P-IV Second Mortgage Note..................           2,000      1,650
     P-VI Industrial Revenue Bonds..............           6,528      6,228
     Other......................................           2,469      5,954
                                                         -------   --------
                                                          77,375     63,814
     Less current portion.......................          (4,357)   (10,946)
                                                         -------   --------
                                                         $73,018   $ 52,868
                                                         =======   ========

     On December 22, 1994, TTT entered into a revolving credit agreement, under the terms of which a bank committed a maximum of $5,000,000 for cash borrowings and letters of credit. Under the terms of the revolving credit agreement, TTT pays interest on outstanding borrowings at the prime rate. An annual commitment fee of no more than 0.125% on the average unused portion of the line of credit is payable quarterly. The revolving credit agreement expires in December 1999 and borrowings are secured by substantially all of the assets of TTT.

     Bell has a loan agreement with a bank entered into on January 31, 1990, which provided for a mortgage note, an equipment term note and a line of credit note. A second amendment to the loan agreement on December 31, 1992 increased the maximum borrowings on the line of credit note and provided for an additional term note. A third amendment to the loan agreement on March 1, 1994 increased the amount borrowed under the mortgage note and the equipment term note. A fourth amendment to the loan agreement on January 31, 1995 provided for a note to finance the acquisition of ATL. The mortgage note is payable monthly with interest at 7.86% and matures in April 2001. The equipment term note is payable quarterly with interest at the prime rate and matures in April 1999. The term note is payable quarterly with interest at the prime rate plus a spread (between 0.25% and 0.75%). The 1995 note is payable quarterly with interest at the prime rate plus 0.25% and matures in January 2001. All borrowings under the Bell loan agreement are secured by substantially all of the assets of Bell.

     On November 24, 1994, GTC entered into a credit agreement (the "Revolving Credit Agreement"), under the terms of which a bank committed a maximum of $100,000,000 for cash borrowings and letters of credit. At December 31, 1995, GTC was in default under certain terms and covenants of the Revolving Credit Agreement. On November 7, 1995, GTC and the bank entered into a Forbearance Agreement which provided GTC with continuing availability of liquidity until a new financing agreement could be reached.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


     On March 29, 1996, GTC entered into a financing agreement (the "1996 Credit Agreement") with its bank to replace the Revolving Credit Agreement. The 1996 Credit Agreement provides GTC with a revolving line of credit facility (the "Revolver"), a $3,300,000 two-year facility (the "Term Note") and an additional $5,000,000 facility (the "1996 Note") for the period through December 31, 1996. Borrowings under the 1996 Credit Agreement are secured by substantially all of the assets of GTC. Under the terms of the 1996 Credit Agreement, GTC will pay interest monthly on outstanding borrowings at the prime rate plus a spread (between 1.25% and 2.0%). GTC will be provided credit availability on the Revolver equal to the lesser of $27,500,000 or the applicable amount of its eligible accounts receivable and inventories through December 31, 1996. Effective January 1, 1997 through the maturity date of March 1998, GTC's credit availability on the Revolver will equal the lesser of $22,500,000 or the applicable amount of its eligible accounts receivable and inventories. Principal payments on the Term Note are due monthly commencing seven months from closing. The 1996 Note is payable in two equal installments on August 30, 1996 and December 31, 1996. Borrowings under the Revolving Credit Agreement at December 31, 1995 are classified in the accompanying balance sheet as if the 1996 Credit Agreement was in place on that date.

     GTC, in conjunction with the 1996 Credit Agreement, paid a $250,000 fee and issued warrants to purchase 1,200,000 shares of common stock at $0.01 per share to the lender in consideration for execution of the financing agreement. On the closing date, 200,000 of the warrants are exercisable and the balance of the warrants become exercisable in quarterly increments of 250,000 beginning one year from closing. The warrants will expire five years following the issue date. The lender will forfeit any unvested warrants in the event GTC repays all debt outstanding under the 1996 Credit Agreement prior to any vesting date.

     P-IV has a mortgage note and second mortgage note entered into on December 22, 1986. The mortgage note is payable monthly with interest at the prime rate plus 0.5%. The second mortgage note is payable semi-annually with interest at 8.5%. The mortgage note and second mortgage note mature in March 1997 and are secured by P-IV's real property, related personal property and an assignment of leases and rentals. The mortgage note is guaranteed by GFP and both mortgage notes are guaranteed by certain shareholders of GFP. For the year ended December 31, 1995, the calculation of a certain financial ratio for P-IV was less than the amount defined by its first mortgage note; however, the bank issued a waiver with respect to this calculation through January 1, 1997.

     P-VI entered into a capital lease for its real property on May 23, 1988. P-VI's obligations under the capital lease are equal to the debt service requirements of the Industrial Revenue Bonds issued to finance the development of the real property and $528,000 deferred interest due at maturity. Interest on the Industrial Revenue Bonds at a variable rate (4.0% at December 31, 1995) is payable monthly and principal is payable annually. The capital lease expires in December 2014 and is secured by P-VI's real property, related personal property and an assignment of leases and rentals and a guarantee by GFP up to $200,000 at December 31, 1995. P-VI has an option during the term of the capital lease, and for a period of 90 days thereafter, to purchase the real property for an amount equal to the principal outstanding on the Industrial Revenue Bonds. The cost of property under P-VI's capital lease at December 31, 1994 and 1995 was $6,928,000 for both years with accumulated depreciation of $1,575,000 and $1,812,000, respectively.

     Long-term debt is subject to various credit agreements which contain a number of restrictive financial covenants and other covenants, including covenants requiring the respective subsidiary to maintain a minimum level of working capital, tangible net worth and various financial ratios. At September 30, 1996, GTC was not in compliance with certain covenants contained in its debt agreement (see Note

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


20). The various credit agreements also contain certain restrictive covenants which impose limitations with respect to, among other things, dividends, capital expenditures, additional borrowings, investments, and cash transfers to GFP and between and among subsidiaries.

     The annual maturities of long-term debt for each year ended December 31 are presented below. Maturities of debt incurred under revolving credit agreements have been reported on the basis that the commitment to lend under these agreements will be terminated at the end of their current terms.

                                                           (in thousands)
     1996................................................        $10,946
     1997................................................         22,963
     1998................................................         22,206
     1999................................................          1,080
     2000................................................            519
     2001 and thereafter.................................          6,100
                                                                 -------
                                                                 $63,814
                                                                 =======

     Interest paid during 1993, 1994 and 1995 was $5,855,000, $6,179,000 and
$7,381,000, respectively.

(12) Fair Value Of Financial Instruments

     Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at their carrying amount which approximates fair value because of the short-term maturity of those instruments. The carrying amount of debt outstanding under the Company's revolving credit agreements approximates fair value due to the short-term nature of these instruments. The carrying amount of other long-term debt is assumed to approximate fair value because there have not been any significant changes in market conditions or specific circumstances since the instruments were recorded at fair value.

(13) Employee Benefit Plans

     TTT has a number of noncontributory defined benefit pension plans (the "TTT Pension Plans") covering substantially all employees. TTT Pension Plans covering salaried and management employees provide pension benefits that are based on the employees' highest 5-year average compensation within 10 years before retirement. TTT Pension Plans covering hourly employees and union members generally provide benefits at stated amounts for each year of service. TTT's funding policy is to make the minimum annual contributions required by the applicable regulations. Pension expense for 1993, 1994 and 1995 was $526,000, $476,000 and $708,000, respectively. The net pension cost of the TTT Pension Plans included the following components:

                                                                      Years Ended December 31,
                                                                 ----------------------------------
                                                                    1993        1994        1995
                                                                 ----------  ----------  ----------
                                                                          (in thousands)
     Service cost benefits earned during the period............    $  147      $  149       $  147
     Interest cost of projected benefit obligation.............     1,047       1,047        1,175
     Net amortizations and deferrals...........................       589        (879)       1,323
     Actual return on plan assets..............................    (1,257)        159       (1,937)
                                                                   ------      ------       ------
                                                                   $  526      $  476       $  708
                                                                   ======      ======       ======

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

     The significant assumptions used in accounting for the TTT Pension Plans are as follows:

                                                                                     1994      1995
                                                                                    -------   -------
     Discount rate used in determining present values.............................    9.75%     8.00%
     Annual increase in future compensation levels................................    5.75%     4.00%
     Expected long-term rate of return on assets..................................    8.50%     8.50%

     The funded status of the TTT Pension Plans and amounts recognized in the Company's consolidated balance sheet is as follows:

                                                                                       DECEMBER 31,
                                                                                    -----------------
                                                                                     1994      1995
                                                                                    -------   -------
                                                                                      (IN THOUSANDS)
     Accumulated benefit obligation, including vested benefits of 1994 -
       $11,085,000; 1995 - $13,768,000............................................  $11,574   $14,828
                                                                                    =======   =======
     Projected benefit obligation for service rendered to date....................  $11,848   $15,074
     Plan assets at fair value (primarily debentures, stocks and cash)............    8,286     9,300
                                                                                    -------   -------
     Projected benefit obligation in excess of plan assets........................    3,562     5,774
     Unrecognized prior service cost..............................................     (338)   (1,217)
     Unrecognized net gain........................................................    1,934     1,423
                                                                                    -------   -------
     Accrued pension cost.........................................................  $ 5,158   $ 5,980
                                                                                    =======   =======
     Included in:
       Current liabilities........................................................  $   454   $ 1,252
       Noncurrent liabilities.....................................................  $ 4,704   $ 4,728

          The Company sponsors defined contribution plans (the "Defined Contribution Plans") for substantially all employees of the Company. The Defined Contribution Plans are intended to meet the requirements of Section 401(k) of the Internal Revenue Code. The Defined Contribution Plans allow the Company to match participant contributions as approved by the respective Board of Directors of GFP and of each of the Operating Companies, and certain of the Defined Contribution Plans include required base contributions and discretionary contributions. Contributions to the Defined Contribution Plans for 1993, 1994 and 1995 were $2,561,000, $3,280,000 and $3,079,000, respectively.

          The Company has partially self-insured medical plans (the "Medical Plans") for the employees of GTC and Metrum. The Medical Plans limit the Company's annual obligations to fund claims to specified amounts per participant and in the aggregate. The Company is insured for amounts in excess of these limits. Employees are responsible, in some instances, for payment of a portion of the premiums. During 1993, 1994 and 1995, the Company charged $4,174,000, $5,287,000 and $4,526,000, respectively, to operations related to reinsurance premiums, medical claims incurred and estimated, and administrative costs for the Medical Plans. Claims paid during 1993, 1994 and 1995 did not exceed the aggregate limits.

          Effective January 1, 1995, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires the accrual basis of reporting for certain health care insurance benefits provided by TTT. The implementation of SFAS No. 106 did not have a material effect on the Company's consolidated financial statements for the year ended December 31, 1995.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

(14) COMMITMENTS AND CONTINGENCIES

     The Company leases certain of its real property and certain computer, manufacturing and office equipment under operating leases with terms ranging from month-to-month to 10 years and which contain various renewal and rent escalation clauses. Future minimum noncancelable lease payments for each year ending December 31, are as follows:

                                                               (IN THOUSANDS)
     1996.....................................................     $ 5,130
     1997.....................................................       4,588
     1998.....................................................       3,873
     1999.....................................................       2,370
     2000.....................................................       1,545
     2001 and thereafter......................................       2,119
                                                                   -------
                                                                   $19,625
                                                                   =======

     Rent expense for the years ended December 31, 1993, 1994 and 1995 was $3,961,000, $4,393,000 and $6,104,000, respectively.

     TTT is a co-defendant in two lawsuits in Louisiana arising out of an explosion in a coker plant owned by Exxon Corporation located in Baton Rouge, Louisiana. According to the complaints, TTT is the alleged manufacturer of a carbon steel pipe elbow which failed causing the explosion which destroyed the coker plant causing damages in excess of $100,000,000 and caused unspecified damages to surrounding property owners. One of the actions was brought by Exxon and the second action is a class action filed on behalf of the residents living around the plant. TTT believes that the failure resulted from the installation (without the knowledge of TTT) of a carbon steel elbow which was not manufactured or intended for use in coker plants. TTT intends to vigorously defend its case and believes that a settlement or related judgment would not result in a material loss to TTT or the Company. No amounts are recorded on the books of the Company in anticipation of a loss as a result of this contingency.

     The Company is involved in certain litigation and contract issues arising in the normal course of business. While the outcome of these matters cannot, at this time, be predicted in light of the uncertainties inherent therein, management does not expect that these matters will have a material adverse effect on the consolidated financial position or results of operations of the Company.

(15) STOCK PLANS

     The Company has various stock option plans, stock purchase plans and incentive plans which provide for the issuance of common stock to the employees of each company. The Company has also adopted a formula price (the "Formula Price") valuation as a basis for establishing a value for a share of common stock for all stock which is not publicly traded. Stock issued to employees is subject to restriction agreements (the "Stock Restriction Agreements"), under which each company, except GTC, is required to redeem all shares offered for redemption at the option of its employees or upon the termination, disability or death of its employees. Effective with its initial public offering on May 18, 1994, GTC terminated its existing stock plans and all restrictions on outstanding shares held by its employees lapsed. Effective March 31, 1996, Unison terminated its existing stock plans and repurchased all outstanding shares from its employees.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


     The Company's obligation to redeem shares subject to the Stock Restriction Agreements includes common stock held by employee shareholders in TTT, Bell and Unison and common stock held by the principal and employee shareholders of GFP. The principal shareholders of GFP consist of five members of the Gill family, who, in the aggregate, own approximately 99.4% of the issued and outstanding stock of GFP. The aggregate redemption obligation of the Company for all common stock held by employee shareholders as of December 31, 1995 was approximately $1,901,000 based on the Formula Price as applied to each company.

  Stock Option Plan

     Under the stock option plans (the "Stock Option Plans"), options to purchase common stock may be granted to certain key employees and independent directors of subsidiaries. Options granted under the Stock Option Plans have maximum terms ranging from 8 to 13 years. The exercise price of all options issued under the Stock Option Plans must be at least 100% of the Formula Price or, in the case of GTC, the fair market value of such shares on the date of grant. Stock options issued by companies which do not have publicly traded common stock are subject to agreements which require the respective companies to redeem the options for the amount by which the Formula Price on the exercise date exceeds the exercise price. Each company's Board of Directors or its designated committee selects the individuals who will be granted options and determines the number of shares subject to each option, fixes the period during which each option may be exercised and fixes the price at which shares subject to options may be purchased.

     Additional information with respect to the Stock Option Plans as of December 31, 1995 is as follows:

                                         OPTIONS OUTSTANDING
                                      -----------------------     NUMBER
                                        NUMBER   OPTION PRICE   OF SHARES
                                      OF SHARES    PER SHARE   EXERCISABLE
                                      ---------  ------------  -----------
     GFP............................      6,880  $45.99-73.40      6,530
     TTT............................     60,000       $9.05       60,000
     Bell...........................     84,650   $9.92-15.49     39,850
     GTC............................  1,019,951    $1.67-7.75    545,951

     During the years ended December 31, 1993, 1994 and 1995, no options to purchase common stock were exercised by the option holders of GFP.

  Stock Purchase Plan

     The stock purchase plans (the "Stock Purchase Plans") permit eligible employees to purchase common stock of their respective companies for cash or through payroll deductions for the Formula Price at the purchase date. An employee is awarded one bonus share of common stock (a "Bonus Share") for every three shares purchased. Bonus Shares vest over periods ranging from 18 to 24 months following the award date. Deferred compensation is recorded for Bonus Shares and is amortized on a straight-line basis over the vesting period.

  Incentive Plans

     The incentive plans (the "Incentive Plans") provide for incentive awards to be made to certain employees for individual performance and to all employees or certain key employees based upon the achievement of selected financial measures of the respective companies for each calendar year as

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


compared to its business plan. Compensation expense is recognized for the Incentive Plans in the year in which the individual performance and financial measures are achieved. The incentive awards are generally paid to the employee with 50% in cash and 50% in Bonus Shares of common stock of their respective companies.

(16)  INCOME TAXES

      The components of income tax (benefit) expense are:

                                                               YEARS ENDED DECEMBER 31,
                                                           -----------------------------
                                                             1993       1994      1995
                                                           -------     ------    -------
                                                                  (IN THOUSANDS)
  Current:
   Federal..............................................   $ 7,493     $2,219    $(4,315)
   State................................................       737        381        493
   Foreign and other....................................        --         --        449
                                                           -------     ------    -------
                                                             8,230      2,600     (3,373)
  Deferred:
   Federal..............................................    (4,280)     6,439       (161)
   State................................................      (147)       743         36
                                                           -------     ------    -------
                                                            (4,427)     7,182       (125)
                                                           -------     ------    -------
                                                           $(3,803)    $9,782    $(3,498)
                                                           =======     ======    =======

     Income taxes paid during 1993, 1994 and 1995 were $5,720,000, $8,851,000 and $954,000, respectively. Income tax refunds received during 1995 were $2,377,000.

     The following is a reconciliation of income tax expense to that computed by applying the federal statutory rate of 34% in 1993, 1994 and 1995 to income before income taxes, minority interest and extraordinary item:

                                                              YEARS ENDED DECEMBER 31,
                                                           -----------------------------
                                                             1993       1994       1995
                                                           -------     ------    -------
Federal tax at the statutory rate.......................   $ 6,241     $8,234    $(6,688)
State income taxes net of federal tax benefit...........       482        921        339
Federal tax net operating loss carryforward.............    (2,528)        --         --
State tax net operating loss carryforward...............        --         --     (1,080)
Change in valuation allowance for deferred tax asset....        --         --      4,367
Alternative minimum tax credit carryforward                 (1,058)        --         --
   Other................................................       666        627       (436)
                                                           -------     ------    -------
                                                           $ 3,803     $9,782    $(3,498)
                                                           =======     ======    =======

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities include temporary differences in inventory valuations, depreciation of property and equipment, contract provisions, provisions for pensions and various liabilities, net operating loss carry forwards, different bases for the cost of certain assets and gains on issuances of subsidiaries' stock.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


       Deferred income tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                            -------------------
                                                             1994        1995
                                                            -------     -------
                                                               (IN THOUSANDS)
  Deferred tax assets:
   Current................................................. $ 1,198     $ 5,264
   Noncurrent..............................................   2,419       2,359
                                                            -------     -------
                                                              3,617       7,623
   Valuation allowance.....................................  (1,000)     (5,367)
                                                            -------     -------
                                                              2,617       2,256
  Deferred tax liabilities:
   Current.................................................    (709)       (170)
   Noncurrent..............................................  (5,305)     (5,360)
                                                            -------     -------
                                                             (6,014)     (5,530)
                                                            -------     -------
  Net deferred tax liability............................... $(3,397)    $(3,274)
                                                            =======     =======

     During the year ended December 31, 1995, the Company recorded a valuation allowance of $4,367,000 on its deferred tax assets to reduce the total to an amount that management believes will more likely than not be realized. Realization of deferred tax assets is dependent upon sufficient taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income.

(17) RELATED PARTY TRANSACTION

     On February 9, 1996, Bell purchased the assets of the instrumentation products business unit of Metrum from GTC for $10,104,000 cash and an earn-out provision which provides for additional payments to GTC, up to $3,000,000, in the event annual earnings before interest and taxes exceeds defined amounts through December 31, 2000. Due to the common ownership of GFP in GTC and Bell, an independent opinion was obtained which indicated that the consideration received by GTC for the sale of the instrumentation products business was fair, from a financial point of view, to unaffiliated shareholders of GTC.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


(18) GEOGRAPHIC SEGMENTS

     The Company is a multinational corporation with operations in the United States, Mexico and Brazil. For the years ended December 31, 1993 and 1994, revenue, operating profit and identifiable assets of the Company's foreign operations were not significant. Information about the Company's operations in geographic areas for the year ended December 31, 1995 is as follows:


                                                                (IN THOUSANDS)
     Revenue:
       United States.............................................  $296,457
       Foreign...................................................    40,132
                                                                   --------
                                                                   $336,589
                                                                   ========

     Operating Profit (Loss):
       United States.............................................  $(10,531)
       Foreign...................................................    (2,055)
                                                                   --------
                                                                   $(12,586)
                                                                   ========

     Identifiable Assets:
       United States.............................................  $146,971
       Foreign...................................................    26,057
                                                                   --------
                                                                   $173,028
                                                                   ========


     Identifiable assets of foreign subsidiaries are those assets related to the operations of those subsidiaries. United States assets consist of all other operating assets of the Company.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

(19) SUPPLEMENTARY INFORMATION ON CERTAIN SUBSIDIARIES

     Condensed financial data as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, for the Company's TTT and Bell subsidiaries, respectively, are presented below. The condensed financial data for these subsidiaries excludes intercompany eliminations.



                                                    TTT               BELL
                                              ----------------  ----------------
                                                DECEMBER 31,      DECEMBER 31,
                                              ----------------  ----------------
                                               1994     1995     1994     1995
                                              -------  -------  -------  -------
BALANCE SHEET DATA:

Current assets:
  Cash and cash equivalents.................  $   578  $   119  $     2  $   127
  Accounts receivable, net..................    2,453    3,038    4,727    5,189
  Inventories, net..........................    5,746    5,480    2,406    2,991
  Other current assets......................      103       95      644      549
                                              -------  -------  -------  -------
Total current assets........................    8,880    8,732    7,779    8,856

Property and equipment, net.................    3,846    3,471    5,502    6,122

Other assets................................    2,988    3,471      410    1,246
                                              -------  -------  -------  -------

Total assets................................  $15,714  $15,674  $13,691  $16,224
                                              =======  =======  =======  =======


Current liabilities:
  Accounts payable..........................  $ 2,106  $ 1,818  $   691  $ 1,847
  Accrued liabilities.......................    1,491    2,165    1,857    1,226
  Note payable..............................      --       --       457      112
  Current portion of long-term debt.........      --       --     1,116    1,748
                                              -------  -------  -------  -------

Total current liabilities...................    3,597    3,983    4,121    4,933

Long-term debt..............................    1,704      143    4,649    5,049
Other liabilities...........................    4,704    4,728      254      307
                                              -------  -------  -------  -------

Total noncurrent liabilities................    6,408    4,871    4,903    5,356

Shareholders' equity:
  Common stock..............................    2,276    2,297        9        9
  Additional paid-in capital................      --       --     5,621    5,818
  Retained earnings.........................    3,433    4,523     (963)     108
                                              -------  -------  -------  -------

Total shareholders' equity..................    5,709    6,820    4,667    5,935
                                              -------  -------  -------  -------

Total liabilities and shareholders' equity..  $15,714  $15,674  $13,691  $16,224
                                              =======  =======  =======  =======


                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

                                                                       TTT                                    BELL
                                                       -----------------------------------       ---------------------------------
                                                              YEARS ENDED DECEMBER 31,                YEARS ENDED DECEMBER 31,
                                                       -----------------------------------       ---------------------------------
                                                         1993          1994          1995          1993          1994          1995
                                                       -------       -------       -------       -------       -------       -------
STATEMENT OF OPERATIONS DATA:

Revenue...........................................     $22,641       $23,148       $23,858       $31,164       $30,264       $33,499
Costs and expenses:
 Cost of services rendered and products sold......      20,133        20,063        20,730        23,013        22,911        24,859
 Selling, general and administrative expense......       1,767         1,726         1,793         5,476         5,120         6,103
 Interest expense, net............................         279           224            70           485           479           658
 Other (income) expense, net......................          --          (703)         (446)          319            --           121
                                                       -------       -------       -------       -------       -------       -------
Total costs and expenses..........................      22,179        21,310        22,147        29,293        28,510        31,741
                                                       -------       -------       -------       -------       -------       -------
Income before income taxes........................         462         1,838         1,711         1,871         1,754         1,758
Income taxes......................................         193           840           620           707           662           687
                                                       -------       -------       -------       -------       -------       -------
Net income........................................     $   269       $   998       $ 1,091       $ 1,164       $ 1,092       $ 1,071
                                                       =======       =======       =======       =======       =======       =======

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED

                                                                       TTT                                    BELL
                                                        --------------------------------       --------------------------------
                                                            Years Ended December 31,               Years Ended December 31,
                                                        --------------------------------       --------------------------------
                                                          1993        1994        1995           1993        1994        1995
                                                        --------    --------    --------       --------    --------    --------
Statement Of Cash Flows Data:

Cash flows from operating activities:
 Net income.......................................      $  269      $  998      $1,091          $1,164     $1,092    $1,071
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization....................         663         667         581             755        905     1,117
 Other............................................         225        (655)       (233)            159        371       329
 Changes in operating assets and liabilities......         572       1,032        (117)           (942)       613        83
                                                        ------      ------      ------          ------     ------    ------
 Net cash provided by operating activities........       1,729       2,042       1,322           1,136      2,981     2,600

Cash flows from investing activities:
 Capital expenditures.............................        (128)     (1,436)       (369)           (764)    (2,091)     (802)
 Proceeds from sale of assets.....................          --       1,344         708              --         --        --
 Purchase of the net assets of acquired entities..          --          --          --              --         --    (2,245)
 Changes in nonoperating assets and liabilities...         235         259        (485)            (33)        --        --
                                                        ------      ------      ------          ------     ------    ------
 Net cash provided by (used in)
  investing activities............................         107         167        (146)           (797)    (2,091)   (3,047)

Cash flows from financing activities:
 Net (repayments) proceeds under line of credit
  agreement.......................................      (1,100)      1,104      (1,561)            871     (1,248)     (345)
 Proceeds from long-term debt.....................          --          --          --              --      1,085     2,240
 Repayments of long-term debt.....................        (600)     (3,000)         --          (2,403)    (1,061)   (1,361)
 Net proceeds from issuance of common stock.......          (8)         (7)        (74)              8         63        38
                                                        ------      ------      ------          ------     ------    ------
 Net cash (used in) provided by financing
  activities......................................      (1,708)     (1,903)     (1,635)         (1,524)    (1,161)      572
                                                        ------      ------      ------          ------     ------    ------
Net increase (decrease) in cash and cash
 equivalents......................................         128         306        (459)         (1,185)      (271)      125

Cash and cash equivalents at beginning of year....         144         272         578           1,458        273         2
                                                        ------      ------      ------          ------     ------    ------

Cash and cash equivalents at end of year..........      $  272      $  578      $  119          $  273     $    2    $  127
                                                        ======      ======      ======          ======     ======    ======

(20) Subsequent Event

          At September 30, 1996, GTC was not in compliance with certain covenants contained in its debt agreements, including minimum earnings before interest, income taxes, depreciation and amortization. The bank has waived its rights with regard to such items of non-compliance through November 30, 1996. While the bank continues to advance funds under the 1996 Credit Agreement, it is under no obligation to do so, and could cease advancing funds at any time. While under no obligation to do so, management intends to refinance this debt in the first quarter of 1997.

                 GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                       DECEMBER 31,   SEPTEMBER 30,
                                                           1995           1996
                                                       ------------   -------------
                                                                       (UNAUDITED)
                  ASSETS

Current assets:
 Cash and cash equivalents............................  $  5,696        $  3,829
 Accounts receivable, net.............................    39,531          34,404
 Inventories, net.....................................    54,970          39,417
 Other current assets.................................     7,869           3,048
                                                        --------        --------

   Total current assets...............................   108,066          80,698

Property and equipment, net...........................    59,832          54,337

Other assets..........................................     5,130           5,151
                                                        --------        --------
                                                        $173,028        $140,186
                                                        ========        ========
      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable.....................................  $ 41,543        $ 21,327
 Accrued liabilities..................................    23,635          21,781
 Notes payable........................................     5,920          19,724
 Current portion of long-term debt....................    10,946          17,631
                                                        --------        --------
  Total current liabilities.....................          82,044          80,463

Noncurrent liabilities:
 Long-term debt.......................................    52,868          19,440
 Other noncurrent liabilities.........................    10,459          11,567
                                                        --------        --------
  Total noncurrent liabilities........................    63,327          31,007

Commitments and contingencies

Minority interests in subsidiaries....................     5,781           5,597

Shareholders' equity:
 Common Stock, no par value
 Authorized shares-1,000,000
 Issued and outstanding shares-316,114 in 1995
  and 315,996 in 1996.................................     8,091           8,078
 Retained earnings....................................    13,785          15,041
                                                        --------        --------
     Total shareholders' equity.......................    21,876          23,119
                                                        --------        --------
                                                        $173,028        $140,186
                                                        ========        ========


   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except for per share data)


                                                                               Three Months Ended             Nine Months Ended
                                                                                  September 30,                 September 30,
                                                                         ---------------------------   ----------------------------
                                                                           1995               1996       1995                1996
                                                                         --------           --------   --------            --------
                                                                                (Unaudited)                     (Unaudited)

Revenue..............................................................    $87,701            $71,077    $256,814            $245,252

Cost and expenses:
 Cost of operations..................................................     79,962             63,021     233,759             214,753
 Selling, general and administrative expense.........................      6,920              7,756      24,459              22,751
 Depreciation and amortization.......................................        749                534       2,309               1,734
 Interest expense, net...............................................      1,606              1,536       5,058               4,926
 Other (income) expense, net.........................................        (25)              (707)        303                (608)
                                                                         -------            -------    --------            --------
Total cost and expenses..............................................     89,212             72,140     265,888             243,556
                                                                         -------            -------    --------            --------
   (Loss) income before income taxes, minority interests and
    extraordinary items..............................................     (1,511)            (1,063)     (9,074)              1,696
Income taxes.........................................................       (627)             1,252      (3,326)              2,196
                                                                         -------            -------    --------            --------
   Loss income before minority interests and extraordinary items.....       (884)            (2,315)     (5,748)               (500)
Minority interests in losses of consolidated subsidiaries............       (156)              (565)     (1,253)               (551)
                                                                         -------            -------    --------            --------
   (Loss) income before extraordinary items..........................       (728)            (1,750)     (4,495)                 51
Extraordinary gain on extinguishment of debt
 (net of applicable tax of $805).....................................         --                 --          --              (1,210)
                                                                         -------            -------    --------            --------
Net (loss) income....................................................    $  (728)           $(1,750)   $ (4,495)           $  1,261
                                                                         =======            =======    ========            ========
Net (loss) income per share..........................................    $ (2.30)           $ (5.54)   $ (14.18)           $   3.99
Shares used in computing per share amounts...........................        317                316         317                 316

   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                                                                               NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                            ----------------------
                                                                              1995          1996
                                                                            -------       --------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
 Net income (loss)........................................................  $(4,495)      $  1,261
 Adjustments to reconcile net (loss) income to net
  cash (used in) provided by operating activities:
   Depreciation and amortization..........................................    7,021          7,411
   Extraordinary gain on extinguishment of debt...........................       --         (1,210)
   Minority interests in losses of consolidated subsidiaries..............   (1,253)          (551)
   Other..................................................................     (272)          (555)
   Changes in operating assets and liabilities, net of dispositions:
    Accounts receivable...................................................   (8,454)         5,545
    Inventories...........................................................   11,696         13,867
    Other current and non-current assets..................................   (2,993)         2,869
    Accounts payable......................................................   (4,425)       (19,992)
    Accrued and other liabilities.........................................    1,710         (1,207)
                                                                            -------       --------
     Net cash (used in) provided by operating activities..................   (1,465)         7,438

Cash flows from investing activities:
 Capital expenditures.....................................................   (9,639)        (5,180)
 Changes in other assets and liabilities..................................       --            492
 Proceeds from disposal of assets.........................................      403          2,396
                                                                            -------       --------
 Net cash used in investing activities....................................   (9,236)        (2,292)

Cash flows from financing activities:
 Net proceeds (repayments) under revolving credit agreement...............   13,108         (8,763)
 Proceeds from long-term debt.............................................       --         10,000
 Principal payments on long-term debt.....................................   (2,643)        (8,101)
 Payments for retirement of Common Stock, net.............................     (132)           (18)
 Payments for retirement of common stock
  in subsidiaries to minority interests, net..............................      (14)          (131)
                                                                            -------       --------
     Net cash provided by (used in) financing activities..................   10,319         (7,013)
                                                                            -------       --------

Net decrease in cash and cash equivalents.................................     (382)        (1,867)

Cash and cash equivalents at beginning of period..........................    6,381          5,696
                                                                            -------       --------

Cash and cash equivalents at end of period................................  $ 5,999       $  3,829
                                                                            =======       ========


   The accompanying notes are an integral part of the consolidated financial statements.

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



(1)  BASIS OF PRESENTATION

     The accompanying consolidated balance sheet of Group Financial Partners Inc. and Subsidiaries (the "Company") as of September 30, 1996, and the related consolidated statements of operations and cash flows for the nine months ended September 30, 1995 and 1996, have been prepared on substantially the same basis as the annual consolidated financial statements. In the opinion of the Company, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, operating results, and cash flows for the periods presented. The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year. These consolidated financial statements should be read in conjunction with the consolidated financial statements, and notes thereto, for the year ended December 31, 1995.

(2)  DISPOSITIONS

     On March 22, 1996, Group Technologies Corporation ("GTC") sold substantially all of the assets related to its Badger line of name brand products for $1,457,000 in cash. The sales price for the transaction approximated the net book value of the business unit on the date of sale. The proceeds from the sale transaction were used to reduce GTC's debt balance and to fund working capital needs.

     Effective April 1, 1996, GFP Partners-III, Limited ("P-III") and its lender, which held a promissory note secured by a mortgage on a commercial office building and land located at 500 New Circle Road in Lexington, Kentucky (the "North Park Building"), executed an agreement which transferred title for the North Park Building to the lender in exchange for a release of P-III's liability for payment of the unpaid balance of the principal and accrued and unpaid interest due on the mortgage. As a result of the exchange, the Company recognized a gain on the extinguishment of debt of $2,015,000, net of applicable income taxes of $805,000 in its 1996 consolidated statement of operations.

(3)  BORROWING UNDER REVOLVING CREDIT AGREEMENT

     On March 29, 1996, GTC entered into a financing agreement (the "1996 Credit Agreement") with its bank to replace a Revolving Credit Agreement. The 1996 Credit Agreement provides GTC with a revolving line of credit facility (the "Revolver"), a $3,300,000 two-year facility (the "Term Note") and an additional $5,000,000 facility (the "1996 Note") for the period through December 31, 1996. Borrowings under the 1996 Credit Agreement are secured by substantially all of the assets of GTC. Under the terms of the 1996 Credit Agreement, GTC will pay interest monthly on outstanding borrowings at the prime rate plus a spread (between 1.0% and 2.0%). GTC will be provided credit availability on the Revolver equal to the lesser of $27,500,000 or the applicable amount of its eligible accounts receivable and inventories through December 31, 1996. Effective January 1, 1997, through the maturity date of March 1998, GTC's credit availability on the Revolver will equal the lesser of $22,500,000 or the applicable amount of its eligible accounts receivable and inventories. Principal payments on the Term Note are due monthly commencing in the fourth quarter of 1996. The 1996 Note is payable in two equal installments on August 30, 1996 and December 31, 1996. The balance on the 1996 Note at September 30, 1996 was $804,000, which was fully paid as of October 3, 1996.

     GTC, in conjunction with the 1996 Credit Agreement, paid a $250,000 fee and issued warrants to purchase 1,200,000 shares of common stock at $0.01 per share to the lender in consideration for execution of the financing agreement. On the closing date, 200,000 of the warrants were exercisable and the balance of the warrants become exercisable in quarterly increments of 250,000 beginning March

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


1997. The warrants will expire five years following the issue date. The lender will forfeit any unvested warrants in the event GTC repays all debt outstanding under the 1996 Credit Agreement prior to any warrant vesting date.

     The 1996 Credit Agreement requires maintenance of certain financial ratios and contains other restrictive covenants, including prohibiting GTC from paying dividends. At September 30, 1996, GTC was not in compliance with certain covenants, including minimum earnings before interest, income taxes, depreciation and amortization ("EBITDA"). The bank has waived its rights with regard to such items of non-compliance through November 30, 1996. Management believes the Company may be in non-compliance with similar covenants within twelve months and has, therefore, classified the debt as current.

     On August 6, 1996, Bell Technologies, Inc. ("Bell") modified its loan agreement to provide for a working capital note and a reducing revolving credit note. Maximum borrowings available under the working capital note are $5,000,000, and the maturity date is May 1, 1999. Maximum borrowings available under the reducing revolving credit note are $14,000,000, and the maturity date is September 1, 2001. The reducing revolving credit note is payable quarterly with interest at the prime rate or LIBOR plus a spread (between 1.00% and 2.75%).

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED


(4)  SUPPLEMENTARY INFORMATION ON CERTAIN SUBSIDIARIES

     Condensed financial data as of September 30, 1996, and for the nine month periods ended September 30, 1995 and 1996, for the Company's TTT and Bell subsidiaries, respectively, are presented below. The condensed financial data for these subsidiaries excludes intercompany eliminations.

                                                                             SEPTEMBER 30, 1996
                                                                           -----------------------
                                                                             TTT            Bell
                                                                           -------        --------
BALANCE SHEET DATA:

Current assets:
 Cash and cash equivalents...............................................  $    --        $  1,517
 Accounts receivable, net................................................    3,372           9,580
 Inventories, net........................................................    5,962           7,465
 Other current assets....................................................       90             556
                                                                           -------        --------
Total current assets.....................................................    9,424          19,118
 Property and equipment, net.............................................    3,836           7,189
Other assets.............................................................    3,443           1,686
                                                                           -------        --------
Total assets.............................................................  $16,703        $ 27,993
                                                                           =======        ========
Current liabilities:
 Accounts payable........................................................  $ 2,216        $  1,858
 Accrued liabilities.....................................................    1,825           3,665
 Current portion of long-term debt.......................................       --           2,518
                                                                           -------        --------
Total current liabilities................................................    4,041           8,041
Long-term debt...........................................................        3          12,114
Other liabilities........................................................    4,728             557
                                                                           -------        --------
Total noncurrent liabilities.............................................    4,731          12,671

Shareholders' equity:
 Common stock............................................................    2,292               9
 Additional paid-in capital..............................................       --           5,125
 Retained earnings.......................................................    5,639           2,147
                                                                           -------        --------
 Total shareholders' equity..............................................    7,931           7,281
                                                                           -------        --------
Total liabilities and shareholders' equity...............................  $16,703        $ 27,993
                                                                           =======        ========

                GROUP FINANCIAL PARTNERS INC. AND SUBSIDIARIES
         NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENT-CONTINUED

                                                                                     TTT                 BELL
                                                                             ------------------   -------------------
                                                                              NINE MONTHS ENDED    NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,       SEPTEMBER 30,
                                                                             ------------------   -------------------
                                                                               1995      1996       1995       1996
                                                                             -------    -------    -------   --------
STATEMENT OF OPERATIONS DATA:
Revenue...................................................................   $17,794    $18,160    $24,851   $ 42,445
Costs and expenses:
  Cost of services rendered and products sold.............................    15,903     16,179     18,462     28,047
  Selling, general and administrative expense.............................     1,185      1,244      4,640     10,123
  Interest expense........................................................        62         13        498        942
  Other expense...........................................................      (198)      (774)       205         --
                                                                             -------    -------    -------   --------
Total costs and expenses..................................................    16,952     16,662     23,805     39,112
                                                                             -------    -------    -------   --------

Income before income taxes................................................       842      1,498      1,046      3,333

Income taxes..............................................................       274        378        433      1,298
                                                                             -------    -------    -------   --------

Net income................................................................   $   568    $ 1,120    $   613   $  2,035
                                                                             =======    =======    =======   ========

                                                                                     TTT                 BELL
                                                                             ------------------   -------------------
                                                                              NINE MONTHS ENDED    NINE MONTHS ENDED
                                                                                 SEPTEMBER 30,       SEPTEMBER 30,
                                                                             ------------------   -------------------
                                                                               1995      1996       1995       1996
                                                                             -------    -------    -------   --------
STATEMENT OF CASH FLOWS DATA:
Cash flows from operating activities:
  Net income..............................................................   $   568    $ 1,120    $   613   $  2,035
   Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization..........................................       421        451        866      1,339
   Other..................................................................      (228)      (814)        27         --
   Changes in operating assets and liabilities............................       315       (753)      (443)     1,398
                                                                             -------    -------    -------   --------
  Net cash provided by operating activities...............................     1,076          4      1,063      4,772

Cash flows from investing activities:
  Capital expenditures....................................................      (562)      (923)      (602)    (1,522)
  Proceeds from sale of assets............................................       403        939         --         --
  Purchase of the net assets of acquired entities.........................        --         --         --    (10,104)
  Changes in nonoperating assets and liabilities..........................        --         10         --        496
                                                                             -------    -------    -------   --------
  Net cash provided by (used in) in investing activities..................      (159)        26       (602)   (11,130)

Cash flows from financing activities:
  Net (repayments) proceeds under line of credit agreement................    (1,415)      (140)       719       (112)
  Proceeds from long-term debt............................................        --         --         --     10,000
  Repayments of long-term debt............................................        --         --       (934)    (2,045)
  Payments for retirement of common stock.................................       (80)        (9)        --        (95)
                                                                             -------    -------    -------   --------
  Net cash (used in) provided by financing activities.....................    (1,495)      (149)      (215)     7,748
                                                                             -------    -------    -------   --------
Net (decrease) increase in cash and cash equivalents......................      (578)      (119)       246      1,390

Cash and cash equivalents at beginning of year............................       578        119          2        127
                                                                             -------    -------    -------   --------
Cash and cash equivalents at end of year..................................   $    --    $    --    $   248   $  1,517
                                                                             =======    =======    =======   ========


                                                               APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


          AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of January 15, 1997 (the "Agreement"), by and among GROUP FINANCIAL PARTNERS, INC., a Kentucky corporation ("GFP"), BELL TECHNOLOGIES, INC., a Florida corporation and a subsidiary of GFP ("Bell"), TUBE TURNS TECHNOLOGIES, INC., a Kentucky corporation and a subsidiary of GFP ("Tube Turns") and GROUP TECHNOLOGIES CORPORATION, a Florida corporation and a subsidiary of GFP ("Group Tech").

                             W I T N E S S E T H :
                             - - - - - - - - - - -

          WHEREAS, the Board of Directors of each of GFP, Tube Turns, Bell and Group Tech, as applicable, have approved, to occur in the following chronological order, [i] the distribution of all of the outstanding shares of GFP Partners-V, Inc. ("Partners-V"), Unison Commercial Group, Inc. ("Unison") and BW Riverport, Inc. ("BW") to the shareholders of GFP (the "Spin Off"), [ii] the merger of GFP with and into Group Tech (the "Merger"), [iii] the merger of Tube Turns with and into New Tube Turns Technologies, Inc. ("New Tube Turns"), a newly formed, wholly owned subsidiary of Group Tech (the "Tube Turns Merger"), [iv] the merger of Bell with and into Bell Acquisition Corporation ("New Bell"), a newly formed, wholly owned subsidiary of Group Tech (the "Bell Merger") and [v] the contribution of all of the assets of Group Tech (other than the shares of New Tube Turns and New Bell) into a newly formed, wholly owned subsidiary of Group Tech and the assumption of the liabilities of Group Tech by this subsidiary (the "Group Tech Contribution"), all in accordance with the Florida Business Corporation Act, as amended (the "FBCA") and the Kentucky Revised Statutes, as amended (the "KRS");

          WHEREAS, the Board of Directors of each of GFP, Tube Turns, Bell and Group Tech, as applicable, has determined that each of the Spin Off, the Merger, the Tube Turns Merger, the Bell Merger and the Group Tech Contribution, as applicable, is fair to and in the best interest of the stockholders of GFP, Tube Turns, Bell and Group Tech, as applicable, and resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the terms and conditions set forth herein, to recommend the approval and adoption of this Agreement by the stockholders of GFP, Tube Turns, Bell and Group Tech;

          WHEREAS, for federal income tax purposes, it is intended that [i] the Merger, the Tube Turns Merger and the Bell Merger shall qualify as tax free reorganizations under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and [ii] the Group Tech Contribution shall qualify as a tax-free transfer of property to a controlled corporation under Section 351 of the Code.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          Section 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

     (i) "Bell Shareholder Approval" means the approval of the Bell Merger by the holders of shares of Bell Common Stock (hereinafter defined) voted, in person or by proxy, at the stockholders meeting of Bell held to approve such transaction.

     (ii) "Business Day" means each day that banking institutions in New York City are not authorized or obligated by law or executive order to close.

     (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     (iv) "GFP Stockholder Approval" means the approval of the Spin Off and the Merger by the holders of shares of GFP Common Stock (hereinafter defined) voted, in person or by proxy, at the stockholders meeting of GFP held to approve such transactions.

     (v) "Group Tech Stockholder Approval" means the approval of the Merger and the Group Tech Contribution by the holders of shares of Group Tech Common Stock voted, in person or by proxy, at the stockholders meeting of Group Tech held to approve such transactions.

     (vi) "Hazardous Wastes" include, without limitation: [i] hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; [ii] petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); [iii] any radioactive material, including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and [iv] asbestos or any asbestiform minerals in any form or condition.

     (vii) "Knowledge" means, (i) with respect to any Person that is a corporation, the actual knowledge after due inquiry of any of such Person's respective executive officers or directors or (ii) with respect to any Person that is a group, the actual knowledge after due inquiry of the members of such group.

     (viii) "Lien" means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement or any other encumbrance whatsoever.

     (ix) "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, assets, prospects, liabilities, results of operations or condition (financial or otherwise) of the entity to which the term relates and such entity's (or entities') Subsidiaries, taken as a whole.

     (x) "Person" means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.


     (xi) "Subsidiary" or "Subsidiaries" of any Person, means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (xii) "Tube Turns Shareholder Approval" means the approval of the Tube Turns Merger by the holders of shares of Tube Turns Common Stock (hereafter defined) voted, in person or by proxy, at the stockholders meeting of Tube Turns held to approve such transaction.

                                  ARTICLE II

                     THE SPIN OFF OF GFP PARTNERS-V, INC.,
             UNISON COMMERCIAL GROUP, INC. AND BW RIVERPORT, INC.

          Section 2.01. The Spin Off. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the KRS at the Effective Time, all of the issued and outstanding shares of Partners-V, Unison and BW shall be distributed by GFP to the shareholders of GFP in accordance with and as set forth in the letter (the "GFP Disclosure Letter") delivered by GFP to GTC prior to the execution hereof.

          Section 2.02. Distribution of Shares. At the Effective Time, by virtue of the Spin Off, GFP shall transfer, and GFP shall cause Partners-V, Unison and BW to transfer, the shares of Partners-V, Unison and BW held by GFP on the books of Partners-V, Unison and BW to the shareholders of GFP in accordance with the GFP Disclosure Letter, and to thereafter cancel the certificates representing shares of Partners-V, Unison and BW held by GFP immediately prior to the Effective Time.

                                  ARTICLE III

                 THE MERGER OF GROUP FINANCIAL PARTNERS, INC.

          Section 3.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement and the exhibits hereto, and in accordance with the KRS and the FBCA at the Effective Time, GFP shall be merged with and into Group Tech in accordance with the KRS and the FBCA, whereupon the separate existence of GFP shall cease and Group Tech shall continue as the surviving corporation (for purposes of this Article, the "Surviving Corporation").

          (b) As promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all the conditions set forth in Article XI hereof, GFP and Group Tech shall file articles of merger, executed in accordance with the relevant provisions of the KRS and the FBCA, with the Secretary of State of each of the Commonwealth of Kentucky and the State of Florida and make all other filings or recordings required by the KRS and/or the FBCA in connection with the Merger. A plan of merger in substantially the form attached as Exhibit A hereto and incorporated by reference herein shall be attached to, included in and filed with such articles of merger. The Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Florida or at such later time as is specified in the articles of merger (for purposes of this Article, the "Effective Time"). The date on which the Effective Time occurs shall, for purposes of this Article, be the "Effective Date".

          Section 3.02. Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the KRS and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of GFP and Group Tech, shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of GFP and Group Tech shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 3.03. Conversion of Shares; Adjustments. At the Effective Time, by virtue of the Merger and without any action on the part of GFP or Group Tech or the stockholders of either of the foregoing entities:

               (i) each share of the outstanding common stock, no par value per share, of GFP ("GFP Common Stock"), issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive such shares of common stock, $.01 par value, of Group Tech ("Group Tech Common Stock") as is equal to the GFP Conversion Ratio (hereinafter defined);

               (ii) each share of Group Tech Common Stock issued and outstanding immediately prior to the Effective Time which is held by GFP shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor; and

               (iii) each share of Group Tech Common Stock issued and outstanding immediately prior to the Effective Time and which is not held by GFP shall be unchanged after the Effective Time.

          Section 3.04. Exchange of Certificates. (a) On or prior to the Effective Time, Group Tech shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of GFP Common Stock (for purposes of this Article, the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Group Tech and the form of letter of transmittal shall so reflect. Upon surrender to Group Tech of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Group Tech Common Stock to which such holder of GFP Common Stock shall have become entitled pursuant to the provisions of Section 3.03 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Section 3.03 hereof, upon exchange of a Certificate, is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this Section 3.04, each Certificate shall represent for all purposes only the right to receive the consideration provided in Section 3.03 hereof. All payments in respect of shares of GFP Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

          (b) In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 3.03, to deliver to Group Tech a lost stock certificate affidavit and satisfactory indemnity agreement as Group Tech may direct as indemnity against any claim that may be made against Group Tech with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of Group Tech of the shares of GFP Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Group Tech for transfer, they shall be cancelled and exchanged for the consideration described in Section 3.03 hereof.

          Section 3.05. Stock Options. (a) At the Effective Time, Group Tech shall assume all of GFP's rights and obligations with respect to certain outstanding stock options held by certain employees of GFP, which are outstanding and unexercised at the Effective Time (the "GFP Options"), whether or not the GFP Options are then exercisable. Immediately following such assumption, Group Tech shall substitute for the GFP Options non-qualified options to be granted under the Group Tech 1994 Stock Option Plan for Key Employees (the "Non-Qualified Options (GFP)") with vesting terms and conditions matching those contained in the GFP Options at the Effective Time to the extent such vesting terms and conditions are consistent with the terms and conditions of the Group Tech 1994 Stock Option Plan for Key Employees and such other revisions to such terms and conditions as Group Tech and GFP shall mutually agree upon. Each Non-Qualified Option (GFP) shall thereafter evidence the right to purchase the number of shares of Group Tech Common Stock equal to the product (rounded up or down as appropriate to a whole share) of (i) the number of shares of GFP Common Stock covered by such GFP Option immediately prior to the Effective Time, multiplied by (ii) the GFP Conversion Ratio. The exercise price of such Non-Qualified Options (GFP) for each share of Group Tech Common Stock subject thereto shall be equal to the quotient rounded up or down as appropriate to a whole cent) obtain by dividing (i) the per share exercise price for shares of GFP Common Stock subject to such GFP Option immediately prior to the Effective Time, by (ii) the GFP Conversion Ratio.

          (b) At least ten (10) days prior to the Effective Time, Group Tech shall deliver to each holder of a GFP Option an appropriate written notice and option assumption agreement (the "Option Assumption Agreement") setting forth Group Tech's assumption of the GFP Option and substitution of the Non-Qualified Option (GFP) in accordance with the terms of this Section 3.05. The form of such Option Assumption Agreement shall be delivered to GFP prior to its distribution to holders of the GFP Options and shall be subject to its reasonable approval. Group Tech shall have received from each of the holders of GFP Options a duly executed Option Assumption Agreement on or prior to the Closing Date. GFP shall not grant any options under any plan or otherwise after the date of this Agreement.

          (c) Group Tech agrees to cause the shares of Group Tech Common Stock issuable upon exercise of the Non-Qualified Options to be registered with the Securities and Exchange Commission (the "Commission") on a form S-8 Registration Statement as promptly following the Effective Time as is reasonably practicable. Group Tech further agrees to cause the shares of Group Tech Common Stock issuable upon exercise of the Non-Qualified Options to be registered or exempt from the registration requirements of all applicable state securities laws, rules and regulations.

          (d) Approval by the stockholders of GFP of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 3.05.

          Section 3.06. Dissenting Shares. (a) To the extent that appraisal rights are available under the KRS, shares of GFP Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with the KRS (for purposes of this Article, "Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section 3.03 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 3.03 hereof. If any holder of GFP Common Stock shall assert the right to be paid the fair value of such GFP Common Stock as described above, GFP shall give Group Tech notice thereof and Group Tech shall have the right to participate in all negotiations and proceedings with respect to any such demands. GFP shall not, except with the prior written consent of Group Tech, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the KRS.

          (b) To the extent that appraisal rights are available under the FBCA, shares of Group Tech Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with the FBCA shall receive payment as required by the FBCA.

          Section 3.07. Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Group Tech, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law.

          Section 3.08. By-Laws of Surviving Corporation. The By-Laws of Group Tech in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the Articles of Incorporation of the Surviving Corporation and as provided by applicable law.

          Section 3.09. Directors and Officers of Surviving Corporation. From and after the Effective Time: (i) the directors of Group Tech immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and
(ii) the officers of Group Tech immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by applicable law.

          Section 3.10. GFP Conversion Ratio and Adjustment Event. (a) The "GFP Conversion Ratio" shall be equal to such fraction as is obtained by dividing the Group Tech Merger Shares (as hereinafter defined) by the Total GFP Shares (as hereinafter defined). For purposes of this Article, the "Group Tech Merger Shares" shall be equal to such number of whole shares of Group Tech Common Stock as is obtained by dividing the Aggregate GFP Consideration (hereinafter defined) by the Average Closing Price (hereinafter defined). The "Total GFP Shares" shall be equal to 315,996. The "Aggregate GFP Consideration" shall be equal to FIFTY FIVE MILLION TWO HUNDRED NINETY EIGHT THOUSAND THREE HUNDRED THIRTY FOUR DOLLARS ($55,298,334).

          (b) In the event of any change in Group Tech Common Stock or GFP Common Stock between the date of this Agreement and the Effective Time by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the GFP Conversion Ratio shall be appropriately adjusted so that each holder of GFP Common Stock will receive in the Merger the same proportionate amount of the Group Tech Common Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

          Section 3.11. Fractional Shares. No scrip or fractional shares of Group Tech Common Stock shall be issued in the Merger. All fractional shares of Group Tech Common Stock to which a holder of GFP Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Time, or (b) the surrender of such stockholder's Certificate(s) that represent such shares of the GFP Common Stock, to receive from Group Tech an amount in cash in lieu of such fractional share, based on the Average Closing Price (as hereinafter defined). For purposes of this Agreement, the "Average Closing Price" shall be the greater of (i) $1.50 per share of Group Tech Common Stock, or (ii) the arithmetic average of the closing price per share of the Group Tech Common Stock, as reported on The Nasdaq National Market, for each of the ten (10) consecutive trading days ending with the trading day which occurs immediately prior to the date of the Group Tech Stockholder Approval.

          Section 3.12. GFP Stock Plans. At the Effective Time, the GFP Stock Purchase Plan, Stock Option Plan and Stock Restriction Agreement shall terminate and any shares of GFP Common Stock subject to vesting requirements under such plans shall, upon conversion into the right to receive shares of Group Tech Common Stock in accordance with this Agreement, continue to be subject to such vesting requirements. Approval by the stockholders of GFP of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 3.12.

                                  ARTICLE IV

                                 THE MERGER OF
                         TUBE TURNS TECHNOLOGIES, INC.

          Section 4.01. The Tube Turns Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement and the exhibits hereto, and in accordance with the KRS at the Effective Time, Tube Turns shall be merged with and into New Tube Turns in accordance with the KRS, whereupon the separate existence of Tube Turns shall cease and New Tube Turns shall continue as the surviving corporation (for purposes of this Article, the "Surviving Corporation").

          (b) As promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all the conditions set forth in Article XI hereof, Tube Turns and New Tube Turns shall file articles of merger, executed in accordance with the relevant provisions of the KRS, with the Secretary of State of the Commonwealth of Kentucky and make all other filings or recordings required by the KRS in connection with the Tube Turns Merger. A plan of merger in substantially the form attached as Exhibit B hereto and incorporated by reference herein shall be attached to, included in and filed with such articles of merger. The Tube Turns Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the Commonwealth of Kentucky or at such later time as is specified in the articles of merger (for purposes of this Article, the "Effective Time"). The date on which the Effective Time occurs shall, for the purposes of this Article, be the "Effective Date".

          Section 4.02. Effects of the Tube Turns Merger. At the Effective Time, the Tube Turns Merger shall have the effects set forth in the applicable provisions of the KRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of Tube Turns and New Tube Turns, shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of Tube Turns and New Tube Turns shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 4.03. Conversion of Shares; Adjustments. At the Effective Time, by virtue of the Tube Turns Merger and without any action on the part of Tube Turns or New Tube Turns or the stockholders of either of the foregoing entities:

               (i) each share of the common stock of Tube Turns, no par value per share (the "Tube Turns Common Stock"), issued and outstanding immediately prior to the Effective Time, and held by a Person other than Group Tech, shall be cancelled and extinguished and automatically converted into the right to receive such shares of Group Tech Common Stock as is equal to the Tube Turns Conversion Ratio; and

               (ii) each share of Tube Turns Common Stock issued and outstanding immediately prior to the Effective Time, and held by Group Tech, shall be cancelled and extinguished.

          Section 4.04. Exchange of Certificates. (a) On or prior to the Effective Time, Group Tech and New Tube Turns shall make available to each record holder (other than Group Tech) who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Tube Turns Common Stock (for purposes of this Article, the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certifi-cates to Group Tech and the form of letter of transmittal shall so reflect. Upon surrender to Group Tech of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Group Tech Common Stock to which such holder of Tube Turns Common Stock shall have become entitled pursuant to the provisions of Section 4.03 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Section 4.03 hereof, upon exchange of a Certificate, is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this Section 4.04, each Certificate shall represent for all purposes only the right to receive the consideration provided in Section 4.03 hereof. All payments in respect of shares of Tube Turns Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

          (b) In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 4.03, to deliver to Group Tech and New Tube Turns a lost stock certificate affidavit and satisfactory indemnity agreement as Group Tech and New Tube Turns may direct as indemnity against any claim that may be made against Group Tech and/or New Tube Turns with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of New Tube Turns of the shares of Tube Turns Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Group Tech for transfer, they shall be cancelled and exchanged for the consideration described in Section 4.03 hereof.

          Section 4.05. Stock Options. (a) At the Effective Time, Group Tech shall assume all of Tube Turns' rights and obligations with respect to certain outstanding stock options held by certain employees of Tube Turns, which are outstanding and unexercised at the Effective Time (the "Tube Turns Options"), whether or not the Options are then exercisable. Immediately following such assumption, Group Tech shall substitute for such Tube Turns Options non-qualified options to be granted under the Group Tech 1994 Stock Option Plan for Key Employees (the "Non-

Qualified Options (Tube Turns)") with vesting terms and conditions matching those contained in the Tube Turns Options at the Effective Time to the extent such vesting terms and conditions are consistent with the terms and conditions of the Group Tech 1994 Stock Option Plan for Key Employees and such other revisions to such terms and conditions as Group Tech and Tube Turns shall mutually agree upon. Each Non-Qualified Option (Tube Turns) shall thereafter evidence the right to purchase the number of shares of Group Tech Common Stock equal to the product (rounded up or down as appropriate to a whole share) of (i) the number of shares of Tube Turns Common Stock covered by such Tube Turns Option immediately prior to the Effective Time, multiplied by (ii) the Tube Turns Conversion Ratio. The exercise price of such Non-Qualified Options (Tube Turns) for each share of Group Tech Common Stock subject thereto shall be equal to the quotient (rounded up or down as appropriate to a whole cent) obtained by dividing (i) the per share exercise price for shares of Tube Turns Common Stock subject to such Option immediately prior to the Effective Time, by (ii) the Tube Turns Conversion Ratio.

          (b) At least ten (10) days prior to the Effective Time, Group Tech shall deliver to each holder of a Tube Turns Option an appropriate written notice and option assumption agreement (the "Option Assumption Agreement") setting forth Group Tech's assumption of the Tube Turns Option and substitution of the Non-Qualified Option (Tube Turns) in accordance with the terms of this
Section 4.05. The form of such Tube Turns Option Assumption Agreement shall be delivered to Tube Turns prior to its distribution to holders of the Tube Turns Options and shall be subject to its reasonable approval. Group Tech shall have received from each of the holders of Options a duly executed Option Assumption Agreement on or prior to the Closing Date. Tube Turns shall not grant any options under any plan or otherwise after the date of this Agreement.

          (c) Group Tech agrees to cause the shares of Group Tech Common Stock issuable upon exercise of the Non-Qualified Options (Tube Turns) to be registered with the Securities and Exchange Commission (the "Commission") on a Form S-8 Registration Statement as promptly following the Effective Time as is reasonably practicable. Group Tech further agrees to cause the shares of Group Tech Common Stock issuable upon exercise of the Non-Qualified Options (Tube Turns) to be registered or exempt from the registration requirements of all applicable state securities laws, rules and regulations.

          (d) Approval by the stockholders of Tube Turns of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 4.05.

          Section 4.06. Dissenting Shares. To the extent that appraisal rights are available under the KRS, shares of Tube Turns

Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Tube Turns Merger and with respect to which appraisal rights have been properly demanded in accordance with the KRS (for purposes of this Article, "Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section
4.03 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting
Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 4.03 hereof. If any holder of Tube Turns Common Stock shall assert the right to be paid the fair value of such Tube Turns Common Stock as described above, Tube Turns shall give New Tube Turns and Group Tech notice thereof and New Tube Turns and Group Tech shall have the right to participate in all negotiations and proceedings with respect to any such demands. Tube Turns shall not, except with the prior written consent of Group Tech and New Tube Turns, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the KRS.

          Section 4.07. Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of New Tube Turns, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law, provided that, as of the Effective Time, such Articles of Incorporation shall be amended to change the name of New Tube Turns to "Tube Turns Technologies, Inc."

          Section 4.08. By-Laws of Surviving Corporation. The By-Laws of New Tube Turns in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the Articles of Incorporation of the Surviving
Corporation and as provided by applicable law.

          Section 4.09. Directors and Officers of Surviving Corporation. From and after the Effective Time: (i) the directors of New Tube Turns immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of New Tube Turns immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by applicable law.

          Section 4.10. Tube Turns Conversion Ratio and Adjustment Event. (a) The "Tube Turns Conversion Ratio" shall be equal to such fraction as is obtained by dividing the Group Tech Merger Shares (as hereinafter defined) by the Total Tube Turns Shares (as hereinafter defined). For purposes of this Article, the "Group Tech Merger Shares" shall be equal to such number of whole shares of Group Tech Common Stock as is obtained by dividing the Aggregate Tube Turns Consideration (as hereinafter defined) by the AVerage Closing Price. The "Total Tube Turns Shares" shall be equal to 125,030. The "Aggregate Tube Turns Consideration" shall be equal to ONE MILLION EIGHT HUNDRED SEVENTY FIVE THOUSAND FOUR HUNDRED FIFTY DOLLARS ($1,875,450).

          (b) In the event of any change in Group Tech Common Stock or Tube Turns Common Stock between the date of this Agreement and the Effective Time by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the Tube Turns Conversion Ratio shall be appropriately adjusted so that each holder of Tube Turns Common Stock will receive in the Merger the same proportionate amount of Group Tech Common Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

          Section 4.11. Fractional Shares. No scrip or fractional shares of Group Tech Common Stock shall be issued in the Tube Turns Merger. All fractional shares of Group Tech Common Stock to which a holder of Tube Turns Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such stockholder's Certificate(s) that represent such shares of Tube Turns Common Stock, to receive from Group Tech an amount in cash in lieu of such fractional share, based on the Average Closing Price.

          Section 4.12. Tube Turns Stock Plans. At the Effective Time, the Tube Turns Employee Stock Purchase Plan, Stock Option Plan dated January 22, 1991, and Stock Restriction Agreement shall terminate and any shares of Tube Turns Common Stock subject to vesting requirements under such plans shall, upon conversion into the right to receive shares of Group Tech Common Stock in accordance with this Agreement, continue to be subject to such vesting requirements. Approval by the stockholders of Tube Turns of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 4.12.

                                   ARTICLE V

                     THE MERGER OF BELL TECHNOLOGIES, INC.

          Section 5.01. The Bell Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement and the exhibits hereto, and in accordance with the FBCA at the Effective Time, Bell shall be merged with and into New Bell in accordance with FBCA, whereupon the separate existence of Bell shall cease and New Bell shall continue as the surviving corporation (for purposes of this Article, the "Surviving Corporation").

          (b) As promptly as practicable after satisfaction or, to the extent permitted hereunder, waiver of all the conditions set forth in Article XI hereof, Bell and New Bell shall file articles of merger, executed in accordance with the relevant provisions of the FBCA, with the Secretary of State of Florida and make all other filings or recordings required by the FBCA in connection with the Bell Merger. A plan of merger in substantially the form attached as Exhibit C hereto and incorporated by reference herein shall be attached to, included in and filed with such articles of merger. The Bell Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Florida or at such later time as is specified in the articles of merger (for purposes of this Article, the "Effective Time"). The date on which the Effective Time occurs shall, for the purposes of this Article, be the "Effective Date".

          Section 5.02. Effects of the Bell Merger. At the Effective Time, the Bell Merger shall have the effects set forth in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of Bell and New Bell, shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of Bell and New Bell shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 5.03. Conversion of Shares; Adjustments. At the Effective Time, by virtue of the Bell Merger and without any action on the part of Bell or New Bell or the stockholders of either of the foregoing entities:

               (i) each share of the common stock of Bell, $.01 par value per share (the "Bell Common stock"), issued and outstanding immediately prior to the Effective Time, and held by a Person other than Group Tech, shall be cancelled and extinguished and automatically converted into the right to receive such shares of Group Tech Common Stock as is equal to the Bell Conversion Ratio; and

               (ii) each share of Bell Common Stock issued and outstanding immediately prior to the Effective Time, and held by Group Tech, shall be cancelled and extinguished.

          Section 5.04. Exchange of Certificates. (a) On or prior to the Effective Time, Group Tech and New Bell shall make available to each record holder (other than Group Tech) who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Bell Common Stock (for purposes of this Article, the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Group Tech and the form of letter of transmittal shall so reflect. Upon surrender to Group Tech of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Group Tech Common Stock to which such holder of Bell Common Stock shall have become entitled pursuant to the provisions of Section 5.03 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Section 5.03 hereof, upon exchange of a Certificate, is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this Section 5.04, each Certificate shall represent for all purposes only the right to receive the consideration provided in Section 5.03 hereof. All payments in respect of shares of Bell Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

          (b) In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Section 5.03, to deliver to Group Tech and New Bell a lost stock certificate affidavit and satisfactory indemnity agreement as Group Tech and New Bell may direct as indemnity against any claim that may be made against Group Tech and/or New Bell with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of New Bell of the shares of Bell

Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Group Tech for transfer, they shall be cancelled and exchanged for the consideration described in Section
5.03 hereof.

          Section 5.05. Stock Options. (a) At the Effective Time, Group Tech shall assume all of Bell's rights and obligations with respect to certain outstanding stock options held by certain employees of Bell which are outstanding and unexercised at the Effective Time (the "Bell Options"), whether or not the Bell Options are then exercisable. Immediately following such assumption, Group Tech shall substitute for such Bell Options non-qualified options to be granted under the Group Tech 1994 Stock Option Plan for Key Employees and the Group Tech Independent Directors' Stock Option Plan (the "Non-Qualified Options (Bell)") with vesting terms and conditions matching those contained in the Bell Options at the Effective Time to the extent such vesting terms and conditions are consistent with the terms and conditions of the Group Tech 1994 Stock Option Plan for Key Employees and the Group Tech Independent Directors' Stock Option Plan and such other revisions to such terms and conditions as Group Tech and Bell shall mutually agree upon. Each Non-Qualified Option (Bell) shall thereafter evidence the right to purchase the number of shares of Group Tech Common Stock equal to the product (rounded up or down as appropriate to a whole share) of (i) the number of shares of Bell Common Stock covered by such Bell Option immediately prior to the Effective Time, multiplied by (ii) the Bell Conversion Ratio. The exercise price of such Non-Qualified Options (Bell) for each share of Group Tech Common Stock subject thereto shall be equal to the quotient (rounded up or down as appropriate to a whole cent) obtained by dividing (i) the per share exercise price for shares of Bell Common Stock subject to such option immediately prior to the Effective Time, by (ii) the Bell Conversion Ratio.

          (b) At least ten (10) days prior to the Effective Time, Group Tech shall deliver to each holder of a Bell Option an appropriate written notice and option assumption agreement (the "Option Assumption Agreement") setting forth Group Tech's assumption of the Bell Option and substitution of the Non-Qualified Option (Bell) in accordance with the terms of this Section 5.05. The form of such Option Assumption Agreement shall be delivered to Bell prior to its distribution to holders of the Bell Options and shall be subject to its reasonable approval. Group Tech shall have received from each of the holders of Bell Options a duly executed Option Assumption Agreement on or prior to the Closing Date. Bell shall not grant any options under any plan or otherwise after the date of this Agreement.

          (c) Group Tech agrees to cause the shares of Group Tech Common Stock issuable upon exercise of the Non-Qualified Options (Bell) to be registered with the Securities and Exchange Commission (the "Commission") on a Form S-8 Registration Statement as promptly following the Effective Time as is reasonably practicable. Group Tech further agrees to cause the shares of Group Tech Common Stock issuable upon exercise of the Non-Qualified Options (Bell) to be registered or exempt from applicable state securities laws, rules and regulations.

          (d) Approval by the stockholders of Bell of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 5.05.

          Section 5.06. Dissenting Shares. To the extent that appraisal rights are available under he FBCA, shares of Bell Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Bell Merger and with respect to which appraisal rights have been properly demanded in accordance with the FBCA (for purposes of this Article, "Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Section 5.03 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 5.03 hereof. If any holder of Bell Common Stock shall assert the right to be paid the fair value of such Bell Common stock as described above, Bell shall give New Bell and Group Tech notice thereof and New Bell and Group Tech shall have the right to participate in all negotiations and proceedings with respect to any such demands. Bell shall not, except with the prior written consent of Group Tech and New Bell, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the FBCA.

          Section 5.07. Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of New Bell, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until amended as provided therein and in accordance with applicable law, provided that, as of the Effective Time, such Articles of Incorporation shall be amended to change the name of New Bell to "Bell Technologies, Inc."

          Section 5.08. By-Laws of Surviving Corporation. The By-Laws of New Bell in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the Articles of Incorporation of the Surviving Corporation and as provided by applicable law.

          Section 5.09. Directors and Officers of Surviving Corporation. From and after the Effective Time: (i) the directors of New Bell immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of New Bell immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by applicable law.

          Section 5.10. Bell Conversion Ratio and Adjustment Event. (a) The "Bell Conversion Ratio" shall be equal to such fraction as is obtained by dividing the Group Tech Merger Shares (as hereinafter defined) by the Total Bell Shares (as hereinafter defined). For purposes of this Article, the "Group Tech Merger Shares" shall be equal to such number of whole shares of Group Tech Common Stock as is obtained by dividing the Aggregate Bell Consideration (as hereinafter defined) by the Average Closing Price. The "Total Bell Shares" shall be equal to 173,789. The "Aggregate Bell Consideration" shall be equal to FIVE MILLION NINE HUNDRED EIGHT THOUSAND EIGHT HUNDRED TWENTY-SIX DOLLARS ($5,908,826).

          (b) In the event of any change in Group Tech Common Stock or Bell Common Stock between the date of this Agreement and the Effective Time by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event") the Bell Conversion Ration shall be appropriately adjusted so that each holder of Bell Common Stock will receive in the Merger the same proportionate amount of Group Tech Common Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

          Section 5.11. Fractional Shares. No scrip or fractional shares of Group Tech Common Stock shall be issued in the Bell Merger. All fractional shares of Group Tech Common Stock to which a holder of Bell Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such stockholder's Certificate(s) that represent such shares of Bell Common Stock, to receive from Group Tech an amount in cash in lieu of such fractional share, based on the Average Closing Price.

          Section 5.12. Bell Stock Plans. At the Effective Time, the Bell Employee Stock Purchase Plan dated July 6, 1988, Stock Option Plan dated January 24, 1990, as amended October 24, 1990, Employee Stock Restriction Agreement dated July 1, 1988, as amended April 28, 1994, as further amended April 27, 1995, 1995 Stock

Option Plan for Key Employees and the Independent Directors' Stock Option Plan shall terminate and any shares of Bell Common Stock subject to vesting requirements under such plans shall, upon conversion into the right to receive shares of Group Tech Common Stock in accordance with this Agreement, continue to be subject to such vesting requirements. Approval by the stockholders of Bell of this Agreement shall constitute authorization and approval of any and all actions described in this Section 5.12.

                                  ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF GFP

          With and subject to such exceptions as are set forth in the GFP Disclosure Letter, GFP represents and warrants to Group Tech as follows:

          Section 6.01. Organization and Qualification. GFP is a corporation duly organized, validly existing and in good standing under the laws of Kentucky and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on GFP.

         Section 6.02. Capitalization. The authorized capital stock of GFP consists of 1,000,000 shares of GFP Common Stock. As of September 30, 1996, there were (i) 315,966 shares of GFP Common Stock issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights, and (ii) 6,600 shares of unissued GFP Common Stock issuable upon exercise of outstanding options under the Group Financial Partners, Inc. Stock Option Plan. Except as set forth in the GFP Disclosure Letter, since September 30, 1996, no shares of GFP Common Stock have been issued by GFP, except pursuant to the exercise of outstanding options in accordance with their terms, and no options have been granted and the vesting schedule of any outstanding options has not been changed (in either case, whether or not under such GFP stock option plan). The GFP Disclosure Letter sets forth, as of the date hereof, a true and complete list of all of the Subsidiaries of GFP (except Group Tech and the Subsidiaries of Group Tech), including the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary's outstanding capital stock or other ownership interest owned by GFP or another Subsidiary of GFP or by any other Person. Each of the outstanding shares of capital stock of the Subsidiaries of GFP listed on the GFP Disclosure Letter is duly authorized, validly issued, fully paid and nonassessable and is not subject to any preemptive rights. Except as set forth above, there are no options, warrants, voting agreements or other rights, agreements, arrangements or commitments to which GFP is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, GFP or obligating GFP to grant, issue or sell any shares of the capital stock of, or other equity interests in, GFP by sale, lease, license or otherwise.

          Section 6.03. Authority. GFP has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (for purposes of this Article, collectively, the "Transactions"). The execution and delivery of this Agreement by GFP and the consummation by GFP of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of GFP are necessary to authorize this Agreement or to consummate the Transactions (other than the GFP Stockholder Approval). This Agreement has been duly executed and delivered by GFP and constitutes a legal, valid and binding obligation of GFP, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 6.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by GFP do not, the performance of this Agreement by GFP will not and the consummation of the Merger and the other Transactions by GFP will not, (i) conflict with or violate the Articles of Incorporation, as amended, or By-Laws, as amended, of GFP (ii) subject to (x) obtaining GFP Stockholder Approval and (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities or blue sky laws and the rules and regulations thereunder ("Blue Sky Laws"), the National Association of Securities Dealers Automated Quotation System ("Nasdaq"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or with respect to the filing and recordation of appropriate merger documents as required by the KRS, conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to GFP or by which any of its respective properties are bound or affected, or (iii) other than as set forth on the GFP Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights or termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of GFP pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GFP is a party or by which GFP or any of its respective properties are bound or affected, except for any such conflicts or violations described in clause (ii) and except for such conflicts or violations which will not, individually or in the aggregate, have a Material Adverse Effect on GFP.

          (b) The execution and delivery of this Agreement by GFP do not, and the performance of the Transactions by GFP will not, require any action by or in respect of, or filing with, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, Nasdaq or the HSR Act, and the filing and recordation of appropriate merger documents as required by the KRS or the FBCA or (ii) where the failure to obtain such consents, approvals or authorizations, or to make such filings, would not adversely affect the ability of GFP to consummate, or prevent or materially delay the consummation of, the Merger or any of the other Transactions and would not have a Material Adverse Effect on GFP.

          Section 6.05. Litigation. Except as set forth in the GFP Disclosure Letter, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of GFP, threatened against GFP which if adversely decided would individually or in the aggregate, have a Material Adverse Effect on GFP. GFP is not subject to any judgment, order, writ, injunction, or decree that would have a Material Adverse Effect on it.

          Section 6.06. Compliance with Applicable Laws. GFP holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "GFP Permits"), except where the failure so to hold would not have a Material Adverse Effect on GFP. GFP is in compliance with the terms of the GFP Permits, except where the failure so to comply would not have a Material Adverse Effect on GFP. To GFP's Knowledge, GFP is in material compliance with all applicable Laws. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to GFP is pending or, to GFP's knowledge, threatened, the outcome of which is reasonably likely to have a Material Adverse Effect on GFP.

          Section 6.07. Taxes. Each member of the consolidated group of which GFP is a member or has ever been a member (other than Group Tech and the Subsidiaries of Group Tech) (for purposes of this Article, the "Group") has filed or caused to be filed all federal and state income tax returns required to be filed and in which the filing included or was required to include GFP (for purposes of this Article, "Income Tax Returns"), and all such Income Tax Returns were correct and complete in all material respects. Each member of the Group has filed or caused to be filed all other tax returns, including franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, and employment, required to be filed in which the filing included or was required to include GFP or any GFP Subsidiary (other than Group Tech and the Subsidiaries of Group Tech) (for purposes of this Article, the "Other Tax Returns") and all such Other Tax Returns are correct and complete in all material respects, except for inaccuracies or omissions which do not and will not have a Material Adverse Effect on GFP. With respect to the Income Tax Returns and the Other Tax Returns, each member of the Group has paid, or made adequate provisions for the payment of, all material taxes, interest payments, penalties and additions shown on such returns to be owed by it. Except as set forth on the GFP Disclosure Letter, the Income Tax Returns of GFP have not been audited during its existence, and, to the Knowledge of GFP, no audit, examination or investigation is threatened against GFP by any taxing authority. No unpaid tax deficiencies or additional liabilities have been proposed by any governmental representative which have not been resolved; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into at the present time by or on behalf of any member of the Group.

          Section 6.08. Employee Benefits; Labor. (a) The GFP Disclosure Letter lists each bonus, pension (as defined in ERISA), profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, providing benefits to any current or former employee, officer or director of GFP maintained, or contributed to, by GFP (for purposes of this Article, collectively, "Benefit Plans"), and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between GFP and any officer, director or employee of GFP.

          (b) The Benefit Plans are in compliance in all material respects with the applicable provision of ERISA, the Code and all other applicable laws.

          (c) Each Benefit Plan which is an "Employee Benefit Pension Plan" as defined in Section 3(2) of ERISA (for purposes of this Article, "Pension Plan"), has been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of GFP, has revocation been threatened, nor has any such

Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or, materially increase its costs.

          Section 6.09. Financial Statements; Undisclosed Liabilities. GFP has made available to Group Tech: (i) the audited consolidated balance sheets of GFP as of December 31, 1995, and the audited consolidated statements of income, stockholders' equity and cash flows for the respective fiscal years then ended, including the notes thereto, examined by and accompanied by the report of Ernst & Young, independent public accountants with respect to GFP; and (ii) the unaudited consolidated balance sheet of GFP as of September 30, 1996 and the related unaudited consolidated statement of income and stockholders' equity for the nine-month period ended September 30, 1996. All of the foregoing financial statements are hereinafter collectively referred to as the "GFP Financial Statements" and the balance sheet as of September 30, 1996 is hereinafter referred to, for purposes of this Article, as the "1996 Balance Sheet." The GFP Financial Statements present fairly the consolidated financial position and consolidated results of operations of GFP as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently applied, except as otherwise stated in the GFP Financial Statements. GFP does not have any material liabilities or material obligations or commitments except those disclosed in the GFP Financial Statements, those entered into in the ordinary course of business since September 30, 1996, those disclosed in or permitted by other sections or provisions of this Agreement, and those incurred in connection with the transactions contemplated hereby.

          Section 6.10. Title to Properties and Assets; Liens. Except as set forth on the GFP Disclosure Letter, GFP has good and valid title to all of its respective properties and assets free and clear of all Liens, except for (i) Liens and imperfections of title that do not have a Material Adverse Effect on GFP, and (ii) Liens reflected in the GFP Financial Statements and/or the 1996 Balance Sheet.

          Section 6.11. Business Contracts. (a) The GFP Disclosure Letter contains a list of all material contracts, leases, agreements and arrangements, written or oral, in force on the date hereof (for purposes of this Article, the "Business Contracts") to which GFP is a party and that after the Effective Time will involve the payment to or from GFP amounts in excess of $100,000 in any single case or $100,000 per year.

          (b) Except as disclosed on the GFP Disclosure Letter, (i) each of the Business Contracts, after giving effect to the consummation of the Transactions, constitutes a valid and binding obligation of GFP, and is in full force and effect and legally enforceable in all material respects in accordance with its terms against the other parties thereto, (ii) GFP has complied with all of the material provisions of such Business Contracts, and (iii) to GFP's Knowledge, there has not occurred any event that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder. Except as disclosed on the GFP Disclosure Letter the parties to the Business Contracts other than GFP are not, to GFP's Knowledge, in material default under any such Business Contract nor is GFP aware of any intent on the part of the other party to any Business Contract to cancel or not to renew.

          Section 6.12. Intangible Property. (a) Except as set forth on the GFP Disclosure Letter, each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with and material to the operation of GFP as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (for purposes of this Article, collectively, the "Intangible Property") is in good standing and is owned by GFP free and clear of any and all Liens. The use of the Intangible Property by GFP does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made and GFP has not received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property.

          (b) To GFP's Knowledge, GFP possesses all Intangible Property necessary for the operation of its business and has not forfeited or otherwise relinquished any Intangible Property.

          (c) All of the licenses or other contracts relating to the Intangible Property (for purposes of this Article, collectively, the "Intangible Property Licenses"), are in full force and effect and are valid and enforceable in all material respects in accordance with their respective terms, and there is no default (or any event that with notice or the lapse of time or both could become a default) under any Intangible Property License either by GFP or, to GFP's Knowledge, by any other party thereto.

          Section 6.13. Absence of Changes or Events. Except as set forth in the GFP Disclosure Letter, since September 30, 1996 GFP has conducted its business only in the ordinary course, and has not:

               (a) Suffered any casualty loss or destruction which is not covered by insurance, which would have a Material Adverse Effect on GFP;

               (b) Made any declaration, setting aside or payment or any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of GFP or any direct or indirect redemption, purchase or other acquisition of such stock; provided that GFP may declare and pay dividends on any outstanding GFP Common Stock at or prior to the Closing;

               (c) Materially increased the aggregate compensation payable or to become payable to employees of GFP or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement other than increases and bonuses in the ordinary course of GFP's business or consistent with industry practice;

               (d) Paid, discharged or satisfied any claim, liability or obligation which had a Material Adverse Effect on GFP;

               (e) Sold, transferred or otherwise disposed of any of its assets which had a Material Adverse Effect on GFP;

               (f) Entered into any commitment or transaction which had a Material Adverse Effect on GFP; or

               (g) Agreed in writing, or otherwise, to take any action described in this Section.

          Section 6.14. Environmental Matters. To GFP's Knowledge, GFP is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to health, safety and the environment (collectively "Environmental Laws"), including but not limited to any pertaining to Hazardous Wastes. To the extent that any violation of such Environmental Laws by GFP may exist, such violation does not and will not have a Material Adverse Effect on GFP.

          Section 6.15. GFP Stockholder Approval. No consent or approval of the stockholders of GFP other than the GFP Stockholder Approval is required for approval and adoption of this Agreement and the Transactions.

          Section 6.16. Proxy Statement and Registration Statement. The information with respect to GFP, its officers, directors and affiliates in the definitive proxy statement to be furnished to the stockholders of GFP (for purposes of this Article, the "Proxy Statement") that will form a part of the Registration Statement on Form S-4 relating to the shares of Group Tech Common stock to be issued in connection with the Merger, the Tube Turns Merger and the Bell Merger (the "Registration Statement") or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of GFP or on the effective date of the GFP Stockholder Approval, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 6.17. Full Disclosure. (a) No representation or warranty of GFP contained in this Agreement (including the exhibits and schedules hereto) pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

          (b) From time to time prior to the Effective Time, GFP shall promptly supplement or amend the schedules under this Article VI with respect to any matter that, if existing or known as of the date of this Agreement, would be required to be set forth in such schedules. Any such supplement or amendment shall not be deemed to modify or affect the provisions of Section 11.02(b) hereof.

                                  ARTICLE VII

                 REPRESENTATIONS AND WARRANTIES OF GROUP TECH

          With and subject to such exceptions as are set forth in the letter (the "Group Tech Disclosure Letter") delivered by Group Tech to GFP, Tube Turns and Bell prior to the execution hereof, Group Tech represents and warrants to GFP, Tube Turns and Bell as follows:

          Section 7.01. Organization and Qualification. Group Tech is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Group Tech.

          Section 7.02. Capitalization. The authorized capital stock of Group Tech consists of 40,000,000 shares of Group Tech Common Stock and 1,000,000 shares of preferred stock, $.01 par value, of Group Tech ("Group Tech Preferred Stock"). As of September 30, 1996, there were (i) 16,220,629 shares of Group Tech Common Stock issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights, and (ii) 1,308,772 shares of unissued Group Tech Common Stock issuable upon exercise of outstanding options under the Group Technologies Corporation Stock Option Plan, adapted January 22, 1990, as amended, the Group Technologies Corporation Independent Directors Stock Option Plan, as amended, and the Group Technologies Corporation 1994 Stock Option Plan for Key Employees, as amended, and (iii) no shares of Group Tech Preferred Stock issued and outstanding. Except as set forth in the Group Tech Disclosure Letter, since September 30, 1996, no shares of Group Tech Common Stock have been issued by Group Tech, except pursuant to the exercise of outstanding options in accordance with their terms, and no options have been granted and the vesting schedule of any outstanding options has not been changed (in either case, whether or not under such Group Tech stock option plan). The Group Tech Disclosure Letter sets forth, as of the date hereof, a true and complete list of all of the Subsidiaries of Group Tech, including the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary's outstanding capital stock or other ownership interest owned by Group Tech or another Subsidiary of Group Tech or by any other Person. Each of the outstanding shares of capital stock of the Subsidiaries of Group Tech listed on the Group Tech Disclosure Letter is duly authorized, validly issued, fully paid and nonassessable and is not subject to any preemptive rights. Except as set forth above and on the Group Tech Disclosure Letter there are no options, warrants, voting agreements or other rights, agreements, arrangements or commitments to which Group Tech or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Group Tech or any of its Subsidiaries or obligating Group Tech or any of its Subsidiaries to grant, issue or sell any shares of the capital stock of, or other equity interests in, Group Tech or any of its Subsidiaries, by sale, lease, license or otherwise.

          Section 7.03. Authority. Group Tech has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (for purposes of this Article, collectively, the "Transactions"). The execution and delivery of this Agreement by Group Tech and the consummation by Group Tech of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Group Tech are necessary to authorize this Agreement or to consummate the Transactions (other than the Group Tech Stockholder Approval). This Agreement has been duly executed and delivered by

Group Tech and constitutes a legal, valid and binding obligation of Group Tech, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 7.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Group Tech do not, the performance of this Agreement by Group Tech will not and the consummation of the Merger and the other Transactions by Group Tech will not, (i) conflict with or violate the Articles of Incorporation, as amended, or By-Laws, as amended, of Group Tech or any of its Subsidiaries, (ii) subject to (x) obtaining Group Tech Stockholder Approval and (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities, pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, Nasdaq, the HSR Act, or with respect to the filing and recordation of appropriate merger documents as required by the KRS and the FBCA, conflict with or violate any Laws applicable to Group Tech or any of its Subsidiaries or by which any of their respective properties are bound or affected, or (iii) other than as set forth on the Group Tech Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Group Tech pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Group Tech is a party or by which Group Tech or any of its respective properties is bound or affected, except for any such conflicts or violations described in clause
(ii) and except for such conflicts or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Group Tech.

          (b) The execution and delivery of this Agreement by Group Tech do not, and the performance of the Transactions by Group Tech will not, require any action by or in respect of, or filing with, any Govermental Entities, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, Nasdaq or the HSR Act, and the filing and recordation of appropriate merger documents as required by the FBCA or (ii) where the failure to obtain such consents, approvals or authorizations, or to make such filings, would not adversely affect the ability of Group Tech to consummate, or prevent or materially delay the consummeration of, the Merger or materially delay the consummation of, the Merger or any of the other Transactions and would not have a Material Adverse Effect on Group Tech.

          Section 7.05. Litigation. Except as set forth in the Group Tech Disclosure Letter, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Group Tech, threatened against Group Tech which if adversely decided would, individually or in the aggregate, have a Material Adverse Effect on Group Tech. Group Tech is not subject to any judgment, order, writ, injunction, or decree that would have a Material Adverse Effect on it.

          Section 7.06. Compliance with Applicable Laws. Group Tech holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Group Tech Permits"), except where the failure so to hold would not have a Material Adverse Effect on Group Tech. Group Tech is in compliance with the terms of the Group Tech Permits, except where the failure so to comply would not have a Material Adverse Effect on Group Tech. To Group Tech's Knowledge, Group Tech is in material compliance with all applicable Laws. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Group Tech is pending or, to Group Tech's knowledge threatened, the outcome of which is reasonably likely to have a Material Adverse Effect on Group Tech.

          Section 7.07. Taxes. Group Tech has filed or caused to be filed all federal and state income tax returns required to be filed and in which the filing included or was required to include Group Tech (for purposes of this Article, "Income Tax Returns"), and all such Income Tax Returns were correct and complete in all material respects. Group Tech has filed or caused to be filed all other tax returns, including franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, and employment, required to be filed in which the filing included or was required to include Group Tech or any Group Tech Subsidiary (for purposes of this Article, the "Other Tax Returns") and all such Other Tax Returns are correct and complete in all material respects, except for inaccuracies or omissions which do not and will not have a Material Adverse Effect on Group Tech. With respect to the Income Tax Returns and the Other Tax Returns, Group Tech has paid, or made adequate provisions for the payment of, all material taxes, interest payments, penalties and additions shown on such returns to be owed by it. The Income Tax Returns of Group Tech have not been audited during its existence, and, to the Knowledge of Group Tech, no audit, examination or investigation is threatened against Group Tech by any taxing authority. No unpaid tax deficiencies or additional liabilities have been proposed by any governmental representative which have not been resolved; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into at the present time by or on behalf of Group Tech.

          Section 7.08. Employee Benefits; Labor. (a) The Group Tech Disclosure Letter lists each bonus, pension (as defined in ERISA), profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, providing benefits to any current or former employee, officer or director of Group Tech maintained, or contributed to, by Group Tech (for purposes of this Article, collectively, "Benefit Plans"), and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between Group Tech and any officer, director or employee of Group Tech.

          (b) The Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws.

          (c) Each Benefit Plan which is an "Employee Benefit Pension Plan" as defined in Section 3(2) of ERISA (for purposes of this Article, "Pension Plan"), has been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Group Tech, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or, materially increase its costs.

          Section 7.09. Title to Properties and Assets; Liens. Except as set forth on the Group Tech Disclosure Letter, Group Tech has good, valid and marketable title to, or valid and subsisting leasehold interests in, all of its respective properties and assets, reflected in the Group Tech Financial Statements (hereinafter defined) or acquired since September 30, 1996, free and clear of all Liens, except for (i) Liens and imperfections of title that do not materially interfere with the present use by Group Tech of the property subject thereto or affected thereby or that otherwise do not have a Material Adverse Effect on Group Tech, (ii) Liens for assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or that are being contested in good faith and (iii) Liens reflected in the Group Tech Financial Statements.

          Section 7.10. Business Contracts. (a) The Group Tech Disclosure Letter contains a list of all material contracts, leases, agreements and arrangements, written or oral, in force on the date hereof (for purposes of this Article, the "Business Contracts") to which Group Tech is a party and that after the Effective Time will involve the payment to or from Group Tech amounts in excess of $500,000 in any single case or $500,000 per year.

          (b) Except as disclosed on the Group Tech Disclosure Letter, (i) each of the Business Contracts, after giving effect to the consummation of the Transactions, constitutes a valid and binding obligation of Group Tech, and is in full force and effect and legally enforceable in all material respects in accordance with its terms against the other parties thereto, (ii) Group Tech has complied with all of the material provisions of such Business Contracts, and
(iii) to Group Tech's Knowledge, there has not occurred any event that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder. Except as disclosed on the Group Tech Disclosure Letter, the parties to the Business Contracts other than Group Tech are not, to Group Tech's knowledge, in material default under any such Business Contract nor is Group Tech aware of any intent on the part of the other party to any Business Contract to cancel or not to renew.

          Section 7.11. Intangible Property. (a) Except as set forth on the Group Tech Disclosure Letter, each material trademark, trade name, patent, service mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with and material to the operation of Group Tech as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (for purposes of this Article, collectively, the "Intangible Property") is in good standing and is owned by Group Tech free and clear of any and all Liens. The use of the Intangible Property by Group Tech does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made and Group Tech has not received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property.

          (b) To Group Tech's Knowledge, Group Tech possesses all Intangible Property necessary for the operation of its business and has not forfeited or otherwise relinquished any Intangible Property.

          (c) All of the licenses or other contracts relating to the Intangible Property (for purposes of this Article, collectively, the "Intangible Property Licenses") are in full force and effect and are valid and enforceable in all material respects in accordance with their respective terms, and there is no default (or any event that with notice or the lapse of time or both could become a default) under any Intangible Property License either by Group Tech or, to Group Tech's Knowledge, by any other party thereto.

          Section 7.12. Absence of Changes or Events. Except as set forth in the Group Tech Disclosure Letter, since September 30, 1996 Group Tech has conducted its business only in the ordinary course, and has not:

               (a) Suffered any casualty loss or destruction which is not covered by insurance, which would have a Material Adverse Effect on Group Tech;

               (b) Made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Group Tech or any direct or indirect redemption, purchase or other acquisition of such stock; provided that Group Tech may declare and pay dividends on any outstanding Group Tech Common Stock at or prior to the Closing;

               (c) Materially increased the aggregate compensation payable or to become payable to employees of Group Tech or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement other than increases and bonuses in the ordinary course of Group Tech's business or consistent with industry practice;

               (d) Paid, discharged or satisfied any claim, liability or obligation which had a Material Adverse Effect on Group Tech;

               (e) Sold, transferred or otherwise disposed of any of its assets which had a Material Adverse Effect on Group Tech;

               (f) Entered into any commitment or transaction which had a Material Adverse Effect on Group Tech; or

               (g) Agreed in writing, or otherwise, to take any action described in this Section.

          Section 7.13. Environmental Matters. To Group Tech's Knowledge, Group Tech is in compliance in all material respects with all Environmental Laws, including but not limited to any pertaining to Hazardous Wastes. To the extent that any violation of such Environmental Laws by Group Tech may exist, such violation does not and will not have a Material Adverse Effect on Group Tech.

          Section 7.14. Group Tech Stockholder Approval. No consent or approval of the stockholders of Group Tech other than the Group Tech Stockholder Approval is required for approval and adoption of this Agreement and the Transactions.

          Section 7.15. Insurance. The Group Tech Disclosure Letter sets forth all material insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets or businesses of Group Tech. To the Knowledge of Group Tech, all such policies and bonds are legal, valid and enforceable and in full force and effect and Group Tech is not in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under the policy by the insurer.

          Section 7.16. Proxy Statement and Registration Statement. The information with respect to Group Tech, its officers, directors and affiliates in the definitive information statement to be furnished to the stockholders of Group Tech (for purposes of this Article, the "Proxy Statement") that will form a part of the Registration Statement or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of Group Tech or on the effective date of the Group Tech Stockholder Approval, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 7.17. Group Tech Commission Reports and Financial Statements. Group Tech has heretofore made available to GFP, Tube Turns and Bell (i) Group Tech's annual report on Form 10-K for the year ended December 31, 1995, including all exhibits thereto and items incorporated therein by reference, (ii) Group Tech's quarterly report on Form 10-Q for the quarter ended September 30, 1996, including all exhibits thereto and items incorporated therein by reference, (iii) the proxy statement relating to Group Tech's most recent annual meeting of stockholders, and (iv) all current reports on Form 8-K filed by Group Tech with the SEC since December 31, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) in this sentence being referred to herein collectively as the "Group Tech Commission Reports"). As of their respective dates, the Group Tech Commission Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, Group Tech has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Laws each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Laws, including, but not limited to, Regulation S-X, promulgated under the Exchange Act.

          The consolidated balance sheets of Group Tech and Group Tech Subsidiaries as of December 31, 1994 and December 31, 1995 and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1994 and December 31, 1995, together with the notes thereto, are included in Group Tech's annual reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, respectively, as filed with the SEC, and the unaudited consolidated balance sheets of Group Tech and Group Tech Subsidiaries as of March 31, 1996, June 30, 1996 and September 30, 1996, and the related unaudited statements of operations, changes in shareholders' equity and cash flows for the periods then ended are included in Group Tech's quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, respectively, as filed with the SEC (together, the "Group Tech Financial Statements"). The Group Tech Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as disclosed therein) and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Group Tech and consolidated Group Tech Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which are expected to be material, and the absence of footnote disclosure). Group Tech and Group Tech Subsidiaries do not have any material liabilities or material obligations, except those disclosed in the Group Tech Financial Statements, those entered into in the ordinary course of business since September 30, 1996, those disclosed or permitted by other sections or provisions of this Agreement and those incurred in conjunction with the transactions contemplated hereby.

          Section 7.18. Fairness Opinion. The Board of Directors of Group Tech has received a written opinion, dated the date hereof, from J.C. Bradford & Company to the effect that, from a financial point of view, the Merger, the Tube Turns Merger and the Bell Merger are fair to Group Tech and its shareholders (other than GFP).

          Section 7.19. Full Disclosure. (a) No representation or warranty of Group Tech contained in this Agreement (including the exhibits and schedules hereto) pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading and, to Group Tech's Knowledge, there is no fact material to its business that has not been disclosed pursuant to this Agreement.

          (b) From time to time prior to the Effective Time, Group Tech shall promptly supplement or amend the schedules under this Article VII with respect to any matter that, if existing or known as of the date of this Agreement, would be required to be set forth in such schedules. Any such supplement or amendment shall not be deemed to modify or affect the provisions of Section 11.03(b) hereof.

                                 ARTICLE VIII

                 REPRESENTATIONS AND WARRANTIES OF TUBE TURNS

          With and subject to such exceptions as are set forth in the letter (the "Tube Turns Disclosure Letter") delivered by Tube Turns to Group Tech prior to the execution hereof, Tube Turns represents and warrants to Group Tech as follows:

          Section 8.01. Organization and Qualification. Tube Turns is a corporation duly organized, validly existing and in good standing under the laws of Kentucky and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Tube Turns.

          Section 8.02. Capitalization. The authorized capital stock of Tube Turns consists of 2,000,000 shares of Tube Turns Common Stock. As of September 30, 1996, there were (i) 1,338,670 shares of Tube Turns Common Stock issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights, and (ii) 55,000 shares of unissued Tube Turns Common Stock issuable upon exercise of outstanding options under the Tube Turns Technologies, Inc. Stock Option Plan. Except as set forth in the Tube Turns Disclosure Letter, since September 30, 1996, no shares of Tube Turns Common Stock have been issued by Tube Turns, except pursuant to the exercise of outstanding options in accordance with their terms, and no options have been granted and the vesting schedule of any outstanding options has not been changed (in either case, whether or not under such Tube Turns stock option plan). The

Tube Turns Disclosure Letter sets forth, as of the date hereof, a true and complete list of all of the Subsidiaries of Tube Turns, including the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary's outstanding captial stock or other ownership interest owned by Tube Turns or another Subsidiary of Tube Turns or by any other Person. Each of the outstanding shares of capital stock of the Subsidiaries of Tube Turns listed on the Tube Turns Disclosure Letter is duly authorized, validly issued, fully paid and nonassessable and is not subject to any preemptive rights. Except as set forth above, there are no options, warrants, voting agreements or other rights, agreements, arrangements or commitments to which Tube Turns is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Tube Turns or obligating Tube Turns to grant, issue or sell any shares of the capital stock of, or other equity interests in, Tube Turns by sale, lease, license or otherwise.

          Section 8.03. Authority. Tube Turns has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (for purposes of this Article, collectively, the "Transactions"). The execution and delivery of this Agreement by Tube Turns and the consummation by Tube Turns of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Tube Turns are necessary to authorize this Agreement or to consummate the Transactions (other than the Tube Turns Stockholder Approval). This Agreement has been duly executed and delivered by Tube Turns and constitutes a legal, valid and binding obligation of Tube Turns, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 8.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Tube Turns do not, the performance of this Agreement by Tube Turns will not and the consummation of the Tube Turns Merger and the other Transactions by Tube Turns will not, (i) conflict with or violate the Certificate of Incorporation, as amended, or By-Laws, as amended, of Tube Turns (ii) subject to (x) obtaining Tube Turns Stockholders Approval and
(y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities, pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, Nasdaq, the HSR Act, or with respect to the filing and recordation of appropriate merger documents as required by the KRS, conflict with or violate any Laws applicable to Tube Turns or by which any of their respective properties are bound or affected, or

(iii) other than as set forth on the Tube Turns Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of Tube Turns pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tube Turns is a party or by which Tube Turns or any of its respective properties is bound or affected, except for any such conflicts or violations described in clause (ii) and except for such conflicts or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Tube Turns.

          (b) The execution and delivery of this Agreement by Tube Turns do not, and the performance of the Transactions by Tube Turns will not, require any action by or in respect of, or filing with, any Governmental Entities, except
(i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, Nasdaq or the HSR Act, and the filing and recordation of appropriate merger documents as required by the KRS or (ii) where the failure to obtain such consents, approvals or authorizations, or to make such filings, would not adversely affect the ability of Tube Turns to consummate, or prevent or materially delay the consummation of, the Tube Turns Merger or any of the other Transactions and would not have a Material Adverse Effect on Tube Turns.

          Section 8.05. Litigation. Except as set forth in the Tube Turns Disclosure Letter, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Tube Turns, threatened against Tube Turns which if adversely decided would individually or in the aggregate, have a Material Adverse Effect on Tube Turns. Tube Turns is not subject to any judgment, order, writ, injunction, or decree that would have a Material Adverse Effect on it.

          Section 8.06. Compliance with Applicable Laws. Tube Turns holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Tube Turns Permits"), except where the failure so to hold would not have a Material Adverse Effect on Tube Turns. Tube Turns is in compliance with the terms of the Tube Turns Permits, except where the failure so to comply would not have a Material Adverse Effect on Tube Turns. To Tube Turns' Knowledge, Tube Turns is in material compliance with all applicable Laws. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Tube Turns is pending or, to Tube Turns' knowledge, threatened, the outcome of which is reasonably likely to have a Material Adverse Effect on Tube Turns.

          Section 8.07. Taxes. Tube Turns has filed or caused to be filed all federal and state income tax returns required to be filed and in which the filing included or was required to include Tube Turns (for purposes of this Article, "Income Tax Returns"), and all such Income Tax Returns were correct and complete in all material respects. Tube Turns has filed or caused to be filed all other tax returns, including franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, and employment, required to be filed in which the filing included or was required to include Tube Turns or any Tube Turns Subsidiary (for purposes of this Article, the "Other Tax Returns") and all such Other Tax Returns are correct and complete in all material respects, except for inaccuracies or omissions which do not and will not have a Material Adverse Effect on Tube Turns. With respect to the Income Tax Returns and the Other Tax Returns, Tube Turns has paid, or made adequate provisions for the payment of, all material taxes, interest payments, penalties and additions shown on such returns to be owed by it. The Income Tax Returns of Tube Turns have not been audited during its existence, and, to the Knowledge of Tube Turns, no audit, examination or investigation is threatened against Tube Turns by any taxing authority. No unpaid tax deficiencies or additional liabilities have been proposed by any governmental representative which have not been resolved; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into at the present time by or on behalf of Tube Turns.

          Section 8.08. Employee Benefits; Labor. (a) The Tube Turns Disclosure Letter lists each bonus, pension (as defined in ERISA), profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, providing benefits to any current or former employee, officer or director of Tube Turns maintained, or contributed to, by Tube Turns (for purposes of this Article, collectively, "Benefit Plans"), and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between Tube Turns and any officer, director or employee of Tube Turns.

          (b) The Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws.

          (c) Each Benefit Plan which is an "Employee Benefit Pension Plan" as defined in Section 3(2) of ERISA (for purposes of this Article, "Pension Plan"), has been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Tube Turns, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or, materially increase its costs.

          Section 8.09. Financial Statements; Undisclosed Liabilities. Tube Turns has made available to Group Tech: (i) the unaudited balance sheets of Tube Turns as of December 31, 1995, and the unaudited statements of income, stockholders' equity and cash flows for the respective fiscal years then ended; and (ii) the unaudited balance sheet of Tube Turns as of September 30, 1996 and the related unaudited statement of income and stockholders' equity for the nine-months period ended September 30, 1996. All of the foregoing financial statements are hereinafter collectively referred to as the "Tube Turns Financial Statements" and the balance sheet as of September 30, 1996 is hereinafter referred to, for purposes of this Article, as the "1996 Balance Sheet." The Tube Turns Financial Statements present fairly the financial position and results of operations of Tube Turns as of the dates and for the periods indicated, in each case in conformity with GAAP, consistently applied, except as otherwise stated in the Tube Turns Financial Statements. Tube Turns does not have any material liabilities or material obligations or commitments except those disclosed in the Tube Turns Financial Statements, those entered into in the ordinary course of business since September 30, 1996, those disclosed in or permitted by other sections or provisions of this Agreement, and those incurred in connection with the transactions contemplated hereby.

          Section 8.10. Title to Properties and Assets; Liens. Except as set forth on the Tube Turns Disclosure Letter, Tube Turns has good, valid and marketable title to, or valid and subsisting leasehold interests in, all of its respective properties and assets, reflected in the Tube Turns Financial Statements and/or the 1996 Balance Sheet or acquired since the date of the 1996 Balance Sheet, free and clear of all Liens, except for (i) Liens and imperfections of title that do not materially interfere with the present use by Tube Turns of the property subject thereto or affected thereby or that otherwise do not have a Material Adverse Effect on Tube Turns, (ii) Liens for assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or that are being contested in good faith and (iii) Liens reflected in the Tube Turns Financial Statements and/or the 1996 Balance Sheet.

          Section 8.11. Business Contracts. (a) The Tube Turns Disclosure Letter contains a list of all material contracts, leases, agreements and arrangements, written or oral, in force on the date hereof (for purposes of this Article, the "Business Contracts") to which Tube Turns is a party and that after the Effective Time will involve the payment to or from Tube Turns amounts in excess of $500,000 in any single case or $1,000,000 per year.

          (b) Except as disclosed on the Tube Turns Disclosure Letter, (i) each of the Business Contracts, after giving effect to the consummation of the Transactions, constitutes a valid and binding obligation of Tube Turns, and is in full force and effect and legally enforceable in all material respects in accordance with its terms against the other parties thereto, (ii) Tube Turns has complied with all of the material provisions of such Business Contracts, and
(iii) to Tube Turns' Knowledge, there has not occurred any event that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder. Except as disclosed on the Tube Turns Disclosure Letter, the parties to the Business Contracts other than Tube Turns are not, to Tube Turns' Knowledge, in material default under any such Business Contracts nor is Tube Turns aware of any intent on the part of the other party to any Business Contract to cancel or not to renew.

          Section 8.12. Intangible Property. (a) Except as set forth on the Tube Turns Disclosure Letter, each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with and material to the operation of Tube Turns as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (for purposes of this Article, collectively, the "Intangible Property") is in good standing and is owned by Tube Turns free and clear of any and all Liens. The use of the Intangible Property by Tube Turns does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made and Tube Turns has not received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property.

          (b) To Tube Turns' Knowledge, Tube Turns possesses all Intangible Property necessary for the operation of its business and has not forfeited or otherwise relinquished any Intangible Property.

          (c) All of the licenses or other contracts relating to the Intangible Property (for purposes of this Article, collectively, the "Intangible Property Licenses") are in full force and effect and are valid and enforceable in all material respects in accordance with their respective terms, and there is no default (or any event that with notice or the lapse of time or both could become a default) under any Intangible Property License either by Tube Turns or, to Tube Turns' Knowledge, by any other party thereto.

          Section 8.13. Absence of Changes or Events. Except as set forth in the Tube Turns Disclosure Letter, since September 30, 1996 Tube Turns has conducted it business only in the ordinary course, and has not:

               (a) Suffered any casualty loss or destruction which is not covered by insurance, which would have a Material Adverse Effect on Tube Turns;

               (b) Made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Tube Turns or any direct or indirect redemption, purchase or other acquisition of such stock; provided that Tube Turns may declare and pay dividends on any outstanding Tube Turns Common Stock at or prior to the Closing;


               (c) Materially increased the aggregate compensation payable or to become payable to employees of Tube Turns or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement other than increases and bonuses in the ordinary course of Tube Turns' business or consistent with industry practice;

               (d) Paid, discharged or satisfied any claim, liability or obligation which had a Material Adverse Effect on Tube Turns;

               (e) Sold, transferred or otherwise disposed of any of its assets which had a Material Adverse Effect on Tube Turns;

               (f) Entered into any commitment or transaction which had a Material Adverse Effect on Tube Turns; or

               (g) Agreed in writing, or otherwise, to take any action described in this Section.

          Section 8.14. Environmental Matters. To Tube Turns' Knowledge, Tube Turns is in compliance in all material respects with all Environmental Laws, including but not limited to any pertaining to Hazardous Wastes. To the extent that any violation of such Environmental Laws by Tube Turns may exist, such violation does not and will not have a Material Adverse Effect on Tube Turns.

          Section 8.15. Tube Turns Stockholder Approval. No consent or approval of the stockholders of Tube Turns other than the Tube Turns Stockholder Approval is required for approval and adoption of this Agreement and the Transactions.

          Section 8.16. Insurance. The Tube Turns Disclosure Letter sets forth all material insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets or businesses of Tube Turns. To the Knowledge of Tube Turns, all such policies and bonds are legal, valid and enforceable and in full force and effect and Tube Turns is not in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under the policy by the insurer.

          Section 8.17. Proxy Statement and Registration Statement. The information with respect to Tube Turns, its officers, directors and affiliates in the definitive information statement to be furnished to the stockholders of Tube Turns (for purposes of this Article, the "Proxy Statement") that will form a part of the Registration Statement or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of Tube Turns or on the effective date of the Tube Turns Stockholder Approval, or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 8.18. Full Disclosure. (a) No representation or warranty of Tube Turns contained in this Agreement (including the exhibits and schedules hereto) pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

          (b) From time to time prior to the Effective Time, Tube Turns shall promptly supplement or amend the schedules under this Article VIII with respect to any matter that, if existing or known as of the date of this Agreement, would be required to be set forth in such schedules. Any such supplement or amendment shall not be deemed to modify or affect the provisions of Section 11.02(b) hereof.

                                  ARTICLE IX

                    REPRESENTATIONS AND WARRANTIES OF BELL

          With and subject to such exceptions as are set forth in the letter (the "Bell Disclosure Letter") delivered by Bell to Group Tech prior to the execution hereof, Bell represents and warrants to Group Tech as follows:

          Section 9.01. Organization and Qualification. Bell is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect on Bell.

          Section 9.02. Capitalization. The authorized capital stock of Bell consists of 1,500,000 shares of Bell Common Stock. As of September 30, 1996 there were (i) 907,489 shares of Bell Common Stock issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights, and (ii) 109,650 shares of unissued Bell Common Stock issuable upon exercise of outstanding options under the F.W. Bell, Inc. Stock Option Plan dated January 24, 1990, the F.W. Bell, Inc.
1995 Stock Option Plan for Key Employees and the F.W. Bell, Inc.
Independent Directors Stock Option Plan. Except as set forth in the Bell Disclosure Letter, since September 30, 1996, no shares of Bell Common Stock have been issued by Bell, except pursuant to the exercise of outstanding options in accordance with their terms, and no options have been granted and the vesting schedule of any outstanding options has not been changed (in either case, whether or not under such Bell stock option plan). The Bell Disclosure Letter sets forth, as of the date hereof, a true and complete list of all of the Subsidiaries of Bell, including the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary's outstanding capital stock or other ownership interest owned by Bell or another Subsidiary of Bell or by any other Person. Each of the outstanding shares of capital stock of the Subsidiaries of Bell listed on the Bell Disclosure Letter is duly authorized, validly issued, fully paid and nonassessable and is not subject to any preemptive rights. Except as set forth above, there are no options, warrants, voting agreements or other rights, agreements, arrangements or commitments to which Bell is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Bell or obligating Bell to grant, issue or sell any shares of the capital stock of, or other equity interests in, Bell by sale, lease, license or otherwise.

          Section 9.03. Authority. Bell has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (for purposes of this Article, collectively, the "Transactions"). The execution and delivery of this Agreement by Bell and the consummation by Bell of the Transactions have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Bell are necessary to authorize this agreement or to consummate the transactions (other than, in the case of the Bell Merger, the approval of the majority of the outstanding shares of Bell Common Stock (the "Bell Stockholder Approval"). This Agreement has been duly executed and delivered by Bell and constitutes a legal, valid and binding obligation of Bell, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 9.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Bell do not, the performance of this Agreement by Bell will not and the consummation of the Bell Merger and the other Transactions by Bell will not, (i) conflict with or violate the Articles of Incorporation, as amended, or By-Laws, as amended, of Bell (ii) subject to (x) obtaining Bell Stockholder Approval and (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities, pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, Nasdaq, the HSR Act, or with respect to the filing and recordation of appropriate merger documents as required by the FBCA, conflict with or violate any Laws applicable to Bell or by which any of their respective properties are bound or affected, or (iii) other than as set forth on the Bell Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the properties or assets of Bell pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Bell is a party or by which Bell or any of its respective properties is bound or affected, except for any such conflicts or violations described in clause (ii) and except for such conflicts or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Bell.

          (b) The execution and delivery of this Agreement by Bell do not, and the performance of the Transactions by Bell will not, require any action by or in respect of, or filing with, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, Nasdaq or the HSR Act, and the filing and recordation of appropriate merger documents as required by the FBCA or (ii) where the failure to obtain such consents, approvals or authorizations, or to make such filings, would not adversely affect the ability of Bell to consummate, or prevent or materially delay the consummation of, the Bell Merger or any of the other Transactions and would not have a Material Adverse Effect on Bell.

          Section 9.05. Litigation. Except as set forth in the Bell Disclosure Letter, there are no actions, suits proceedings, arbitrations or investigations pending or, to the Knowledge of Bell, threatened against Bell which if adversely decided would individually or in the aggregate, have a Material Adverse Effect on Bell. Bell is not subject to any judgment, order, writ, injunction, or decree that would have a Material Adverse Effect on it.

          Section 9.06. Compliance with Applicable Laws. Bell holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of its business (the "Bell Permits"), except where the failure so to hold would not have a Material Adverse Effect on Bell. Bell is in compliance with the terms of the Bell Permits, except where the failure so to comply would not have a Material Adverse Effect on Bell. To Bell's Knowledge, Bell is in material compliance with all applicable Laws. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Bell is pending or, to Bell's knowledge, threatened, the outcome of which is reasonably likely to have a Material Adverse Effect on Bell.

          Section 9.07. Taxes. Bell has filed or caused to be filed all federal and state income tax returns required to be filed and in which the filing included or was required to include Bell (for purposes of this Article, "Income Tax Returns"), and all such Income Tax Returns were correct and complete in all material respects. Bell has filed or caused to be filed all other tax returns, including franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, and employment, required to be filed in which the filing included or was required to include Bell or any Bell Subsidiary (for purposes of this Article, the "Other Tax Returns") and all such Other Tax Returns are correct and complete in all material respects, except for inaccuracies or omissions which do not and will not have a Material Adverse Effect on Bell. With respect to the Income Tax Returns and the Other Tax Returns, Bell has paid, or made adequate provisions for the payment of, all material taxes, interest payments, penalties and additions shown on such returns to be owed by it. The Income Tax Returns of Bell have not been audited during its existence, and, to the Knowledge of Bell, no audit, examination or investigation is threatened against Bell by any taxing authority. No unpaid tax deficiencies or additional liabilities have been proposed by any governmental representative which have not been resolved; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into at the present time by or on behalf of Bell.

          Section 9.08. Employee Benefits; Labor. (a) The Bell Disclosure Letter lists each bonus, pension (as defined in ERISA), profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, providing benefits to any current or former employee, officer or director of Bell maintained, or contributed to, by Bell (for purposes of this Article, collectively, "Benefit Plans"), and any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding between Bell and any officer, director or employee of Bell.

          (b) The Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws.

          (c) Each Benefit Plan which is an "Employee Benefit Pension Plan" as defined in Section 3(2) of ERISA (for purposes of this Article, "Pension Plan"), has been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Bell, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or, materially increase its costs.

          Section 9.09. Financial Statements; Undisclosed Liabilities. Bell has made available to Group Tech: (i) the audited balance sheets of Bell as of December 31, 1993, 1994 and 1995, and the audited statements of income, stockholders' equity and cash flows for the respective fiscal years then ended, including the notes thereto, examined by and accompanied by the report of Ernst & Young, independent public accountants with respect to Bell; and (ii) the unaudited balance sheet of Bell as of September 30, 1996 and the related unaudited statement of income and stockholders' equity for the nine-month period ended September 30, 1996. All of the foregoing financial statements are hereinafter collectively referred to as the "Bell Financial Statements" and the balance sheet as of September 30, 1996 is hereinafter referred to, for purposes of this Article, as the "1996 Balance Sheet." The Bell Financial Statements present fairly the financial position and results of operations of Bell as of the dates and for the periods indicated, in each case in conformity with GAAP, consistently applied, except as otherwise stated in the Bell Financial Statements. Bell does not have any material liabilities or material obligations or commitments except those disclosed in the Bell Financial Statements, those entered into in the ordinary course of business since September 30, 1996, those disclosed in or permitted by other sections or provisions of this Agreement, and those incurred in connection with the transactions contemplated hereby.

          Section 9.10. Title to Properties and Assets; Liens. Except as set forth on the Bell Disclosure Letter, Bell has good, valid and marketable title to, or valid and subsisting leasehold interests in, all of its respective properties and assets, reflected in the Bell Financial Statements and/or the 1996 Balance Sheet or acquired since the date of the 1996 Balance Sheet, free and clear of all Liens, except for (i) Liens and imperfections of title that do not materially interfere with the present use by Bell of the property subject thereto or affected thereby or that otherwise do not have a Material Adverse Effect on Bell, (ii) Liens for assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or that are being contested in good faith and (iii) Liens reflected in the Bell Financial Statements and/or the 1996 Balance Sheet.

          Section 9.11. Business Contracts. (a) The Bell Disclosure Letter contains a list of all material contracts, leases, agreements and arrangements, written or oral, in force on the date hereof (for purposes of this Article, the "Business Contracts") to which Bell is a party and that after the Effective Time will involve the payment to or from Bell amounts in excess of $100,000 in any single case or $100,000 per year.

          (b) Except as disclosed on the Bell Disclosure Letter, (i) each of the Business Contracts, after giving effect to the consummation of the Transactions, constitutes a valid and binding obligation of Bell, and is in full force and effect and legally enforceable in all material respects in accordance with its terms against the other parties thereto, (ii) Bell has complied with all of the material provisions of such Business Contracts, and (iii) to Bell's Knowledge, there has not occurred any event that (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder. Except as disclosed on the Bell Disclosure Letter, the parties to the Business Contracts other than Bell are not, to Bell's Knowledge, in material default under any such Business Contract nor is Bell aware of any intent on the part of the other party to any Business Contract to cancel or not to renew.

          Section 9.12. Intangible Property. (a) Except as set forth on the Bell Disclosure Letter, each material trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned, used or useful in connection with and material to the operation of Bell as well as all registrations thereof and pending applications therefor, and each license or other contract relating thereto (for purposes of this Article, collectively, the "Intangible Property") is in good standing and is owned by Bell free and clear of any and all Liens. The use of the Intangible Property by Bell does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made and Bell has not received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible
Property.

          (b) To Bell's Knowledge, Bell possesses all Intangible Property necessary for the operation of its business and has not forfeited or otherwise relinquished any Intangible Property.

          (c) All of the licenses or other contracts relating to the Intangible Property (for purposes of this Article, collectively, the "Intangible Property Licenses") are in full force and effect and are valid and enforceable in all material respects in accordance with their respective terms, and there is no default (or any event that with notice or the lapse of time or both could become a default) under any Intangible Property License either by Bell or, to Bell's Knowledge, by any other party thereto.

          Section 9.13. Absence of Changes or Events. Except as set forth in the Bell Disclosure Letter, since September 30, 1996 Bell has conducted its business only in the ordinary course, and has not:

               (a) Suffered and casualty loss or destruction which is not covered by insurance, which would have a Material Adverse Effect on Bell;

               (b) Made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Bell or any direct or indirect redemption, purchase or other acquisition of such stock; provided that Bell may declare and pay dividends on any outstanding Bell Common Stock at or prior to the Closing;

               (c) Materially increased the aggregate compensation payable or to become payable to employees of Bell or materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees or entered into or amended any employment, consulting, severance or similar agreement other than increases and bonuses in the ordinary course of Bell's business or consistent with industry practice;

               (d) Paid, discharged or satisfied any claim, liability or obligation which had a Material Adverse Effect on Bell;

               (e) Sold, transferred or otherwise disposed of any of its assets which had a Material Adverse Effect on Bell;

               (f) Entered into any commitment or transaction which had a Material Adverse Effect on Bell; or

               (g) Agreed in writing, or otherwise, to take any action described in this Section.

          Section 9.14. Environmental Matters. To Bell's Knowledge, Bell is in compliance in all material respects with all Environmental Laws, including but not limited to any pertaining to Hazardous Wastes. To the extent that any violation of such Environmental Laws by Bell may exist, such violation does not and will not have a Material Adverse Effect on Bell.

          Section 9.15. Bell Stockholder Approval. No consent or approval of the stockholders of Bell other than the Bell Stockholder Approval is required for approval and adoption of this Agreement and the Transactions.

          Section 9.16. Insurance. The Bell Disclosure Letter sets forth all material insurance policies, including property, casualty, liability and other insurance maintained with respect to the assets or businesses of Bell. To the Knowledge of Bell, all such policies and bonds are legal, valid and enforceable and in full force and effect and Bell is not in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under the policy by the insurer.

          Section 9.17. Proxy Statement and Registration Statement. The information with respect to Bell, its officers, directors and affiliates in the definitive information statement to be furnished to the stockholders of Bell (for purposes of this Article, the "Proxy Statement") that will form a part of the Registration Statement or in the Registration Statement will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders of Bell or on the effective date of the Bell Stockholder Approval, or, in the case of the Registration

Statement, at the time it becomes effective and at the Effective Time, as such Proxy Statement or Registration Statement is then amended or supplemented, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 9.18. Full Disclosure. (a) No representation or warranty of Bell contained in this Agreement (including the exhibits and schedules hereto) pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

          (b) From time to time prior to the Effective Time, Bell shall promptly supplement or amend the schedules under this Article IX with respect to any matter that, if existing or known as of the date of this Agreement, would be required to be set forth in such schedules. Any such supplement or amendment shall not be deemed to modify or affect the provisions of Section 11.02(b) hereof.

                                   ARTICLE X

                           COVENANTS AND AGREEMENTS


          Section 10.01. Cooperation. Each of GFP, Tube Turns, Bell and Group Tech, as applicable, shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the transactions on the terms provided herein. Each of GFP, Tube Turns, Bell and Group Tech, as applicable, shall use all best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party to consummate the transactions contemplated by this Agreement, and [ii] to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the transactions contemplated by this Agreement.

          Section 10.02. Conduct of Business. Except as set forth on the GFP Disclosure Letter, the Group Tech Disclosure Letter, the Tube Turns Disclosure Letter or the Bell Disclosure Letter, as applicable, from the date hereof to the Effective Time, each of GFP, Tube Turns, Bell and Group Tech will, except as required in connection with the transactions contemplated by this Agreement:

          (a) Carry on its business in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 10.02;

          (b) Neither change nor amend its articles of incorporation or bylaws, which change or amendment would have a Material Adverse Effect on the Person effecting the change;

          (c) Not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of its capital stock or rights or obligations convertible into or exchangeable for any shares of its capital stock and, except as contemplated herein, not alter the terms of any presently outstanding options or make any changes (by split-up, combination, reorganization or otherwise) in its capital structure;

          (d) Not declare or pay any dividend or other distribution of assets (whether in cash, stock or property) with respect to its capital stock;

          (e) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

          (f) Use its reasonable efforts to preserve intact its corporate existence, goodwill and business organization, to keep its officers and employees available and to preserve its relationships with customers, suppliers and others with which it has business relations on the date hereof;

          (g) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $250,000 or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with industry practice, (iii) make any loans or advances to any other Person, except in the ordinary course of business and consistent with industry practice, (iv) make any capital contributions to, or investments in, any Person, except in the ordinary course of business and consistent with industry practices with respect to investments, or (v) make any capital expenditure involving in excess of $1,000,000 (in the case of Tube Turns), $500,000 (in the case of Bell) or $2,000,000 (in the case of Group Tech) in the case of any single expenditure or $2,000,000 (in the case of Tube Turns), $2,500,000 (in the case of Bell) or

$5,000,000 (in the case of Group Tech) in the case of all capital expenditures;

          (h) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment other than increases in the ordinary course of business or consistent with industry practices;

          (i) Perform in all material respects all of its obligations under all of each of their respective Business Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Business Contract other than contracts to provide products or services entered into in the ordinary course of business;

          (j) Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that maintained on the date hereof;

          (k) Use its reasonable efforts to continue to collect its accounts receivable in the ordinary course of business and consistent with past practices;

          Section 10.03. Inspection and Access to Information. (a) Between the date of this Agreement and the Effective Time, each party hereto will provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other parties and their authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time reasonably request.

          (b) All non-public information obtained by any of the parties hereto or any of their representatives pursuant to this Agreement or in connection with the matters contemplated hereby concerning the business, operations or affairs of the other will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated hereby, or be disclosed to any other Person, except for such disclosure to its employees, agents and representatives who have a need to know the same and who have been advised of the confidential nature of such information and who agree to abide by the terms hereof and except for such disclosure as may be required by applicable law, court order or governmental agency request. In the event this Agreement is terminated in accordance with its terms, any non-public information furnished by any party to any other party hereto will be promptly returned.

          Section 10.04. Proxy Statement and Registration Statement. Group Tech shall prepare and file with the SEC as soon as is reasonably practicable the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Group Tech also shall take any action required to be taken under applicable Blue Sky Laws in connection with the issuance of Group Tech Common Stock in connection with the Merger, the Tube Turns Merger and the Bell Merger. Each of the parties hereto will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Registration Statement, the Information Statement, the Stock Market Additional Shares Notification, filings under applicable Blue Sky Laws, and any other statement or application made by or on behalf of any of the parties hereto to any governmental body in connection with the transactions contemplated by this Agreement.

          Section 10.05. Stock Market Additional Shares Notification. Group Tech will file an additional shares notification with Nasdaq to approve for listing, subject to official notice of its issuance, the shares of Group Tech Common Stock to be issued in connection with the Merger, the Tube Turns Merger and the Bell Merger (the "Stock Market Additional Shares Notification"). Group Tech shall exercise reasonable good faith efforts to cause the shares of Group Tech Common Stock to be issued in the Merger, the Tube Turns Merger and the Bell Merger to be approved for listing on the applicable stock exchange, subject to official notice of issuance, prior to the Effective Time.

          Section 10.06. Affiliates. Each of GFP, Tube Turns and Bell shall deliver to Group Tech a letter identifying all Persons who are, at the time the Merger, the Tube Turns Merger and the Bell Merger, as applicable, is submitted to the stockholders of GFP, Tube Turns or Bell, as applicable, for approval, "affiliates" of each of GFP, Tube Turns and Bell for purposes of Rule 145 under the Securities Act (the "Affiliates"). Each of GFP, Tube Turns and Bell shall cause each Person who is identified as an Affiliate in such letter to deliver to Group Tech on or prior to the Effective Time a written statement, in form satisfactory to the parties hereto, that such Person will not offer to sell, transfer or otherwise dispose of any of the shares of Group Tech Common Stock issued to such Person pursuant to the Merger, the Tube Turns Merger, or the Bell Merger, as applicable, except in accordance with the applicable provisions of the Securities Laws. Group Tech shall be entitled to place legends on any certificates of Group

Tech Common Stock issued to such Affiliates to restrict transfer of such shares as set forth above; provided, however, such legends shall be removed at the request of an Affiliate not earlier than three (3) years after the Closing Date.

          Section 10.07. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless the parties disagreeing to said announcement are advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of Nasdaq and then only after making a reasonable attempt to comply with the provisions of this Section 10.07).

          Section 10.08. Rule 144 Information. Group Tech shall comply with the public information requirements set forth in Rule 144(c) under the Securities Act for a period of three (3) years following the Closing Date.

          Section 10.09. Tax Treatment. Neither GFP, Tube Turns, Bell nor Group Tech shall intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger, the Tube Turns Merger and the Bell Merger as a "reorganization" within the meaning of Section 368 of the Code.

          Section 10.10. Order of Transactions. The parties hereto hereby agree the transactions contemplated hereby shall be consummated in the following order:

               (a)  The Spin Off.

               (b)  The Merger.

               (c)  The Tube Turns Merger and the Bell Merger.

               (d)  The Group Tech Contribution.

          Section 10.11. Financial Statements and SEC Reports. Prior to the Effective Time, each of GFP and Group Tech shall deliver to the other, as soon as available but in no event later than 45 days after the end of each fiscal quarter, a consolidated balance sheet as of the last day of such fiscal period and the consolidated statements of income, stockholders' equity and cash flows of such party and its subsidiaries for the fiscal period then ended prepared in accordance with generally accepted accounting principles with such exceptions as are noted on such financial statements, and in the case of Group Tech, the requirements of Form 10-Q (or Form 10-K as the case may be) under the Exchange Act. Prior to the Effective Time, Group Tech shall deliver to GFP as soon as available all forms, reports and other documents filed by Group Tech with the SEC.

                                  ARTICLE XI

                                  CONDITIONS


          Section 11.01. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Spin Off, the Merger, the Tube Turns Merger or the Bell Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced and be continuing by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          (b) Tax Opinion. GFP, Tube Turns, Bell and Group Tech shall each have received a written opinion of counsel, which counsel shall be reasonably acceptable to GFP, Tube Turns, Bell and Group Tech, concerning certain federal income tax consequences of the Merger, the Tube Turns Merger, the Bell Merger and the Group Tech Contribution, substantially in the form attached hereto as Exhibit D.

          (c) HSR Act. The applicable waiting periods shall have expired, been terminated, or been determined to be inapplicable, under the HSR Act.

          (d) Registration Statement. The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the applicable Securities Laws and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. All applicable Blue Sky Laws shall have been complied with in connection with the issuance of Group Tech Common Stock to be issued in connection with the Merger, the Tube Turns Merger and the Bell Merger and no stop order suspending the effectiveness of any qualification or registration of such Group Tech Common Stock under such Blue Sky Laws shall have been issued and pending or threatened by the authorities of any such state.

          (e) Stockholder Approvals. The GFP Stockholder Approval, Group Tech Stockholder Approval, Bell Stockholder Approval and Tube Turns Stockholder Approval shall have been obtained.

          (f) The Nasdaq National Market Additional Shares Notification. The Group Tech Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq National Market, subject only to official notice of issuance by Group Tech.

          Section 11.02. Conditions to Group Tech's Obligations. The obligation of Group Tech to consummate on the Closing Date the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived in writing by Group Tech:

          (a) Opinion of Counsel for GFP, Tube Turns and Bell. Group Tech shall have received the written opinion of counsel for GFP, Tube Turns and Bell, dated the Closing Date, substantially in the forms attached as Exhibits E, F and G to this Agreement.

          (b) Representations and Warranties. The representations and warranties of each of GFP, Tube Turns and Bell set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (i) except for any such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such date and (ii) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on each of GFP, Tube Turns and/or Bell when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times.

          (c) Performance of this Agreement. Each of the agreements and covenants to be performed and complied with by each of GFP, Tube Turns and Bell pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any non-performance or noncompliance by GFP, Tube Turns and/or Bell (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on GFP, Tube Turns and/or Bell when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by each of GFP, Tube Turns and Bell.

          (d) Delivery of Certificates. Each of GFP, Tube Turns and Bell shall have delivered to Group Tech a certificate dated the Closing Date and signed by the chief executive officer of GFP, Tube Turns and Bell certifying as to the matters set forth in Sections 11.02(b) and 11.02(c).

          (e) Tax Representations of GFP, Tube Turns and Bell. Each of GFP, Tube Turns and Bell shall have delivered to Group Tech a certificate dated the Closing Date in substantially the form attached hereto as Exhibit H.

          Section 11.03. Conditions to GFP's, Tube Turns' and Bell's Obligations. The obligation of each of GFP, Tube Turns and Bell to consummate, on the Closing Date, the transactions contemplated by this Agreement will be subject to the satisfaction of each of the following conditions on or prior to the Closing Date, unless expressly waived, in writing, by each of GFP, Tube Turns and Bell:

          (a) Opinion of Counsel for Group Tech. Each of GFP, Tube Turns and Bell shall have received the written opinion of counsel to Group Tech, dated the Closing Date, substantially in the form attached as Exhibit I to this Agreement.

          (b) Representations and Warranties. The representations and warranties of Group Tech set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (i) except for any such representations and warranties made as of a specified date, which shall be true and correct in all respects as of such date and (ii) to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual representation or warranty) does not constitute a Material Adverse Effect on Group Tech when compared to the state of facts which would exist if all such representations and warranties were true in all respects as of the applicable times.

          (c) Performance of this Agreement. Each of the agreements and covenants of Group Tech to be performed and complied with by Group Tech pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with except to the extent that the aggregate effect of any non-performance or noncompliance by Group Tech (each considered without any exclusions for lack of Material Adverse Effect set forth in the individual covenant or agreement) does not constitute a Material Adverse Effect on Group Tech when compared to the state of facts which would exist if all such agreements and covenants had been performed and complied with by Group Tech.

          (d) Delivery of Certificate. Group Tech shall have delivered to each of GFP, Tube Turns and Bell a certificate dated as of the Closing Date and signed by the chief executive officer of Group Tech certifying as to the matters set forth in Sections 11.03(b) and 11.03(c).


                                  ARTICLE XII

          NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.


                                 ARTICLE XIII

                                  TERMINATION


          Section 13.01. Termination. (a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

               (i) by the mutual written consent of GFP, Tube Turns, Bell and Group Tech;

               (ii) by GFP, Tube Turns, Bell or Group Tech if the Closing shall not have occurred on or before March 31, 1997 unless such failure to close shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

               (iii) by Group Tech, if GFP, Tube Turns or Bell breaches any of its respective representations, warranties or covenants set forth in this Agreement which breach has a Material Adverse Effect on the breaching party;

               (iv) by GFP, Tube Turns or Bell, if Group Tech breaches any representation, warranty or covenant of Group Tech contained in this Agreement which breach has a Material Adverse Effect on Group Tech.

          (b) In the event of a termination pursuant to Section 13.01(a)(iii) or Section 13.01(a)(iv), the non-breaching party shall have the right to sue the breaching party(ies) for any and all damages incurred as a result of the failure of the breaching party(ies) to perform hereunder.

                                  ARTICLE XIV

                                    CLOSING

          The Closing shall take place at 10:00 a.m. at the offices of Wyatt, Tarrant & Combs, Louisville, Kentucky, within ten (10) days after the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in Article XI hereof, or at such other date, time and place as GFP, Tube Turns, Bell and Group Tech may agree in writing.

                                  ARTICLE XV

                                 MISCELLANEOUS

          Section 15.01. Confidentiality. (a) Prior to Closing. Unless and until the Closing has occurred, and except as may be otherwise required by applicable law, each party hereto shall, and shall cause its employees, agents, and representatives to, maintain in confidence and not otherwise use information, documents, and data furnished to it, or to any Person on its behalf, by any other party in connection herewith.

          (b) Failure to Close. If the Closing does not occur on the Closing Date, each of GFP, Tube Turns, Bell and Group Tech shall return all written information, documents, and data obtained pursuant to the terms hereof. Notwithstanding anything else in this Agreement to the contrary, if the transactions contemplated by this Agreement are not closed, the agreement of each party to maintain in confidence all information received by it and not to use such information in competition with the other shall continue in perpetuity and none of such information shall be used by any parry, its employees, agents, or representatives or affiliates thereof in the business operations of any such Person, except to the extent that such information was: (i) possessed by such party prior to the disclosure thereof by the other party; (ii) disclosed to such party by an independent third party without a violation of any obligation of confidentiality on the part of such third party; or (iii) ascertainable from public or published information or trade sources.

          Section 15.02. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be mailed by first class, registered, or certified mail, postage prepaid, or sent via overnight reputable courier service, or delivered personally or via facsimile with copy sent by mail as provided above:

If to GFP, to:                          Copy to:

Jeffrey T. Gill                         Wyatt, Tarrant & Combs
President and Chief Executive           2800 Citizens Plaza
  Officer                               Louisville, Kentucky 40202
Group Financial Partners, Inc.          Attn: Robert A. Heath
455 Fourth Avenue                       Facsimile No.: (502) 589-0309
Louisville, Kentucky 40202
Facsimile No.: (502) 585-1602

If to Tube Turns, to:                   Copy to:

John M. Kramer                          Wyatt, Tarrant & Combs
President and Chief Executive           2800 Citizens Plaza
  Officer                               Louisville, Kentucky 40202
Tube Turns Technologies, Inc.           Attn: Robert A. Heath
2900 West Broadway                      Facsimile No.: (502) 589-0309
Louisville, Kentucky 40232
Facsimile No.: (502) 774-6300

If to Bell, to:                         Copy to:

Thomas W. Lovelock                      Wyatt, Tarrant & Combs
President and Chief Executive           2800 Citizens Plaza
  Officer                               Louisville, Kentucky 40202
Bell Technologies, Inc.                 Attn: Robert A. Heath
6120 Hanging Moss Road                  Facsimile No.: (502) 589-0309
Orlando, Florida 32807
Facsimile No.: (407) 678-0578

If to Group Tech, to:                   Copy to:

President                               Fowler, White, Gillen, Boggs,
Group Technologies Corporation             Villareal and Banker, P.A.
10901 Malcolm McKinley Drive            Suite 1700
Tampa, Florida 33612                    401 East Kennedy Boulevard
Facsimile No.: (813) 972-6978           Tampa, Florida 33602
                                        Attn: David Shobe
                                        Facsimile No.: (813) 228-9401

or to such other address of which the addressee shall have notified the sender in writing. Notices mailed in accordance with this section shall be deemed given three (3) days after being mailed, and notices sent by overnight courier service shall be deemed given one (1) day after placed in the hands of a representative of such service and notice given by facsimile shall be deemed given on the date of transmission subject to sender's receipt of a confirmation copy.

          Section 15.03. Third Party Rights. It is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any Person not a party to this Agreement.

          Section 15.04. Parties in Interest; Assignment. All covenants and agreements contained in this Agreement by or on behalf of any of the parties to this Agreement shall bind and inure to the benefit of their respective heirs, executors, successors, and assigns, whether so expressed or not. No party to this Agreement may assign its rights or delegate its obligations under this Agreement to any other Person without the express prior written consent of the other parties.

          Section 15.05. Construction; Governing Law. The section headings contained in this Agreement are inserted as a matter of convenience and shall not affect in any way the construction of the terms of this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Kentucky.

          Section 15.06. Entire Agreement; Amendment and Waiver. This Agreement, including the Exhibits and Schedules hereto and documents and instruments executed and delivered at the Closing in connection herewith, constitute and contain the entire Agreement among the parties hereto with respect to the transactions contemplated hereby and supersede any prior writing by the parties. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition of this Agreement. This Agreement may not be changed orally, but only in a writing signed by the parties hereto.

          Section 15.07. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

          Section 15.08. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party but all of which taken together shall constitute one and the same Agreement.

          Section 15.09. Expenses. Except as otherwise specifically provided in this Agreement, each party to this Agreement shall pay any and all fees and expenses that such party may incur in connection with the negotiation, execution, or closing of this Agreement and the other transactions contemplated by this Agreement.

          Section 15.10. Time of Essence. Time is of the essence to the performance of the obligations set forth in this Agreement.

          IN WITNESS WHEREOF, GFP, Tube Turns, Bell and Group Tech have caused this Agreement and Plan of Reorganization to be executed by their duly authorized officers as of the day and year first written above.

                                                "GFP"

                                                GROUP FINANCIAL PARTNERS, INC.

                                                By: /s/ Jeffrey T. Gill
                                                   -----------------------------

                                                Title: President and CEO
                                                      --------------------------

                                                "Tube Turns"

                                                TUBE TURNS TECHNOLOGIES, INC.

                                                By: /s/ John M. Kramer
                                                   -----------------------------

                                                Title: President and CEO
                                                      --------------------------
                                                "Bell"

                                                BELL TECHNOLOGIES, INC.

                                                By: /s/ Thomas W. Lovelock
                                                   -----------------------------

                                                Title: President and CEO
                                                      --------------------------


                                                "Group Tech"

                                                GROUP TECHNOLOGIES CORPORATION

                                                By: /s/ Robert E. Gill
                                                   -----------------------------

                                                Title: President and CEO
                                                      --------------------------

                                   EXHIBIT A


                                 PLAN OF MERGER
                                 --------------


          THIS PLAN OF MERGER (the "Plan") is made and entered effective as of the 15th day of January, 1997, by and between GROUP FINANCIAL PARTNERS, INC., a Kentucky corporation ("GFP") and GROUP TECHNOLOGIES CORPORATION, a Florida corporation ("Group Tech").


     W I T N E S S E T H :

          The respective Boards of Directors of GFP, Tube Turns Technologies, Inc., a Kentucky corporation, Group Tech, and Bell Technologies, Inc., a Florida corporation ("Bell") have determined that it is desirable to effect an Agreement and Plan of Reorganization (the "Agreement"), for the general welfare and advantage of their respective shareholders, under which plan, inter alia, GFP would be merged with and into Group Tech, in accordance with the terms of the Agreement and this Plan.

          The Boards of Directors of GFP and Group Tech have approved and adopted this Plan and have authorized the execution hereof.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1
                                   ---------

                                  THE MERGER
                                  ----------

     A. The Merger. Upon the terms and subject to the conditions set forth in the Agreement and this Plan, and in accordance with the Kentucky Revised Statutes, as amended ("KRS") and the Florida Business Corporation Act, as amended ("FBCA") at the Effective Time (as hereinafter defined), GFP shall be merged with and into Group Tech in accordance with the KRS and the FBCA (the "Merger"), whereupon the separate existence of GFP shall cease and Group Tech shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

     B. Articles of Merger. Upon the terms and conditions set forth in the Agreement and this Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by GFP and Group Tech and thereafter delivered to the Secretary of State of each of the Commonwealth of Kentucky and the State of Florida for filing as provided in the KRS and the FBCA. The Merger shall become effective upon filing with the Kentucky Secretary of State and the Florida Secretary of State or at such time and date

                                     A-A-1
thereafter as is provided in the Articles of Merger (the "Effective Time"). The date on which the Effective Time occurs shall be the "Effective Date".

     C. Effect of Filing. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the KRS and the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of GFP and Group Tech, shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of GFP and Group Tech shall become the debts, liabilities and duties of the Surviving Corporation.


                                   ARTICLE 2
                                   ---------

                             CONVERSION OF SHARES
                             --------------------

     A. Conversion of Shares; Adjustments. At the Effective Time, by virtue of the Merger and without any action on the part of GFP or Group Tech or the stockholders of either of the foregoing entities:

               [1] each share of the outstanding common stock, no par value per share, of GFP (the "GFP Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and extinguished and automatically converted into the right to receive such shares of common stock, $.01 par value per share, of Group Tech ("Group Tech Common Stock") as is equal to the GFP Conversion Ratio (as hereinafter defined);

               [2] each share of Group Tech Common Stock issued and outstanding immediately prior to the Effective Time which is held by GFP shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor; and

               [3] each share of Group Tech Common Stock issued and outstanding immediately prior to the Effective Time and which is not held by GFP shall be unchanged after the Effective Time.

     B.   Exchange of Certificates.
          ------------------------

               [1] On or prior to the Effective Time, Group Tech shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of GFP Common Stock (for purposes of this Article, the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting

                                     A-A-2
     the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Group Tech and the form of letter of transmittal shall so reflect. Upon surrender to Group Tech of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Group Tech Common Stock to which such holder of GFP Common Stock shall have become entitled pursuant to the provisions of Article 2 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Article 2 hereof, upon exchange of a Certificate, is to be issued or paid to a Person (as hereinafter defined) other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this Article 2, each Certificate shall represent for all purposes only the right to receive the consideration provided in Article 2 hereof. All payments in respect of shares of GFP Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

               [2] In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Article 2, to deliver to Group Tech a lost stock certificate affidavit and satisfactory indemnity agreement as Group Tech may direct as indemnity against any claim that may be made against Group Tech with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

               [3] After the Effective Time, there shall be no transfers on the stock transfer books of Group Tech of the shares of GFP Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Group Tech for transfer, they shall be cancelled and exchanged for the consideration described in Article 2 hereof.

     C. Dissenting Shareholders. To the extent that appraisal rights are available under the KRS, shares of GFP Common Stock that are issued and outstanding immediately prior to the Effective Time

                                     A-A-3
and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with the KRS ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Article 2 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Article 2 hereof. If any holder of GFP Common Stock shall assert the right to be paid the fair value of such GFP Common Stock as described above, GFP shall give Group Tech notice thereof and Group Tech shall have the right to participate in all negotiations and proceedings with respect to any such demands. GFP shall not, except with the prior written consent of Group Tech, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the KRS. To the extent that appraisal rights are available under the FBCA, shares of Group Tech Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with the FBCA shall receive payment as required by the FBCA.

     D. Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Group Tech, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law.

     E. By-Laws of Surviving Corporation. The By-Laws of Group Tech in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the Articles of Incorporation of the Surviving Corporation and as provided by applicable law.

     F. Directors and Officers of Surviving Corporation. From and after the Effective Time: (i) the directors of Group Tech immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of Group Tech immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by applicable law.

                                     A-A-4

     G.  GFP Conversion Ratio and Adjustment Event.
         -----------------------------------------

               [1] The "GFP Conversion Ratio" shall be equal to such fraction as is obtained by dividing the Group Tech Merger Shares (as hereinafter defined) by the Total GFP Shares (as hereinafter defined). The "Group Tech Merger Shares" shall be equal to such number of whole shares of Group Tech Common Stock as is obtained by dividing the Aggregate GFP Consideration (as hereinafter defined) by the Average Closing Price (hereinafter defined). The "Total GFP Shares" shall be equal to 315,996. The "Aggregate GFP Consideration" shall be equal to $55,298,334.

               [2] In the event of any change in Group Tech Common Stock or GFP Common Stock between the date of this Plan and the Effective Time by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the GFP Conversion Ratio shall be appropriately adjusted so that each holder of GFP Common Stock will receive in the Merger the same proportionate amount of Group Tech Common Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

               [3] For purposes of this Plan, the "Average Closing Price" shall be the greater of (i) $1.50 per share of Group Tech Common Stock, or (ii) the arithmetic average of the closing price per share of the Group Tech Common Stock, as reported on The Nasdaq National Market, for each of the ten (10) consecutive trading days ending with the trading day which occurs immediately prior to the effective date of the approval of the transactions contemplated by the Agreement by the holders of shares of Group Tech Common Stock voted, in person or by proxy, at the stockholders meeting of Group Tech held to approve such transactions.

     H. Fractional Shares. No scrip or fractional shares of Group Tech Common Stock shall be issued in the Merger. All fractional shares of Group Tech Common Stock to which a holder of GFP Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such stockholder's Certificate(s) that represent such shares of GFP Common Stock, to receive from Group Tech an amount in cash in lieu of such fractional share, based on the Average Closing Price.

     I. Person. For purposes of this Plan, "Person" means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise,

                                     A-A-5
joint stock company, trust, unincorporated organization or other entity.


                                   ARTICLE 3
                                   ---------

                                  TERMINATION
                                  -----------

          Anything contained in this Plan notwithstanding, this Plan may be terminated and the Merger abandoned as provided in the Agreement.


                                   ARTICLE 4
                                   ---------

                              CONDITIONS PRECEDENT
                              --------------------

          The obligations of the parties to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.


                                   ARTICLE 5
                                   ---------

                               GENERAL PROVISIONS
                               ------------------

     A. Law and Section Headings. This Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Plan for convenience only and are to be ignored in the construction of the terms of this Plan.

     B. Modifications. The parties hereto may amend, modify or supplement this Plan in such manner as may be agreed by them in writing.

          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the date first above written.


                              "GFP"

                              GROUP FINANCIAL PARTNERS, INC.



                              By:________________________________

                              Title:_____________________________



                                     A-A-6

                              "GROUP TECH"

                              GROUP TECHNOLOGIES CORPORATION



                              By:________________________________

                              Title:_____________________________

                                     A-A-7

                                   EXHIBIT B


                                 PLAN OF MERGER
                                 --------------


          THIS PLAN OF MERGER (the "Plan") is made and entered effective as of the 15th day of January, 1997, by and between TUBE TURNS TECHNOLOGIES, INC., a Kentucky corporation ("Tube Turns") and NEW TUBE TURNS TECHNOLOGIES, INC., a Kentucky corporation ("New Tube Turns").


          W I T N E S S E T H :

          The respective Boards of Directors of Group Financial Partners, Inc., a Kentucky corporation ("GFP"), Tube Turns, Group Technologies Corporation ("Group Tech"), and Bell Technologies, Inc., a Florida corporation ("Bell") have determined that it is desirable to effect an Agreement and Plan of Reorganization (the "Agreement"), for the general welfare and advantage of their respective shareholders, under which plan, inter alia, Tube Turns would be merged with and into New Tube Turns, in accordance with the terms of the Agreement and this Plan.

          New Tube Turns is a wholly owned subsidiary of Group Tech.

          The Boards of Directors of Tube Turns and New Tube Turns have approved and adopted this Plan and have authorized the execution hereof.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1
                                   ---------

                                   THE MERGER
                                   ----------

     A. The Merger. Upon the terms and subject to the conditions set forth in the Agreement and this Plan, and in accordance with the Kentucky Revised Statutes, as amended ("KRS") at the Effective Time (as hereinafter defined), Tube Turns shall be merged with and into New Tube Turns in accordance with the KRS (the "Tube Turns Merger"), whereupon the separate existence of Tube Turns shall cease and New Tube Turns shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

     B. Articles of Merger. Upon the terms and conditions set forth in the Agreement and this Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Tube Turns and New Tube Turns, and thereafter delivered to the Secretary

                                     A-B-1
of State of the Commonwealth of Kentucky for filing as provided in the KRS. The Tube Turns Merger shall become effective upon filing with the Kentucky Secretary of State or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time"). The date on which the Effective Time occurs shall be the "Effective Date".

     C. Effect of Filing. At the Effective Time, the Tube Turns Merger shall have the effects set forth in the applicable provisions of the KRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of Tube Turns and New Tube Turns, shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of Tube Turns and New Tube Turns shall become the debts, liabilities and duties of the Surviving Corporation.


                                   ARTICLE 2
                                   ---------

                              CONVERSION OF SHARES
                              --------------------

     A. Conversion of Shares; Adjustments. At the Effective Time, by virtue of the Tube Turns Merger and without any action on the part of Tube Turns or New Tube Turns or the stockholders of either of the foregoing entities:

               [1] each share of the common stock of Tube Turns, no par value per share (the "Tube Turns Common Stock"), issued and outstanding immediately prior to the Effective Time, and held by a Person (as hereinafter defined) other than Group Tech, shall be cancelled and extinguished and automatically converted into the right to receive such shares of common stock, $.01 par value, of Group Tech ("Group Tech Common Stock") as is equal to the Tube Turns Conversion Ratio (as hereinafter defined); and

               [2] each share of Tube Turns Common Stock issued and outstanding immediately prior to the Effective Time, and held by Group Tech, shall be cancelled and extinguished.

     B.   Exchange of Certificates.
          ------------------------

               [1] On or prior to the Effective Time, Group Tech and New Tube Turns shall make available to each record holder (other than Group Tech) who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Tube Turns Common Stock (for purposes of this Article, the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof.

                                     A-B-2

     Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Group Tech and the form of letter of transmittal shall so reflect. Upon surrender to Group Tech of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Group Tech Common Stock to which such holder of Tube Turns Common Stock shall have become entitled pursuant to the provisions of Article 2 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Article 2 hereof, upon exchange of a Certificate, is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this Article 2, each Certificate shall represent for all purposes only the right to receive the consideration provided in Article 2 hereof. All payments in respect of shares of Tube Turns Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

               [2] In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Article 2, to deliver to Group Tech and New Tube Turns a lost stock certificate affidavit and satisfactory indemnity agreement as Group Tech and New Tube Turns may direct as indemnity against any claim that may be made against Group Tech and/or New Tube Turns with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

               [3] After the Effective Time, there shall be no transfers on the stock transfer books of New Tube Turns of the shares of Tube Turns Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Group Tech for transfer, they shall be cancelled and exchanged for the consideration described in Article 2 hereof.

     C. Dissenting Shareholders. To the extent that appraisal rights are available under the KRS, shares of Tube Turns Common Stock that are issued and outstanding immediately prior to the

                                     A-B-3

Effective Time and that have not been voted for adoption of the Tube Turns Merger and with respect to which appraisal rights have been properly demanded in accordance with the KRS ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Article 2 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Article 2 hereof. If any holder of Tube Turns Common Stock shall assert the right to be paid the fair value of such Tube Turns Common Stock as described above, Tube Turns shall give New Tube Turns and Group Tech notice thereof and New Tube Turns and Group Tech shall have the right to participate in all negotiations and proceedings with respect to any such demands. Tube Turns shall not, except with the prior written consent of Group Tech and New Tube Turns, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the KRS.

     D. Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of New Tube Turns, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that Article I of the Articles of Incorporation of New Tube Turns shall be amended to read in its entirety as follows:

                                   Article I
                                   ---------

                                     Name
                                     ----

         The name of the corporation is Tube Turns Technologies, Inc.


     E. By-Laws of Surviving Corporation. The By-Laws of New Tube Turns in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the Articles of Incorporation of the Surviving Corporation and as provided by applicable law.

     F. Directors and Officers of Surviving Corporation. From and after the Effective Time: (i) the directors of New Tube Turns immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of New Tube Turns immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualify in the manner

                                     A-B-4
provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by applicable law.

     G.  Tube Turns Conversion Ratio and Adjustment Event.
         ------------------------------------------------

               [1] The "Tube Turns Conversion Ratio" shall be equal to such fraction as is obtained by dividing the Group Tech Merger Shares (as hereinafter defined) by the Total Tube Turns Shares (as hereinafter defined). The "Group Tech Merger Shares" shall be equal to such number of whole shares of Group Tech Common Stock as is obtained by dividing the Aggregate Tube Turns Consideration (as hereinafter defined) by the Average Closing Price. The "Total Tube Turns Shares" shall be equal to 125,030. The "Aggregate Tube Turns Consideration" shall be equal to $1,875,450.

               [2] In the event of any change in Group Tech Common Stock or Tube Turns Common Stock between the date of this Plan and the Effective Time by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the Tube Turns Conversion Ratio shall be appropriately adjusted so that each holder of Tube Turns Common Stock will receive in the Tube Turns Merger the same proportionate amount of Group Tech Common Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

               [3] For purposes of this Plan, the "Average Closing Price" shall be the greater of (i) $1.50 per share of Group Tech Common Stock, or (ii) the arithmetic average of the closing price per share of the Group Tech Common Stock, as reported on The Nasdaq National Market, for each of the ten (10) consecutive trading days ending with the trading day which occurs immediately prior to the effective date of the approval of the transactions contemplated by the Agreement by the holders of shares of Group Tech Common Stock voted, in person or by proxy, at the stockholders meeting of Group Tech held to approve such transactions.


     H. New Tube Turns Common Stock. The shares of common stock of New Tube Turns issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall not be effected by the Tube Turns Merger.

     I. Fractional Shares. No scrip or fractional shares of Group Tech Common Stock shall be issued in the Tube Turns Merger. All fractional shares of Group Tech Common Stock to which a holder of Tube Turns Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation,

                                     A-B-5
such stockholder shall be entitled, after the later of (a) the Effective Time or
(b) the surrender of such stockholder's Certificate(s) that represent such shares of Tube Turns Common Stock, to receive from Group Tech an amount in cash in lieu of such fractional share, based on the Average Closing Price.

     J. Person. For purposes of this Plan, "Person" means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.


                                   ARTICLE 3
                                   ---------

                                  TERMINATION
                                  -----------

          Anything contained in this Plan notwithstanding, this Plan may be terminated and the Tube Turns Merger abandoned as provided in the Agreement.


                                   ARTICLE 4
                                   ---------

                             CONDITIONS PRECEDENT
                             --------------------

          The obligations of the parties to effect the Tube Turns Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.


                                   ARTICLE 5
                                   ---------

                              GENERAL PROVISIONS
                              ------------------

     A. Law and Section Headings. This Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Plan for convenience only and are to be ignored in the construction of the terms of this Plan.

     B. Modifications. The parties hereto may amend, modify or supplement this Plan in such manner as may be agreed by them in writing.

                                     A-B-6

          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the date first above written.


                              "TUBE TURNS"

                              TUBE TURNS TECHNOLOGIES, INC.



                              By:
                                 --------------------------------

                              Title:
                                    -----------------------------


                              "NEW TUBE TURNS"

                              NEW TUBE TURNS TECHNOLOGIES, INC.


                              By:
                                 --------------------------------

                              Title:
                                    -----------------------------


                                    A-B-7

                                   EXHIBIT C


                                PLAN OF MERGER
                                --------------


          THIS PLAN OF MERGER (the "Plan") is made and entered effective as of the 15th day of January, 1997, by and between BELL TECHNOLOGIES, INC., a Florida corporation ("Bell") and BELL ACQUISITION CORPORATION, a Florida corporation ("New Bell").


     W I T N E S S E T H :

     The respective Boards of Directors of Group Financial Partners, Inc., a Kentucky corporation ("GFP"), Tube Turns Technologies, Inc., a Kentucky corporation, Group Technologies Corporation ("Group Tech"), and Bell have determined that it is desirable to effect an Agreement and Plan of Reorganization (the "Agreement"), for the general welfare and advantage of their respective shareholders, under which plan, inter alia, Bell would be merged with and into New Bell, in accordance with the terms of the Agreement and this Plan.

     New Bell is a wholly owned subsidiary of Group Tech.

     The Boards of Directors of Bell and New Bell have approved and adopted this Plan and have authorized the execution hereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1
                                   ---------

                                  THE MERGER
                                  ----------

     A. The Merger. Upon the terms and subject to the conditions set forth in the Agreement and this Plan, and in accordance with the Florida Business Corporation Act, as amended ("FBCA") at the Effective Time (as hereinafter defined), Bell shall be merged with and into New Bell in accordance with the FBCA (the "Bell Merger"), whereupon the separate existence of Bell shall cease and New Bell shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

     B. Articles of Merger. Upon the terms and conditions set forth in the Agreement and this Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Bell and New Bell, and thereafter delivered to the Secretary of State of the State of Florida for filing as provided in the FBCA. The Bell Merger shall become effective upon filing with the Secretary of

                                     A-C-1

State of the State of Florida or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time"). The date on which the Effective Time occurs shall be the "Effective Date".

     C. Effect of Filing. At the Effective Time, the Bell Merger shall have the effects set forth in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of Bell and New Bell, shall vest in the Surviving Corporation without further act or deed, and all debts, liabilities and duties of Bell and New Bell shall become the debts, liabilities and duties of the Surviving Corporation.


                                   ARTICLE 2
                                   ---------

                             CONVERSION OF SHARES
                             --------------------

     A. Conversion of Shares; Adjustments. At the Effective Time, by virtue of the Bell Merger and without any action on the part of Bell or New Bell or the stockholders of either of the foregoing entities:

               [1] each share of the common stock of Bell, no par value per share (the "Bell Common Stock"), issued and outstanding immediately prior to the Effective Time, and held by a Person (as hereinafter defined) other than Group Tech, shall be cancelled and extinguished and automatically converted into the right to receive such shares of common stock, $.01 par value, of Group Tech ("Group Tech Common Stock") as is equal to the Bell Conversion Ratio (as hereinafter defined); and

               [2] each share of Bell Common Stock issued and outstanding immediately prior to the Effective Time, and held by Group Tech, shall be cancelled and extinguished.

     B.   Exchange of Certificates.
          ------------------------

               [1] On or prior to the Effective Time, Group Tech and New Bell shall make available to each record holder (other than Group Tech) who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Bell Common Stock (for purposes of this Article, the "Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Group Tech and the form of letter of transmit-

                                     A-C-2
     tal shall so reflect. Upon surrender to Group Tech of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Group Tech Common Stock to which such holder of Bell Common Stock shall have become entitled pursuant to the provisions of Article 2 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable upon the surrender of the Certificates. If any portion of the consideration to be received pursuant to Article 2 hereof, upon exchange of a Certificate, is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer. From the Effective Time until surrender in accordance with the provisions of this
     Article 2, each Certificate shall represent for all purposes only the right to receive the consideration provided in Article 2 hereof. All payments in respect of shares of Bell Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to such securities.

               [2] In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Article 2, to deliver to Group Tech and New Bell a lost stock certificate affidavit and satisfactory indemnity agreement as Group Tech and New Bell may direct as indemnity against any claim that may be made against Group Tech and/or New Bell with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

               [3] After the Effective Time, there shall be no transfers on the stock transfer books of New Bell of the shares of Bell Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Group Tech for transfer, they shall be cancelled and exchanged for the consideration described in Article 2 hereof.

     C. Dissenting Shareholders. To the extent that appraisal rights are available under the FBCA, shares of Bell Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Bell Merger and with respect to which appraisal rights have been properly demanded in accordance with the FBCA ("Dissenting Shares") shall not be converted into the right to receive the consideration

                                     A-C-3
provided for in Article 2 hereof at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Article 2 hereof. If any holder of Bell Common Stock shall assert the right to be paid the fair value of such Bell Common Stock as described above, Bell shall give New Bell and Group Tech notice thereof and New Bell and Group Tech shall have the right to participate in all negotiations and proceedings with respect to any such demands. Bell shall not, except with the prior written consent of Group Tech and New Bell, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the FBCA.

     D. Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of New Bell, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that
Article I of the Articles of Incorporation of New Bell shall be amended to read in its entirety as follows:

                                   Article I
                                   ---------

                                     Name
                                     ----

               The name of the corporation is Bell Technologies, Inc.

     E. By-Laws of Surviving Corporation. The By-Laws of New Bell in effect at the Effective Time shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the Articles of Incorporation of the Surviving Corporation and as provided by applicable law.

     F. Directors and Officers of Surviving Corporation. From and after the Effective Time: (i) the directors of New Bell immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (ii) the officers of New Bell immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by applicable law.

                                     A-C-4

     G.  Bell Conversion Ratio and Adjustment Event.
         ------------------------------------------

               [1] The "Bell Conversion Ratio" shall be equal to such fraction as is obtained by dividing the Group Tech Merger Shares (as hereinafter defined) by the Total Bell Shares (as hereinafter defined). The "Group Tech Merger Shares" shall be equal to such number of whole shares of Group Tech Common Stock as is obtained by dividing the Aggregate Bell Consideration (as hereinafter defined) by the Average Closing Price (as hereinafter defined). The "Total Bell Shares" shall be equal to 173,789. The "Aggregate Bell Consideration" shall be equal to $5,908,826.

               [2] In the event of any change in Group Tech Common Stock or Bell Common Stock between the date of this Plan and the Effective Time by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the Bell Conversion Ratio shall be appropriately adjusted so that each holder of Bell Common Stock will receive in the Bell Merger the same proportionate amount of Group Tech Common Stock such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event.

               [3] For purposes of this Plan, the "Average Closing Price" shall be the greater of (i) $1.50 per share of Group Tech Common Stock, or (ii) the arithmetic average of the closing price per share of the Group Tech Common Stock, as reported on The Nasdaq National Market, for each of the ten (10) consecutive trading days ending with the trading day which occurs immediately prior to the effective date of the approval of the transactions contemplated by the Agreement by the holders of shares of Group Tech Common Stock voted, in person or by proxy, at the stockholders meeting of Group Tech held to approve such transactions.

     H. New Bell Common Stock. The shares of common stock of New Bell issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding at the Effective Time and shall not be effected by the Bell Merger.

     I. Fractional Shares. No scrip or fractional shares of Group Tech Common Stock shall be issued in the Bell Merger. All fractional shares of Group Tech Common Stock to which a holder of Bell Common Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such stockholder's Certificate(s) that represent such shares of Bell Common Stock, to receive from Group

                                     A-C-5

Tech an amount in cash in lieu of such fractional share, based on the Average Closing Price.

     J. Person. For purposes of this Plan, "Person" means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.


                                   ARTICLE 3
                                   ---------

                                  TERMINATION
                                  -----------

          Anything contained in this Plan notwithstanding, this Plan may be terminated and the Bell Merger abandoned as provided in the Agreement.


                                   ARTICLE 4
                                   ---------

                             CONDITIONS PRECEDENT
                             --------------------

          The obligations of the parties to effect the Bell Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.


                                   ARTICLE 5
                                   ---------

                              GENERAL PROVISIONS
                              ------------------

     A. Law and Section Headings. This Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Plan for convenience only and are to be ignored in the construction of the terms of this Plan.

     B. Modifications. The parties hereto may amend, modify or supplement this Plan in such manner as may be agreed by them in writing.

                                     A-C-6

          IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the date first above written.


                              "BELL"

                              BELL TECHNOLOGIES, INC.



                              By:
                                 --------------------------------

                              Title:
                                    -----------------------------


                              "NEW BELL"

                              BELL ACQUISITION CORPORATION


                              By:
                                 --------------------------------

                              Title:
                                    -----------------------------


                                    A-C-7

                                                                      APPENDIX B

                           KENTUCKY REVISED STATUTES

                        SUBTITLE 13. DISSENTERS' RIGHTS

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

          271B.13-010. DEFINITIONS. As used in this subtitle:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

          (3) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder. (Enact. Acts 1988, ch. 23, (S)123, effective January 1, 1989.)

          271B.13-020. RIGHT TO DISSENT. (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

     1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

     2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

     2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

     3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

          (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. (Enact. Acts 1988, ch. 23, (S)124, effective January 1, 1989.)

          271B.13-030. DISSENT BY NOMINEE AND BENEFICIAL OWNERS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

          (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Enact. Acts 1988, ch. 23, (S)125, effective January 1, 1989.)


                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

          271B.13-200. NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

          (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220. (Enact. Acts 1988, ch. 23, (S)126, effective January 1, 1989.)

          271B.13-210. NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Shall not vote his shares in favor of the proposed action.

          (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section shall not be entitled to payment for his shares under this chapter. (Enact. Acts 1988, ch. 23, (S)127, effective January 1, 1989.)

          271B.13-220. DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

          (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this subtitle. (Enact. Acts 1988, ch. 23, (S)128, effective January 1, 1989.)

          271B.13-230. DUTY TO DEMAND PAYMENT. (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

          (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

          (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle. (Enact. Acts 1988, ch. 23, (S)129, effective January 1, 1989.)

          271B.13-240. SHARE RESTRICTIONS. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

          (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Enact. Acts 1988, ch. 23, (S)130, effective January 1, 1989.)

          271B.13-250. PAYMENT. (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

          (2) The payment shall be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated; and

          (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, (S)131, effective January 1, 1989.)

          271B.13-260. FAILURE TO TAKE ACTION. (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure. (Enact. Acts 1988, ch. 23, (S)132, effective January 1, 1989.)

          271B.13-270. AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

          (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280. (Enact. Acts 1988, ch. 23, (S)133, effective January 1, 1989.)

          271B.13-280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

          (a) The dissenter believes that the amount paid under KRS
271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

          (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

          (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection
(1) of this section within thirty (30) days after the corporation made or offered payment for his shares. (Enact. Acts 1988, ch. 23, (S)134, effective January 1, 1989.)

                         JUDICIAL APPRAISAL OF SHARES

          271B.13-300 COURT ACTION. (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

          (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

          (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270. (Enact. Acts 1988, ch. 23, (S)135, effective January 1, 1989.)

          271B.13-310. COURT COSTS AND COUNSEL FEES. (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

          (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

          (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Enact. Acts 1988, ch. 23, (S)136, effective January 1, 1989.)

                                                                      APPENDIX C

                       FLORIDA BUSINESS CORPORATION ACT

     607.1301 DISSENTERS' RIGHTS; DEFINITIONS. -- The following definitions apply to ss. 607.1302 and 607.1320:

     (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

     607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

          1. If the shareholder is entitled to vote on the merger, or

          2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

          1. Altering or abolishing any preemptive rights attached to any of his shares;

          2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

          3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

          4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

          5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

          6. Reducing the stated dividend preference of any of his preferred shares; or

          7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(l)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

     (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

     1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

     2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

          (b) If proposed corporate action creating dissenters' rights under s.
607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                       EXHIBIT D

                              THIRD AMENDMENT TO
             THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                        GROUP TECHNOLOGIES CORPORATION

     GROUP TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of the State of Florida (the "Corporation"), hereby certifies as follows:

     Pursuant to the unanimous approval of the Board of Directors of the Corporation and the affirmative vote of the holders of a majority of the outstanding common stock of the Corporation, in accordance with Section 607.1003 of the Florida Statutes, on __________________, 19___, the following amendments to the Amended and Restated Articles of Incorporation of the Corporation were adopted:

     I. CHANGE OF CORPORATE NAME. Article I shall be deleted in its entirety and replaced with the following:

                                  "ARTICLE I
                                  ----------

                                     NAME
                                     ----

          The name of the corporation is Avcor Solutions, Inc."

     II. INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND AUTHORIZATION OF NONVOTING COMMON STOCK. Article VI shall be deleted in its entirety and replaced with the following:

                                  "ARTICLE VI
                                  -----------

                                 Capital Stock
                                 -------------


          The total number of shares which are authorized to be issued by the corporation is 60,000,000 shares of common stock having a $.01 par value ("Common Stock"), 10,000,000 shares of nonvoting common stock having a $.01 par value per share ("Nonvoting Common Stock"), and 1,000,000 shares of preferred stock having $.01 par value ("Preferred Stock").

          A description of the foregoing classes of stock of the corporation and a statement of the voting powers, preferences and relative rights and the qualifications, limitations or restrictions granted to or imposed upon the shares of each class is as follows:

                                  Paragraph I

                                Preferred Stock


          A. Authority is hereby vested in the Board of Directors, by resolution, to divide any or all of the authorized shares of Preferred Stock into series and, within the limitations imposed by law and these Articles of Incorporation, to fix and determine as to each such series:

          (1) The voting rights and powers, if any, of the holders of shares of such series;

          (2)  The number of shares and designation of such series;

          (3)  The annual dividend rate;

          (4) The prices at, and the terms and conditions on which, shares of such series may be redeemed;

          (5) The amounts payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

          (6) The terms, if any, upon which shares of such series may be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes, including the price or prices and the rate of conversion or exchange, any adjustments thereof, and all other terms and conditions;

          (7) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and

          (8) Such other provisions as may be fixed by the Board of Directors of the corporation pursuant to the Florida Business Corporation Act.

          B. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

          C. The corporation may at any time permitted by the resolution adopted by the Board of Directors providing for the issue of any series of Preferred Stock and at the redemption price or prices and on the terms and conditions stated in said resolution, redeem the whole or any part of the shares of any series of Preferred Stock at the time outstanding.

          D. Except when otherwise herein or by statute specifically provided, or except as provided by the resolution adopted by the Board of Directors providing for the issue of any series, the holders of shares of Preferred Stock shall not be entitled to vote at the election of directors or on any question arising at any meeting of shareholders of the corporation.

          E. To the extent permitted by the Florida Business Corporation Act, the shares of Preferred Stock shall be convertible into other shares of the capital stock of this corporation upon such terms and conditions and at such rates of conversion or exchange as may be provided by the resolution adopted by the Board of Directors providing for the issue of any series.

                                 Paragraph II
                                 ------------

                    Common Stock and Nonvoting Common Stock
                    ---------------------------------------

           The Common Stock and Nonvoting Common Stock are identical in all respects, except as follows:

           A. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a shareholders' vote, while no shares of Nonvoting Common Stock shall have any voting rights, except for those voting rights required by the Florida Business Corporation Act.

           B. Subject to the limitations prescribed herein, holders of the Common Stock and Nonvoting Common Stock shall participate equally in any dividends (payable in cash, stock or property) and stock splits, when and as declared by the Board of Directors, out of assets of the corporation legally available therefor; provided, however, that, in the event of a stock split, or a pro rata stock dividend of like shares declared on outstanding shares, the holders of Common Stock shall receive shares of Common Stock and the holders of Nonvoting Common Stock shall receive shares of Nonvoting Common Stock.

           C. In the event the corporation is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Common Stock and Nonvoting Common Stock shall participate equally in any distribution. A merger or consolidation of the corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the corporation (which shall not in fact result in the liquidation of the corporation and the distribution of assets to shareholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the corporation within the meaning of this paragraph.

          D. If at any time while there are shares of Common Stock and Nonvoting Common Stock issued and outstanding, it shall be determined by the Board of Directors, in its sole discretion, that legislation or regulations are enacted or any judicial or administrative determination is made which would prohibit the quotation, listing, or trading of the corporation's Common Stock or Nonvoting Common Stock on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System, or would otherwise have a material adverse effect on the corporation, in any such case due to the corporation having more than one class of common shares outstanding, then the Board of Directors may by reversion convert all outstanding Nonvoting Common Stock into Common Stock on a share-for-share basis. To the extent practicable, notice of such conversion of Nonvoting Common Stock specifying the date fixed for said conversion shall be mailed, postage prepaid, at least 10 days but not more than 30 days prior to said conversion date to the holders of record of shares of Common Stock and Nonvoting Common Stock at their respective addresses as the same shall appear on the books of the corporation; provided, however, that no failure or inability to provide such notice shall limit the authority or ability of the Board of Directors to convert all outstanding Nonvoting Common Stock into Common Stock. Immediately prior to the close of business on said conversion date (or, if said conversion date is not a business day, on the next succeeding business day) each outstanding share of Nonvoting Common Stock shall thereupon automatically be converted into a share of Common Stock and each certificate theretofore representing shares of Nonvoting Common Stock shall thereupon and thereafter represent a like number of shares of Common Stock.



                                 Paragraph III
                                 -------------

                                    General
                                    -------

          A. No holder of shares of the corporation of any class, as such, shall have any preemptive right to subscribe to stock, obligations, warrants, subscription rights or other securities of the corporation of any class, regardless of when authorized.

          B. For the purposes of this Article VI and of any resolution of the Board of Directors providing for the issue of any series of Preferred Stock or of any articles of amendment filed with the Department of State of the State of Florida (unless otherwise expressly provided in any such resolution or articles), any class or classes of stock of the corporation shall be deemed to rank junior to any other class or classes if the rights of the holders thereof shall be subject or subordinate to the rights of the holders of shares of such other class or classes in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution, or winding up."

     As required pursuant to Florida Statutes '607.1006(1)(f), the undersigned hereby attest that the number of votes cast for the foregoing amendments by the shareholders was sufficient for approval.

     WHEREUPON, at Tampa, Florida, this _____ day of _______________, 1997, Group Technologies Corporation hereby certifies accordingly, under its corporate seal and the hands of its President and Secretary, so that, on the filing hereof, the Amended and Restated Articles of Incorporation shall be deemed amended accordingly.

                                   GROUP TECHNOLOGIES
                                   CORPORATION, a Florida corporation
ATTEST:

By:                                By:
   --------------------------         --------------------------------
   Michael L. Schuman, Secretary      Robert E. Gill, President

   (CORPORATE SEAL)

                                                                      APPENDIX E

                       GROUP TECHNOLOGIES CORPORATION
                  1994 STOCK OPTION PLAN FOR KEY EMPLOYEES
                          ADOPTED ON OCTOBER 27, 1994

                 AS AMENDED AND RESTATED ON ____________, 1997


     1.  Purpose.  The purpose of the Group Technologies Corporation
1994 Stock Option Plan for Key Employees is to promote the interests of the Company by affording an incentive to certain key employees to remain in the employ of the company and its Subsidiaries and to use their best efforts in its behalf; and further to aid the Company and its Subsidiaries in attracting, maintaining, and developing capable personnel of a caliber required to ensure the continued success of the Company and its Subsidiaries by means of an offer to such persons of an opportunity to acquire or increase their proprietary interest in the Company through the granting of incentive stock options and nonstatutory stock options to purchase the Company's stock pursuant to the terms of the Plan.

     2.   Definitions.

          A.  Board.  The word "Board" means the Company's Board of Directors.

          B. Code. The word "Code" means the Internal Revenue Code of 1986, as amended.

          C. Common Stock. The term "Common Stock" means the Company's common stock, $.01 par value, or the common stock or securities of a Successor that have been substituted theretofore pursuant to Section 9 hereof.

         D. Company. The word "Company" means Group Technologies Corporation, a Florida corporation, with its principal place of business at 10901 Malcolm McKinley Drive, Tampa, Florida 33612.

         E. ISO. The acronym "ISO" means an option to purchase Common Stock which at the time the option is granted under the Plan qualifies as an incentive stock option within the meaning of Code Section 422.

         F. NSO. The acronym "NSO" means a nonstatutory stock option to purchase Common Stock which at the time the option is granted under the Plan does not qualify as an ISO.

         G. Option Price. The term "Option Price" means the price to be paid for Common Stock upon the exercise of an option granted under the Plan, in accordance with Section 7.B hereof.

          H. Optionee. The word "Optionee" means an employee to whom options have been granted under the Plan.

          I. Plan. The word "Plan" means the Group Technologies Corporation 1994 Stock Option Plan for Key Employees, as set forth herein, and as amended from time to time.

          J. Plan Committee. The term "Plan Committee" means the committee appointed by the Board to administer the Plan, pursuant to Section 4 hereof.

          K. Subsidiary. The word "Subsidiary" shall mean any corporation which at the time an option is granted under the Plan qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in Code Section 424(f), or any similar provision thereafter enacted.

          L. Successor. The word "Successor" means the entity surviving a merger or consolidation with the Company, or the entity that acquires all or a substantial portion of the Company's assets or outstanding capital stock (whether by merger, purchase or otherwise).

          M. Ten Percent Shareholder. The term "Ten Percent Shareholder" means an employee who, at the time an option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary employing the Optionee or of its parent (within) the meaning of Code Section 424(e)) or subsidiary (within the meaning of Code Section 424(f)) corporation.

     3.   Shares Subject to Plan.

          A. Authorized Unissued or Treasury Shares. Subject to the provisions of Section 9 hereof, the shares to be delivered upon exercise of options granted under the Plan shall be made available, at the discretion of the Board, from the authorized unissued shares or treasury shares of Common Stock.

          B. Aggregate Number of Shares. Subject to adjustments and substitutions made pursuant to the provisions of Section 9 hereof, the aggregate number of shares that may be issued upon exercise of all options that may be granted under the Plan shall not exceed five million (5,000,000) of the Company's authorized shares of Common Stock.

          C. Shares Subject to Expired Options. If any option granted under the Plan expires or terminates for any reason without having been exercised in full in accordance with the terms of the Plan, the shares of Common Stock subject to, but not delivered under, such option shall become available for any lawful corporate purpose, including for transfer pursuant to other options granted to the same employee or other employees without decreasing the aggregate number of shares of Common Stock that may be granted under the Plan.

     4. Administration. The Plan shall be administered by the Board or, at the discretion of the Board, by the Plan Committee, whose membership shall be determined and reviewed from time to time by the Board. The Plan Committee shall consist of not less than two (2) members of the Board. Jeffrey T. Gill and Robert E. Gill shall serve as members of the Plan Committee until delivery of their written resignation to the Board or until removal by the Board. Both the Board and the Plan Committee shall have full power and authority to construe, interpret, and administer the Plan and either the Board or the Plan Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company.

     5. Grant of Options. Subject to the terms, provisions and conditions of the Plan, either the Board or the Plan Committee shall have full and final authority in its discretion: (i) to select the employees to whom options shall be granted; (ii) to authorize the granting of ISO's, NSO's or a combination of ISO's and NSO's; (iii) to determine the number of shares of Common Stock subject to each option; (iv) to determine the time or times when options will be granted, the manner in which each option shall be exercisable, and the duration of the exercise period; (v) to fix such other provisions of the option agreement as it may deem necessary or desirable consistent with the terms of the Plan; and
(vi) to determine all other questions relating to the administration of the Plan. Notwithstanding the foregoing, the aggregate fair market value (determined as of the date the option is granted) of the Common Stock for which ISOs will first become exercisable by an Optionee in any calendar year under all ISO plans of the Company and its Subsidiaries shall not exceed $100,000. The interpretation of any provisions of the Plan by either the Board or the Plan Committee shall be final, conclusive, and binding upon all persons and the officers of the Company shall place into effect and shall cause the Company to perform its obligations under the Plan in accordance with the determinations of the Board or the Plan Committee in administering the Plan.

     6. Eligibility. Key employees of the Company and its subsidiaries including officers and directors, shall be eligible to receive options under the Plan. No director of the Company who is not also an employee of the Company or a Subsidiary shall be entitled to receive an option under the Plan. Key employees to whom options may be granted under the Plan will be those elected by either the Board or the Plan Committee from time to time who, in the sole discretion of the Board or the Plan Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company and its Subsidiaries.

     7. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an option agreement signed by the Optionee and by a member of the Plan Committee on behalf of the Company. An option agreement shall constitute a binding contract between the Company and the Optionee, and every Optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of the Plan and of the option agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan and that either the Board or the Plan Committee may deem appropriate.

          A. Option Period. Each option agreement shall specify the period for which the option thereunder is granted and shall provide that the option shall expire at the end of such period. Either the Plan Committee or the Board, may extend such period provided that, in the case of an ISO, such extension shall not in any way disqualify the option as an ISO without the Optionee's consent. In no case shall such period, including any such extensions, exceed ten (10) years from the date of grant, provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, such period, including extensions, shall not exceed five (5) years from the date of grant.

          B. Option Price. The Option Price per share of Common Stock shall be determined by either the Board or the Plan Committee at the time an option is granted. The Option Price for ISO's and NSO's shall be not less than: (i) the fair market value of the Common Stock on the date the option is granted, or (ii) in the case of an ISO granted to a Ten Percent Shareholder, one hundred ten percent (110%) of the fair market value of the Common Stock on the date the option is granted and shall be subject to adjustments in accordance with the provisions of Section 9 hereof.

          C. Fair Market Value. The fair market value of Common Stock on any given measurement date shall be determined as follows:

               (i) if the Common Stock is traded on the over-the-counter market, the average of the closing bid and asked quotations or the closing high bid quotation, whichever is available, for the Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System, on the business day immediately preceding the measurement date; or

               (ii) if the Common Stock is listed on a national securities exchange, the average of the closing prices of the Common Stock on the Composite Tape for the ten (10) consecutive trading days immediately preceding the measurement date; or

               (iii) if the Common Stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as either the Board or the Plan Committee, in good faith, shall determine.

          D. Payment of Option Price. Each option shall provide that the purchase price of the shares as to which an option shall be exercised shall be paid to the Company at the time of exercise either in cash or in such other consideration as either the Board or the Plan Committee deems acceptable, and which other consideration in either the Board's or the Plan Committee's sole discretion may include: (i) Common Stock of the Company already owned by the Optionee having a total fair market value on the date of exercise, determined in accordance with Section 7.C hereof, equal to the purchase price, (ii) Common Stock of the Company issuable upon the exercise of a Plan option and withheld by the Company having a total fair market value on the date of exercise, determined in accordance with Section 7.C hereof, equal to the purchase price, or (iii) a combination of cash and Common Stock of the Company (either shares already owned by the Optionee or shares being withheld upon the exercise of a Plan option) having a total fair market value on the date of exercise, determined in accordance with Section 7.C hereof, equal to the amount of the purchase price not paid in cash.

          E. Manner of Exercise. Subject to the terms and conditions of any applicable option agreement, any option granted under the Plan may be exercised in whole or in part. To initiate the process for the exercise of an option: (i) the Optionee shall deliver to the Company, or to a broker-dealer in the Common Stock with the original copy to the Company a written notice specifying the number of shares as to which the option is being exercised and, if determined by counsel for the Company to be necessary, representing that such shares are being acquired for investment purposes only and not for the purpose of resale or distribution; and (ii) the Optionee, or the broker-dealer, shall pay for the exercise price of such shares with cash, or if the Board or the Plan Committee in its discretion agrees to so accept, by delivery to the Company of Common Stock of the Company (either shares already owned by the Optionee or shares being withheld upon the exercise of a Plan option), or in some combination of cash and such Common Stock acceptable to the Board or the Plan Committee. If payment of the Option Price is made with Common Stock, the value of the Common Stock used for such payment shall be the fair market value of the Common Stock on the date of exercise, determined in accordance with Section 7.C hereof. The date of exercise of a stock option shall be determined under procedures established by either the Board or the Plan Committee, but in no event shall the date of exercise precede the date on which both the written notice of intent to exercise an option and full payment of the exercise price for the shares as to which the option is being exercised have been received by the Company. Promptly after receiving full payment for the shares as to which the option is being exercised and, provided that all conditions precedent contained in the Plan are satisfied, the Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee a certificate for such shares of the Common Stock. If Optionee fails to accept delivery of the Common Stock, his rights to exercise the applicable portion of the option shall terminate.

          F. Exercises Causing Loss of Compensation Deduction. No part of an option may be exercised to the extent the exercise would cause the Optionee to have compensation from the Company and its affiliated companies for any year in excess of $1 million and which is nondeductible by the Company and its affiliated companies pursuant to Code Section 162(m) and the regulations issued thereunder. Any option not exercisable because of this limitation shall continue to be exercisable in any subsequent year in which the exercise would not cause the loss of the Company's or its affiliated companies compensation tax deduction, provided such exercise occurs before lapse of the option, and otherwise complies with the terms and conditions of the Plan and option agreement.

          G. Investment Representation. Each option agreement may provide that, upon demand by either the Board or the Plan Committee for such a representation, the Optionee or Optionee's Representative shall deliver to the Board or the Plan Committee at the time of any exercise of an option or portion thereof a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation before delivery of Common Stock issued upon exercise of an option and before expiration of the option period shall be a condition precedent to the right of the Optionee or Optionee's Representative to purchase Common Stock.

          H. ISOs. Each option agreement which provides for the grant of an ISO to an employee shall contain such terms and provisions as either the Board or the Plan Committee deems necessary or desirable to qualify such option as an ISO within the meaning of Code Section 422.

          I. Exercise in the Event of Death or Termination of Employment. Unless the Board, or the Plan Committee, in its sole discretion, has, prior the date of any of the following events, specifically approved otherwise, these conditions shall apply to the ability of an Optionee to exercise his or her options:

               [1] If an Optionee dies (i) while an employee of the Company or a subsidiary, or (ii) within three (3) months after termination of his or her employment with the Company or a Subsidiary because of a disability, his or her options may be exercised by the Optionee's Representative, to the extent that the Optionee shall have been entitled to do so on the date of his or her death or such termination of employment, but not later than the expiration date specified in paragraph A of this Section 7 or one (1) year after the Optionee's death, whichever date is earlier.

               [2] If an Optionee's employment by the Company or a Subsidiary terminates because of his or her disability and the Optionee has not died within the following three (3) months, he or she may exercise his or her options, to the extent that he or she shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in paragraph A of this Section 7 or one (1) year after termination of employment, whichever date is earlier.

               [3] If an Optionee's employment terminates by reason of his or her retirement in accordance with the terms of the Company's tax-qualified retirement plans or with the consent of either the Board or the Plan Committee, all right to exercise his or her options shall terminate at the expiration date specified in paragraph A of this Section 7 or three (3) months after termination of employment, whichever date is earlier.

               [4] If an Optionee's employment terminates for any reason other than death, disability, or retirement, all rights to exercise his or her options shall terminate on the date of his or her termination of employment.

          J. Leaves of Absence. Either the Plan Committee or the Board may, in its discretion, treat all or any portion of any period during which an Optionee is on military or on an approved leave of absence from the Company or a Subsidiary as a period of employment of such Optionee by the Company or Subsidiary for purposes of accrual of his rights under the Plan. Notwithstanding the foregoing, if a leave of absence exceeds ninety (90) days and reemployment is not guaranteed by contract or statute, the Optionee's employment by the Company or a Subsidiary for the purposes of the Plan shall be deemed to have terminated on the 91st day of the leave.

          K. Transferability of Options. An option granted under the Plan may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee to whom granted, may be exercised only by such Optionee.

          L. No Rights as Shareholder. No Optionee or Optionee's Representative shall have any rights as a shareholder with respect to Common Stock subject to his option before the date of transfer to him of a certificate or certificates for such shares.

          M. No Rights To Continued Employment. The Plan and any option granted under the Plan shall not confer upon any Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary by which an Optionee is employed to terminate his employment at any time.

          N. Tax Withholding. To the extent required by applicable federal, state, local or foreign law, the Optionee shall, on the date of exercise, make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an option exercise or any sale of shares. Either the Board or the Plan Committee, in its sole discretion, may permit these obligations to be satisfied in whole or in part with: (i) cash paid by the Optionee or by a broker-dealer on behalf of the Optionee, (ii) shares of Common Stock that otherwise would be issued to the Optionee upon exercise of the option, and/or (iii) shares of Common Stock already owned by the Optionee. The Company shall not be required to issue shares for the exercise of an option until such tax obligations are satisfied and the

Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

     8. Compliance With Other Laws and Regulations. The Plan, the grant and exercise of options thereunder, and the obligation of the Company to sell and deliver Common Stock under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Common Stock before: (i) the listing of the Common Stock on any stock exchange or over-the-counter market on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. To the extent the Company meets the then applicable requirements for the use thereof and to the extent the Company may do so without undue cost or expense, and subject to the determination by the Board of Directors of the Company that such action is in the best interest of the Company, the Company intends to register the issuance and sale of such Common Stock by the Company under federal and applicable state securities laws using a Form S-8 registration statement under the Securities Act of 1933, as amended, or such successor Form as shall then be available.

     9. Capital Adjustments Affecting Stock, Mergers and Consolidations.

        A. Capital Adjustments. In the event of a capital adjustment in the Common Stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to the Plan and the number of shares under option shall be automatically adjusted to take into account such capital adjustment. By virtue of such a capital adjustment, the price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such option.

        B. Mergers and Consolidations. In the event the Company merges or consolidates with another entity, or all or a substantial portion of the Company's assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by a Successor, the kind of shares of Common Stock that shall be subject to the Plan and to each outstanding option shall, automatically by virtue of such merger, consolidation or acquisition, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than the Common Stock, of the Successor, and the number of shares subject to the option and the purchase price per share upon exercise of the option shall be correspondingly adjusted, so that, by virtue of such merger, consolidation or acquisition, each Optionee shall have the right to purchase (a) that number of shares of common stock of the Successor that have a book value equal, as of the date of such merger, conversion or acquisition, to the book value, as of the date of such merger, conversion or acquisition, of the shares of Common Stock of the Company theretofore subject to the Optionee's option, (b) for a purchase price per share that, when multiplied by the number of shares of common stock of the Successor subject to the option, shall equal the aggregate exercise price at which the Optionee could have acquired all of the shares of Common Stock of the Company theretofore optioned to the Optionee.

        C. No Effect on Company's Rights. The granting of an option pursuant to the Plan shall not effect in any way the right and power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

     10. Amendment, Suspension, or Termination. The Board shall have the right, at any time, to amend, suspend or terminate the Plan in any respect that it may deem to be in the best interests of the Company, except that, without approval by shareholders of the Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of the Company's shareholders, no amendment shall be made that would:

        A. increase the maximum number of shares of Common Stock which may be delivered under the Plan, except as provided in Section 9 hereof;

        B. change the Option Price for an ISO, except as provided in Section 9 hereof;

        C. extend the period during which an ISO may be exercised beyond the period provided in Section 7.A hereof;

        D. make any changes in any outstanding option, without the consent of the Optionee, which would adversely affect the rights of the Optionee; or

        E.  extend the termination date of the Plan.

     11. Effective Date, Term and Approval. The effective date of the Plan shall be October 27, 1994 (the date of Board adoption of the Plan), subject to approval by stockholders of the Company holding not less than a majority of the shares present and voting at its 1995 annual meeting on April 21, 1995. The Plan shall terminate ten (10) years after the effective date of the Plan and no options may be granted under the Plan after such time, but any option granted prior thereto may be exercised in accordance with its terms.

     12. Governing Law; Severability. The Plan shall be governed by the laws of the State of Florida. The invalidity or unenforceability of any provision of the Plan or any option granted pursuant to the Plan shall not affect the validity and enforceability of the remaining provisions of the Plan and the options granted hereunder, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan and the options granted hereunder.




     Dated this ____ day of _________, 1997.




                         GROUP TECHNOLOGIES CORPORATION



                    By: ___________________________________________
                         Jeffrey T. Gill
                         Chairman of the Board



ATTEST:


___________________________
Secretary

                                                            APPENDIX F

                        GROUP TECHNOLOGIES CORPORATION
                   INDEPENDENT DIRECTORS' STOCK OPTION PLAN
                          ADOPTED ON OCTOBER 27, 1994

                  AS AMENDED AND RESTATED ON __________, 1997

     1. Purpose. The purpose of the Group Technologies Corporation Independent Directors' Stock Option Plan is to promote the interests of the Company by affording an incentive to certain persons not affiliated with the Company and its Subsidiaries to serve as a director of the Company in order to bring additional expertise and business judgment to the Company through the opportunity for stock ownership offered under this Plan.

     2.  Definitions.

          A.  Board.  The word "Board" means the Company's Board of
Directors.

          B. Code. The word "Code" means the Internal Revenue Code of 1986, as amended.

          C. Common Stock. The term "Common Stock" means the Company's common stock, $.01 par value, or the common stock or securities of a Successor that have been substituted theretofore pursuant to Section 9 hereof.

          D. Company. The word "Company" means Group Technologies Corporation, a Florida corporation, with its principal place of business at 10901 Malcolm McKinley Drive, Tampa, Florida 33612.

          E. Independent Director. The term "Independent Director" means an individual serving as a director on the Company's Board of Directors and who is not otherwise employed by the Company or its Subsidiaries or an affiliate thereof.

          F. Option Price. The term "Option Price" means the price to be paid for Common Stock upon the exercise of an option granted under the Plan, in accordance with Section 7.B hereof.

          G. Optionee. The word "Optionee" means an Independent Director to whom options have been granted under the Plan.

          H. Optionee Representative. The term "Optionee Representative" means the Optionee's estate or the person or persons entitled thereto by will or by applicable laws of descent and distribution.

          I. Plan. The word "Plan" means the Group Technologies Corporation Independent Directors' Stock Option Plan, as set forth herein, and as amended from time to time.

          J. Plan Committee. The term "Plan Committee" means the committee appointed by the Board to administer the Plan, pursuant to Section 4 hereof.

          K. Subsidiary. The word "Subsidiary" shall mean any corporation which at the time an option is granted under the Plan qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in Code Section 424(f), or any similar provision thereafter enacted.

          L. Successor. The word "Successor" means the entity surviving a merger or consolidation with the Company, or the entity that acquires all or a substantial portion of the Company's assets or outstanding capital stock (whether by merger, purchase or otherwise).

     3.  Shares Subject to Plan.

          A. Authorized Unissued or Treasury Shares. Subject to the provisions of Section 9 hereof, the shares to be delivered upon exercise of options granted under the Plan shall be made available, at the discretion of the Board, from the authorized unissued shares or treasury shares of Common Stock.

          B. Aggregate Number of Shares. Subject to adjustments and substitutions made pursuant to the provisions of Section 9 hereof, the aggregate number of shares that may be issued upon exercise of all options that may be granted under the Plan shall not exceed one million (1,000,000) of the Company's authorized shares of Common Stock.

          C. Shares Subject to Expired Options. If any option granted under the Plan expires or terminates for any reason without having been exercised in full in accordance with the terms of the Plan, the shares of Common Stock subject to, but not delivered under, such option shall become available for any lawful corporate purpose, including for transfer pursuant to other options granted to the same employee or other employees without decreasing the aggregate number of shares of Common Stock that may be granted under the Plan.

     4. Administration. The Plan shall be administered by the Board or, at the discretion of the Board, by the Plan Committee, whose membership shall be determined and reviewed from time to time by the Board. The Plan Committee shall consist of not less than two (2) members of the Board. Jeffrey T. Gill and Robert E. Gill shall serve as members of the Plan Committee until delivery of their written resignation to the Board or until removal by the Board. Both the Board and the Plan Committee shall have full power and authority to construe, interpret, and administer the Plan and either the Board or the Plan Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company.

     5. Grant of Options. Subject to the terms, provisions and conditions of the Plan, either the Board or the Plan Committee shall have full and final authority in its discretion: (i) to select the Independent Directors to whom options shall be granted; (ii) to determine the number of shares of Common Stock subject to each option; (iii) to determine the time or times when options will be granted, the manner in which each option shall be exercisable, and the duration of the exercise period; (iv) to fix such other provisions of the option agreement as it may deem necessary or desirable consistent with the terms of the Plan; and (v) to determine all other questions relating to the administration of the Plan. The interpretation of any provisions of the Plan by either the Board or the Plan Committee shall be final, conclusive, and binding upon all persons and the officers of the Company shall place into effect and shall cause the Company to perform its obligations under the Plan in accordance with the determinations of the Board or the Plan Committee in administering the Plan.

     6. Eligibility. Independent Directors of the Company shall be eligible to receive options under the Plan. No director of the Company who is also an employee of the Company or a Subsidiary shall be entitled to receive an option under the Plan. Independent Directors to whom options may be granted under the Plan will be those elected by either the Board or the Plan Committee from time to time who, in the sole discretion of the Board or the Plan Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company and its Subsidiaries.

    7. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an option agreement signed by the Optionee and by a member of the Plan Committee on behalf of the Company. An option agreement shall constitute a binding contract between the Company and the Optionee, and every Optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of the Plan and of the option agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan and that either the Board or the Plan Committee may deem appropriate.

          A. Option Period. Options granted under the Plan shall be exercisable immediately and, if not exercised, shall lapse at the earliest of the following times:

               (i)  ten (10) years from the date of grant; or

               (ii) the date set by the grant and specified in the applicable option agreement.

          B. Option Price. The Option Price per share of Common Stock shall be determined by either the Board or the Plan Committee at the time an option is granted. The Option Price shall be not less than fair market value of the Common Stock on the date the option is granted and shall be subject to adjustments in accordance with the provisions of Section 9 hereof.

          C. Fair Market Value. The fair market value of the Common Stock on any given measurement date shall be determined as follows:

               (i) if the Common Stock is traded on the over-the-counter market, the average of the closing bid and asked quotations or the closing high bid quotation, whichever is available, for the Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System on the business day immediately preceding the measurement date; or

               (ii) if the Common Stock is listed on a national securities exchange, the average of the closing prices of the Common Stock on the Composite Tape for the ten (10) consecutive trading days immediately preceding the measurement date; or

               (iii) if the Common Stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as the Board or the Plan Committee, in good faith, shall determine.

          D. Payment of Option Price. Each option shall provide that the purchase price of the shares as to which an option shall be exercised shall be paid to the Company at the time of exercise either in cash or in such other consideration as either the Board or the Plan Committee deems acceptable, and which other consideration in either the Board's or the Plan Committee's sole discretion may include: (i) Common Stock of the Company already owned by the Optionee having a total fair market value on the date of exercise, determined in accordance with Section 7.C hereof, equal to the purchase price, (ii) Common Stock of the Company issuable upon the exercise of a Plan option and withheld by the Company having a total fair market value on the date of exercise, determined in accordance with Section 7.C hereof, equal to the purchase price, or (iii) a combination of cash and Common Stock of the Company (either shares already owned by the Optionee or shares being withheld upon the exercise of a Plan option) having a total fair market value on the date of exercise, determined in accordance with Section 7.C hereof, equal to the amount of the purchase price not paid in cash.

          E. Manner of Exercise. Subject to the terms and conditions of any applicable option agreement, any option granted under the Plan may be exercised in whole or in part. To initiate the process for the exercise of an option: (i) the Optionee shall deliver to the Company, or to a broker-dealer in the Common Stock with the original copy to the Company, a written notice of intent to exercise an option specifying the number of shares as to which the option is being exercised and, if determined by counsel for the Company to be necessary, representing that such shares are being acquired for investment purposes only and not for the purpose of resale or distribution; and (ii) the Optionee, or the broker-dealer, shall pay for the exercise price of such shares with cash, or if the Board or the Plan Committee in its discretion agrees to so accept, by delivery to the Company of Common Stock of the

Company (either shares already owned by the Optionee or shares being withheld upon the exercise of a Plan option), or in some combination of cash and such Common Stock acceptable to the Board or the Plan Committee. If payment of the Option Price is made with Common Stock, the value of the Common Stock used for such payment shall be the fair market value of the Common Stock on the date of exercise as determined in accordance with Section 7.C hereof. The date of exercise of a stock option shall be determined under procedures established by either the Board or the Plan Committee, but in no event shall the date of exercise precede the date on which both the written notice of intent to exercise an option and full payment of the exercise price for the shares as to which the option is being exercised have been received by the Company. Promptly after receiving full payment for the shares as to which the option is being exercised and, provided that all conditions precedent contained in the Plan are satisfied, the Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee a certificate for such shares of the Common Stock. If Optionee fails to accept delivery of the Common Stock, his rights to exercise the applicable portion of the option shall terminate.

          F. Investment Representation. Each option agreement may provide that, upon demand by either the Board or the Plan Committee for such a representation, the Optionee or Optionee's Representative shall deliver to the Board or the Plan Committee at the time of any exercise of an option or portion thereof a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation before delivery of Common Stock issued upon exercise of an option and before expiration of the option period shall be a condition precedent to the right of the Optionee or Optionee's Representative to purchase Common Stock.

          G.  Exercise in the Event of Death or Termination of Service.
Upon termination of service as an Independent Director, for whatever reason, any and all stock options held by the Optionee shall remain effective and may be exercised by the Optionee or the Optionee's Representative until the expiration of the applicable option term.

          H. Transferability of Options. An option granted under the Plan may not be transferable and may be exercised only by the Optionee during Optionee's lifetime, or by the Optionee's Representative in the event of Optionee's death, to the extent the option was exercisable by Optionee at the date of his death.

          I. No Rights as Shareholder. No Optionee or Optionee's Representative shall have any rights as a shareholder with respect to Common Stock subject to his option before the date of transfer to him of a certificate or certificates for such shares.

          J. Tax Withholding. To the extent required by applicable federal, state, local or foreign law, the Optionee shall, on the date of exercise, make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an option exercise or any sale of shares. Either the Board or the Plan Committee, in its sole discretion, may permit these obligations to be satisfied in whole or in part with: (i) cash paid by the Optionee or by a broker-dealer on behalf of the Optionee, (ii) shares of Common Stock that otherwise would be issued to the Optionee upon exercise of the option, and/or (iii) shares of Common Stock previously acquired. The Company shall not be required to issue shares for the exercise of an option until such tax obligations are satisfied and the Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

     8. Compliance With Other Laws and Regulations. The Plan, the grant and exercise of options thereunder, and the obligation of the Company to sell and deliver Common Stock under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Common Stock before: (i) the listing of the Common Stock on any stock exchange or over-the-counter market on which the Common Stock may then be listed and (ii) the completion of any registration or qualification of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. To the extent the Company meets the then applicable requirements for the use thereof and to the extent the Company may do so without undue cost or expense, and subject to the determination by the Board of Directors of the Company that such action is in the best interest of the Company, the Company intends to register the issuance and sale of such Common Stock by the Company under federal and applicable state securities laws using a Form S-8 registration statement under the Securities Act of 1933, as amended, or such successor Form as shall then be available.

     9.   Capital Adjustments Affecting Stock, Mergers and Consolidations.

          A. Capital Adjustments. In the event of a capital adjustment in the Common Stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to the Plan and the number of shares under option shall be automatically adjusted to take into account such capital adjustment. By virtue of such a capital adjustment, the price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any such option.

          B. Mergers and Consolidations. In the event the Company merges or consolidates with another entity, or all or a substantial portion of the Company's assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by a Successor, the kind of shares of Common Stock that shall be subject to the Plan and to each outstanding option shall, automatically by virtue of such merger, consolidation or acquisition, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than the Common Stock of the Successor, and the number of shares subject to the option and the purchase price per share upon exercise of the option shall be correspondingly adjusted, so that, by virtue of such merger, consolidation or acquisition, each Optionee shall have the right to purchase: (i) that number of shares of common stock of the Successor that have a book value equal, as of the date of such merger, conversion or acquisition, to the book value, as of the date of such merger, conversion or acquisition, of the shares of Common Stock of the Company theretofore subject to the Optionee's option, (ii) for a purchase price per share that, when multiplied by the number of shares of common stock of the Successor subject to the option, shall equal the aggregate exercise price at which the Optionee could have acquired all of the shares of Common Stock of the Company theretofore optioned to the Optionee.

          C. No Effect on Company's Rights. The granting of an option pursuant to the Plan shall not effect in any way the right and power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

     10. Amendment, Suspension, or Termination. The Board shall have the right, at any time, to amend, suspend or terminate the Plan. Notwithstanding the foregoing, without the consent of the Optionee, no amendment shall make any changes in an outstanding option which would adversely affect the rights of the Optionee.

     11. Effective Date, Term and Approval. The effective date of the Plan shall be October 27, 1994 (the date of Board adoption of the Plan), subject to approval by stockholders of the Company holding not less than a majority of the shares present and voting at its 1995 annual meeting on April 21, 1995. The Plan shall terminate ten (10) years after the effective date of the Plan and no options may be granted under the Plan after such time, but any option granted prior thereto may be exercised in accordance with its terms.

     12. Governing Law; Severability. The Plan shall be governed by the laws of the State of Florida. The invalidity or unenforceability of any provision of the Plan or any option granted pursuant to the Plan shall not affect the validity and enforceability of the remaining provisions of the Plan and the options granted hereunder, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan and the options granted hereunder.

          Dated this ___ day of ____________, 1997.

                         GROUP TECHNOLOGIES CORPORATION

ATTEST:

___________________      By: _____________________________
Secretary                        Jeffrey T. Gill
                                 Chairman of the Board

                                                                      APPENDIX G

J.C. Bradford & Co., LLC
Corporate Finance
330 Commerce Street
Nashville, TN  37201
615-748-9671
1-800-522-4750




                               December 17, 1996



Special Committee of the Board of Directors
Group Technologies Corporation
10901 Malcolm McKinley Drive
Tampa, FL 33612

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding Common Stock, par value $.01 per share (the "Common Stock"), of Group Technologies Corporation (the "Company"), other than Group Financial Partners, Inc. ("GFP") (such shareholders being collectively referred to herein as the "Unaffiliated Shareholders"), of the series of transactions, contemplated by the proposed Agreement and Plan of Reorganization (the "Agreement") by and among GFP; Bell Technologies, Inc., a subsidiary of GFP ("Bell"); Tube Turns Technologies, Inc., a subsidiary of GFP ("Tube Turns"); and the Company. For purposes of this opinion, we have assumed that the draft Agreement in the form previously provided to us will not vary in any material respect from the Agreement to be signed by the parties thereto and that the terms of the exchanges will be as set forth in the Merger Review Term Sheet, October 8, 1996, prepared by the Company's management and as subsequently modified in the letter from GFP dated December 16, 1996.

     The Agreement provides for, among other things, the merger of GFP with and into the Company (the "GFP Merger"); the merger of Tube Turns with and into a wholly-owned subsidiary of the Company (the "Tube Turns Merger"); and the merger of Bell with and into a wholly-owned subsidiary of the Company (the "Bell Merger"; the GFP Merger, the Tube Turns Merger, and the Bell Merger are collectively referred to herein as the "Merger Transactions"). In the Merger Transactions, the Company will issue shares of Common Stock to the shareholders (other than the Company) of GFP, Tube Turns, and Bell. The terms and conditions of the Merger Transactions are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

     J. C. Bradford & Co., LLC, as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the proposed Merger Transactions and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

     In conducting our analyses and arriving at our opinion, we have considered such financial and other information as we deemed appropriate including, among other things, the following: (i) the proposed Agreement, draft dated December 5, 1996; (ii) the historical and current financial position and results of operations of the Company as set forth in its periodic reports and proxy materials filed with the Securities and Exchange Commission and the historical and current financial position and results of operations of each of GFP, Tube Turns, and Bell as set forth in its audited and unaudited financial statements,
(iii) certain internal operating data and financial analyses and forecasts of each of the Company, GFP, Bell, and Tube Turns for the years beginning January 1, 1996 and ending December 31, 2000, prepared by its respective senior management; (iv) certain financial and securities trading data of certain other companies, the securities of which are publicly traded, that we believed to be comparable to the Company, Tube Turns, and Bell or relevant to the transaction;
(v) the financial terms of certain other transactions that we believed to be relevant; (vi) reported price and trading activity for the shares of Common Stock; and (vii) such other financial studies, analyses, and investigations as we deemed appropriate for purposes of our opinion. We also have held discussions with members of the senior management of the Company, GFP, Bell, and Tube Turns regarding the past and current business operations, financial condition, and future prospects of the Company, GFP, Bell, and Tube Turns.

     We have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industries in which the Company, GFP, Bell, and Tube Turns operate generally. Our opinion is necessarily based upon the information made available to us and conditions as they exist and can be evaluated as of the date hereof.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses, and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's, GFP's, Bell's, and Tube Turns' respective senior management as to the recent and likely future performance of their respective company. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based. With the explicit consent of the Company's Board of Directors and senior management, we have not considered and our opinion does not address the Company's exploration of strategic alternatives, including the potential sale of one or more of its three principal operating facilities. Furthermore, we were not asked to consider and our opinion does not address the relative merits of the proposed Merger Transactions as compared to any other transactions in which the Company might engage, including the disposition of one or more of its operating facilities. Furthermore, we have not conducted a physical inspection of all of the properties and facilities of GFP, Bell, or Tube Turns, and we have not made an independent evaluation or appraisal of the assets and liabilities of the Company, GFP, Bell, or Tube Turns or any of their respective subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal.

     The Company is entitled to reproduce this opinion, in whole or in part, in any proxy statement circulated in connection with the Group Tech Stockholder Approval as required by applicable law or as appropriate; provided, that any excerpt from or reference to this opinion (including any summary thereof) in such document must be approved by us in advance in writing. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any holder of shares of Common Stock to vote in favor of the Merger Transactions. We were engaged by the Special Committee of the Board of Directors of the Company to render this opinion, upon the Special Committee's request, in connection with the discharge of its fiduciary obligations. We have advised the Special Committee of the Board of Directors that we do not believe that any person (including a stockholder of the Company) other than the Special Committee of the Board of Directors has the legal right to rely upon this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of the Company's Board of Directors under applicable state law.

     Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Transactions are fair to the Unaffiliated Shareholders from a financial point of view.

                                  Sincerely,



                                  J.C. BRADFORD & CO., LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article X of the Registrant's Amended and Restated Articles of Incorporation limits the liability of directors of the Registrant pursuant to the Florida Business Corporation Act (the "FBCA"). Under this Article, directors generally will be personally liable to the Registrant or it shareholders for monetary damages only for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of the law, for distributions made in violation of the FBCA, or for any transaction from which a director derives an improper personal benefit.

     Article XII of the Registrants Amended and Restated Articles of Incorporation and the Bylaws of the Registrant require the Registrant to indemnify each person against liability, and the reasonable cost or expense incurred by such person in such persons capacity as a director, officer, employee or agent of the Registrant, or in such persons like capacity with another entity at the request of the Registrant; provided, however, that no such person shall be indemnified against any such liability in connection with a proceeding in which such person has been adjudged liable on the basis that personal benefit was improperly received or if such indemnification would be prohibited by law. The Amended and Restated Articles of Incorporation and Bylaws of the Registrant further provide that the advancement of expenses incurred by such person and reimbursable thereunder prior to the final disposition of a proceeding may be made only upon delivery to the Registrant of an undertaking, by or on behalf of such person, to repay all amounts advanced if it is ultimately determined that such person is not entitled to indemnification.

     If a claim is not paid in full by the Registrant within ninety days after a written claim has been received, the person making the claim may bring suit against the Registrant to recover any unpaid amount. If the officer or director is successful, in whole or in part, he or she will be entitled to be paid the expense of prosecuting such claim.

     The circumstances under which Florida law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at
Section 607.0850 of the FBCA.

     Generally, under Section 607.0850 of the FBCA, a corporation may indemnify any person made a party to a proceeding because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving in one of those capacities at another entity at the request of the Corporation, against liability incurred in the proceeding if:

     (a)  He or she acted in good faith; and

     (b) He or she reasonably believed that his or her conduct was in, or not opposed to, the best interests of the corporation; and

     (c) In the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful.

     Indemnification or advancement of expenses shall not be made if a judgment or other final adjudication establishes that his or her actions or omissions to act were material to the cause of action and constitute:

     (a) A violation of the criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful;

     (b) A transaction from which such person derived an improper personal benefit;

     (c) In the case of a director, a director's approval of an unlawful distribution; or

     (d) Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Florida law requires corporations to indemnify officers, directors, employees or agents to the extent they are successful on the merits or otherwise in defense of any proceeding brought against such officer, director, employee or agent by reason of the fact that such person is or was an officer, director, employee or agent.

     In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits:

Exhibit
Number   Note   Description
------   ----   -----------

    2 Agreement and Plan of Reorganization (attached as Appendix A to the Joint Proxy Statement/Prospectus forming a part of the Registration Statement).

  2.1    (1)    Purchase and Sale Agreement among Honeywell Inc., Defense
                Communication Products Corporation (prior name of Registrant), and Group Financial Partners, Inc. dated May 21, 1989.

  2.2    (1)    Purchase and Sale Agreement among Alliant Techsystems Inc., MAC
                Acquisition I, Inc. and the Registrant dated December 31, 1992.

  2.3    (1)    Purchase and Sale Agreement between Philips Electronic North
                America Corporation and the Registrant dated June 25, 1993.

  2.4    (4)    Purchase Agreement among IBM-Brasil-Industria, Maquinas e
                Servicos, Ltda. and Group Technologies Suporte de Informatica
                Industria e Comercio Ltda. dated April 28, 1995.

2.4.1    (5)    Amendment dated July 18, 1995 to the Purchase Agreement among
                IBM-Brasil-Industria, Maquinas e Servicos, Ltda. and Group
                Technologies Suporte de Informatica Industria e Comerco Ltda.
                dated April 28, 1995.

  2.5    (4)    Purchase and Sale Agreement among Metrum, Inc. and MountainGate
                Data Systems Inc. dated May 3, 1995.

  2.6    (4)    Purchase and Sale Agreement among Metrum, Inc. and Sienna
                Imaging, Inc. dated June 6, 1995.

  2.7    (6)    Asset Purchase Agreement among Metrum, Inc., Registrant and F.W.
                Bell, Inc. dated February 9, 1996.

  2.8    (7)    Asset Purchase Agreement among Registrant, Teklogix Enterprises,
                Inc. and Teklogix International, Inc. dated March 22, 1996.

  3.1    (1)    Amended and Restated Articles of Incorporation of the
                Registrant.

  3.2    (1)    Amended and Restated Bylaws of the Registrant.

  3.3    (1)    Articles of Amendment to the Amended and Restated Articles of
                Incorporation of the Registrant.

  3.4    (1)    Second Amendment to the Amended and Restated Articles of
                Incorporation of the Registrant.

   5 Opinion of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. regarding legality.

   8            Opinion of Wyatt, Tarrant & Combs.

  10.1   (2)    Revolving Credit and Security Agreement between the Registrant and First Union Credit Corporation
                dated November 22, 1994.

  10.2   (3)    First Amendment to Revolving Credit and Security Agreement
                between Registrant and First Union
                Commercial Corporation dated March 29, 1995.

  10.3   (5)    Forbearance Agreement between the Registrant and First Union
                Commercial Corporation dated
                November 7, 1995.

  10.4   (7)    Amended and Restated Credit and Security Agreement between the
                Registrant and First Union
                Commercial Corporation dated March 29, 1996.

 10.4.1  (9)    First Amendment to Amended and Restated Credit and Security
                Agreement, dated May 13, 1996.

 10.4.2  (9)    Second Amendment to Amended and Restated Credit and Security
                Agreement, dated September 5, 1996.

 10.4.3  (9)    Letter Agreement dated November 7, 1996 Pertaining to Amended and Restated Credit and Security
                Agreement.

  10.5   (1)    Joint Development and Marketing Agreement between Loral
                Fairchild Corporation, Loral Data Systems Division and Metrum
                Information Storage, a business of Alliant Techsystems, Inc.
                effective April 1, 1992.

  10.6   (1)    Form of U.S. Government Award/Contract.

  10.7   (1)    Preferred Supplier Purchase Agreement for Circuit Card Assembly
                between the Registrant and Honeywell, Inc. dated July 1, 1990.

  10.8   (1)    IBM Project S Equipment Rental Agreement between Philips
                Electronic Instruments Company, a division of Philips
                Electronics North America Corporation, and the Registrant dated July 30, 1993.

  10.9   (1)    Transponder Pricing Working Agreement between Philips Circuit
                Assemblies and

                Distribution Control Systems, Inc. dated October 10, 1991.

 10.10   (1)    Manufacturing Agreement among BMC Industries, Inc., Integrated
                Microcircuits, Inc. and Chance Loan Management Systems dated
                October 28, 1986, and related consent of Chance Loan Management
                Systems dated February 6, 1987 to assignment of the above referenced agreement from BMC Industries, Inc. and Integrated
                Microcircuits, Inc. to North American Philips Corporation and its wholly-owned subsidiary Interconics and consent to assignment from North American Philips Corporation to Philips
                Circuit Assemblies.

 10.11   (1)    Purchase Order between the Registrant and Martin Marietta.

 10.12   (1)    Standard OEM Purchase Agreement between Kulicke and Soffa
                Industries, Inc. and Registrant effective March 16, 1993.

 10.13   (1)    Purchase/Supply Agreement between Philips Circuit Assemblies and International Game Technology dated July 31, 1992.

 10.14   (1)    Purchase Order between the Registrant and Lockheed Martin
                Corporation dated September 21, 1995.

 10.15   (1)    Cooperation and Licensing Agreement between Dauphin Technology
                Incorporated and the Registrant dated August 11, 1993.

 10.16   (1)    Master Lease Agreement between General Electric Capital
                Corporation and the Registrant dated April 1, 1993.

 10.17   (1)    Lease between Copelco Leasing Corporation and the Registrant dated April 20, 1993.

 10.18   (1)    Master Rental Agreement and related documents between
                Hewlett-Packard Company and the Registrant.

 10.19   (1)    Master Equipment Lease Agreement between Ellco Leasing
                Corporation and the Registrant dated November 9, 1990.

 10.20   (1)    Master Lease Agreement between General Electric Capital
                Corporation and the Registrant dated March 9, 1993.

 10.21   (1)    Industrial Lease between Alliant Techsystems, Inc. and Metrum,
                Inc. dated March 19, 1993, as amended.

 10.22   (1)    Lease between John Hancock Mutual Life Insurance Company and
                Honeywell, Inc. dated April 27, 1979; related Notice of
                Assignment from John Hancock Mutual Life Insurance Company to
                Sweetwell Industrial Associated, L.P., dated July 10, 1986;
                related Assignment and Assumption of Lease between Honeywell, Inc. and Defense Communications Products Corporation (prior name of Registrant) dated May 21, 1989; and related Amendment
                I to Lease Agreement between Sweetwell Industrial Associated,
                L.P. and the Registrant dated October 25, 1991, regarding
                Tampa Industrial park property.

 10.23   (1)    Lease between the Registrant and TMC Properties, Inc. dated
                August 24, 1994 regarding North 46th Street Property.

10.23.1  (4)    Amendment No. 1 to Lease between Registrant and TMC Properties,
                Inc. dated August 24, 1994 regarding North 46th Street Property.

10.24    (1)    Agreements between the Registrant and International Brotherhood of Teamsters, Chauffeurs, Warehousemen, and Helpers of America
                Local Union No. 930 dated September 25, 1993.

10.25    (1)    Agreements between the Registrant and the International
                Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America Local Union No. 930 dated November 22, 1994.

10.26    (1)    Metrum Inc. Stock Option Plan dated March 1, 1993.

10.27    (1)    Metrum, Inc. Executive Staff Incentive Compensation Plan dated
                March 1, 1993.

10.28    (1)    Group Technologies Corporation Stock Option Plan dated January
                22, 1990.

10.29    (1)    Group Technologies Corporation Executive Staff Incentive
                Compensation Plan, as amended.

10.30    (4)    Group Technologies Corporate Management Deferred Compensation
                Plan Restated effective January 1, 1994 dated May 5, 1995.

10.31    (5)    Group Technologies Corporate management Deferred Compensation
                Plan Restated effective October 1, 1995 dated August 29, 1995.

10.32    (4)    Group Technologies Corporation's Independent Directors' Stock
                Option Plan dated October 27, 1994, as approved and ratified at Annual Shareholder Meeting dated April 21, 1995.

10.32.1  (8)    Group Technologies Corporation Independent Directors' Stock
                Option Plan Restated effective on February 21, 1996, dated
                October 27, 1994.

10.32.2  (9)    Group Technologies Corporation Independent Directors' Stock
                Option Plan restated effective October 29, 1996, dated October
                27, 1994.

10.33    (4)    Group Technologies 1994 Stock Option Plan for Key Employees
                dated October 27, 1994, as approved and ratified at annual shareholder meeting dated April 21, 1995 .

10.33.1  (8)    Group Technologies Corporation 1994 Stock Option Plan for Key
                Employees Restated effective on February 21, 1996, dated October
                27, 1994.

10.33.2  (9)    Group Technologies Corporation 1994 Stock Option Plan for Key
                Employees restated effective October 29, 1996, dated October 27,
                1994.

10.34    (1)    Group Technologies Corporation Employee Incentive Compensation
                Plan, as amended.

10.35    (1)    Group Technologies Corporation Employee Stock Purchase Plan, as
                amended.

10.36    (8)    Group Technologies Corporation Independent Directors
                Compensation Program Restated effective on February 21, 1996, dated September 1, 1995.

10.37    (8)    Group Technologies Corporation 1996 Special Recovery Bonus Plan
                for Vice Presidents effective as of January 2, 1996.

10.38    (8)    Sublease between Group Technologies Supr. Informatica Ind. e
                Com. Ltda. and Ceccato S/A Comercio de Utilidades Domesticas dated March 20, 1996 regarding the Campinas, Brazil property.

10.39 Separation letter agreement dated December 10, 1996 between the Registrant and Carl P. McCormick.

18       (3)    Letter from Ernst & Young LLP, regarding change in accounting principles.

21       (7)    Subsidiaries of the Registrant.

23.1            Consent of Ernst & Young LLP, independent auditors for the
                Registrant.

23.2 Consent of Ernst & Young LLP, independent auditors for Group Financial Partners Inc.

23.3 Consent of Fowler, White, Gillen, Boggs, Villareal and Banker, P.A. (included in Exhibit 5).

23.4            Consent of Wyatt, Tarrant & Combs (included in Exhibit 8)

         (1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 filed May 18, 1994 (Registration No 33-76326).

         (2) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 1994 filed on March 31, 1995.

         (3) Incorporated by reference to the Registrant's Form 10-Q for the Quarterly Period ended April 2, 1995 filed on May 17, 1995.

         (4) Incorporated by reference to the Registrant's Form 10-Q for the Quarterly Period ended July 2, 1995 filed on August 16, 1995.

         (5) Incorporated by reference to the Registrant's Form 10-Q for the Quarterly Period ended October 2, 1995 filed on November 15, 1995.

         (6) Incorporated by reference to the Registrant's Form 8-K filed on February 23, 1995.

         (7) Incorporated by reference to the Registrant's Form 10-K for the fiscal year ended December 31, 1995 filed on April 1, 1996.

         (8) Incorporated by reference to the Registrant's Form 10-Q for the Quarterly Period ended March 31, 1996 filed on May 14, 1996.

         (9) Incorporated by reference to the Registrant's Form 10-Q for the Quarterly Period ended September 29, 1996 filed on November 13, 1996.

     (b)  Financial Statement Schedules:

          Schedule II (a) Valuation and Qualifying Accounts; Group Technologies
                          Corporation
          Schedule II (b) Valuation and Qualifying Accounts; Group Financial
                          Partners, Inc. and Subsidiaries

          All other consolidated financial statement schedules have been omitted because the required information is shown in the consolidated financial statements or notes thereto or they are not applicable.

     (c) The opinions of J.C. Bradford, advisor to the Special Committee to the GTC Board, are appendices to the prospectus included in this registration statement.

ITEM 22. UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

 (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Tampa, State of Florida, on January 24, 1997.

                                     GROUP TECHNOLOGIES CORPORATION



                                      By: /s/ Robert E. Gill
                                          ----------------------------------
                                              Robert E. Gill

                                      Title:  President and Chief Executive
                                              Officer

 POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby severally constitutes and appoints Jeffrey T. Gill and David D. Johnson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and each state securities regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


      Signature                     Capacity                   Date
      ---------                     --------                   ----

/s/ Jeffrey T. Gill                                        January 24, 1997
----------------------      --------------------------     ----------------
Jeffrey T. Gill             Chairman and Director

/s/ Robert E. Gill                                         January 24, 1997
----------------------      --------------------------     ----------------
Robert E. Gill              President, Chief Executive
                             Officer and Director
/s/ David D. Johnson                                       January 24, 1997
----------------------      --------------------------     ----------------
David D. Johnson            Vice President and Chief
                             Financial Officer
/s/ Henry F. Frigon                                        January 24, 1997
----------------------      --------------------------     ----------------
Henry F. Frigon             Director

/s/ Sidney R. Petersen                                     January 24, 1997
----------------------      --------------------------     ----------------
Sidney R. Petersen          Director

/s/ Roger W. Johnson                                       January 24, 1997
----------------------      --------------------------     ----------------
Roger W. Johnson            Director

                                SCHEDULE II(a)
                       VALUATION AND QUALIFYING ACCOUNTS
                        GROUP TECHNOLOGIES CORPORATION


                                                                               Additions
                                                                        ------------------------
                                                             Balance at  Charged to    Charged                       Balance at
                                                             Beginning   Costs and    to Other                         End of
                                                             of Period    Expenses    Accounts       Deductions        Period
                                                             ----------  ----------  ----------     ------------     ----------
Allowance for doubtful accounts:

Year ended December 31, 1995...............................  $  538,000  $1,293,000  $        -       $1,048,000(1)  $  783,000
                                                             ==========  ==========  ==========       ==========     ==========
Year ended December 31, 1994...............................  $1,144,000  $  571,000  $        -       $1,177,000(1)  $  538,000
                                                             ==========  ==========  ==========       ==========     ==========
Year ended December 31, 1993...............................  $  151,000  $1,005,000  $        -       $   12,000(1)  $1,144,000
                                                             ==========  ==========  ==========       ==========     ==========
Reserve for inactive, obsolete and unsalable inventories:

Year ended December 31, 1995...............................  $2,230,000  $6,939,000  $        -       $  563,000(3)  $8,606,000
                                                             ==========  ==========  ==========       ==========     ==========
Year ended December 31, 1994...............................  $2,139,000  $  540,000  $        -       $  449,000(3)  $2,230,000
                                                             ==========  ==========  ==========       ==========     ==========
Year ended December 31, 1993...............................  $1,356,000  $  216,000  $  567,000(2)    $        -     $2,139,000
                                                             ==========  ==========  ==========       ==========     ==========

---------------
(1)  Uncollectible accounts written off, net of reserves.
(2)  Reserve upon acquisition of Philips Circuit Assemblies.
(3)  Inactive, obsolete and unsalable inventories written off.

                                SCHEDULE II(b)
                       VALUATION AND QUALIFYING ACCOUNTS
                GROUP FINANCIAL PARTNERS, INC. AND SUBSIDIARIES


                                                                               Additions
                                                                         ----------------------
                                                             Balance at  Charged to    Charged                      Balance at
                                                             Beginning   Costs and     to Other                       End of
                                                             of Period    Expenses     Accounts        Deductions     Period
                                                             ----------  ----------  ------------    -------------  ----------
Allowance for doubtful accounts:

Year ended December 31, 1995...............................  $  697,000  $1,523,000  $         -     $1,130,000(1)  $1,090,000
                                                             ==========  ==========  ===========     ==========     ==========
Year ended December 31, 1994...............................  $1,262,000  $  650,000  $         -     $1,215,000(1)  $  697,000
                                                             ==========  ==========  ===========     ==========     ==========
Year ended December 31, 1993...............................  $  177,000  $1,117,000  $         -     $   32,000(1)  $1,262,000
                                                             ==========  ==========  ===========     ==========     ==========
Reserve for inactive, obsolete and unsalable inventories:

Year ended December 31, 1995...............................  $2,473,000  $6,990,000  $         -     $  857,000(3)  $8,606,000
                                                             ==========  ==========  ===========     ==========     ==========
Year ended December 31, 1994...............................  $2,221,000  $  573,000  $         -     $  321,000(3)  $2,473,000
                                                             ==========  ==========  ===========     ==========     ==========
Year ended December 31, 1993...............................  $1,490,000  $  264,000  $   567,000(2)  $  100,000(3)  $2,221,000
                                                             ==========  ==========  ===========     ==========     ==========
--------------

(1)  Uncollectible accounts written off, net of reserves.
(2)  Reserve upon acquisition of Philips Circuit Assemblies.
(3)  Inactive, obsolete and unsalable inventories written off.